As filed with the Securities and Exchange Commission on April 20, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HCBF HOLDING COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)
Florida	6022	27-2326440
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
200 S. Indian River Drive, Suite 101
Fort Pierce, Florida 34950
(772) 409-2270
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Randall A. Ezell
Chief Financial Officer
HCBF Holding Company, Inc.
200 S. Indian River Drive, Suite 101
Fort Pierce, Florida 34950
(772) 409-2270
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With Copies to:
David C. Scileppi, Esq. Gustav L. Schmidt, Esq. Gunster, Yoakley & Stewart, P.A. 450 E. Las Olas Blvd., Ste. 1400 Fort Lauderdale, Florida 33301 Telephone: (954) 462-2000	Richard Pearlman, Esq. Igler and Pearlman, P.A. 2075 Centre Pointe Blvd, Suite 100 Tallahassee, Florida 32308 Telephone: (850) 878-2411
Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Voting Common Stock, par value $0.001 per share	2,953,090 shares	Not Applicable	$42,081,532	$4,878

(1)
This Registration Statement covers the maximum number of shares of common stock of the Registrant that may be issued in connection with the merger.

(2)
Estimated solely for purposes of calculating the registration fee, and calculated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price, is based on the average bid and ask price of Jefferson Bankshares, Inc. common stock on the OTC Pink market on April 19, 2017, which was $14.25 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
Subject to completion, dated APRIL 20, 2017

PROXY STATEMENT OF Jefferson Bankshares, Inc.	PROSPECTUS OF HCBF Holding Company, INC.
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
The boards of directors of Jefferson Bankshares, Inc. (“Jefferson”) and HCBF Holding Company, Inc. (“HCBF”) have each unanimously approved the Agreement and Plan of Merger dated January 20, 2017, which we refer to as the “Merger Agreement.” If the transactions contemplated by the Merger Agreement are approved by the shareholders of Jefferson and consummated, HCBF will be the surviving bank holding company and Harbor Community Bank will be the surviving bank. Before we can complete the merger, a majority of the shares of common stock of Jefferson issued and outstanding on [•], which is the record date, must be voted to approve the Merger Agreement at a Special Meeting of Shareholders to be held on [•], 2017. Jefferson’s directors, through shareholder voting agreements, have agreed to vote their shares of Jefferson common stock in favor of the proposed merger, with certain exceptions. Jefferson’s directors own approximately 19.1% of the issued and outstanding shares of Jefferson common stock. Additionally, approval of the proposed merger requires bank regulatory approvals. The approval of HCBF’s shareholders is not required.
If the merger is completed, each share of Jefferson common stock will be converted into the right to receive, at your election, 0.9676 shares of HCBF voting common stock, $14.03 in cash or a combination of stock and cash, subject to proration procedures such that not more than 20% of the aggregate merger consideration will consist of cash. The minimum and maximum number of shares of HCBF voting common stock to be issued in the merger is 2,088,546 and 2,953,090 shares, respectively. Holders of options to acquire Jefferson common stock that are unexercised immediately prior to the effective time of the merger will receive cash in the amount of the difference between the exercise price of each such option share and $14.03.
HCBF’s voting common stock does not have an established trading market. Jefferson’s common stock is quoted over-the-counter under the symbol JFBF. The last known sales price for a share of HCBF voting common stock of which management is aware was $10.00 on December 4, 2015. The last known sales price for a share of Jefferson common stock was $14.25 on March 30, 2017.
Jefferson’s board of directors recommends that Jefferson shareholders vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the Jefferson special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement.
You should read this entire proxy statement/prospectus and the documents incorporated by reference herein carefully because they contain important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 21.
This proxy statement/prospectus is dated [•], and is first being mailed to Jefferson’s shareholders on or about [•]. If you have any questions concerning the merger, Jefferson shareholders should contact Robert B. McGivney. We look forward to seeing you at the meeting.
/s/ Robert B. McGivney

Robert B. McGivney
Chairman and Chief Executive Officer
Jefferson Bankshares, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the HCBF voting common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either HCBF or Jefferson, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Jefferson Bankshares, Inc.
3711 Tampa Road
Oldsmar, Florida 34677

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [•], 2017

To the shareholders of
Jefferson Bankshares, Inc.:
You are cordially invited to attend a Special Meeting of Shareholders of Jefferson Bankshares, Inc. to be held at [•], [•], Florida on [•], 2017 at [•], local time (“Special Meeting”).
At the meeting, you will be asked to consider and vote upon the following matters:
1.
To approve the Merger Agreement, pursuant to which, among other things, (a) Jefferson Bankshares, Inc. will merge with and into HCBF Holding Company, Inc. with HCBF Holding Company, Inc. being the surviving bank holding company, and (b) Jefferson Bank of Florida will merge with and into Harbor Community Bank, with Harbor Community Bank being the surviving bank.

2.
To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger.

These proposals are described more fully in the attached proxy statement/prospectus. You should carefully review all of the information set forth in the attached proxy statement/prospectus, including the matters discussed under “Risk Factors.” Only shareholders of record at the close of business on [•] are entitled to notice of, and to vote at, the Special Meeting or any adjournment of the Special Meeting. At the close of business on [•], there were [•] shares of Jefferson common stock outstanding and entitled to vote.
Whether you expect to attend the meeting in person or not, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the Special Meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may also vote electronically as indicated on the proxy card. Returning a signed proxy card or voting electronically will not prevent you from attending the meeting and voting in person if you wish to do so.
A holder of Jefferson common stock who complies with the provisions of Florida law relating to appraisal rights applicable to the Merger is entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Annex B to this document. Whether you attend the Special Meeting or not, you may revoke a previously granted proxy at any time before it is voted by submitting to Jefferson’s corporate secretary a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the Special Meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the meeting without voting will not itself revoke a proxy.
The affirmative vote of the holders of a majority of the shares of Jefferson common stock outstanding on [•] is required for the approval of Proposal No. 1 regarding approval and adoption of the Merger Agreement. The affirmative vote of the holders of a majority of the shares of Jefferson common stock entitled to vote at the Special Meeting that are present in person or represented by proxy at the Special Meeting is required to approve Proposal No. 2.
The Board of Directors of Jefferson unanimously recommends that you vote “FOR” each of the proposals described in the attached materials.
By Order of the Board of Directors
Very truly yours,
/s/ Robert B. McGivney

Robert B. McGivney
Chairman and Chief Executive Officer
Oldsmar, Florida
April [•], 2017

v

WHERE YOU CAN FIND MORE INFORMATION
This document, which is sometimes referred to as this “proxy statement/prospectus” constitutes a proxy statement of Jefferson with respect to the solicitation of proxies for the Special Meeting of Jefferson’s shareholders, and a prospectus of HCBF for the shares of common stock that HCBF will issue to Jefferson’s shareholders in the merger. HCBF filed a Registration Statement on Form S-4 to register with the SEC the shares that HCBF will issue to Jefferson’s shareholders in the merger. This proxy statement/prospectus constitutes a part of that Registration Statement on Form S-4. For further information about HCBF, you should review the Registration Statement filed with the SEC. You may read and copy any materials HCBF files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Further, Jefferson shareholders may obtain copies of such materials, without charge, excluding any exhibits as to these materials unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus, from the website maintained by the SEC at www.sec.gov.
IMPORTANT NOTICE FOR JEFFERSON’S SHAREHOLDERS
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer, or proxy solicitation.
You should rely only on the information contained in this proxy statement/prospectus in voting your shares at the Special Meeting. Neither Jefferson nor HCBF has authorized anyone to provide you with information that is different from, or in addition to what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2017. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in the affairs of Jefferson or HCBF since the date of this proxy statement/prospectus.
Except where the context indicates otherwise, references to “Jefferson” refer to Jefferson Bankshares, Inc. and its consolidated subsidiaries and references to “HCBF” refer to HCBF Holding Company, Inc. and its consolidated subsidiaries. Likewise references to “Jefferson Bank of Florida” refer to Jefferson Bank of Florida and references to “Harbor” refer to Harbor Community Bank. References to “we”, “us”, or “our” refer to both Jefferson and HCBF.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING
In the following questions and answers, we highlight material information from this proxy statement/prospectus, but we have not included all of the information that may be important to you regarding the proposed merger and the transactions contemplated by the Merger Agreement. To better understand the proposed merger and the transactions contemplated by the Merger Agreement, you should carefully read this entire proxy statement/prospectus, including the annexes. See “Where You Can Find More Information” on page vi.
Q(1):
WHAT AM I BEING ASKED TO APPROVE?

A:
You are being asked to approve the proposed merger and the transactions contemplated by the Merger Agreement providing for, among other things, (a) the merger of Jefferson with and into HCBF with HCBF being the surviving bank holding company and (b) the merger of Jefferson Bank of Florida with and into Harbor Community Bank, with Harbor Community Bank being the surviving bank. You are also being asked to approve a proposal to grant discretionary authority to those persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger.

Q(2):
WHY IS JEFFERSON MERGING WITH HCBF?

A:
Your board of directors believes that the proposed merger will benefit Jefferson shareholders by allowing them to hold stock in a larger and more diversified entity. Your board also believes the proposed merger will enable Jefferson to serve better its customers with more products and services. Based upon these and other factors, we believe that the proposed merger is in the best interests of the Jefferson shareholders. We provide the background and more detailed reasons for the proposed merger, beginning on page 33.

Q(3):
HOW DOES MY BOARD OF DIRECTORS RECOMMEND I VOTE ON THE MERGER AGREEMENT?

A:
The Jefferson board of directors unanimously recommends that you vote “FOR” the proposed merger and the transactions contemplated by the Merger Agreement.

Q(4):
AS A JEFFERSON SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A:
You will have the right to receive, at your election, shares of HCBF voting common stock, cash or a combination of HCBF voting common stock and cash. For shares of Jefferson common stock for which a stock election is made, you will receive 0.9676 shares of HCBF voting common stock, which is based on the stipulated value of HCBF voting common stock of  $14.50 per share. Shares of HCBF voting common stock are not listed on any securities exchange or quoted on any over-the-counter market, unlike shares of Jefferson common stock. For shares of Jefferson common stock for which a cash election is made, you will receive $14.03 in cash. However, your election will be subject to proration procedures in the event the aggregate number of cash election shares exceeds 20% of the issued and outstanding shares of Jefferson common stock. Holders of options to purchase shares of Jefferson common stock that have not been exercised immediately prior to the effective time of the merger will receive, in cash, the difference between the exercise price of each such option share and $14.03.

For a summary of certain risks related to an investment in HCBF’s voting common stock, including risks related to the lack of a trading market for HCBF voting common stock, see “Risk Factors” beginning on page 21.

Q(5):
WHEN MUST I ELECT THE TYPE OF MERGER CONSIDERATION THAT I PREFER TO RECEIVE?

A:
An election form will be mailed on a date to be mutually agreed by HCBF and Jefferson that is 30 to 45 days prior to the anticipated closing date of the merger or on such other date as HCBF and

Jefferson mutually agree (the “election form mailing date”) to each holder of record of shares of Jefferson common stock as of the close of business on the fifth business day prior to such mailing (the “election form record date”). HCBF will also make one or more election forms available, if requested, to each person that subsequently becomes a holder or beneficial owner of shares of Jefferson common stock. Each Jefferson shareholder should complete and return the election form according to the instructions included with the form. The election form will be provided to Jefferson shareholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., Eastern time, on the twenty-fifth day following the election form mailing date (or such other time and date as HCBF and Jefferson shall agree) (the “election deadline”). HCBF and Jefferson will cooperate to issue a press release announcing the date of the election deadline at least five business days prior to, and no more than 15 business days before, the election deadline. If a valid election is not received with respect to any shares of Jefferson common stock, a stock election will be deemed to have been made for those shares.

If you own shares of Jefferson common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election.

Q(6):
WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:
We expect to complete the merger during the third quarter of 2017. The merger must be approved by holders of a majority of the Jefferson common stock and by certain regulatory agencies, including the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation. Additional approvals by or notices to other Florida state authorities may be necessary.

Q(7):
WHAT ARE THE U.S. TAX CONSEQUENCES OF THE MERGER TO ME?

A:
We expect that for U.S. federal income tax purposes, the merger will be considered a tax-free reorganization, which means that your exchange of Jefferson common stock for HCBF voting common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received in the merger. In addition, a shareholder who successfully pursues appraisal rights and receives the fair value of his or her Jefferson shares in cash will recognize gain or loss on the exchange of their shares for cash. We urge you to consult your own tax advisers as to the specific tax consequences of the merger to you.

We provide a more detailed review of the U.S. federal income tax consequences of the merger beginning on page 48 of this proxy statement/prospectus.

Q(8):
DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A:
Yes. If you are a Jefferson shareholder and you follow the procedures prescribed by Florida law, you may dissent from the merger and receive the fair value of your Jefferson shares. To perfect your appraisal rights, you must follow precisely the required statutory procedures. To the extent you are successful in pursuing your appraisal rights, the fair value of your Jefferson shares, determined in the manner prescribed by Florida law, which may be more or less than the value you would receive in the merger if you do not dissent, will be paid to you in cash. This cash payment will be fully taxable to you. If appraisal rights are validly exercised with respect to greater than 10% of Jefferson’s issued and outstanding common stock, HCBF will not be obligated to consummate the merger and will have the right to terminate the Merger Agreement.

Q(9):
WHAT SHOULD I DO NOW TO VOTE MY SHARES?

A:
After you have thoroughly reviewed this proxy statement/prospectus, simply indicate on your proxy card how you want to vote, sign it and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting. You may also vote electronically as indicated on the proxy card.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger and the adjournment proposal. If you do not sign and send in your proxy, vote electronically, or attend and vote in favor of the merger at the Special Meeting, your failure to vote will count as a vote against the merger. Failure to vote against the Merger will not result in a waiver of your right to dissent. However, the failure to vote or a vote against the merger, alone, will not perfect your appraisal rights under Florida law.

The Special Meeting will be held at [•] and is scheduled for [•]. You are invited to the meeting to vote your shares in person rather than signing and mailing your proxy card or vote electronically. If you do sign your card or vote electronically, you can revoke your proxy up to and including the time of the vote at the meeting and either change your vote or attend the meeting and vote in person. We provide more detailed instructions about voting beginning on page 31.

If you own shares of Jefferson common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. Your bank, broker or nominee will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your bank, broker or nominee.

Q(10):
WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

A:
Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Jefferson common stock outstanding on the record date. Jefferson shareholders will have one vote for each share of Jefferson common stock owned by them.

Q(11):
WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:
The presence, in person or by proxy, of shareholders holding at least a majority of the issued and outstanding shares of Jefferson entitled to vote as of  [•], 2017, the record date for the Special Meeting, will constitute a quorum for the Special Meeting. On [•], 2017, there were [•] shares of Jefferson common stock outstanding and entitled to vote at the Special Meeting.

Q(12):
SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:
No. After the merger is completed, you will be sent written instructions explaining how to exchange your Jefferson common stock certificates for HCBF voting common stock certificates and, if applicable, the cash portion of the merger consideration.

Q(13):
WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Robert B. McGivney
Chairman and Chief Executive Officer
Jefferson Bankshares, Inc.
3711 Tampa Road
Oldsmar, Florida 34677
(813) 749-2727

SUMMARY
This summary, together with the section of this proxy statement/prospectus entitled “Questions and Answers Regarding the Special Meeting,” highlights the material information from this proxy statement/prospectus and may not contain all of the information about the merger that is important to you. For a more complete description of the terms of the merger, you should read carefully this entire proxy statement/prospectus and all of its annexes, including the Merger Agreement, which is attached as Annex A, before voting on the proposals.
The Merger and the Merger Agreement (see pages 33 and 55)
Under the terms of the Merger Agreement, HCBF will acquire Jefferson through the merger of Jefferson with and into HCBF. Immediately thereafter, Harbor Community Bank will acquire Jefferson Bank of Florida through the merger of Jefferson Bank of Florida with and into Harbor Community. HCBF will be the surviving bank holding company and Harbor Community Bank will be the surviving bank in the mergers. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the entire Merger Agreement carefully, as it is the legal document that governs the merger.
Parties to the Merger (see pages 66 and 81)
Jefferson Bankshares, Inc.
3711 Tampa Road
Oldsmar, Florida 34677
(813) 749-2727
Jefferson is a bank holding company headquartered in Oldsmar, Florida providing a wide range of business and consumer financial services. Jefferson was incorporated under the laws of the State of Florida on October 28, 2013. Jefferson Bank of Florida was chartered under the laws of the State of Florida in 2007 and has five banking offices in Hillsborough, Pinellas and Pasco Counties, Florida. For more information about Jefferson, go to www.jeffersonbank.bank. By making reference to this website, the information contained in the website is not intended to be incorporated into this proxy statement/prospectus. The website should not be considered a part of this proxy statement/prospectus. As of December 31, 2016, Jefferson had total consolidated assets of  $296.1 million, consolidated net loans of $212.3 million, consolidated total deposits of  $261.4 million, and consolidated stockholders’ equity of  $24.6 million.
HCBF Holding Company, Inc.
200 S. Indian River Drive, Suite 101
Fort Pierce, Florida 34950
(772) 409-2270
HCBF is a bank holding company headquartered in Fort Pierce, Florida providing consumer lending, commercial lending, deposit services, cash management services, residential lending and safe deposit services. HCBF was incorporated in 2010 for the purposes of acquiring First Bank of Indiantown, which later became Harbor Community Bank, a Florida-chartered commercial bank. Harbor Community Bank has grown from four locations to its existing 41 banking offices. HCBF’s operations are conducted from its main office located in Fort Pierce, Florida, and through its 40 branches located in Alachua (4), Highlands (5), Indian River (2), Manatee (3), Marion (3), Martin (3), Okeechobee (1), Orange (3), Osceola (2), Palm Beach (1), Putnam (1), Sarasota (2), Seminole (2), St. John’s (5) and St. Lucie (3) counties in Florida. HCBF generally targets small- and medium-sized businesses as well as individuals located in the primary service area throughout the counties served. HCBF believes that these segments are under-served by local branches of regional and super-regional financial institutions. Furthermore, HCBF believes that a local institution focused on quality service and managed by local community bankers can better serve the banking needs of the small- and medium-sized business and relationship oriented consumer. For more information about us, go to www.harborcb.com. By making reference to this website, the information contained in the website is not intended to be incorporated into this proxy statement/prospectus. The website should not be considered a part of this proxy statement/prospectus. As of December 31, 2016, HCBF had total consolidated assets of  $1.79 billion, consolidated total loans of  $1.07 billion, consolidated total deposits of  $1.48 billion, and consolidated stockholders’ equity of  $217.7 million.
What You Will Receive in the Merger (see page 55)
If the merger is completed, each share of Jefferson common stock and each option to acquire a share of Jefferson common stock will be automatically canceled and converted into the right to receive the merger consideration to be issued by HCBF. The total merger consideration to be paid by HCBF to holders of shares of Jefferson common stock and holders of options to acquire shares of Jefferson common stock, as of January 20, 2017, was estimated to be approximately $40.0 million (based on an implied value of HCBF voting common stock of  $14.50 per share).
Based on the Merger Agreement, the stipulated value of each share of Jefferson common stock is $14.03 and the stipulated value of each share of HCBF voting common stock is $14.50. You will have the right to elect, for each share of Jefferson common stock that you own, to receive 0.9676 shares of HCBF voting common stock or $14.03 in cash, subject to the proration procedures described below. However, the foregoing does not apply to the following: (i) any shares of Jefferson common stock held as treasury stock or owned by HCBF or Jefferson or by any of their respective subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted), which will each be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares in (i) are referred to as “excluded shares”) and (ii) shares of Jefferson common stock held by Jefferson shareholders who have perfected and not effectively withdrawn a demand for, or lost the right to, appraisal under Florida law, which shall be entitled to the appraisal rights provided under Florida law.
Jefferson shareholders may elect to receive all cash, all stock, or cash for some of their shares and stock for the remaining shares they own, subject to the election and proration procedures set forth in the Merger Agreement. The total number of shares of Jefferson common stock that will be converted into cash may not exceed 20% of the total number of shares of Jefferson common stock outstanding at the time the merger becomes effective. As a result, if the aggregate number of shares with respect to which a valid cash election has been made exceeds this limit, shareholders who elect the oversubscribed amount will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the Merger Agreement.
Shares of HCBF voting common stock are not listed on any securities exchange or quoted on any over-the-counter market. If within 24 months after the closing of the merger, HCBF voting common stock is not listed for trading on a national securities exchange or quoted over-the-counter on the OTCQB or OTCQX market, HCBF has agreed to use its commercially reasonable efforts to provide liquidity to its shareholders through a strategic alternative, including causing its voting common stock to be listed or quoted as set forth above or through a merger or similar transaction with a publicly traded bank or bank holding company, in any case in HCBF’s sole discretion. Notwithstanding the foregoing, if HCBF’s board of directors reasonably determines (after consultation with its legal, financial or other advisors) that the implementation of a strategic alternative would not be in the best interests of the HCBF shareholders, then HCBF may delay such implementation for a reasonable period of time until such strategic alternative would be in the best interests of HCBF shareholders (as determined by the HCBF board of directors).
HCBF will not issue any fractional shares of HCBF voting common stock in the merger. Rather, Jefferson shareholders who would otherwise be entitled to a fractional share of HCBF voting common stock upon the completion of the merger will instead receive an amount in cash equal to such fractional part of a share of HCBF voting common stock multiplied by $14.50, the stipulated value of one share of HCBF voting common stock.
If you wish to elect the type of merger consideration you prefer to receive in the merger, you should carefully review and follow the instructions set forth in the election form, which will be subsequently mailed to you. You must sign, date and complete the election form, and return it before the specified deadline in the election form. If you do not submit a properly completed and signed form of election before the election deadline, you will receive the merger consideration solely in the form of HCBF voting common stock.

Special Meeting of Shareholders of Jefferson (see page 31)
Time, Date and Place.   Jefferson will hold a Special Meeting of its shareholders on [•], at [•], local time, at [•], Florida, at which shareholders will be asked to vote to approve the Merger Agreement as well as the grant of discretionary authority to Jefferson’s board of directors to adjourn the Special Meeting.
Record Date and Voting Power.   You are entitled to vote at the Special Meeting if you owned shares of Jefferson common stock at the close of business on [•], which is the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Jefferson common stock you owned at the close of business on the record date. There are [•] shares of Jefferson common stock entitled to be voted at the Special Meeting.
Quorum.   A quorum is necessary to transact business at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Jefferson common stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Shares of Jefferson common stock represented at the Special Meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Jefferson common stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum not only at the Special Meeting but also at any adjournment or postponement of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed.
Required Vote.   The affirmative vote of holders of a majority of the outstanding shares of Jefferson common stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the proposal to approve the Merger Agreement requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.
Voting by Jefferson’s Directors; Voting Agreements.   Each of Jefferson’s directors has agreed, subject to certain exceptions, with HCBF to vote all of their shares of Jefferson common stock, representing approximately 19.1% of the outstanding shares of Jefferson common stock, in favor of all of the Special Meeting proposals.
Risk Factors (see page 21)
The “Risk Factors” section beginning on page 21 of this proxy statement/prospectus should be considered carefully by Jefferson shareholders in evaluating whether to approve the proposals. These risk factors should be considered along with the other information included in this proxy statement/prospectus.
Recommendation of the Jefferson Board of Directors (see page 31)
After careful consideration, the Jefferson board of directors unanimously approved the Merger Agreement and determined that the merger would be fair to, and in the best interests of, Jefferson and its shareholders, and declared the merger to be advisable. The Jefferson board of directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement, and “FOR” the proposal to approve the grant of discretionary authority to adjourn the Special Meeting to permit the further solicitation of proxies.
Jefferson’s Reasons for the Merger (see page 36)
Jefferson’s board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to adopt and recommend the Merger Agreement. In reaching its conclusion that the Merger Agreement is in the best interests of Jefferson and its shareholders, the Jefferson board of directors carefully considered several material factors, which are discussed under “Proposal No. 1 — The Merger — Jefferson’s Reasons for the Merger and Recommendation of Jefferson’s Board.”

Opinion of Jefferson’s Financial Advisor (see page 39)
In deciding to adopt the Merger Agreement, the board of directors of Jefferson considered, among other things, the opinion of its financial advisor, Hovde Group, LLC (“Hovde”), an investment banking and financial advisory firm specializing in advising financial institutions, that the merger consideration provided in the Merger Agreement is fair, from a financial point of view, to the Jefferson shareholders. The opinion is based on and subject to procedures, matters, and limitations described in the opinion and other matters that Hovde deemed relevant. The fairness opinion is attached to this proxy statement/prospectus as Annex C. We urge all Jefferson shareholders to read the entire opinion, which describes the procedures followed, matters considered, and limitations on the review undertaken by Hovde in providing its opinion.
Jefferson’s Directors and Executive Officers and Jefferson’s Affiliates Have Interests in the Merger (see page 47)
When you consider your board of directors’ recommendation that you vote in favor of the proposal to approve the Merger Agreement, you should be aware that the executive officers of Jefferson, the members of Jefferson’s board of directors, and Jefferson’s affiliates have interests in the merger that may be different from, or in addition to, the interests of Jefferson shareholders generally. Jefferson’s board of directors was aware of these interests when it adopted the Merger Agreement. Such material interests are as follows:
•
the continued employment of employees of Jefferson and Jefferson Bank of Florida;

•
the cash change-in-control payments to be made to certain of Jefferson’s executive officers;

•
the cash buyout of all options to acquire Jefferson common stock, including options held by Jefferson’s directors and officers;

•
the entering into of an executive employment agreement with each of Robert McGivney, Jefferson’s Chairman and Chief Executive Officer, and James Nelson, Jefferson Bank of Florida’s President;

•
the payment of stay bonuses to certain Jefferson officers and other employees;

•
the appointment of one Jefferson director to HCBF’s board of directors; and

•
provisions in the Merger Agreement relating to director and officer liability insurance and the indemnification of Jefferson’s officers and directors for certain liabilities.

Jefferson is Prohibited from Soliciting Other Offers (see page 62)
The Merger Agreement contains detailed provisions that prohibit Jefferson and its respective officers, directors, and agents from taking any action, directly or indirectly, to encourage, to solicit or to initiate discussions or negotiations with, or to engage in negotiations or discussions with, or to provide non-public information to, any person concerning any acquisition proposal other than the proposed merger with HCBF. The Merger Agreement does not, however, prohibit Jefferson from engaging in such discussions and providing such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if Jefferson’s board of directors determines, in good faith, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) constitutes, or may lead to, a proposal that is superior to the proposed merger with HCBF from a financial point of view.
What is Needed to Complete the Merger (see pages 58 and 64)
We cannot complete the merger until we receive the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation. HCBF and Jefferson have filed applications (or requests for waivers) with each of the Federal Reserve Board, Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation seeking approval of the merger. The approvals of these regulators may impose conditions or restrictions that, in the opinion of HCBF, would have a material adverse effect on the economic or business benefits of the merger. In that event, HCBF may terminate the Merger Agreement. In addition to regulatory approval, there are a number of conditions that must be met before the merger can be completed. We have described these conditions in detail later in the proxy statement/prospectus.
Conditions Precedent to Completion of the Merger (see page 58)
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
•
the Merger Agreement has been adopted by the vote of holders of the requisite number of shares of Jefferson common stock;

•
all consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

•
each party to the Merger Agreement shall have obtained any and all consents required for consummation of the mergers or for the preventing of any default under any contract or permit;

•
no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Agreement;

•
the registration statement shall be effective under the Securities Act of 1933, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act of 1933 relating to the issuance of the shares of HCBF voting common stock issuable pursuant to the mergers shall have been received;

•
holders of no more than 10% of the outstanding shares of Jefferson common stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333, Florida Statutes;

•
Gunster, Yoakley & Stewart, P.A., as counsel to HCBF, shall have issued its written tax opinion, in a form reasonably satisfactory to the parties to the Merger Agreement;

•
continued accuracy as of the closing date of the representations and warranties set forth in the Merger Agreement and fulfillment in all material respects of the parties’ covenants set forth in the Merger Agreement;

•
immediately prior to the completion of the merger, Jefferson shall have a minimum tangible book value of at least $25,400,000 (determined in accordance with the Merger Agreement);

•
no regulatory authority has imposed any condition to the merger that HCBF determines in its reasonable discretion to be materially and unreasonably burdensome;

•
HCBF shall have received from each of Robert McGivney and James Nelson an executed executive employment agreement; and

•
since the date of the Merger Agreement (i) no event shall have occurred which has a material adverse effect on the parties, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a material adverse effect on the parties.

Termination and Termination Fee (see page 62)
Jefferson and HCBF may, by mutual consent, terminate the Merger Agreement if the board of directors of each determines to do so by vote of a majority of the members of their respective boards of directors. In addition, under circumstances specified in the Merger Agreement, either HCBF or Jefferson may unilaterally terminate the Merger Agreement. Those circumstances are described in detail later in this proxy statement/prospectus. In addition, under certain circumstances, which are also described in detail later in this proxy statement/prospectus, if the Merger Agreement is terminated, Jefferson may be required to pay a termination fee to HCBF in the amount of  $2,000,000.
Differences in Rights of Jefferson’s Shareholders After the Merger (See page 125)
If the merger is consummated, Jefferson shareholders, whose rights are governed by Jefferson’s Articles of Incorporation and Bylaws, as amended, and by the Florida Business Corporation Act, will automatically become HCBF shareholders, and their rights as HCBF shareholders will be determined by HCBF’s Articles of Incorporation and Bylaws and by the Florida Business Corporation Act. The current rights of HCBF shareholders differ from the rights of Jefferson shareholders in certain important respects, which are detailed in the section entitled “Comparison of Rights of Holders of Jefferson Common Stock and HCBF Voting Common Stock.”
Material United States Federal Income Tax Consequences of the Merger (see page 48)
The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. If the merger qualifies as a reorganization, Jefferson shareholders will recognize gain (but not loss) from the exchange, but not in excess of the cash received.
Jefferson shareholders are urged to read the discussion in the section entitled “Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences of the Merger” and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.
Accounting Treatment of the Merger (see page 50)
The merger will be accounted for as a “purchase,” as that term is used under accounting principles generally accepted in the United States, known as GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Jefferson as of the effective time of the merger will be recorded at their respective fair values and added to those of HCBF. Any excess of purchase price over the fair value of the assets acquired and liabilities assumed will be allocated to goodwill. Financial statements of HCBF issued after the completion of the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Jefferson.
Appraisal Rights (see page 50)
Each holder of Jefferson common stock as of the record date who perfects his or her rights is entitled to appraisal rights under the Florida Business Corporation Act, subject to compliance with the procedures set forth in those appraisal rights provisions. Pursuant to Section 607.1302 of the Florida Business Corporation Act, a Jefferson shareholder who does not wish to accept the shares of HCBF voting common stock to be received pursuant to the terms of the Merger Agreement may dissent from the merger and elect to receive the fair value of his or her Jefferson shares in cash immediately prior to the completion of the merger.
Emerging Growth Company Status
HCBF is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, which permits HCBF to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable had HCBF not been an “emerging growth company.” These provisions include:
•
reduced disclosure about HCBF’s executive compensation arrangements;

•
no requirement to hold a non-binding advisory votes on executive compensation or golden parachute arrangements; and

•
exemption from the auditor attestation requirement in the assessment of HCBF’s internal control over financial reporting.

HCBF may take advantage of these exemptions for up to five years or such earlier time that HCBF no longer qualifies as an “emerging growth company.” HCBF will qualify as an “emerging growth company” until the earliest of  (1) the last day of HCBF’s fiscal year following the fifth anniversary of the date of effectiveness of this registration statement, (2) the last day of the fiscal year in which HCBF has annual gross revenue of  $1.0 billion or more, (3) the date on which HCBF has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (4) the last day of the fiscal year in which HCBF becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under this definition, HCBF will be an “emerging growth company” upon completion of this offering and could remain an “emerging growth company” until as late as December 31, 2022.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. HCBF has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, HCBF will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

SELECTED CONSOLIDATED FINANCIAL DATA OF HCBF
The following table presents selected consolidated financial data for HCBF. The balance sheet and income statement data for the years ended December 31, 2016 and 2015 are derived from audited financial statements of HCBF. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by, the HCBF financial statements and the accompanying notes and the other information included elsewhere in this proxy statement/prospectus.
	As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2016	2015
BALANCE SHEET DATA
Total assets	$1,789,890	$1,731,326
Total loans	1,074,322	989,108
Allowance for loan losses	7,638	3,728
Securities available-for-sale	346,634	363,823
Securities held-to-maturity	178,232	150,681
Total deposits and repurchase agreements	1,478,808	1,410,138
Stockholders’ equity	217,693	212,440
INCOME STATEMENT DATA
Interest income	$64,696	$52,128
Interest expense	5,600	3,848
Net interest income	59,096	48,280
Provision for loan losses	4,801	1,519
Net interest income after provision for loan losses	54,295	46,761
Non interest income	12,517	8,820
Non interest expense	56,448	49,236
Income tax expense	4,109	2,429
Net income	$6,255	$3,916
PER SHARE DATA
Basic earnings per share	$0.31	$0.23
Diluted earnings per share	$0.30	$0.23
Book value	$10.86	$10.59
SELECTED OPERATING RATIOS
Return on average assets	0.35%	0.28%
Return on average stockholders’ equity	2.86%	2.20%
Net interest margin	3.75%	3.82%
SELECTED ASSET QUALITY DATA, CAPITAL AND ASSET QUALITY RATIOS
Equity/assets	12.16%	12.27%
Non-accrual loans/total loans	2.54%	1.85%
Allowance for loan losses/total loans	0.72%	0.38%
Allowance for loan losses/non-accrual loans	28.03%	20.36%
Net charge-offs (recoveries)/average loans	0.09%	0.21%

SELECTED CONSOLIDATED FINANCIAL DATA OF JEFFERSON
The table below presents selected consolidated financial data for Jefferson. The balance sheet and income statement data for the years ended December 31, 2016 and 2015 are derived from audited financial statements of Jefferson. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by, the Jefferson financial statements and the accompanying notes and the other information included elsewhere in this proxy statement/prospectus.
	As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2016	2015
BALANCE SHEET DATA
Total assets	$296,103	$258,077
Total loans	214,428	175,723
Allowance for loan losses	2,122	1,959
Securities available-for-sale	49,144	51,851
Total deposits and repurchase agreements	261,398	221,983
Stockholders’ equity	24,571	26,044
INCOME STATEMENT DATA
Interest income	$9,937	$8,577
Interest expense	751	687
Net interest income	9,186	7,890
Provision (credit) for loan losses	163	(173)
Net interest income (loss) after provision for loan losses	9,023	8,063
Noninterest income	762	797
Noninterest expense	6,910	6,569
Income tax expense	1,067	875
Net income	$1,808	$1,416
PER SHARE DATA
Basic earnings per share	$0.67	$0.51
Diluted earnings per share	$0.65	$0.51
Book value	$9.11	$9.25
SELECTED OPERATING RATIOS
Return on average assets	0.66%	0.60%
Return on average stockholders’ equity	7.35%	5.53%
Net interest margin	3.52%	3.47%
SELECTED ASSET QUALITY DATA, CAPITAL AND ASSET QUALITY RATIOS
Equity/assets	8.30%	10.09%
Non-accrual loans/total loans	0.16%	0.24%
Allowance for loan losses/total loans	0.99%	1.11%
Allowance for loan losses/non-accrual loans	601.13%	456.64%
Net charge-offs (recoveries)/average loans	—%	(0.11)%

COMPARATIVE SHARE DATA REGARDING HCBF AND JEFFERSON
The table on the following page shows consolidated historical information about HCBF’s and Jefferson’s respective earnings per share, book value per share, and similar information reflecting the merger, which is referred to as “pro forma” information, as of and for the year ended December 31, 2016. In presenting the comparative pro forma information for the periods shown, we assumed that the merger had been completed at the beginning of the period.
HCBF is required to account for the merger as a purchase transaction under U.S. GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Jefferson will be recorded, as of completion of the merger, at their respective fair values and added to those of HCBF. Any excess of the purchase price over the fair value of Jefferson’s assets and liabilities is allocated to goodwill (excess purchase price). Consolidated financial statements and reported results of operations of HCBF issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Jefferson. The results of operations of Jefferson will be included in the results of operations of HCBF following the effective time of the merger.
The pro forma combined financial information includes estimated adjustments to record certain assets and liabilities of Jefferson at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Jefferson will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of Jefferson will change the amount of the purchase price allocable to goodwill. Additionally, changes to Jefferson’s stockholders’ equity, including changes as a result of dividends and net income from December 31, 2016 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the pro forma adjustments presented in this proxy statement/prospectus.
The pro forma combined information is also based on an estimate of the number of HCBF shares that will be issued in connection with the merger. The pro forma combined HCBF information is presented in terms of an equivalent share of Jefferson stock by multiplying the HCBF information by an estimate of the relative value of a share of Jefferson stock to a share of HCBF stock issuable in the merger.
We also anticipate that the merger will provide HCBF with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information is presented for illustration purposes only and does not necessarily reflect what the historical results of HCBF would have been had HCBF and Jefferson been combined during the periods presented.
The information in the following table is based on historical consolidated financial information and related notes for Jefferson and HCBF. You should read all of the summary consolidated financial information we provide in the following table together with historical consolidated financial information and related notes. See “Where You Can Find More Information” on page vi.
As of and for the year ended December 31, 2016
Book value per share:
HCBF	$10.86
Jefferson	9.11
Pro forma combined	11.24
Per equivalent Jefferson share(1)	10.88

As of and for the year ended December 31, 2016
Net income per share (basic):
HCBF	$0.31
Jefferson	0.67
Pro forma combined	0.35
Per equivalent Jefferson share(1)	0.34
Net income per share (diluted):
HCBF	$0.30
Jefferson	0.65
Pro forma combined	0.34
Per equivalent Jefferson share(1)	0.33
Cash dividends per share:
HCBF	$0.00
Jefferson	0.00
Pro forma combined	0.00
Per equivalent Jefferson share	0.00

(1)
Calculated by (a) multiplying the pro forma combined per share amount by number of shares HCBF voting common stock to be issued (assuming in accordance with the pro forma financial information that 80% of the consideration is in HCBF voting common stock and 20% is in cash), then (b) dividing the result by the percentage of consideration paid by HCBF in the form of HCBF voting common stock (assumed to be 80% for purposes of this calculation), and then (c) dividing the result by the total shares of Jefferson outstanding at the date indicated.

The closing price of Jefferson common stock on the OTC Pink Market on January 19, 2017, the day before the merger was announced, was $11.70 per share.

UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
The following unaudited combined company pro forma financial information is based on the historical financial statements of HCBF and Jefferson and has been prepared to illustrate the effects of the merger. The unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2016 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016 give effect to the merger, accounted for under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of Jefferson, as of the effective date of the merger, will be recorded at their respective fair values and the excess of the merger consideration over the fair value of Jefferson’s net assets will be allocated to goodwill. The final allocation of the merger consideration will be determined after the merger is completed and after the fair values of Jefferson’s tangible and identifiable intangible assets and liabilities as of the effective date of the merger are determined. As a result, the final adjustments may be materially different from the unaudited combined company pro forma financial information presented in the proxy statement/prospectus.
The unaudited pro forma condensed consolidated statement of operations and unaudited pro forma condensed consolidated statement of financial condition as of and for the year ended December 31, 2016 have been derived from the audited financial statements of HCBF and Jefferson included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statements of operations give effect to the transaction as if it had been consummated at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of financial condition gives effect to the transaction as if consummated on December 31, 2016. These unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.
The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of HCBF and Jefferson, including the respective notes to those statements, included in this joint proxy statement/prospectus. The pro forma information is based on certain assumptions described in the accompanying Notes to unaudited combined company pro forma financial information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the merger been consummated at the beginning of the periods or as of the date for which the pro forma information was presented.

Combined Company Pro Forma Financial Information (unaudited)
Condensed Consolidated Statement of Financial Condition
As of December 31, 2016
	Historical		Purchase Accounting Adjustments	Pro Forma After Adjustments
(Dollars in thousands, except share data)	HCBF	Jefferson
Assets
Cash, overnights, fed funds sold	$44,558	$26,867	$(5,494)(a)	$65,931
Investment securities	524,866	49,144	—	574,010
Loans held for sale	8,384	—	—	8,384
Loans	1,065,938	214,428	(3,602)(b)	1,276,764
Allowance for loan losses	(7,638)	(2,122)	2,122 (c)	(7,638)
Net loans	1,058,300	212,306	(1,480)	1,269,126
FDIC indemnification asset	526	—	—	526
Premises and fixed assets	51,442	4,535	—	55,977
Other real estate owned	9,018	—	—	9,018
Goodwill	12,286	—	13,433 (d)	25,719
Intangible assets	12,548	290	4,844 (e)	17,682
Deferred tax asset	15,022	975	(1,401)(f)	14,596
Bank-owned life insurance	38,054	—	—	38,054
Other Assets	14,886	1,986	—	16,872
Total Assets	$1,789,890	$296,103	$9,902	$2,095,895
Liabilities
Deposits	$1,478,808	$256,366	$15 (g)	$1,735,189
FHLB advances	71,622	6,000	(48)(h)	77,574
Trust preferred obligation	5,943	—	—	5,943
Senior debt	—	3,030	—	3,030
Securities sold under repurchase agreements	—	5,032	—	5,032
Other borrowings – capital lease	769	—	—	769
Other liabilities	15,055	1,104	—	16,159
Total Liabilities	1,572,197	271,532	(33)	1,843,696
Stockholders’ Equity
Stockholders’ capital and surplus	202,390	27,259	7,247 (i)	236,896
Retained earnings	18,771	(1,537)	1,537 (j)	18,771
Accumulated other comprehensive income (loss)	(3,468)	(1,151)	1,151 (j)	(3,468)
Total Equity Capital	217,693	24,571	9,935	252,199
Total Liabilities and Capital	$1,789,890	$296,103	$9,902	$2,095,895
Number of common shares outstanding	20,052,830	2,698,102		22,432,545
Total book value per common share	$10.86	$9.11		$11.24
Tangible book value per common share	$9.62	$9.00		$9.31

(a)
Cash consideration paid to Jefferson by HCBF of  $8,626 less cash received from option exercises of  $3,132.

(b)
Estimated loan discount of  $3,602, $1,458 estimated credit loss and $2,144 accretable discount.

(c)
Elimination of Jefferson allowance for loan losses under GAAP accounting.

(d)
Estimated goodwill (see goodwill allocation table below).

Goodwill allocation table
Purchase price:
Jefferson shares outstanding	2,698,102
Jefferson options expected to exercise before close	376,147
Total Jefferson shares to be converted	3,074,249
Assumed percentage of shares electing stock consideration	80%
Jefferson stock election shares	2,459,399
Stock election exchange ratio	0.9676
New HCBF shares to be issued	2,379,715
HCBF stipulated share price	$14.50
Total value of stock portion of merger consideration	$34,505,863
Assumed number of Jefferson shares electing cash (20%)	614,850
Per share cash election consideration	$14.03
Total value of cash portion of merger consideration	$8,626,343
Total purchase price	$43,132,205
($ in thousands)
Total purchase price		$43,132
Allocated to:
Historical book value of Jefferson’s assets and liabilities	24,571
Cash from exercise of Jefferson options prior to close	3,132
Adjusted Jefferson historical book value	27,703
Adjustments to record assets and liabilities at fair value:
Loan fair value mark	(3,602)
Jefferson allowance for loan losses write-off	2,122
Core deposit intangible value	4,844
Time deposit fair value mark	(15)
FHLB advance fair value mark	48
Deferred tax effect of fair value adjustments	(1,401)
Fair value of net assets acquired		29,699
Goodwill		$13,433

(e)
Estimated core deposit intangible, amortized over 10 years straight-line method.

(f)
Estimated deferred tax asset relating to purchase accounting fair value adjustments.

(g)
Estimated time deposit premium relating to purchase accounting fair value of  $15.

(h)
Fair value adjustment relating to FHLB borrowings.

(i)
Elimination and adjustment of Jefferson capital accounts under GAAP accounting. The elimination is net of the estimated fair value of net assets acquired of  $34,506 for which 2,379,715 shares of HCBF voting common stock will be issued in the merger and elimination of Jefferson capital of ($27,260).

(j)
Elimination of Jefferson capital accounts under GAAP accounting.

Combined Company Pro Forma Financial Information (unaudited)
Condensed Consolidated Statements of Income
For the Year Ended December 31, 2016
	Historical		Mark to Market Transaction Adjustments	Pro Forma After Adjustments
(dollars in thousands)	HCBF	Jefferson
Total interest income	$64,696	$9,937	$257(a)	$74,890
Total interest expense	5,600	751	11(b)(c)	6,362
Net interest income	59,096	9,186	246	68,528
Provision for loan losses	4,801	163	—	4,964
Service charges on deposit accounts	2,602	680	—	3,282
ATM and interchange income	2,891	—	—	2,891
Net gain on sale of loans	3,982	—	—	3,982
Other	3,042	82		3,124
Total noninterest income	12,517	762	—	13,279
Salaries and employee benefits	28,002	3,833	—	31,835
Occupancy and equipment	8,348	1,130	—	9,478
Data processing	5,696	799	—	6,495
Foreclosed asset expense	2,861	—	—	2,861
Amortization of intangibles	2,524	—	484(d)	3,008
Other	9,017	1,148	—	10,165
Total noninterest expense	56,448	6,910	484	63,842
Income tax expense (benefit)	4,109	1,067	(90)(e)	5,086
Net income	$6,255	$1,808	$(148)	$7,915

(a)
Accretion of loan fair value discount, assumed level yield 5.5 year average life.

(b)
Amortization of time deposits fair value premium, assumed straight line for 3 years.

(c)
Amortization of FHLB fair value discount, assumed straight line for 3 years.

(d)
Amortization of core deposit intangible fair value mark, 10 years straight line.

(e)
Net tax benefit on fair value amortization items at 38% tax rate.

Pro forma net income excludes the effect of one-time merger-related expenses expected to be approximately $3,500.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/prospectus contains “forward-looking statements”. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.
All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in the forward-looking statements. Our ability to achieve our financial objectives could be adversely affected by the factors discussed in detail in the section entitled “Risk Factors” as well as the following factors:
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the accuracy of the stipulated value of HCBF voting common stock;

•
the costs of integrating HCBF’s and Jefferson’s operations, which may be greater than HCBF expects;

•
potential customer loss, deposit attrition and business disruption as a result of the merger;

•
the failure to achieve expected gains, revenue growth, or expense savings from the merger or future transactions;

•
HCBF’s ability to integrate the business and operations of companies and banks that it has acquired, and those it may acquire in the future;

•
HCBF’s need and its ability to incur additional debt or equity financing;

•
the strength of the United States economy in general and the strength of the local economies in which HCBF conducts operations;

•
the accuracy of HCBF’s financial statement estimates and assumptions;

•
the effects of harsh weather conditions, including hurricanes;

•
inflation, interest rate, market and monetary fluctuations;

•
the effects of HCBF’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations;

•
the frequency and magnitude of foreclosure of HCBF’s loans;

•
effect of changes in the stock market and other capital markets;

•
legislative or regulatory changes;

•
the loss of key personnel;

•
HCBF’s ability to comply with the extensive laws and regulations to which HCBF is subject;

•
the willingness of customers to accept third-party products and services rather than HCBF’s products and services and vice versa;

•
changes in the securities and real estate markets;

•
increased competition and its effect on pricing;

•
technological changes;

•
changes in monetary and fiscal policies of the U.S. Government;

•
the effects of security breaches and computer viruses that may affect HCBF’s computer systems;

•
changes in consumer spending and saving habits;

•
growth of HCBF’s noninterest income;

•
changes in accounting principles, policies, practices or guidelines;

•
anti-takeover provisions under Federal and state law as well as HCBF’s Articles of Incorporation and HCBF’s bylaws; and

•
HCBF’s ability to manage the risks involved in the foregoing.

However, other factors besides those listed above and in “Risk Factors” or discussed in this proxy statement/prospectus also could adversely affect HCBF’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made by us speak only as of the date they are made. Neither Jefferson nor HCBF undertake to update any forward-looking statement, except as required by applicable law.

RISK FACTORS
Jefferson and HCBF will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the risks described below before deciding how to vote your shares.
Risks Related to the Merger
The price of a share of HCBF voting common stock has been determined by the boards of directors of HCBF and Jefferson with the assistance of their respective financial advisors and may not represent fair market value.
The boards of directors of HCBF and Jefferson have stipulated that the value of each share of HCBF voting common stock is $14.50. This price was determined with the assistance of HCBF’s and Jefferson’s investment banking firms based on a market analysis conducted in connection with the negotiation of the Merger Agreement. However, this price may not accurately reflect the price of HCBF voting common stock as determined by an open and efficient market. Further, shares of HCBF’s voting common stock is not listed on any securities exchange or quoted on any over-the-counter market. As a result of these factors, if you attempt to resell the shares of HCBF voting common stock that you receive in the merger, you may be unable to resell the shares of HCBF voting common stock for $14.50 or at all.
HCBF may have difficulties integrating Jefferson’s operations into its operations or may fail to realize the anticipated benefits of the merger.
The merger involves the integration of two companies that have previously operated independently of each other. Successful integration of Jefferson’s operations will depend primarily on HCBF’s ability to consolidate Jefferson’s operations, systems and procedures into its own and to eliminate redundancies and costs. HCBF may not be able to integrate the operations without encountering difficulties, including:
•
the loss of key employees or customers;

•
possible inconsistencies in standards, control procedures and policies; and

•
unexpected problems with costs, operations, personnel, technology or credit.

In determining that the merger is in the best interests of HCBF and Jefferson, as the case may be, the board of directors of each of HCBF and Jefferson considered that enhanced earnings may result from the consummation of the merger, including from the reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, any enhanced earnings or cost savings may not be fully realized or may take longer to be realized than expected.
The loss of key personnel may adversely affect HCBF.
After the closing of the merger, HCBF expects to integrate Jefferson’s business into its own. The integration process and HCBF’s ability to successfully conduct Jefferson’s business after the merger will require the experience and expertise of key employees of Jefferson. Therefore, the ability to successfully integrate Jefferson’s operations with HCBF’s, as well as the future success of the combined company’s operations, will depend, in part, on HCBF’s ability to retain key employees of Jefferson following the merger. Although HCBF has entered into an employment agreement with each of Robert McGivney, the Chairman and Chief Executive Officer of Jefferson, and James Nelson, President of Jefferson Bank of Florida, HCBF may not be able to retain Mr. McGivney, Mr. Nelson or other key employees for the time period necessary to complete the integration process or beyond. Although HCBF does not have any reason to believe any of these key employees will cease to be employed by HCBF, the loss of such key employees could adversely affect the combined company’s ability to successfully conduct its business in the markets in which Jefferson now operates, which could have an adverse effect on HCBF’s financial results and the value of its common stock.

The merger cannot be completed unless regulatory approvals are received and conditions of those approvals are met.
We cannot complete the merger unless we receive the approval of each of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation. We may not receive all regulatory approvals required in order to complete the merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the possible revenues of the combined company.
The Merger Agreement limits Jefferson’s ability to pursue alternatives to the merger.
The Merger Agreement contains provisions that limit Jefferson’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Jefferson. In addition, Jefferson has agreed to pay HCBF a fee of  $2,000,000 if the Merger Agreement is terminated because Jefferson decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Jefferson from considering or proposing that acquisition even if it were prepared to pay a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Jefferson than it might otherwise have proposed to pay.
Certain directors and executive officers of Jefferson have economic interests in the merger that are different from, or in addition, to their interests as shareholders.
Executive officers of Jefferson and HCBF negotiated the terms of the Merger Agreement, and the Jefferson and HCBF boards of directors approved the Merger Agreement and the Jefferson board of directors recommended that its shareholders vote to approve the Merger Agreement. In considering these facts and the other information in this proxy statement/prospectus, you should be aware that certain directors and executive officers of Jefferson have economic interests in the merger other than their interests as shareholders. For example, Messrs. McGivney, Nelson, and Seligsohn will receive change in control payments, Messrs. McGivney and Nelson have entered into employment agreements with HCBF and certain other officers of Jefferson will be paid stay bonuses to remain with HCBF for a period of time after the merger closes. David L. Brandon, a current director of Jefferson, is expected to be appointed as a director of HCBF, effective as of the effective time of the merger. Additionally, Jefferson’s directors will receive indemnification from HCBF after the merger closes and Jefferson’s directors and executive officers will receive cash for their Jefferson stock options. The board of directors of Jefferson was aware of these interests at the time it approved the merger. These interests may cause Jefferson’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. For more information see “Proposal No. 1 — The Merger — Interests of Jefferson’s’ Directors and Executive Officers and Jefferson’s Affiliates in the Merger” on page 47.
The fairness opinion obtained by Jefferson will not reflect changes in circumstances between the signing of the Merger Agreement and the closing date.
Jefferson has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from its financial adviser. Changes in the operations and prospects of Jefferson, general market and economic conditions and other factors which may be beyond the control of Jefferson, and on which the fairness opinion was based, may alter the value of Jefferson or HCBF or the prices of shares of Jefferson common stock and shares of HCBF voting common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Jefferson received from its financial adviser, please refer to “Proposal No. 1 — The Merger — Opinion of Hovde Group, LLC” on page 39.
If the merger does not constitute a reorganization under section 368(a) of the Code, Jefferson shareholders may be responsible for a larger payment of U.S. federal income taxes.
The United States Internal Revenue Service may determine that the merger does not qualify as a tax-free reorganization under section 368(a) of the Code. In that case, each Jefferson shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the HCBF voting common stock and cash received by the shareholder in the merger and (ii) the shareholder’s adjusted tax basis in the shares of Jefferson common stock exchanged therefor. Regardless of the qualification of the merger, Jefferson shareholders will be liable for taxes on any cash received in connection with the merger.
Jefferson shareholders may not receive all of the cash consideration they elect.
Although each Jefferson shareholder may elect to receive all cash or all HCBF voting common stock in the merger, not more than 20% of the issued and outstanding Jefferson common stock may elect to receive cash. If a cash election is made with respect to greater than 20% of the issued and outstanding shares of Jefferson common stock, the elections are subject to proration procedures such that the cash portion of the merger consideration does not exceed 20%. As a result, Jefferson shareholders may not receive consideration entirely in the form elected. This could result in, among other things, tax consequences that differ from those that would have resulted if such Jefferson shareholder had received the form of consideration that the shareholder elected (including the potential recognition of gain for federal income tax purposes if the shareholder receives cash).
Jefferson shareholders who receive shares of HCBF voting common stock in the merger will have a reduced percentage ownership and voting interest after the merger and will exercise less influence over management.
Jefferson shareholders currently have the right to vote in the election of the board of directors of Jefferson and on other matters affecting Jefferson. Upon the completion of the merger, Jefferson shareholders who receive shares of HCBF voting common stock in the merger will be shareholders of HCBF with a percentage ownership in HCBF that is smaller than such shareholder’s current percentage ownership of Jefferson. It is currently expected that the former shareholders of Jefferson as a group will receive shares in the merger constituting approximately 11.0% of the outstanding shares of the combined company’s voting common stock immediately after the merger (assuming that 80% of the merger consideration is paid in the form of HCBF voting common stock). Further, ownership of HCBF’s voting common stock will remain highly concentrated among a small number of shareholders. Because of these factors, Jefferson shareholders who receive shares of HCBF voting common stock in the merger will have less influence on the management and policies of the combined company than they now have on the management and policies of Jefferson.
Risks Related to HCBF’s Business
HCBF’s prospects are dependent upon the validity and implementation of its business plan.
HCBF’s future prospects will be dependent upon whether it realizes the anticipated synergies and growth opportunities from successful execution of its business plan. Even if the business plan can be implemented successfully, this may not result in the realization of the full benefits of opportunities that may be expected to result from implementation of the plan and these benefits may not be achieved within the near term. Failure to manage growth effectively in the future could have an adverse effect on HCBF’s business, future prospects, financial condition or results of operations and could adversely affect HCBF’s ability to successfully implement its business strategy.
An inadequate allowance for loan losses would cause HCBF to overstate its earnings.
HCBF’s success depends to a significant extent upon the quality of its assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, anticipated and historical experience, evaluations of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for probable loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable.

As of December 31, 2016, HCBF’s allowance for loan losses was $7.6 million, which represented 0.72% of its total amount of loans. HCBF had $27.3 million in non-performing loans as of December 31, 2016. HCBF manages any non-performing loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. The allowance may not prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to HCBF’s non-performing or performing loans. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance may be required in the future if economic conditions should worsen. Material additions to HCBF’s allowance for loan losses would result in a decrease of HCBF’s net income and capital, among other potentially adverse consequences.
HCBF may face risks with respect to future expansion
As a strategy, HCBF has sought to increase the size of its operations by aggressively pursuing business development opportunities. HCBF has made acquisitions of financial institutions and may continue to seek whole bank or branch acquisitions in the future. Acquisitions and mergers involve a number of risks, including:
•
the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•
the ability to finance an acquisition and possible ownership and economic dilution to existing shareholders;

•
diversion of management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the acquired institution;

•
the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on results of operations; and

•
the risk of loss of key employees and customers.

HCBF may incur substantial costs to expand, and such expansion may not result in the levels of profits HCBF seeks to achieve. Integration efforts for any future mergers and acquisitions may not be successful and following any future merger or acquisition, after giving it effect, HCBF may not achieve financial results comparable to or better than its historical experience.
The accounting for loans acquired in connection with HCBF’s acquisitions is based on numerous subjective determinations that may prove to be inaccurate and have a negative impact on its results of operations.
Loans acquired in connection with HCBF’s acquisitions have been recorded at estimated fair value on their acquisition date without a carryover of the related allowance for loan losses. In general, the determination of estimated fair value of acquired loans requires management to make subjective determinations regarding discount rate, estimates of losses on defaults, market conditions and other factors that are highly subjective in nature. If HCBF’s estimates of the fair value of acquired loans prove to be inaccurate, HCBF may not recover the amount at which it recorded such loans on its balance sheet, which would require HCBF to recognize losses.
Loans acquired in connection with acquisitions that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that HCBF will not collect all contractually required principal and interest payments are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. These credit-impaired loans, like non-credit-impaired loans acquired in connection with HCBF’s acquisitions, have been recorded at estimated fair value on their acquisition date, based on subjective determinations regarding risk ratings, expected future cash flows and fair value of the underlying collateral, without a carryover of the related allowance for loan losses. HCBF evaluates these loans quarterly to assess expected cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Because the accounting for these loans is based on subjective measures that can change frequently, HCBF may experience fluctuations in its net interest income and provisions for loan losses attributable to these loans. These fluctuations could negatively impact HCBF’s results of operations.
HCBF may need additional capital resources in the future and these capital resources may not be available when needed or at all. HCBF may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or for future growth. Such financing may not be available to HCBF on acceptable terms or at all.
While HCBF believes that its existing capital will be sufficient to support its current operations, anticipated growth and, if any, future strategic acquisitions, regulatory capital requirements could lead HCBF to seek additional capital. Such financing may not be available to HCBF on acceptable terms or at all. If HCBF needs additional capital but cannot raise it, HCBF’s ability to expand its operations could be adversely affected. Further, HCBF’s Articles of Incorporation do not provide shareholders with preemptive rights and such shares may be offered to investors other than shareholders at the discretion of the Board. If HCBF does sell additional shares of common stock to raise capital, the sale could dilute your ownership interest and such dilution could be substantial. However, certain of HCBF’s shareholders are party to a shareholders’ agreement which provides those shareholders with a contractual preemptive right, which is not available generally to other shareholders who are not a party to that shareholders’ agreement. For more information about the preemptive rights that are available to certain HCBF shareholders see, “Description of HCBF Capital Stock — Shareholders’ Agreement — Preemptive Right” on page 124.
HCBF may incur losses if management is unable to successfully manage interest rate risk.
HCBF’s profitability depends to a large extent on HCBF’s net interest income, which is the difference between income on interest-earning assets, such as loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. HCBF is unable to predict changes in market interest rates, which are affected by many factors beyond its control, including inflation, recession, unemployment, federal funds target rate, money supply, domestic and international events and changes in the United States and other financial markets. HCBF’s net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.
Changes in the difference between short-term and long-term interest rates may also harm HCBF’s business. Like most banking institutions, HCBF generally uses short-term deposits to fund longer-term assets. When interest rates change, assets and liabilities with shorter terms reprice more quickly than those with longer terms, which could have a material adverse effect on HCBF’s net interest margin. If market interest rates rise rapidly, interest rate adjustment caps may also limit increases in the interest rates on adjustable rate loans, which could further affect HCBF’s net interest income. The increased price competition for deposits that may result upon the return to a historically normal interest rate environment could adversely affect net interest rate margins of community banks.
Although HCBF continuously monitors interest rates and has a number of tools designed to manage interest rate risk exposure, changes in market assumptions regarding future interest rates could significantly impact HCBF’s interest rate risk strategy, financial position and results of operations. If HCBF does not properly monitor its interest rate risk management strategies, these activities may not effectively mitigate HCBF’s interest rate sensitivity or have the desired impact on HCBF’s results of operations or financial condition.
HCBF could recognize losses on securities held in its securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.
Factors beyond HCBF’s control can significantly influence the fair value of securities in its portfolio and can cause potential adverse changes to the fair value of these securities. For example, fixed-rate securities acquired by HCBF will generally experience a decrease in market value when interest rates rise. Additional factors that may impact the market value of securities in HCBF’s portfolio include rating agency downgrades of the securities or HCBF’s own analysis of the value of the security, defaults by the issuer or individual mortgagors with respect to the underlying securities, and continued instability in the credit markets. Any of the foregoing factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, HCBF may recognize realized or unrealized losses in future periods, which could have an adverse effect on HCBF’s financial condition and results of operations.
An economic downturn could hinder HCBF’s ability to operate profitably and have an adverse impact on its operations.
HCBF’s interest-earning assets are concentrated in loans secured by properties located within its target market, which generally includes the heart of Florida along the I-95 and I-75 corridors, between Jacksonville and Gainesville, Florida in the north and Fort Lauderdale and Naples, Florida in the south, including Orlando Florida and other interior markets (“Target Market”). As of December 31, 2016, substantially all of HCBF’s loans secured by real property were secured by real property located in HCBF’s Target Market. The concentration of HCBF’s loans in this area subjects HCBF to risk that a downturn in the economy or recession in that area could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect HCBF than if HCBF’s lending were more geographically diversified. In addition, since a large portion of HCBF’s portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by HCBF. HCBF may suffer losses if there is a decline in the value of the properties underlying HCBF’s mortgage loans, which would have an adverse impact on HCBF’s operations.
HCBF is subject to extensive governmental regulation.
HCBF is subject to extensive governmental regulation. As a bank holding company, HCBF is regulated primarily by the Federal Reserve. Harbor Community Bank is a commercial bank chartered by the State of Florida and regulated by the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation. These federal and state bank regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon HCBF and Harbor Community Bank. Any such restrictions imposed by federal and state bank regulators could affect HCBF’s profitability.
The banking industry is very competitive.
The banking business is highly competitive and HCBF competes directly with financial institutions that are more established and have significantly greater resources and lending limits. As a result of those greater resources, the larger financial institutions may be able to provide a broader range of products and services to their customers than HCBF and may be able to afford newer and more sophisticated technology than HCBF. HCBF’s long-term success will be dependent on HCBF’s ability to compete successfully with other financial institutions.
Florida financial institutions, such as HCBF, may face a higher risk of noncompliance and enforcement actions under the Bank Secrecy Act and other anti-money laundering statutes and regulations.
Since September 11, 2001, banking regulators have intensified their focus on anti-money laundering and Bank Secrecy Act compliance requirements, particularly the anti-money laundering provisions of the USA PATRIOT Act. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (OFAC). Since 2004, federal banking regulators and examiners have been aggressive in their supervision and examination of financial institutions located in Florida with respect to Bank Secrecy Act and anti-money laundering compliance. Consequently, numerous formal enforcement actions have been instituted against Florida-based financial institutions. In order to comply with regulations, guidelines and examination procedures in this area, HCBF has been required to adopt new policies and procedures and to install new systems. HCBF cannot be certain that the policies, procedures and systems will permit HCBF to fully comply with these laws. Furthermore, financial institutions that HCBF has already acquired or may acquire in the future may or may not have had adequate policies, procedures and systems to fully comply with these laws. Whether HCBF’s policies, procedures and systems are deficient or the policies, procedures and systems of the financial institutions that it has already acquired or may acquire in the future are deficient, HCBF could be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and to obtain regulatory approvals necessary to proceed with certain aspects of HCBF’s business plan, including HCBF’s acquisition plans.
Confidential customer information transmitted through HCBF’s online banking service is vulnerable to security breaches and computer viruses, which could expose HCBF to litigation and adversely affect HCBF’s reputation and HCBF’s ability to generate deposits.
HCBF provides its clients the ability to bank online. The secure transmission of confidential information over the Internet is a critical element of banking online. HCBF’s network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security problems. HCBF may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that HCBF’s activities or the activities of its clients involve the storage and transmission of confidential information, security breaches and viruses could expose HCBF to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing clients to lose confidence in HCBF’s systems and could adversely affect HCBF’s reputation and its ability to generate deposits.
HCBF’s operations could be interrupted if its third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.
Like many community banks, HCBF depends on a number of relationships with third-party service providers. Specifically, HCBF receives core systems processing, essential web hosting and other internet systems, deposit processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and HCBF is unable to replace them with other service providers, HCBF’s operations could be interrupted. If an interruption were to continue for a significant period of time, HCBF’s business, financial condition and results of operations could be adversely affected, perhaps materially. Even if HCBF is able to replace them, it may be at a higher cost to HCBF, which could adversely affect HCBF’s business, financial condition and results of operations.
The obligations associated with being a public company require significant resources and management attention, which may divert from HCBF’s business operations.
As a result of the effectiveness of the registration statement filed by HCBF in connection with the merger, HCBF will become obligated to file reports with the SEC, including annual and quarterly reports. Previously, HCBF operated as a private company and was not obligated to make such filings. Compliance with the rules and requirements pertaining to the filings HCBF will be required to make with the SEC will result in increased expense and will require additional attention by HCBF’s management, which could adversely affect HCBF’s business operations.
Risks Related to Market Events
HCBF’s loan portfolio is heavily concentrated in mortgage loans secured by properties in Florida which causes HCBF’s risk of loss to be higher than if it had a more geographically diversified portfolio.
HCBF’s interest-earning assets are heavily concentrated in mortgage loans secured by real estate, particularly real estate located in Florida. As of December 31, 2016, approximately 86.4% of HCBF’s loans had real estate as a primary, secondary, or tertiary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower; however, the value of the collateral may decline during the time the credit is extended. If HCBF is required to liquidate the collateral securing a loan during a period of reduced real estate values to satisfy the debt, HCBF’s earnings and capital could be adversely affected.

Additionally, as of December 31, 2016, substantially all of HCBF’s loans secured by real estate are secured by commercial and residential properties located in Florida. The concentration of loans in these areas subjects HCBF to risk that a downturn in the economy or recession in these areas could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect HCBF than if its lending were more geographically diversified. In addition, since a large portion of HCBF’s portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, or a man-made disaster could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by HCBF. HCBF may suffer further losses due to the decline in the value of the properties underlying its mortgage loans, which would have an adverse impact on its results of operations and financial condition.
HCBF’s concentration in loans secured by real estate may increase its credit losses, which would negatively affect financial results.
Due to a relative lack of diversified industry within the markets served by HCBF, HCBF has concentrations in the types of loans funded. Specifically, due to the nature of HCBF’s markets, a significant portion of the portfolio has historically been secured with real estate. As of December 31, 2016, approximately 43.4% and 34.0% of HCBF’s $1.07 billion loan portfolio was secured by commercial real estate and residential real estate, respectively. As of that date, approximately 9.0% was secured by property under construction.
In the event HCBF is required to foreclose on a property securing a mortgage loan or otherwise pursue remedies in order to protect HCBF’s investment, HCBF may be unable to recover funds in an amount equal to HCBF’s projected return on investment or in an amount sufficient to prevent a loss due to prevailing economic conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying HCBF’s loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans, and consequently, HCBF would sustain loan losses.
The fair value of HCBF’s investments could decline which would cause a reduction in stockholders’ equity.
A large portion of HCBF’s investment securities portfolio as of December 31, 2016 has been designated as available-for-sale pursuant to U.S. generally accepted accounting principles relating to accounting for investments. Such principles require that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in stockholders’ equity (net of tax) as accumulated other comprehensive income/loss. Stockholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. The fair value of HCBF’s investment portfolio may decline, causing a corresponding decline in stockholders’ equity.
HCBF believes that several factors will affect the fair values of its investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes in interest rates, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between short-term and long-term interest rates; a positively sloped yield curve means short-term rates are lower than long-term rates). These and other factors may impact specific categories of the portfolio differently, and HCBF cannot predict the effect these factors may have on any specific category.
Risks Related to an Investment in HCBF’s Voting Common Stock
There is no established trading market for HCBF’s voting common stock and you may not be able to resell your shares.
The shares of HCBF voting common stock are not currently traded on any securities exchange and do not have an established trading market, unlike shares of Jefferson common stock. Even if HCBF’s voting common stock is subsequently listed for trading on a national securities exchange or quoted over-the-counter, a trading market for your HCBF shares may not develop and if it does, you still may not be able to sell your shares at all, or at the stipulated value of  $14.50 per share established pursuant to the Merger Agreement or for any listed or quoted price.

HCBF may be unable or unwilling to provide liquidity for its shares of voting common stock.
If within 24 months after the closing of the merger, HCBF voting common stock is not listed for trading on a national securities exchange or quoted over-the-counter on the OTCQB or OTCQX market, HCBF has agreed to use its commercially reasonable efforts to provide liquidity to its shareholders through a strategic alternative, including causing its voting common stock to be listed or quoted as set forth above or through a merger or similar transaction with a publicly traded bank or bank holding company, in any case in HCBF’s sole discretion. Any such strategic alternative would be subject to market risk and, if enacted, may not provide sufficient liquidity and could impair the volume and prices of shares that could be sold. Notwithstanding the foregoing, if HCBF’s board of directors reasonably determines (after consultation with its legal, financial or other advisors) that the implementation of a strategic alternative would not be in the best interests of the HCBF shareholders, then HCBF may delay such implementation for a reasonable period of time until such strategic alternative would be in the best interests of HCBF shareholders (as determined by the HCBF board of directors). As a result, you may be required to retain ownership of your HCBF voting common stock indefinitely.
The ownership of HCBF’s voting common stock is highly concentrated among a small number of shareholders.
Currently, HCBF has six shareholders that each beneficially own greater than 5% of the outstanding voting common stock of HCBF and collectively own greater than 86% of the outstanding voting common stock of HCBF. Of these six shareholders, two of them each own 24.99% of the outstanding voting common stock of HCBF. As a result, HCBF’s stock ownership is highly concentrated among these six institutional shareholders. Therefore, these significant shareholders, if acting together, may be able to influence or control matters requiring approval by HCBF’s shareholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of HCBF, could deprive HCBF shareholders of an opportunity to receive a premium for their common stock as part of a sale of HCBF and might ultimately affect the market price of HCBF voting common stock.
HCBF’s Articles of Incorporation and Bylaws, as well as Florida law, may prevent or delay a takeover by another company.
HCBF’s Articles of Incorporation permit the board of directors to issue preferred stock without shareholder action. The ability to issue preferred stock could discourage a company from attempting to obtain control of HCBF by means of a tender offer, merger, proxy contest or otherwise. In addition, HCBF’s Articles of Incorporation provide that three of HCBF’s largest investors each have the right to designate a director for election to HCBF’s board of directors, which may prevent or hinder a change in control (see “Description of HCBF Capital Stock — Director Appointment Rights” on page 124). Certain provisions in HCBF’s Bylaws may also prevent or hinder a change in control, including provisions related to the removal of certain directors appointed by three of HCBF’s significant shareholders. HCBF is also subject to certain provisions of the Florida Business Corporation Act which relate to business combinations with interested shareholders as well as control share acquisitions, which may also have the effect of hindering or delaying a transaction that would result in a change in control.
HCBF has never paid cash dividends to shareholders and has no current plans to pay cash dividends in the immediate future.
HCBF currently plans to retain earnings to finance future growth and has no current plans to pay cash dividends to shareholders. If HCBF’s board of directors decides to declare and pay dividends in the future, such dividends will be subject to compliance with laws and regulations applicable to bank holding companies and Florida corporations with respect to the declaration and payment of dividends, including compliance with minimum statutory capital requirements. For more information about the laws and regulations potentially impacting HCBF’s ability to declare and pay dividends, see “Regulatory Considerations — Capital; Dividends; Source of Strength” on page 112 and “Comparison of Rights of Holders of Jefferson Common Stock and HCBF Voting Common Stock — Dividends” on page 125.

Because HCBF has not paid cash dividends and does not expect to pay cash dividends in the immediate future, holders of HCBF voting common stock may only recognize a gain on their investment in the case of an appreciation in value and subsequent sale. You should not expect any appreciation in value or subsequent sale.
Your shares of common stock will not be an insured deposit.
The shares of HCBF voting common stock that you receive in the merger will not be a bank deposit and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Your investment will be subject to investment risk, and you should consider your ability to afford the loss of your entire investment.
HCBF is an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make HCBF’s voting common stock less attractive to investors.
HCBF is an “emerging growth company,” as defined in the JOBS Act. For as long as HCBF continues to be an emerging growth company, HCBF may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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not being required to comply with the auditor attestation requirements in the assessment of HCBF’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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reduced disclosure obligations regarding executive compensation in HCBF’s periodic reports and proxy statements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

HCBF will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which HCBF has total annual gross revenue of at least $1 billion, or (c) in which HCBF is deemed to be a large accelerated filer, which means the market value of HCBF’s common stock that is held by non-affiliates exceeds $700 million as of June 30th of the prior year, and (2) the date on which HCBF has issued more than $1 billion in non-convertible debt during the prior three-year period. Investors may find HCBF’s voting common stock less attractive if HCBF chooses to rely on these exemptions. If some investors find HCBF’s voting common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for HCBF’s voting common stock and the price of HCBF’s voting common stock may be more volatile.

THE SPECIAL MEETING OF SHAREHOLDERS OF JEFFERSON
Date, Time and Place
Jefferson will hold the Special Meeting at [•],[•], Florida [•], on [•], 2017 at [•], local time.
Purpose of the Special Meeting
At the Special Meeting, you will be asked to consider and vote upon the proposals to (i) approve the Merger Agreement and (ii) grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of any of the board proposals.
Recommendation of Jefferson’s Board of Directors
After careful consideration, Jefferson’s board of directors unanimously recommends that you vote “FOR” each of the proposals.
Record Date; Shares Entitled to Vote; Quorum
Only holders of record of Jefferson common stock at the close of business on [•], 2017, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. At the close of business on the record date, Jefferson had approximately [•] shares of common stock outstanding and entitled to vote. Holders of record of shares of Jefferson common stock on the record date are entitled to one vote per share at the Special Meeting on all matters to be considered at the meeting.
A quorum of shareholders is necessary to hold a valid Special Meeting. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum to transact business at the Special Meeting.
Voting of Proxies
Proxies are being solicited on behalf of Jefferson’s board of directors for use at the Special Meeting. If you are a shareholder of record, you may submit a proxy for the Special Meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided or by voting electronically. All signed, returned proxy cards that are not revoked will be voted in accordance with the instructions on the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes “ FOR” that proposal.
If you are a shareholder of record, you may also vote in person at the Special Meeting. If you hold shares in street name through a bank, broker or nominee, you may not vote in person at the Special Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.
Effect of Abstentions
If a shareholder indicates on their proxy card or voting instruction card that they wish to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. If a shareholder does not sign and send in the proxy card or vote in person at the Special Meeting, or if the shareholder marks the “abstain” box on the proxy card or voting instruction card:
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it will have the same effect as a vote against the proposal to approve the merger and approve and adopt the Merger Agreement; but

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it will have no effect on the proposals to grant discretionary authority to adjourn the Special Meeting.

Effect of Broker Non-Votes
Broker non-votes occur where a broker holding stock in “street name” is entitled to vote the shares on some matters but not others. If shares are in street name (or held by a broker) and the shareholder does not give his broker voting instructions on those matters for which the broker has no discretion, the missing votes are broker non-votes. Broker non-votes will be deemed present for quorum purposes for all proposals to be voted on at the Special Meeting. Broker non-votes:
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will have the same effect as a vote against the proposal to approve the merger and approve and adopt the Merger Agreement; but

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will have no effect on the proposals to grant discretionary authority to adjourn the Special Meeting.

Required Vote
Approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Jefferson common stock outstanding on the record date of the Special Meeting. Jefferson’s Directors owning approximately 19.1% of the shares of Jefferson common stock have agreed, subject to certain exceptions, to vote to approve the Merger Agreement.
Approval of the proposal to grant discretionary authority to adjourn the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.
The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.
Revoking of Proxies
A shareholder may revoke a proxy at any time before it is voted. A proxy may be revoked by completing, signing, dating and returning a proxy with a later date, which is received by Jefferson before the vote is taken, by delivering a written, dated notice of revocation to the Corporate Secretary of Jefferson, which is received by Jefferson before the vote is taken, stating that the proxy is revoked or by attending the meeting and voting in person. If a shareholder has instructed a broker, bank or nominee to vote his, her or its shares of Jefferson common stock by executing a voting instruction card, the shareholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.
Expenses of Soliciting Proxies
The solicitation of proxies from Jefferson shareholders is made on behalf of the Jefferson board of directors. HCBF and Jefferson will generally share the costs and expenses of printing and mailing this proxy statement/prospectus. After the original mailing of the proxies and other soliciting materials, Jefferson or its agents may also solicit proxies by mail, telephone, facsimile, email or in person.
Jefferson Stock Certificates
Please do not send in any Jefferson stock certificates with your proxy cards. American Stock Transfer & Trust Company, the exchange agent for the merger, will send letters of transmittal with instructions for the surrender of certificates representing shares of Jefferson common stock to the former Jefferson shareholders shortly after the merger is completed.

PROPOSAL NO. 1 — THE MERGER
The following is a description of the material aspects of the merger and the Merger Agreement. While Jefferson and HCBF believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Jefferson and HCBF encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.
Summary of the Merger
The merger is a proposed business combination between Jefferson and HCBF where Jefferson will merge with and into HCBF, with HCBF surviving the merger. Immediately after the merger, HCBF, as the surviving bank holding company, will cause Jefferson Bank of Florida to merge with and into Harbor Community Bank, with Harbor Community Bank being the surviving bank. Pursuant to the Merger Agreement, at the effective time of the merger, each issued and outstanding share of Jefferson common stock will be converted into the right to receive, at each shareholders election, either 0.9676 shares of HCBF voting common stock or $14.03 in cash. Elections by Jefferson shareholders are subject to proration procedures, if necessary, such that not more than 20% of the issued and outstanding shares of Jefferson common stock will receive cash. Options to acquire shares of Jefferson common stock at the effective time of the merger will become fully vested and will be converted into the right to receive cash based on the difference between $14.03, the stipulated value of one share of Jefferson common stock, and the exercise price per share under the option.
Background of the Merger
The board of directors of Jefferson has regularly reviewed and discussed Jefferson’s long-term objectives and strategies, including how Jefferson could increase shareholder value in light of economic, regulatory, competitive, and other relevant factors. These discussions have included strategies to enhance Jefferson Bank of Florida’s operations and profitability, as well as opportunities to engage in merger or acquisition transactions, as either a buyer or a seller.
As a result of those discussions, Jefferson’s board of directors concluded that acquiring or engaging in a “merger-of-equals” could be an effective way of increasing operating efficiencies and profitability. Beginning in the first quarter of 2016, Jefferson’s board of directors began to actively evaluate the potential of engaging in such a transaction with certain other banks located in Jefferson’s market areas. After meeting with representatives of three other financial institutions, the board of directors ultimately concluded that such a transaction was unlikely to be successful due to differences in the credit quality, corporate culture, or financial metrics of those institutions relative to Jefferson’s.
In the second quarter of 2016, Jefferson’s board of directors began consulting with representatives of investment banking firm and financial advisors Hovde, to discuss current market trends with regard to bank merger and acquisition transactions, potential buyers in Jefferson’s market, valuation and pricing factors, and the process through which a bank may pursue a sale. During this period, the board of directors authorized Hovde to conduct a discreet and informal “market check” with potential acquirers. The board of directors limited the scope of Hovde’s activities to six publicly traded institutions, because: (i) the board viewed them as the most likely to be capable and interested in acquiring Jefferson; (ii) the board wanted to be able to propose to Jefferson’s shareholders a transaction that would be qualified as a tax-free reorganization under Federal income tax laws; and (iii) the board wanted to provide the shareholders with an opportunity to remain invested in community banking institution with a perceived potential for future stock appreciation, which would be composed, in part, with Jefferson’s assets, liabilities, and operations.
In September 2016, one of those companies, a multi-billion dollar institution indicated that it would be interested in acquiring Jefferson for $14.03 per share, if the acquisition could be conducted simultaneously with the acquisition of another Tampa Bay bank of similar size to Jefferson Bank of Florida. Jefferson’s board of directors preliminarily determined that such consideration appeared to fairly value Jefferson. When that potential acquirer was unable to reach an agreement in principle with the other Tampa Bay bank, it informed Hovde that it was not interested in pursuing an independent transaction with Jefferson.

The other responses to Hovde’s inquiries did not produce any offers with quantified consideration. The feedback Hovde received indicated that the other five institutions generally were seeking larger acquisition targets or institutions that were headquartered in the city of Tampa. At that time, Jefferson’s board of directors decided to not actively market the institution and instead focus on continuing its organic growth plan.
Later in September 2016, HCBF made to Hovde an unsolicited indication of HCBF’s potential interest in Jefferson. Hovde advised HCBF that Jefferson’s board of directors had previously received an offer of $14.03 per share, and that such consideration appeared to the board to fairly value Jefferson, but that such transaction was not pursued for reasons not related to pricing. On October 3, 2016, HCBF submitted to Jefferson’s board of directors a letter of intent proposing a merger transaction in which HCBF would pay to Jefferson’s shareholders merger consideration consisting of 90% HCBF stock and 10% cash, equal to the $14.03 per share of Jefferson common stock which Jefferson’s board of directors had previously considered to represent a fair valuation of Jefferson. The letter of intent also included a requirement that Robert McGivney enter into an employment agreement with HCBF at the time of the merger. The letter of intent also included a 45-day exclusivity period during which Jefferson would refrain from marketing itself to any other party and in which each party would conduct a due diligence review of the other.
On October 4, 2016, Jefferson’s board of directors met to discuss HCBF’s proposed letter of intent. The board concluded that the offered price was attractive based on the valuation of the common stock of both Jefferson and HCBF relative to comparable merger transactions. The board believed that a transaction structured as a tax-free reorganization, with the stock consideration being that of a community banking institution, provided the most value to Jefferson’s shareholders, but the board was concerned about the illiquidity of HCBF’s stock. To ameliorate these concerns, the board asked Hovde to inquire with HCBF as to whether HCBF would commit to applying to list its stock on an exchange or a market and if HCBF would increase the size of the cash component of the merger consideration. Jefferson’s board also asked Hovde to express to HCBF a desire for the right to perform reverse due diligence and for one member of Jefferson’s board to join HCBF’s board of directors at the time of the consummation of a merger transaction. Based on the nature of responses previously received by Hovde, Jefferson’s board of directors elected to not re-solicit the six institutions Hovde had contacted in September 2016.
On October 28, 2016, Jefferson Chief Executive Officer and Chairman Robert B. McGivney and directors Gary Blackwell, David Brandon, Ronald Hockman, and Joseph Oliveri met at HCBF’s headquarters with the HCBF board of directors, including HCBF’s Chief Executive Officer and Chairman Michael Brown, Sr. and President J. Hal Roberts, Jr. At that meeting, the Jefferson representatives discussed with the HCBF representatives both institutions’ operations, culture, future goals and plans, and the illiquidity of HCBF’s stock. They also discussed the proposed merger transaction.
On November 8, 2016, HCBF submitted to Hovde a revised letter of intent. The revised letter of intent proposed increasing the maximum cash component of the merger consideration to up to 20%, intended to preserve the ability to characterize the transaction as a tax-free reorganization and meet HCBF’s stated accretion and dilution metric preferences, and offering one seat on HCBF’s board of directors to a mutually agreeable Jefferson director.
On November 15, 2016, Mr. McGivney met with Mr. Brown, Sr. and Mr. Roberts at Jefferson’s headquarters. At that meeting, they discussed Jefferson’s board’s concerns regarding the illiquidity of HCBF’s stock and the process for the potential integration of Jefferson Bank of Florida’s operations into Harbor Community Bank’s operations.
On November 16, 2016, Jefferson’s board of directors met to consider the revised terms of the proposed merger. The meeting was attended by representatives of Hovde and Igler and Pearlman, P.A. (“IP”), Jefferson’s legal counsel. The IP representative discussed, among other things, the directors’ fiduciary duties to Jefferson’s shareholders. The Hovde representatives discussed, along with other matters, current market trends in Florida bank mergers.
At this meeting, the Jefferson board discussed the revised letter of intent. With respect to the increased cash merger consideration, the board expressed a preference to have an election procedure by which Jefferson shareholders could elect to receive stock or cash, with the total cash component capped at 20%, as offered in HCBF’s November 8, 2016 draft of the letter of intent, and prorated among Jefferson shareholders who elected to receive cash, in the event that shareholders elected to receive more cash than was offered under the 20% limit. The Jefferson board also discussed the importance of President James Nelson to Jefferson’s success and his ongoing importance to preserving for HCBF the business of Jefferson following the merger. The Board further discussed its concern about the illiquidity of HCBF’s stock. The Hovde and IP representatives suggested that an over-the-counter listing, similar to Jefferson’s current listing, could be obtained by HCBF through a market maker.
At the conclusion of the meeting, the Jefferson board instructed Hovde to inform HCBF that the board was interested in pursuing the proposed transaction, contingent upon the inclusion of the election and proration procedures for the merger consideration, a requirement that HCBF and Mr. Nelson enter into an employment agreement, and a commitment by HCBF to apply to list its stock on a national securities exchange or seek assistance from a market maker to quote its stock in the over-the-counter markets within two years of the closing of the anticipated transaction.
On November 29, 2016, HCBF submitted to Hovde a further revised letter of intent. The revised letter of intent included the election and proration procedures desired by Jefferson’s board of directors and a requirement that HCBF and Mr. Nelson enter into a one-year employment agreement at the time of the merger. The letter of intent also contained a commitment from HCBF to use its commercially reasonable efforts, consistent with its board of directors’ evaluation of the best interests of HCBF’s shareholders, to provide liquidity for its common stock and shareholders. After considering those revisions, Jefferson’s board of directors approved the letter of intent and authorized and instructed Mr. McGivney to execute it on behalf of Jefferson. At this meeting, the board also authorized Mr. McGivney to engage Saltmarsh, Cleaveland & Gund, P.A. (“Saltmarsh”) to assist Jefferson in its due diligence review of HCBF’s financial condition and performance, loan portfolio, and other operations.
On November 30, 2016, Jefferson and HCBF executed the letter of intent.
Beginning in December 2016, Jefferson and HCBF conducted their respective due diligence reviews of each other. In this process, Jefferson was assisted by Saltmarsh, IP, and Hovde. Also during this time, Jefferson, HCBF, and their respective legal counsel negotiated the terms of the Merger Agreement, including the exchange of several drafts of the Merger Agreement and the ancillary documents. Both Mr. McGivney and Mr. Nelson undertook individual reviews of their respective proposed employment agreements and engaged in discussions with representatives of HCBF regarding the terms of such agreements.
On January 7, 2017, Jefferson’s board of directors met with the IP and Hovde representatives to discuss a request of HCBF to extend the 45-day exclusivity period and, by implication, the due diligence review period. Given the perceived low risk nature of such an extension, the board authorized Mr. McGivney and IP to document and execute a one-week extension of the exclusivity period. The board and IP also discussed the status of the negotiations of the Merger Agreement.
On January 17, 2017, a substantially final draft of the Merger Agreement and a draft of Saltmarsh’s report were circulated to Jefferson’s directors.
On January 18, 2017, Jefferson’s board of directors met to review and discuss Saltmarsh’s report, Hovde’s presentation and fairness opinion, and the Merger Agreement. The board of directors also reviewed the terms of the proposed voting agreements and non-competition agreements and concluded that they were reasonable and appropriate given the terms and structure of the merger. The board also reviewed the proposed employment agreements with Mr. McGivney and Mr. Nelson. Representatives of Hovde and IP attended the meeting in person and a representative of Saltmarsh and another Hovde representative attended telephonically.
Saltmarsh’s representative explained the purpose of a due diligence review is to identify any issues regarding HCBF which might negatively affect Jefferson’s board of directors’ evaluation of a merger with HCBF. The Saltmarsh representative discussed certain concerns identified by HCBF’s independent auditors, which were not considered to be material by those auditors. The Saltmarsh representative also discussed HCBF’s financial condition and performance, its loan portfolio, and other operational and regulatory matters. At the conclusion of his presentation, the Saltmarsh representative left the meeting.

The Hovde representative, who attended telephonically, requested that Hovde’s presentation and opinion be distributed to the directors and others present. In his review of the presentation, the Hovde representative described the financial terms of the merger, HCBF’s commitment to seek liquidity for its stock, and the termination fee. Hovde’s representative continued with a valuation analysis of the merger, first from a market approach and then from an income approach. He explained in detail the assumptions used in both approaches and answered questions from the directors.
The Hovde representative concluded his presentation by stating that in Hovde’s opinion, the merger was fair, from a financial point of view, to Jefferson’s shareholders. The Hovde representative then left the meeting.
IP’s representative then discussed the board of directors’ fiduciary duties and provided a review of the Merger Agreement. He explained that the Merger Agreement includes all of the technical information regarding the merger. He emphasized the “dissenting shareholder” provisions and explained that process to the Board. He then reviewed the election and proration procedures, including how fractional shares would be redeemed for cash and that the merger consideration would be adjusted for certain pre-closing changes in HCBF’s capitalization, such as a stock split or stock dividend. The IP representative then reviewed the representations and warranties to be made by Jefferson and by HCBF, the covenants of both parties, the conditions to closing, and the termination provisions. In particular, he discussed in detail Jefferson’s commitment not to market itself, its right to terminate the Merger Agreement if it received a superior, unsolicited offer and the terms of the termination fee.
The IP representative also reviewed the various other agreements that Jefferson’s directors and executive officers would be required to enter. He discussed the terms and conditions of the non-compete and non-solicitation agreements for each non-employee director and the shareholder voting agreements for each director. He also described the purpose and terms of the claims letters for each director and executive officer. He then discussed the employment agreements for Mr. McGivney and Mr. Nelson. The IP representative concluded his presentation by answering questions from the directors.
The directors thoroughly reviewed and evaluated the proposed terms of the merger and Merger Agreement, as well as Saltmarsh’s Report and Hovde’s opinion. The directors emphasized the need to conclude that the merger is in the best interests of Jefferson’s shareholders. Following this discussion, and based on its conclusions that the merger is in the best interests of Jefferson’s shareholders, the board of directors of Jefferson unanimously approved the merger and the Merger Agreement.
On January 20, 2017, HCBF and Jefferson executed the Merger Agreement.
Jefferson’s Reasons for the Merger and Recommendation of Jefferson’s Board
Jefferson’s board of directors believes that the merger presents an opportunity for Jefferson and its shareholders to become part of a more diversified, $2 billion commercial bank, operating in several of the largest markets in Florida. Jefferson’s board of directors believes that the merger will afford HCBF the opportunity to expand and diversify its revenue sources and markets, provide for material earnings per share accretion due to cost savings opportunities, and sustain its robust loan and deposit origination trends in HCBF’s currents markets and the markets presently served by Jefferson.
The terms of the merger, including the merger consideration, are the result of substantive arm’s-length negotiations between representatives of Jefferson and HCBF. In reaching its decision to approve the merger, Jefferson’s board of directors consulted with its financial, legal, and accounting advisors regarding the terms of the transaction and with HCBF’s management. In approving the Merger Agreement and the transactions contemplated by the Merger Agreement, Jefferson’s board of directors considered, among other things, the following material factors:
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the value of the consideration to be received by Jefferson’s shareholders relative to recent trading prices, book value, and earnings per share of Jefferson common stock, including the relationship between the consideration and Jefferson’s book value and earnings per share, and the book value and earnings per share of HCBF;

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information about HCBF and Jefferson, including the business and financial condition, results of operations, earnings, business prospects, and financial obligations, including financial obligations to be incurred in connection with the merger;

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HCBF’s commitment to use its commercially reasonable efforts, consistent with its board of directors’ evaluation of the best interests of HCBF’s shareholders, to provide liquidity for its common stock and shareholders, as discussed under “The Merger Agreement — Liquidity of HCBF Voting Common Stock” beginning on page 56;

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the ability of Jefferson’s shareholders to choose the form of consideration to be received in the merger, subject to certain limitations as provided in the Merger Agreement;

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the fact that a portion of the merger consideration will consist of shares of HCBF voting common stock, which will allow Jefferson shareholders to participate in the future performance of HCBF’s business and synergies resulting from the merger;

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the competence, experience, and integrity of the management of both Jefferson and HCBF;

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the prospects of the successful execution of the proposed transactions;

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the financial terms of recent merger and acquisition transactions involving banks and bank holding companies, particularly in Florida, and a comparison of the financial metrics of such transactions with the terms of the proposed merger with HCBF;

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the alternatives to the merger, including Jefferson’s prospects as an independent financial institution;

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the participation of a Jefferson director in the combined company, which the board believed would enhance the strategic benefits that HCBF expects to achieve as a result of the merger;

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the need for additional capital to support Jefferson’s future growth and operations, including the expenses associated with raising such capital and the terms on, and prices at, which Jefferson could obtain such capital;

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the competitive and regulatory environment for Jefferson and financial institutions generally;

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the fact that the merger will be structured as a tax-free exchange, providing certain tax benefits to the extent that shareholders receive HCBF voting common stock in the merger;

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the fact that shareholders can elect to receive up to 20% in cash;

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HCBF’s history of successful integration of other acquired financial institutions;

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HCBF’s Community Reinvestment Act rating;

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HCBF’s relatively larger size, which should allow the combined company to compete more effectively through broader product offerings and a larger legal lending limit;

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the potential that HCBF will receive greater attention from investors and potential strategic partners or acquirers due to its larger size; and

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the opinion of Hovde that the merger consideration is fair, from a financial point of view, to the shareholders of Jefferson.

Jefferson’s board of directors also considered potential risks associated with the merger in connection with its deliberations, including the following:
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the possibility that HCBF will not be able to obtain liquidity for its common stock and shareholders;

•
the potential diversion of management attention and resources from the operation of Jefferson’s business towards the completion of the merger;

•
the requirement that Jefferson conduct its business in the ordinary course and subject to certain restrictions prior to the completion of the merger, which may delay or prevent Jefferson from exploiting business opportunities that may arise pending completion of the merger;

•
the potential for delays in receiving necessary regulatory approvals and in obtaining an order of effectiveness for the registration statement of which this proxy statement/prospectus is a part;

•
the possibility that HCBF will not be able to achieve anticipated cost savings or successfully integrate Jefferson’s business, operations, and employees with those of HCBF;

•
the possibility that the termination fee will discourage other parties that might be interested in a transaction with Jefferson from proposing such a transaction; and

•
the impact of Jefferson’s merger-related costs, which Jefferson will incur regardless of whether the merger is consummated, on its financial condition.

The foregoing discussion of the factors and risks considered by Jefferson’s board of directors is not exhaustive, but includes the material factors and risks considered by the board of directors. In view of the wide variety of factors and risks considered by Jefferson’s board of directors in connection with its evaluation of the merger and the complexity of those matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors and risks described above, individual members of Jefferson’s board of directors may have given different priority to different factors.
Jefferson’s entry into the Merger Agreement was unanimously approved by Jefferson’s board of directors on January 18, 2017 and Jefferson’s board unanimously recommends that you vote “FOR” the Merger Agreement.
HCBF’s Reasons for the Merger
HCBF’s board of directors concluded that the merger is in the best interests of HCBF and its shareholders. In deciding to adopt and approve the Merger Agreement and to approve the merger, HCBF’s board of directors considered a number of factors, including the following:
•
management’s view that the merger with Jefferson provides an attractive opportunity to expand into new markets in Hillsborough, Pinellas and Pasco Counties, all of which, in their view, are desirable markets;

•
management’s view that the senior management and staff of Jefferson add significant skills to the combined organization;

•
Jefferson’s community banking orientation and its compatibility with HCBF and Harbor Community Bank;

•
the effectiveness of the merger as a method of implementing and accelerating HCBF’s growth strategy and objectives;

•
the complementary fit of the businesses of HCBF and Jefferson, which HCBF’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

•
management’s review of the business, operations, earnings, and financial condition of Jefferson, including capital levels and asset quality;

•
management’s belief that the combined company will be positioned to benefit from increased credit portfolio diversity and increased lending capacity;

•
the guidance and advice provided by HCBF’s financial advisors with respect to the proposed merger; and

•
management’s view that the combined organization will have greater access to capital and growth opportunities through mergers and acquisitions.

Opinion of Hovde Group, LLC
The fairness opinion and a summary of the underlying financial analyses of Jefferson’s financial advisor, Hovde Group, LLC, are described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Jefferson. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Jefferson or HCBF. You should review the copy of the fairness opinion, which is attached as Annex C.
Hovde has acted as Jefferson’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Jefferson and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.
Hovde reviewed the financial aspects of the proposed merger with Jefferson’s board of directors and, on January 18, 2017, delivered a written opinion to Jefferson’s board of directors that the merger consideration to be received by the shareholders of Jefferson in connection with the merger is fair to the shareholders of Jefferson from a financial point of view.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Annex C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to Jefferson’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by Jefferson’s shareholders in connection with the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.
During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Jefferson and material prepared in connection with the merger, including the following:
•
reviewed a draft of the Merger Agreement dated January 17, 2017, as provided to Hovde by Jefferson;

•
reviewed certain unaudited financial statements for Jefferson and HCBF for the year ended December 31, 2016;

•
reviewed certain historical annual reports of Jefferson and HCBF, including audited annual reports for the year ended December 31, 2015;

•
reviewed certain historical publicly available business and financial information concerning Jefferson and HCBF;

•
reviewed certain internal financial statements and other financial and operating data of Jefferson and HCBF;

•
reviewed financial projections prepared by certain members of senior management of Jefferson and HCBF;

•
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•
assessed the general economic, market and financial conditions;

•
reviewed the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

•
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis.

Hovde also conducted meetings and had discussions with members of senior management of Jefferson and HCBF for purposes of reviewing the business, financial condition, results of operations and future prospects of Jefferson and HCBF, as well as the history and past and current operations of Jefferson and HCBF and Jefferson’s and HCBF’s historical financial performance, outlook and future prospects. Hovde also discussed with management of Jefferson its assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.
In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Jefferson and HCBF, and in the discussions it had with management of Jefferson and HCBF. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by Jefferson and HCBF, and assumed that the financial forecasts, including the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared by Jefferson and HCBF on a basis reflecting the best currently available information and judgments and estimates by Jefferson and HCBF, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to independently verify such information or assumptions.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for Jefferson and HCBF are, in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Jefferson or HCBF, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Jefferson or HCBF.
Hovde assumed that the merger would be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by Jefferson or any other party to the Merger Agreement and that the final Merger Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger would be in compliance with all laws and regulations that are applicable to Jefferson and HCBF. Jefferson advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction would be imposed on Jefferson or on HCBF that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of Jefferson and HCBF after the merger.
Jefferson engaged Hovde on January 17, 2017, to provide Jefferson with financial services relating to, among other things, issuing a fairness opinion to Jefferson’s board of directors. Pursuant to the terms of the engagement, Hovde received consideration in the amount of  $50,000 for the delivery of its fairness opinion. At the time the merger is completed, Jefferson will pay Hovde a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Jefferson has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.
In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, Jefferson and HCBF. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Jefferson might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by Jefferson’s board of directors in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Jefferson’s board of directors or Jefferson’s management with respect to the fairness of the merger consideration to be received by Jefferson’s shareholders in connection with the merger.
The following is a summary of the material analyses prepared by Hovde and delivered to Jefferson’s board of directors on January 18, 2017, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States (consisting of the states of Virginia, West Virginia, Tennessee, North Carolina, South Carolina, Georgia, Alabama, Arkansas, Mississippi, Louisiana, and Florida) announced since January 1, 2015, in which the target had assets between $150 million and $500 million, nonperforming assets (“NPAs”) to assets of less than 2.0%, and a return on average assets (“ROAA”) between 0.50% and 1.50% over the last twelve months (“LTM”). The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2015, in which the target had assets between $200 million and $500 million, NPAs to assets of less than 2.0%, a return on average assets between 0.40% and 1.25% over the last twelve months and a tangible equity to tangible assets ratio of less than 9.50%. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding, the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (11 transactions for the Regional Group and 10 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
Little Bank, Inc. (NC)	Union Banc Corp. (NC)
Trustmark Corporation (MS)	RB Bancorporation (AL)
Bay Banks of Virginia, Inc. (VA)	Virginia BanCorp, Inc. (VA)
Stonegate Bank (FL)	Insignia Bank (FL)

Pinnacle Financial Corporation (GA)	Independence Bank of Georgia (GA)
Sunshine Bancorp, Inc. (FL)	FBC Bancorp, Inc. (FL)
Seacoast Banking Corp. of Florida (FL)	Floridian Financial Group, Inc. (FL)
Renasant Corporation (MS)	KeyWorth Bank (GA)
National Commerce Corporation (AL)	Reunion Bank of Florida (FL)
Carolina Alliance Bank (SC)	PBSC Financial Corporation (SC)
United Community Banks, Inc. (GA)	Money Tree Corporation (TN)
Nationwide Group:
Buyer (State)	Target (State)
HomeTrust Bancshares, Inc. (NC)	TriSummit Bancorp, Inc. (TN)
United Community Financial Corp. (OH)	Ohio Legacy Corp. (OH)
Stonegate Bank (FL)	Insignia Bank (FL)
County Bank Corp. (MI)	Capac Bancorp, Inc. (MI)
Lakeland Bancorp, Inc. (NJ)	Harmony Bank (NJ)
CVB Financial Corp. (CA)	County Commerce Bank (CA)
Alerus Financial Corporation (ND)	Beacon Bank (MN)
Northfield Bancorp, Inc. (NJ)	Hopewell Valley Community Bank (NJ)
First Financial Bankshares, Inc. (TX)	FBC Bancshares, Inc. (TX)
Ameris Bancorp (GA)	Merchants & Southern Banks of Florida, Inc. (FL)
For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of Jefferson as follows:
•
the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•
the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•
the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of  $14.03, which implied a total deal value (including implied value of stock options) of  $39,991,393 for Jefferson and were based on December 31, 2016 financial results of Jefferson.
Implied Value for Jefferson Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	164.7%	22.2x	7.2%
Precedent Transactions Regional Group:
Median	136.6%	20.6x	5.4%
Minimum	84.2%	12.5x	(2.8%)
Maximum	165.3%	33.5x	8.8%
Precedent Transactions Nationwide Group:
Median	144.2%	20.0x	5.8%
Minimum	89.8%	12.2x	(1.1%)
Maximum	389.2%	31.5x	15.0%

Using publicly available information, Hovde compared the financial performance of Jefferson with that of the median of the precedent transactions from the Regional Group and Nationwide Group. The performance highlights are based on December 31, 2016 financial results of Jefferson.
	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA	LTM ROAE(1)	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs(2)
Jefferson	8.21%	85.09%	0.65%	7.25%	69.28%	0.13%	574.01%
Precedent Transactions Regional Group:
Median	10.17%	79.34%	0.65%	6.47%	72.50%	0.76%	139.44%
Precedent Transactions Nationwide Group:
Median	9.34%	85.63%	0.61%	6.21%	73.91%	0.90%	91.50%

(1)
Return on average equity

(2)
Allowance for loan and lease losses as a percentage of nonperforming loans

No company or transaction used as a comparison in the above transaction analyses is identical to Jefferson, and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group indicated an implied aggregate valuation ranging between $33,173,000 and $37,233,000 compared to the proposed total deal value of  $39,991,393. The resulting values of the Precedent Transactions Nationwide Group indicated an implied aggregate valuation ranging between $35,023,000 and $36,987,000 compared to the proposed merger consideration of  $39,991,393.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including Jefferson’s recent performance, the current banking environment and the local economy in which Jefferson operates, Hovde determined, in consultation with and based on information provided by management of Jefferson, after-tax earnings estimates for Jefferson over a forward looking five-year period, and Jefferson management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $1,967,000 for 2017, $2,262,000 for 2018, $2,601,000 for 2019, $2,861,000 for 2020 and $3,148,000 for 2021.
To determine present values of Jefferson based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Jefferson’s common stock was calculated based on the present value of Jefferson’s net income based on Jefferson management’s forward-looking projections. Hovde utilized a terminal value at the end of 2021 by applying a range of price-to-earnings multiples of 18.0x to 22.0x, with a midpoint of 20.0x, which is the median price-to-earnings multiple derived from transactions in the Nationwide Group. The present value of Jefferson’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 11.5% and 14.5%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Jefferson’s common stock. The resulting aggregate values of Jefferson’s common stock of the DCF Terminal P/E Multiple ranged between $28,829,000 and $40,228,000, with a midpoint of  $34,211,000.
In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2021, Hovde applied a range of price-to-tangible book value multiples of 1.24x to 1.64x with the midpoint being 1.44x, which is the median price-to-tangible book value multiple derived from transactions in the Nationwide Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 11.5% and 14.5%. The resulting aggregate values of Jefferson’s common stock of the DCF Terminal P/TBV Multiple ranged between $23,598,000 and $35,625,000, with a midpoint of $29,264,000.
These analyses and their underlying assumptions yielded a range of values for Jefferson, which are outlined in the table below:
Implied Value for Jefferson Based On:	Price-to-Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	164.7%	22.2x	7.2%
DCF Analysis – Terminal P/E Multiple
Midpoint	140.9%	19.0x	4.6%
DCF Analysis – Terminal P/TBV Multiple
Midpoint	120.5%	16.2x	2.3%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Jefferson’s common stock.
HCBF Non-Marketable Minority Interest Valuation:   Because HCBF is not publicly-traded, as part of its analysis, Hovde performed a non-marketable minority interest valuation of HCBF’s common stock using the same valuation methodologies mentioned above of the market approach and the income approach. Hovde estimated that the valuation per fully diluted share of HCBF’s common stock ranged from $12.86 to $15.03. Under the market approach, Hovde reviewed publicly available information related to two comparable groups of guideline public companies.
Market Approach — Guideline Public Companies.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Nationwide Group” and a “Florida Group”) of select guideline public companies. The Nationwide Group consisted of publicly-traded banks headquartered in the United States in which the banks had assets between $1 billion and $5 billion, nonperforming assets (“NPAs”) to assets of less than 3.0%, a return on average assets (“ROAA”) between 0.25% and 1.00% over the last twelve months (“LTM”), traded on a major stock exchange, and with a weekly trading volume of less than 0.25% of shares outstanding. The Florida Group consisted of all publicly-traded banks headquartered in Florida in which the banks had assets of less than $10 billion and traded on a major stock exchange. In each case, for which financial information was available, no bank that fit the selection criteria was excluded. Information for the guideline public companies was based on balance sheet data as of September 30, 2016 and income statement data for the twelve months preceding September 30, 2016 (which was the most recent data publicly available). The resulting two groups consisted of the following banks (nine banks for the Nationwide Group and six banks for the Florida Group):
Nationwide Group:
Company (State)
CapStar Financial Holdings, Inc. (TN)
Equity Bancshares, Inc. (KS)
HomeTrust Bancshares, Inc. (NC)
Investar Holding Corporation (LA)
National Bank Holdings Corporation (CO)
Norwood Financial Corp. (PA)
Orrstown Financial Services, Inc. (PA)
Park Sterling Corporation (NC)
Sun Bancorp, Inc. (NJ)

Florida Group: Company (State)
Capital Bank Financial, Corp. (NC)
Capital City Bank Group, Inc. (FL)
CenterState Banks, Inc. (FL)
FCB Financial Holdings, Inc. (FL)
Seacoast Banking Corporation of Florida (FL)
Stonegate Bank (FL)
For each guideline company, Hovde compared the comparable trading multiples to certain financial characteristics of HCBF as follows:
•
the trading multiple of the guideline company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•
the trading multiple of the guideline company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•
the trading multiple of the difference between the trading price and the guideline company’s tangible book value to the guideline company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below.
Implied Multiple for HCBF Based On:	Price-to-Tangible Common Book Value Multiple	Price-to- LTM Earnings Multiple	Premium-to-Core Deposits Multiple
HCBF Price – Low End	132.1%	33.2x	7.0%
HCBF Price – High End	154.4%	36.8x	25.0%
Guideline Companies Nationwide Group:
Median	175.1%	29.3x	10.4%
Average	164.4%	34.5x	10.9%
Guideline Companies Florida Group:
Median	215.1%	29.7x	8.4%
Average	218.0%	27.4x	8.12%

Using publicly available information, Hovde compared the financial performance of HCBF with that of the median of the precedent transactions from the Nationwide Group and Florida Group. The performance highlights are based on December 31, 2016 financial results for tangible equity/tangible assets for HCBF and September 30, 2016 bank-level financial results for all other metrics.
	Tangible Equity/ Tangible Assets	LTM Net Interest Margin	LTM ROAA	LTM ROAE(1)	Efficiency Ratio	NPAs/ Assets	NPAs + 90 PD/Tg Equity + LLR
HCBF	11.04%	3.79%	0.43%	3.37%	77.26%	2.28%	22.1%
Guideline Companies Nationwide Group:
Median	10.32%	3.45%	0.55%	4.49%	70.19%	0.82%	8.66%
Precedent Transactions Florida Group:
Median	9.32%	3.70%	0.81%	6.78%	67.54%	0.85%	9.35%

(1)
Return on average equity

No guideline company used as a comparison in the above analyses is identical to HCBF. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. Hovde also assumed a discount of 10% to the implied per share valuation for HCBF’s lack of marketability. The resulting values of the guideline public companies in the Nationwide Group indicated an implied per fully diluted common share valuation for HCBF of  $12.86. The resulting values of the guideline public companies in the Florida Group indicated an implied per fully diluted common share valuation for HCBF of  $14.82.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including HCBF’s recent performance, the current banking environment and the local economy in which HCBF operates, Hovde determined, in consultation with and based on information provided by management of HCBF, after-tax earnings estimates for HCBF over a forward looking five-year period, and HCBF management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $11,350,000 for 2017, $13,850,000 for 2018, $15,928,000 for 2019, $18,317,000 for 2020 and $21,065,000 for 2021.
To determine present values of HCBF based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of HCBF’s common stock was calculated based on the present value of HCBF’s net income based on HCBF management’s forward-looking projections. Hovde utilized a terminal value at the end of 2021 by applying a price-to-earnings multiples of 29.7x, which is the median price-to-earnings multiple derived from guideline public companies in the Florida Group. The present value of HCBF’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 11.5% and 14.5%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of HCBF’s common stock. The resulting indicated midpoint present value of HCBF’s common stock (after a 10% discount for lack of marketability) of the DCF Terminal P/E Multiple analysis was $15.03 per fully diluted share.
In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2021, Hovde applied a price-to-tangible book value multiples of 2.15x, which is the median price-to-tangible book value multiple derived from guideline public companies in the Florida Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 11.5% and 14.5%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of HCBF’s common stock. The resulting indicated midpoint present value of HCBF’s common stock (after a 10% discount for lack of marketability) of the DCF Terminal P/TBV Multiple analysis was $14.14 per fully diluted share.
These analyses and their underlying assumptions yielded a range of values for HCBF, which are outlined in the table below:
Implied Value for HCBF Based On:	Price-to-Tangible Book Value Multiple	Price-to- LTM Earnings Multiple	Premium-to-Core Deposits Multiple
HCBF Price – Low End	132.1%	33.2x	7.0%
HCBF Price – High End	154.4%	36.8x	25.0%
DCF Analysis – Terminal P/E Multiple
Midpoint	154.4%	36.8x	25.0%
DCF Analysis – Terminal P/TBV Multiple
Midpoint	145.3%	34.5x	7.9%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of HCBF’s common stock.

Accretion/Dilution Analysis:   Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of Jefferson and HCBF. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of HCBF. In the course of this analysis, Hovde used earnings estimates provided by Jefferson’s management for Jefferson for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and used earnings estimates provided by HCBF’s management for HCBF for the years ending December 31, 2016, December 31, 2017 and December 31, 2018. This analysis indicated that the merger is expected to be accretive by one cent per share to HCBF’s estimated earnings per share of  $0.55 in 2017 and accretive by eight cents per share to HCBF’s estimated earnings per share of  $0.67 in 2018. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for HCBF by twenty-nine cents per share (or -2.91%) in 2017 and dilutive by twenty two cents per share (or -2.04%) in 2018 and that HCBF would maintain capital ratios in excess of those required for HCBF to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Jefferson and HCBF prior to and following the merger will vary from the projected results, and the variations may be material.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be received in connection with the merger is fair from a financial point of view to Jefferson’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this proxy statement/prospectus.
Subsequent Review.   Following the date on which Hovde issued its fairness opinion, HCBF issued its audited financial statements. HCBF’s audited net income for the year ended December 31, 2016, was approximately 26% less than the unaudited amount provided to Hovde for its analysis. Lower audited net income also resulted in lower capital levels and ratios, tangible book value, and loans than the unaudited amounts provided to and used by Hovde. According to HCBF, the differences between the earlier unaudited figures and the final audited figures were attributable primarily to the write down of certain loans, which HCBF believes was a nonrecurring factor. After using HCBF’s audited financial statements for the year ended December 31, 2016, in place of its unaudited financial information in Hovde’s analysis, the range of HCBF’s per share values changed, but the $14.50 per share stipulated valuation for HCBF common stock remained within the range of per share values for HCBF common stock calculated by Hovde. In performing the analysis described above, Hovde relied on HCBF’s audited financials and the loan write downs included therein as provided by HCBF to analyze the valuation ranges for HCBF voting common stock described above. As a result, Hovde did not revise or rescind its fairness opinion. Hovde’s opinion remains based on financial and market information as of and for the year ended December 31, 2016, and does not take into account any other subsequent events.
Interests of Jefferson’s Directors and Executive Officers and Jefferson’s Affiliates in the Merger
Some of Jefferson’s executive officers participated in negotiations of the Merger Agreement with HCBF, and the board of directors adopted the Merger Agreement and is recommending that Jefferson shareholders vote for the Merger Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Jefferson’s executive officers and directors have financial interests in the merger besides being Jefferson shareholders. These interests include:
Board Positions
Upon completion of the merger, HCBF has agreed that David L. Brandon, a current director of Jefferson, will be appointed to HCBF’s board of directors.
Indemnification and D&O Insurance
For a period of six years from the date of the merger, HCBF has agreed to indemnify the directors, officers, employees of Jefferson against certain liabilities, indebtedness, obligations, penalties, costs and expenses (including costs of investigation, collection and defense), claims, deficiencies, guarantees or endorsements arising out of actions or omissions or arising out of the their service as directors, officers or employees of Jefferson, in each case subject to a $10 million aggregate limit, (i) because of the fact that he or she was a director or executive officer or (ii) as a result of the transactions contemplated by the Merger Agreement to the extent such person would have been entitled to indemnification under Jefferson’s Articles or Bylaws or under Florida law.
HCBF has also agreed to provide directors’ and officers’ liability insurance with comparable coverage to the D&O insurance currently maintained by Jefferson for a period of six years from the date of the merger. However, during that six-year period, HCBF will not be obligated to pay more than $100,000 in the aggregate for D&O insurance covering Jefferson’s directors and officers. HCBF’s indemnification obligations only cover claims that are actually covered by such directors’ and officers’ liability insurance and which exceed the aggregate policy coverage limit.
Jefferson Employees and Certain Executive Officer Employment Agreements
At the effective time of the merger, HCBF expects to offer employment to each person who is then an employee of Jefferson. However, some Jefferson employees may not be retained following the data conversion. In addition, as a condition for HCBF to close the merger, Messrs. McGivney and Nelson have each entered into an executive employment agreement, to be effective as of the closing of the merger. The material terms of these employment agreements are described in greater detail in the section captioned “The Merger Agreement — Executive Employment Agreements” on page 59 of this proxy statement/prospectus. Neither Mr. McGivney nor Mr. Nelson will be an executive officer of HCBF (as defined in Rule 3b-7 under the Securities Exchange Act of 1934).
Jefferson Executive Officer Change-in-Control Payments
At the effective time of the merger, the Jefferson executive officers will each receive cash change-in-control payments pursuant to the terms of their agreements with Jefferson. Mr. McGivney will receive a payment of approximately $497,000, in accordance with the terms of his employment agreement. Mr. Nelson will receive a payment of approximately $397,000, pursuant to his employment agreement. In accordance with the terms of Mr. Seligsohn’s change-in-control letter, he will receive a payment of up to approximately $139,000, if he is terminated following a change-in-control. The amount of such payment will be reduced by any salary he receives after the last to occur of the closing of the merger and the conversion of Jefferson Bank’s data processing systems to those of Harbor Community Bank.
Jefferson Stock Options
As part of the merger, all Jefferson stock options that have not been exercised will be cashed out and the holders will receive the difference between the exercise price of each option share outstanding and the stipulated value of a share of Jefferson common stock, or $14.03. Jefferson’s executive officers hold 199,872 options, or approximately 56.5% of the total Jefferson options that have been granted, and, as of the date of this proxy statement/prospectus, would receive approximately $1,138,000 in the aggregate in exchange for the Jefferson options they hold if they are not exercised prior to the closing date of the merger. Jefferson’s non-employee directors hold 105,875 options, or approximately 29.9% of the total Jefferson options that have been granted, and, as of the date of this proxy statement/prospectus, would receive approximately $610,000 in the aggregate in exchange for the Jefferson options they hold if they are not exercised prior to the closing date of the merger.
Material United States Federal Income Tax Consequences of the Merger
This section summarizes the material anticipated federal income tax consequences of the merger for Jefferson shareholders. This summary is based on the federal income tax laws now in effect. It does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person. This summary does not address the federal income tax consequences of the merger to Jefferson shareholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, individuals who will acquire HCBF shares pursuant to the exercise or termination of employee stock options or otherwise as compensation, among others), nor does this summary address any consequences of the merger under any state, local, estate, gift, foreign, or other tax laws. You are urged to consult your own tax advisers as to the specific tax consequences of the merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.
The parties to the merger have not required, and will not request, a federal income tax ruling from the IRS as to the tax consequences of the merger. Instead, Gunster, Yoakley & Stewart, P.A., legal counsel to HCBF, has rendered an opinion to HCBF and Jefferson concerning the material federal income tax consequences of the proposed merger under federal income tax law, which opinion has been filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. The law firm opined, based upon, among other things, (a) the assumption that the merger is consummated in accordance with the Merger Agreement, (b) the accuracy of representations made by the management of HCBF and Jefferson, and (c) the specific assumption that HCBF voting common stock will constitute at least 80% of the total consideration received by Jefferson shareholders in the aggregate based upon values determined at closing (without consideration of cash paid in lieu of fractional shares of HCBF voting common stock which, in the aggregate, will constitute less than 1.0% of the total consideration), that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the U.S. Tax Code, and that neither HCBF nor Jefferson will recognize gain or loss by reason of the merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain or loss recognized pursuant to Treasury regulations issued under Section 1502 of the U.S. Tax Code).
Assuming the merger qualifies as a reorganization pursuant to Section 368(a) of the U.S. Tax Code, the shareholders of Jefferson will have the following federal income tax consequences:
•
Jefferson shareholders will recognize gain (but not loss) from the exchange, but not in excess of the cash received; the computation of gain is made on a share by share basis; it is not anticipated that any portion of such gain will be characterized as a dividend;

•
the basis of the HCBF voting common stock received by Jefferson shareholders in the merger (including fractional shares deemed received and redeemed) will, in each instance, be the same as the basis of the Jefferson common stock surrendered in exchange therefor, (i) decreased by the cash received (other than cash received in lieu of a fractional share of HCBF voting common stock) and (ii) increased by the gain recognized in the exchange;

•
the holding period of the HCBF voting common stock received by the Jefferson shareholders will, in each instance, include the period during which the Jefferson common stock surrendered in exchange therefor was held, provided that the Jefferson common stock was held as a capital asset on the date of the exchange;

•
the payment of cash to Jefferson shareholders in lieu of fractional shares of HCBF voting common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by HCBF; it is anticipated that any gain or loss recognized upon such exchange will be capital gain or loss (rather than a dividend), provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder;

•
subject to the conditions and limitations of U.S. Tax Code Section 302, a holder of Jefferson common stock who exercises statutory appraisal rights in connection with the merger generally will recognize gain or loss equal to the difference, if any, between such holder’s tax basis in the Jefferson common stock exchanged and the amount of cash received in exchange therefor; and

•
unless the exchange is deemed to have the effect of the distribution of a dividend, any gain or loss recognized by a holder of Jefferson common stock as a result of the merger will be capital gain or loss and will be long-term capital gain or loss if such holder’s stock (i) constitutes a capital asset in the hands of the exchanging shareholder and (ii) has been held for more than one year at the effective time of the merger.

Assuming the merger qualifies as a tax-free reorganization, each Jefferson shareholder who receives HCBF voting common stock in the merger will be required to attach to his or her federal income tax return for the year of the merger a complete statement of all facts pertinent to the non-recognition of gain, including the shareholder’s basis in the Jefferson common stock exchanged, and the number of shares of HCBF voting common stock and cash received in exchange for Jefferson common stock. Each shareholder should also keep as part of such shareholder’s permanent records information necessary to establish such shareholder’s basis in, and holding period for, the HCBF voting common stock received in the merger.
Accounting Treatment of the Merger
HCBF is required to account for the merger as a purchase transaction under U.S. GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Jefferson will be recorded, as of completion of the merger, at their respective fair values and added to those of HCBF. Any excess of purchase price over the net fair value of Jefferson’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of HCBF issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Jefferson. The results of operations of Jefferson will be included in the results of operations of HCBF following the effective time of the merger.
Appraisal Rights
Holders of Jefferson common stock as of the record date are entitled to appraisal rights under the Florida Business Corporation Act. Pursuant to Section 607.1302 of the Florida Business Corporation Act, a Jefferson shareholder who does not wish to accept the shares of consideration to be received pursuant to the terms of the Merger Agreement may dissent from the merger and elect to receive the fair value of his or her shares immediately prior to the completion of the merger. Such fair value is exclusive of any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable to Jefferson and its remaining shareholders. You should note that if more than 10% of the outstanding shares of Jefferson common stock validly exercise, or remain entitled to exercise, their dissenters’ rights, then HCBF will have the right to terminate the Merger Agreement.
In order to exercise appraisal rights, a dissenting shareholder of Jefferson must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, which are summarized below. A copy of the full text of those sections is included as Annex B to this proxy statement/prospectus. Shareholders of Jefferson are urged to read Annex B in its entirety and to consult with their legal advisers. Each shareholder of Jefferson who desires to assert his, her, or its appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Appraisal Rights.
The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the Florida Business Corporation Act included as Annex B in this proxy statement/prospectus.
A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Jefferson, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the Florida Business Corporation Act. A dissenting shareholder need not vote against the merger, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her Jefferson shares in favor of the merger. A vote for the merger will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Jefferson Bankshares, Inc.
3711 Tampa Road
Oldsmar, Florida 34677
Attention: Robert B. McGivney
Chairman and Chief Executive Officer
All such notices must be signed in the same manner as the shares are registered on the books of Jefferson. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the Special Meeting, the shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, HCBF must supply to each Jefferson shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:
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the date of the completion of the merger;

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HCBF’s estimate of the fair value of the Jefferson shares;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by HCBF or its agent, which date may not be fewer than 40 nor more than 60 days after the date HCBF sent the appraisal notice and appraisal election form to the shareholder; and

•
the date by which a notice from the shareholder of his or her desire to withdraw his or her appraisal election must be received by HCBF, which date must be within 20 days after the date set for receipt by HCBF of the appraisal election form from the shareholder.

The form must also contain HCBF’s offer to pay to the shareholder the amount that it has estimated as the fair value of the Jefferson shares, and request certain information from the shareholder, including:
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the shareholder’s name and address;

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the number of shares as to which the shareholder is asserting appraisal rights;

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whether the shareholder voted for the merger;

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whether the shareholder accepts the offer of HCBF to pay its estimate of the fair value of the Jefferson shares to the shareholder; and

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if the shareholder does not accept the offer of HCBF, the shareholder’s estimated fair value of the Jefferson shares and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must send the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement.
Upon returning the appraisal election form, a dissenting shareholder is only entitled to payment pursuant to the procedure set forth in the applicable sections of the Florida Business Corporation Act and is not entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to HCBF within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of HCBF. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.
If the dissenting shareholder accepts the offer of HCBF in the appraisal election form to pay HCBF’s estimate of the fair value of the Jefferson shares, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by HCBF or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Jefferson in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to Jefferson the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.
The current Florida Statute, Section 607.1330, addresses what should occur if a dissenting shareholder fails to accept the offer of HCBF to pay the value of the shares as estimated by HCBF, and HCBF fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.
If a dissenting shareholder refuses to accept the offer of HCBF to pay the value of the shares as estimated by HCBF, and HCBF fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, HCBF shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in St. Lucie County, Florida, the county where the registered office of HCBF is located, requesting that the fair value of such shares be determined by the court.
If HCBF fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of HCBF. A copy of the initial pleading will be served on each dissenting shareholder. HCBF is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.
The current Florida Statute, Section 607.1331, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, shall be determined by the court and assessed against HCBF, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against (i) HCBF and in favor of any or all dissenting shareholders if the court finds HCBF did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322, or (ii) either HCBF or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against HCBF, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that HCBF fails to make a required payment when a dissenting shareholder accepts HCBF’s offer to pay the value of the shares as estimated by HCBF, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from HCBF all costs and expenses of the suit, including counsel fees.
Any dissenting shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the U.S. Tax Code. See “Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.
JEFFERSON’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

PROPOSAL NO. 2 — ADJOURNMENT OF JEFFERSON SPECIAL MEETING
Jefferson shareholders are being asked to approve a proposal that will give the Jefferson board of directors authority to adjourn the Special Meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal No. 1 at the time of the Special Meeting. If this proposal is approved, the Special Meeting could be adjourned to any date. If the Special Meeting is adjourned, Jefferson shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of Proposal No. 1, but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of Proposal No. 1, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.
The affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the Special Meeting.
JEFFERSON’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This discussion is qualified in its entirety by reference to the Merger Agreement and the opinion of Hovde Group, LLC, Jefferson’s financial advisor, which are attached as Annex A and C, respectively, to this proxy statement/prospectus and are incorporated by reference into this proxy statement/prospectus. We urge you to read these documents carefully in their entirety for a more complete understanding of the Merger Agreement. The Merger Agreement is not intended to provide any other factual information about either HCBF or Jefferson. Such information can be found elsewhere in this proxy statement/prospectus.
Summary of the Merger
The Merger Agreement provides for the merger of Jefferson with and into HCBF, with HCBF as the surviving bank holding company, and the merger of Jefferson Bank of Florida with and into Harbor Community Bank, with Harbor Community Bank as the surviving bank.
Jefferson, HCBF, Jefferson Bank of Florida and Harbor Community Bank will complete the mergers when all of the conditions to completion of the mergers contained in the Merger Agreement described in the section entitled ‘‘Conditions Precedent to Completion of the Merger” beginning on page 58 of this proxy statement/prospectus are satisfied or waived, including approval of the Merger Agreement by the shareholders of Jefferson. The merger between Jefferson and HCBF will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida. Subsequently, Jefferson Bank of Florida and Harbor Community Bank will be merged.
What You Will Receive in the Merger
The total merger consideration to be paid by HCBF to holders of shares of Jefferson common stock and holders of options to acquire shares of Jefferson common stock was estimated to be approximately $40.0 million as of January 20, 2017 based on a stipulated price per share of HCBF voting common stock of  $14.50. Based on an agreement among the parties to the Merger Agreement, the stipulated value of each share of Jefferson common stock is $14.03 and the stipulated value of each share of HCBF voting common stock is $14.50.
Holders of Shares of Jefferson Common Stock
If the merger is completed, each share of Jefferson common stock you hold will be automatically canceled and converted into the right to receive a pro rata share of the merger consideration to be issued by HCBF. If the merger is consummated, you will have the right to receive for each share of Jefferson common stock that you own, at your election, consideration payable to you in shares of HCBF voting common stock or in cash. For each share of Jefferson common stock for which a stock election is made, you will receive 0.9676 shares of HCBF voting common stock. For each share of Jefferson common stock for which a cash election is made you will receive $14.03 in cash. The shareholder elections are subject to proration procedures in the event the total aggregate number of shares of Jefferson common stock for which cash elections were made exceeds 20% of the issued and outstanding shares of Jefferson common stock. If you do not submit a properly completed and signed form of election to Jefferson by the election deadline, you will receive solely HCBF voting common stock in the merger.
Holders of Options to Acquire Shares of Jefferson Common Stock
If the merger is completed, each option to acquire a share of Jefferson common stock will be canceled and converted into the right to receive an amount of cash equal to the difference between $14.03 and the exercise price per share of such stock option.
No Fractional Shares
No fractional shares of HCBF voting common stock will be issued in connection with the merger. Instead, HCBF will make a cash payment without interest to each shareholder of Jefferson who would otherwise receive a fractional share. The amount of that cash payment will be determined by multiplying the fraction of a share of HCBF voting common stock otherwise issuable to that shareholder by $14.50, the stipulated value of one share of HCBF voting common stock.
Dissenting Shares
Shares of common stock held by Jefferson shareholders who have properly exercised and preserved appraisal rights pursuant to Sections 607.1302, Florida Statutes, will not be converted or represent a right to receive the merger consideration. Instead, these shares will be entitled to appraisal rights. See the description in the section entitled “PROPOSAL NO. 1 — THE MERGER — Appraisal Rights.”
Election and Proration Procedures
Election Procedures
An election form will be mailed to each holder of record of Jefferson common stock approximately 45 to 30 days prior to the anticipated closing date of the merger (the “mailing date”). HCBF will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Jefferson common stock between the mailing date and the close of business on the business day prior to the 25th day following the mailing date (the “election deadline”).
Each election form will permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Jefferson common stock for which such holder makes a cash election (a “cash election share”) and the number of shares of such holder’s Jefferson common stock for which such holder makes a stock election (a “stock election share”). Any shares of Jefferson common for which a valid election is not made will be deemed “no election shares” and the holders of such no election shares will be deemed to have made a stock election for such no election shares. The aggregate elections by Jefferson shareholders are subject to proration and adjustment procedures to ensure the total number of shares of Jefferson common stock (other than certain excluded shares) for which a cash election has been made does not exceed 20% of the shares of Jefferson common stock outstanding upon the closing of the merger.
Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of Jefferson common stock represented by such election form will become no election shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Jefferson common stock prior to the election deadline. Subject to the terms of the Merger Agreement and the election form, the exchange agent has the reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive. None of HCBF, Jefferson or the exchange agent shall be under any obligation to notify any person of any defect in an election form.
Proration Procedures
If the aggregate amount of cash payable to Jefferson shareholders pursuant to the elections made by such shareholders (the “Cash Election Amount”) is greater than the amount of cash allocated to pay cash for shares of Jefferson common stock pursuant to the Merger Agreement (the “Available Cash Election Amount”), then each share of Jefferson common stock for which a cash election was made shall, instead of being converted into cash, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of  $14.03, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of HCBF voting common stock equal to the product of 0.9676 multiplied by a fraction equal to one (1) minus the Cash Fraction.
Liquidity of HCBF Voting Common Stock
Shares of HCBF voting common stock are not currently listed on any securities exchange or quoted on any over-the-counter market. If within 24 months after the closing of the merger, HCBF voting common stock is not listed for trading on a national securities exchange or quoted over-the-counter on the OTCQB or OTCQX market, HCBF has agreed to use its commercially reasonable efforts to provide liquidity to its shareholders through a strategic alternative, including causing its voting common stock to be listed or quoted as set forth above or through a merger or similar transaction with a publicly traded bank or bank holding company, in any case in HCBF’s sole discretion. Notwithstanding the foregoing, if HCBF’s board of directors reasonably determines (after consultation with its legal, financial or other advisors) that the implementation of a strategic alternative would not be in the best interests of the HCBF shareholders, then HCBF may delay such implementation for a reasonable period of time until such strategic alternative would be in the best interests of HCBF shareholders (as determined by the HCBF board of directors).
Closing and Effective Time of Merger
The merger will be completed only if all of the following occur:
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the Merger Agreement is approved by Jefferson’s shareholders;

•
all required consents and approvals are obtained; and

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all other conditions to the merger discussed in this proxy statement/prospectus or in the Merger Agreement are either satisfied or waived.

The closing of the merger will occur as soon as practicable after all of these conditions are met, on a date mutually agreeable to HCBF and Jefferson.
Representations and Warranties
The Merger Agreement contains customary representations and warranties that Jefferson, Jefferson Bank of Florida and HCBF. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Jefferson, Jefferson Bank of Florida and HCBF have exchanged in connection with signing the Merger Agreement. While Jefferson, Jefferson Bank of Florida and HCBF do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose, other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Merger Agreement and certain representations and warranties may have been modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement.
Jefferson and Jefferson Bank of Florida, in Article 4 of the Merger Agreement, have made representations and warranties to HCBF that relate to, among other things:
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organization and authority to enter into the Merger Agreement;

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capitalization, subsidiaries and financial statements;

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undisclosed liabilities;

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absence of certain changes or events or failures to take action which could have a material adverse effect or cause a material breach or violation of any covenants and agreements;

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tax matters, including filing of tax returns, payment of taxes, audit history, and tax elections;

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assets, including title, insurance coverage and leases;

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allowance for possible loan losses;

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intellectual property, including ownership, right to convey and pending or threatened litigation;

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environmental matters, including compliance with environmental laws, hazardous materials and notification of any violation of environmental laws;

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compliance with banking and other laws, including the Bank Holding Company Act, the Community Reinvestment Act of 1977, the Truth in Lending Act, and the United States anti-money laundering laws;

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labor relations;

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employee benefit plans;

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pending and threatened litigation;

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interest rate risk management arrangements;

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off-balance sheet arrangements;

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accounting and regulatory matters;

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charter provisions and anti-takeover protections; and

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reports filed with regulatory authorities.

HCBF, in Article 5 of the Merger Agreement, made representations and warranties to Jefferson and Jefferson Bank of Florida that relate to, among other things:
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organization and authority to enter into the Merger Agreement;

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capitalization, subsidiaries and financial statements;

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undisclosed liabilities;

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absence of certain changes or events or failures to take action which could have a material adverse effect or cause a material breach or violation of any covenants and agreements;

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allowance for possible loan losses;

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compliance with banking and other laws, including the Community Reinvestment Act of 1977, the Truth in Lending Act and the United States anti-money laundering laws;

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availability of financing for the merger;

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pending and threatened litigation;

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reports filed with regulatory authorities; and

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accounting, tax and regulatory matters.

Conditions Precedent to Completion of the Merger
The Merger Agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the Merger. The conditions include, among other things:
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the Merger Agreement has been adopted by the vote of holders of the requisite number of shares of Jefferson common stock;

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all consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

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each party to the Merger Agreement shall have obtained any and all consents required for consummation of the mergers or for the preventing of any default under any contract or permit;

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no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Agreement;

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the registration statement shall be effective under the Securities Act of 1933, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act of 1933 relating to the issuance of the shares of HCBF voting common stock issuable pursuant to the mergers shall have been received;
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holders of no more than 10% of the outstanding shares of Jefferson common stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333, Florida Statutes;

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Gunster, Yoakley & Stewart, P.A., as counsel to HCBF, shall have issued its written tax opinion, in a form reasonably satisfactory to the parties to the Merger Agreement;

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continued accuracy as of the closing date of the representations and warranties set forth in the Merger Agreement and fulfillment in all material respects of the parties’ covenants set forth in the Merger Agreement;

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immediately prior to the completion of the merger, Jefferson shall have a minimum tangible book value of at least $25,400,000 (determined in accordance with the Merger Agreement);

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no regulatory authority has imposed any condition to the merger that HCBF determines in its reasonable discretion to be materially and unreasonably burdensome;

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HCBF shall have received from each of Robert McGivney and James Nelson an executed executive employment agreement;

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HCBF shall have received from each non-employee director of Jefferson a non-competition and non-solicitation agreement;

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HCBF shall have received from each director and executive officer of Jefferson a release of claims; and

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since the date of the Merger Agreement (i) no event shall have occurred which has a material adverse effect on the parties, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a material adverse effect on the parties.

Executive Employment Agreements
As a condition to the merger, Harbor Community Bank entered into an employment agreement with Mr. McGivney for a two-year term commencing on the effective date of the merger. Mr. McGivney will serve as Harbor Community Bank’s Tampa Market President and will receive an annual base salary of $270,000. In addition, Mr. McGivney is eligible for an annual bonus following the end of each fiscal year pursuant to Harbor Community Bank’s incentive bonus plan. Mr. McGivney is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of Harbor Community Bank. In addition, upon a change in control of HCBF within two years of the effective date of the merger, Mr. McGivney is entitled to receive a one-time cash payment of  $75,000. Mr. McGivney is entitled to the following severance benefits if his employment is terminated without cause: (a) the continued payment of his base salary, and (b) reimbursement for continuation of health coverage under COBRA, in each case through the second anniversary of the effective date of the merger.
As a condition to the merger, Harbor Community Bank also entered into an employment agreement with Mr. Nelson for a one-year term commencing on the effective date of the merger. Mr. Nelson, who will serve as Senior Vice President and Senior Lender for the Tampa Market, will receive an annual base salary of  $202,000. In addition, Mr. Nelson is eligible for an annual bonus following the end of each fiscal year pursuant to Harbor Community Bank’s incentive bonus plan. Mr. Nelson is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of Harbor Community Bank. In addition, upon a change in control of HCBF within one year of the effective date of the merger, Mr. Nelson is entitled to receive a one-time cash payment of  $37,500. Mr. Nelson is entitled to the following severance benefits if his employment is terminated without cause: (a) the continued payment of his base salary and (b) reimbursement for continuation of health coverage under COBRA, in each case through the first anniversary of the effective date of the merger.

Non-Competition and Non-Solicitation Agreements
As a condition to the merger, each non-employee director of Jefferson entered into a non-competition and non-solicitation agreement in favor of HCBF. Pursuant to these agreements, such directors have agreed, for two years following the closing of the merger, not to own or work on behalf of any enterprise which is competitive with HCBF in Pinellas, Pasco, or Hillsborough Counties, Florida. Each such director has also agreed for the same period of time to not interfere with any of HCBF’s business relationships, including its relationships with its employees and customers. These agreements also contain a two-year confidentiality requirement for each of the non-employee directors.
Releases of Claims
As a condition to the merger, each director and executive officer of Jefferson executed a release of any claims, with the exception of claims for compensation and certain contractual rights, that such individual may have against Jefferson, Jefferson Bank of Florida, HCBF or Harbor Community Bank.
Waiver and Amendment
Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the Merger Agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the Merger Agreement at any time by written agreement. Any material change in the terms of the Merger Agreement after the Special Meeting may require a re-solicitation of votes from Jefferson’s shareholders with respect to the amended Merger Agreement.
Conduct of Business Before Completion of the Merger
Under the Merger Agreement, Jefferson and Jefferson Bank of Florida have agreed that, until the earlier of the completion of the Merger or the termination of the Merger Agreement, unless HCBF otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Merger Agreement, Jefferson and Jefferson Bank of Florida will each conduct its business in the usual, regular and ordinary course and in a manner designed to preserve its business and assets and not take any action that would affect the successful completion of the merger,
Under the Merger Agreement, Jefferson and Jefferson Bank of Florida have agreed that, until the earlier of the completion of the merger or the termination of the Merger Agreement, unless HCBF otherwise agrees in writing or as otherwise expressly contemplated each or permitted by other provisions of the Merger Agreement, Jefferson and Jefferson Bank of Florida will not:
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amend its articles of incorporation, bylaws or other governing instruments;

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incur any debt or other obligations except in the ordinary course of business;

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repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into shares, of the capital stock of Jefferson or Jefferson Bank of Florida;

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declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to its common stock, except as consistent with past practices or as specifically permitted in the event HCBF pays a dividend to its shareholders after March 31, 2017;

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issue, sell, pledge, encumber the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding to, any additional shares of Jefferson or Jefferson Bank of Florida common stock except pursuant to the exercise of outstanding options or any other capital stock or options, warrants, conversions, privileges or rights of any kind;

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adjust, split, combine, reclassify or issue or authorize the issuance of any outstanding shares of its capital stock or sell, lease, mortgage or otherwise dispose of are shares of capital stock or any asset other than in the ordinary course of business;

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purchase any securities or make any material investment, other than in United States Treasury securities, United States government securities or in a wholly owned Jefferson subsidiary;

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make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit in excess of  $1,000,000, without discussing such action with HCBF, but with or without HCBF’s approval;

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purchase or sell (except for sales in the ordinary course of Jefferson’s or Jefferson Bank of Florida’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein (subject to, in the case of a sale, a right of first refusal in favor of Harbor Community Bank);

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renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to HCBF;

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enter into or amend any employment agreement;

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adopt any new benefit plan or terminate or withdraw from, or make any material change in or to, any existing benefit plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such plan, except as required by law;

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make any significant change in any tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

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commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material money damages or restrictions upon the operations;

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merge or consolidate with any other entity, sell or lease a substantial portion of its assets, acquire a substantial portion of any other party’s assets, except in connection with collection of a debt, or enter into a purchase and assumption transaction with respect to any deposits or liabilities;

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make any capital expenditures in excess of  $50,000 individually or $250,000 in the aggregate;

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take any action in violation of the Merger Agreement; or

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enter into, modify, amend or terminate any material contract.

Under the Merger Agreement, HCBF has agreed that, until the earlier of the completion of the merger or the termination of the Merger Agreement, unless Jefferson otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Merger Agreement, HCBF will continue to conduct its business and the business of its subsidiaries in a manner designed to enhance the long-term value of the stock and its business prospects, and will not:
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take any action which would adversely affect the ability of any party to the Merger Agreement to obtain any consents required or perform its covenants; provided, that the foregoing shall not prevent HCBF or any of its subsidiaries from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of HCBF, desirable in the conduct of the business; or

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amend or agree or commit to amend or permit any of its subsidiaries to amend or agree or commit to amend its Articles of Incorporation or Bylaws in any manner adverse to the holders of Jefferson common stock as compared to the rights of holders of HCBF voting common stock.

Each party to the Merger Agreement has agreed to:
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give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would be a material adverse effect on Jefferson or HCBF or which would cause or constitute a breach of any of either company’s representations, warranties, or covenants in the Merger Agreement; and

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to file all reports required by it with regulatory authorities and deliver to the other party copies of all such reports.

Jefferson Prohibited from Soliciting Other Offers
Jefferson and its affiliates, including Jefferson Bank of Florida, and its representatives were required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the Merger Agreement was executed. In addition, Jefferson and its affiliates, including Jefferson Bank of Florida, and its representatives may not directly or indirectly:
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solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an alternative acquisition proposal for Jefferson and Jefferson Bank of Florida;

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participate in any discussions or negotiations regarding any alternative acquisition proposal;

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enter into any agreement regarding or that could reasonably be expected to lead to any alternative acquisition proposal; or

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make or authorize any public statement, recommendation or solicitation in support of any alternative acquisition proposal.

If Jefferson receives an unsolicited acquisition proposal from a third party, Jefferson must advise HCBF of the proposal within 24 hours. If the third party acquisition proposal did not result from Jefferson’s breach of the Merger Agreement, Jefferson must negotiate with HCBF in good faith to permit HCBF, if HCBF so elects, to revise its offer such that the third party proposal is no longer superior. If after such negotiation, Jefferson’s board of directors determines that the third party proposal is superior, then Jefferson’s board of directors may change its recommendation with regard to the merger with HCBF or it may terminate the Merger Agreement and enter into an acquisition agreement with the third party, provided that if such acquisition proposal is consummated within 18 months of the date of termination of the Merger Agreement, then Jefferson must immediately pay a termination fee to HCBF in the amount of $2,000,000 in full satisfaction of HCBF’s losses and damages resulting from such termination.
Termination and Termination Fee
The Merger Agreement specifies the circumstances under which the parties may terminate the Merger Agreement and abandon the merger. Those circumstances are:
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by mutual written consent of HCBF’s board of directors and Jefferson’s board of directors;

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by either HCBF or Jefferson if the other party breaches any representation, warranty, or covenant contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach and the existence of the breach would result in a “material adverse effect,” as defined in the Merger Agreement;

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by HCBF or Jefferson if the Jefferson shareholders do not approve the Merger Agreement or any required consent of any regulatory authority has been denied by final nonappealable action of such authority;

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by HCBF or Jefferson, in the event that the Merger shall not have been consummated by September 30, 2017, which date may be extended until November 30, 2017 if necessary to receive regulatory approval; provided, however, that HCBF shall not have the right to so extend that date if it has entered into a contract for, publicly disclosed, or notified any regulatory authority of, any acquisition (by merger or otherwise) by HCBF or Harbor Community Bank other than the merger;

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by HCBF, in the event that the management of Jefferson or Jefferson Bank of Florida or their board of directors, for any reason, shall have failed to reaffirm its approval of the Merger (to the exclusion of any other alternative acquisition proposal) or Jefferson shall have otherwise violated the restrictions in the Merger Agreement regarding its ability to solicit, negotiate, or otherwise participate in negotiations regarding an alternative acquisition proposal;

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by HCBF or Jefferson, in the event of an “adverse finding,” as defined in the Merger Agreement, relative to the other, and if time is granted by HCBF or Jefferson, as applicable, to cure such adverse finding, such adverse finding is not cured to the satisfaction of HCBF within the time specified in the notice of such adverse finding; or

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by Jefferson, if its board authorizes Jefferson to enter into a definitive agreement with an independent third person concerning an unsolicited acquisition proposal that the Jefferson board of directors believes in good faith to be superior (with respect to the consideration proposed to be received) than the aggregate consideration to be received pursuant to the terms of the Merger Agreement or if Jefferson terminates the Merger Agreement as a result of receiving such a proposal.

Jefferson must pay HCBF a termination fee of  $2,000,000, if any of the following circumstances occur:
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The Merger Agreement is terminated by Jefferson or HCBF due to the failure to obtain the approval of Jefferson’s shareholders if a third party acquisition proposal, or the intention of a third party to make an acquisition proposal, was made known to Jefferson or its shareholders and Jefferson enters into an agreement with such third party in respect of an acquisition proposal;

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HCBF terminates the agreement as a result of Jefferson’s breach of the non-solicitation provisions of the Merger Agreement; or

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Jefferson, in accordance with the non-solicitation provisions of the Merger Agreement, either (i) terminates the Merger Agreement or (ii) enters into a definitive agreement with respect to a third party acquisition proposal.

Payment of Expenses Relating to the Merger
Jefferson and HCBF will each pay one-half of the filing fees payable in connection with the registration statement and the printing of this proxy statement/prospectus. The parties will otherwise pay all of their own expenses related to negotiating and completing the Merger.
Exchange Procedures
At the effective time of the merger, Jefferson’s shareholders who receive HCBF voting common stock in the merger will automatically become entitled to all the rights and privileges afforded to HCBF’s shareholders at that time. However, the actual physical exchange of Jefferson common stock certificates for HCBF voting common stock certificates will occur after the merger.
Between 30 and 45 days prior to the anticipated closing date, HCBF or its agent will mail an election form to each holder of record of Jefferson common stock. The election form will permit the holder to elect to receive one of the types of merger consideration described above, or to indicate that such holder makes no election. If no election is made, the consideration will be paid entirely in HCBF voting common stock. Any shareholder who has not submitted an effective, properly completed election form to Jefferson on or before the election deadline (as set forth in the election form) will receive HCBF voting common stock only.
Generally, an election may be revoked or changed, but only by written notice received prior to the election deadline accompanied by a properly completed and signed revised from of election. You will not be permitted to revoke or change your election following the election deadline. As a result, if you made elections, you will be unable to revoke your elections during the time between the election deadline and the completion of the merger.
As promptly as practicable after completion of the merger, HCBF will cause American Stock Transfer & Trust Company, the exchange agent for the merger, to mail to each record holder of Jefferson common stock (except those shares held by shareholders who have properly exercised and preserved their appraisal rights pursuant to the Florida Business Corporation Act and shares canceled or extinguished) a letter of transmittal and instructions for surrendering the record holder’s stock certificates. Those holders of Jefferson common stock who properly surrender their Jefferson stock certificates in accordance with the exchange agent’s instructions will receive the (i) number of shares of HCBF voting common stock that the holder is entitled to receive pursuant to the Merger Agreement and (ii) a check representing the amount of cash, if any, which such holder has the right to receive and as indicated on their election form. The surrendered certificates representing Jefferson common stock will be canceled.
Holders of Jefferson common stock should not send in their Jefferson stock certificates until they receive a letter of transmittal from American Stock Transfer & Trust Company, the exchange agent for the merger, with instructions for the surrender of Jefferson stock certificates.
Distributions with Respect to Unexchanged Shares
Holders of Jefferson common stock are not entitled to receive any dividends or other distributions on HCBF voting common stock until the merger is completed. Holders of Jefferson common stock will be entitled to dividends and other distributions declared or made, if any, after completion of the merger with respect to the number of shares of HCBF voting common stock which they are entitled to receive upon exchange of their Jefferson stock certificates, but they will not be paid any dividends or other distributions on the HCBF voting common stock until they surrender their Jefferson stock certificates to the exchange agent in accordance with the exchange agent’s instructions.
Transfers of Ownership and Lost Stock Certificates
HCBF will issue shares of HCBF voting common stock registered in a name other than the name in which a surrendered Jefferson stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Jefferson stock certificate or any certificate or similar instrument evidencing options or warrants is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit and bond prior to receiving the merger consideration payable with respect to such certificate.
Appraisal Rights
Shares of common stock held by Jefferson shareholders who have properly exercised and preserved appraisal rights pursuant to the Florida Business Corporation Act will not be converted or represent a right to receive shares of HCBF. Instead, these shares will be entitled to appraisal rights. See the section entitled “Proposal No. 1 — The Merger — Appraisal Rights” beginning on page 50.
Regulatory and Other Required Approvals
Federal Deposit Insurance Corporation and Florida Office of Financial Regulation
The Federal Deposit Insurance Corporation must approve the merger before it can be completed. HCBF and Jefferson must then wait at least 15 days after the date of approval by the Federal Deposit Insurance Corporation (“FDIC”) before they may complete the merger. During this waiting period, the United States Department of Justice may object to the merger on antitrust grounds. HCBF, Harbor Community Bank, and Jefferson Bank of Florida filed an application for approval of the merger with the FDIC on March 17, 2017. In reviewing that application, the FDIC must consider the following:
•
competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which include an evaluation of:

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the financial and managerial resources of HCBF, and of Jefferson, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of HCBF and Harbor Community Bank;

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the convenience and needs of the communities to be served; and

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the effectiveness of HCBF and Jefferson in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The FDIC may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.
The Florida Office of Financial Regulation must also approve the merger. Harbor Community Bank and Jefferson Bank of Florida filed an application for approval with the Florida Office of Financial Regulation on March 17, 2017. The Florida Office of Financial Regulation procedures are compatible with the requirements of the FDIC.
Federal Reserve Board
In addition to the approvals of the FDIC and Florida Office of Financial Regulation, HCBF has requested a waiver of the application requirements under the Bank Holding Company Act of 1956, as amended. HCBF submitted its request for a waiver with the Federal Reserve Board on April 12, 2017.
Other Regulatory Requirements
In connection with or as a result of the merger, HCBF or Jefferson may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The HCBF voting common stock to be issued in exchange for Jefferson common stock in the merger will be registered with the SEC.
Status and Effect of Approvals
To date, all regulatory applications and notices required to be filed prior to the merger have been filed. HCBF and Jefferson contemplate that they will complete the merger soon after the Special Meeting, assuming all required approvals are received.
HCBF and Jefferson believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will receive all required approvals, nor can we assure that we will be able to comply with any required conditions in respect of an approval or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.
While HCBF and Jefferson believe that the requisite regulatory approvals for the merger will be obtained, we cannot provide any assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that the United States Department of Justice, any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.
We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the Merger Agreement other than as described above. Should any other approvals be required, those approvals will be sought, but we cannot provide any assurance that they will be obtained or that we would be able to comply with any conditions that might be imposed in respect of such approvals.

ABOUT JEFFERSON
General
Jefferson Bank of Florida was formed by a group of Pinellas County business leaders and bank executives who identified a need for a locally owned community bank. Jefferson Bank of Florida opened for business on December 3, 2007, from its main office located in Oldsmar, Florida. On February 27, 2014, Jefferson Bank of Florida and Jefferson completed a statutory share exchange which resulted in Jefferson becoming a bank holding company and Jefferson Bank of Florida being a wholly owned subsidiary of Jefferson. Jefferson’s only activity is the ownership of Jefferson Bank of Florida.
Jefferson Bank of Florida operates five banking offices. It leases its main office in Oldsmar and two branch offices in Tarpon Springs and New Port Richey. Jefferson Bank of Florida owns its branch offices in Palm Harbor and Tampa.
Business
Jefferson Bank of Florida is a full-service community bank, with local leadership and decision making. Its management and staff emphasize relationship banking. As part of that, Jefferson Bank of Florida focuses on small and medium-sized business and consumers who are seeking banking services offered in a personalized and responsive manner. Jefferson Bank of Florida’s strategy involves attracting customers and acquiring market share controlled by other financial institutions in its market area. Jefferson Bank of Florida’s management philosophy emphasizes prompt and responsive personal service to the residents, businesses, and professionals primarily in the communities and neighboring communities of Oldsmar, Palm Harbor, Tarpon Springs, New Port Richey, and “New Tampa.” Jefferson Bank of Florida also markets its products and services in the remainder of Pinellas, Pasco, and Hillsborough Counties.
Jefferson Bank of Florida uses advertising and one-on-one selling efforts to build a distinct institutional image and to capture a customer base. Business development efforts focus primarily on small businesses engaged in the real estate, legal, retail, accounting, manufacturing, and medical fields.
Jefferson Bank of Florida’s business strategy is to be among the outstanding financial institutions in the communities it serves by providing a high level of personalized service, competitive banking products, a challenging and rewarding work environment, and attractive and convenient banking offices. This business strategy incorporates:
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Capitalizing on customer dissatisfaction relating to consolidation of banks in Jefferson Bank of Florida’s market areas into regional and national financial institutions.

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Providing an alternative to lesser levels of customer service provided by certain out-of-state regional banks which have commenced operations in Jefferson Bank of Florida’s market areas.

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Maintaining excellent asset quality by adhering to stringent underwriting standards and policies.

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Recruiting bankers with experience in, and knowledge of, Jefferson Bank of Florida’s markets.

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Expanding Jefferson Bank of Florida’s market area by establishing new branches.

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Achieving and maintaining profitability on a sustained basis.

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Achieving an optimal level of low-cost funding.

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Establishing significant brand recognition in Jefferson Bank of Florida’s market areas through extensive community and local business involvement of management and directors.

Lending Activities
General
Jefferson Bank of Florida strives to maintain a well-underwritten and diversified loan portfolio, funded primarily by deposits. Jefferson Bank of Florida offers loan products and programs that it believes are responsive to the business community’s financial requirements. At December 31, 2016, Jefferson Bank of Florida’s loan portfolio was approximately:
Type of Loan	% of Total Loan Portfolio
Commercial real estate	50%
Commercial	10%
Residential real estate	25%
Consumer and other	1%
Construction	14%
Total	100%

Loan Approval and Review
Loan approval policies have been established to provide Jefferson Bank of Florida’s lenders with the discretion necessary to accomplish its lending objectives while assuring compliance with banking regulations and prudential lending standards. Jefferson Bank of Florida’s Board of Director’s Loan Committee is responsible for ensuring the soundness of Jefferson Bank of Florida’s credit policy, adherence to lending policies, and compliance with applicable laws, rules, and regulations. To fulfill these responsibilities, the Loan Committee reviews the adequacy of Jefferson Bank of Florida’s credit policy on at least an annual basis, reviews all large loans and monitors the performance of the loan portfolio on an ongoing basis.
The board of directors approves all loans made to insiders. The board of directors and its Loan Committee have loan approval authority up to Jefferson Bank of Florida’s legal lending limit. Certain lending officers, including Chairman and Chief Executive Officer Robert B. McGivney and President, Chief Operating Officer, and Senior Lender James P. Nelson, have individual lending limits of up to $1,000,000.
Commercial Real Estate Loans
Jefferson Bank of Florida originates mortgage loans for the acquisition and refinancing of commercial real estate properties. The majority of the commercial real estate loans are secured by developed and undeveloped land, office buildings, manufacturing facilities, distribution or warehouse facilities, and retail centers, which are generally located in Jefferson Bank of Florida’s market areas.
Commercial Loans
Part of Jefferson Bank of Florida’s loan portfolio includes commercial loans to members of the business community in order to provide funds for such purposes as financing business equipment. Risks of these types of loans include the general business conditions of the local economy and borrowers’ ability to conduct their businesses to generate sufficient profits to repay their loans under the agreed upon terms and conditions. Personal guarantees are typically obtained from the principals of business borrowers and third parties to support the borrowers’ ability to service the debt and reduce the risk of non-payment.
Residential Mortgage Loans
Jefferson Bank of Florida offers limited mortgage loan programs to provide financing primarily for the acquisition or construction of single-family, owner-occupied primary residences. All loans are structured with an amortization schedule not exceeding 30 years. Jefferson Bank of Florida typically holds adjustable rate loans in its loan portfolio, but does not originate or sell fixed rate loans. Jefferson Bank of Florida also offers variable rate revolving lines of credit and closed end loans secured by second mortgages on individuals’ homes.

Consumer Loans
Consumer loans are made to individuals for household, family, and personal expenditures. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. The performance of a consumer loan also depends on the borrower’s continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy.
Construction Loans
Jefferson Bank of Florida offers loans to developers and to individuals to finance the costs of houses and commercial properties. These loans typically are extended to customers with a history of satisfactory credit and successful experience in their lines of business. Loan advance ratios typically include a cash equity requirement and preleasing for non-owner occupied real estate.
Deposit Services
Jefferson Bank of Florida offers a broad range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts, and certificates of deposit with fixed rates and a range of maturity date options. Sources of deposits include residents, businesses, and employees of businesses within Jefferson Bank of Florida’s market areas obtained through the personal solicitation of officers and directors, direct-mail solicitation, and advertisements published in the local media. Jefferson Bank of Florida typically pays competitive interest rates on time and savings deposits. In addition, Jefferson Bank of Florida maintains a service charge fee schedule which is competitive with other financial institutions, covering such matters as maintenance fees on checking accounts, per-item processing fees on checking accounts, and returned-check charges.
Jefferson Bank of Florida attempts to compete aggressively for deposits in its primary market area. Among Jefferson Bank of Florida’s product offerings are online business banking, remote deposit capture, checking accounts, cash management services, safe deposit boxes, direct deposit of payroll and social security checks, wire transfers, and automatic drafts.
Jefferson Bank of Florida occasionally offers certificate of deposit promotions designed to attract customers to whom Jefferson Bank of Florida intends to cross-sell other services, including loan products. Jefferson Bank of Florida’s goal is to attract customers who will become permanent customers due to more responsive, more personalized, and faster service. Jefferson Bank of Florida also seeks to accumulate as many zero interest or low cost deposits as possible.
As of December 31, 2016, Jefferson Bank of Florida’s deposit composition was approximately:
Type of Deposit	% of Total Deposit Portfolio
Non-interest bearing accounts	31%
Interest bearing deposits	58%
Time deposits	11%
Total	100%

Jefferson Bank of Florida occasionally participates in the Certificate of Deposit Account Registry Service and Insured Cash Sweep, permitting the acceptance of deposits which would otherwise be too large for full FDIC insurance coverage and reciprocally places portions of such deposits with other banks thereby obtaining additional insurance coverage. These programs have allowed Jefferson Bank of Florida to attract accounts with higher average balances.
Investments
Investment securities also comprise a substantial portion of Jefferson Bank of Florida’s assets. Jefferson Bank of Florida primarily invests in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, and obligations of agencies of the United

States, municipalities, and corporations. In addition, Jefferson Bank of Florida is required to purchase stock in the Federal Home Loan Bank of Atlanta. Jefferson Bank of Florida enters into federal funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. Jefferson Bank of Florida has funds invested overnight with the Federal Reserve and with the Federal Home Loan Bank.
Management’s Discussion and Analysis
General
The following discussion and analysis presents Jefferson’s financial condition and results of operations on a consolidated basis. However, because Jefferson conducts all of its material business operations through Jefferson Bank of Florida, the discussion and analysis relates to activities primarily conducted at the subsidiary level. The following discussion should be read in conjunction with Jefferson’s consolidated financial statements.
As a one-bank holding company, Jefferson generates most of its revenue from interest on loans and investments. Jefferson’s primary source of funding for its loans is deposits. Jefferson’s largest expenses are interest on those deposits, salaries plus related employee benefits, and occupancy and equipment.
Statement of Earnings
	As of December 31,
($ in Thousands, Except Per Share Data)	2016	2015
Interest Income	$9,937	$8,577
Interest Expense	751	687
Net Interest Income	9,186	7,890
Provision (Credit) for Loan Losses	163	(173)
Net Interest Income After Provision (Credit) for Loan Losses	9,023	8,063
Noninterest Income	762	797
Noninterest Expense	6,910	6,569
Earnings Before Income Taxes	2,875	2,291
Tax Expense	1,067	875
Net Earnings	$1,808	$1,416
Less: Preferred Stock Dividends	(3)	(34)
Net Earnings Applicable to Common Shareholders	$1,805	$1,382
Basic Earnings Per Share	$0.67	$0.51
Diluted Earnings Per Share	$0.65	$0.51

Capital Adequacy
Jefferson’s stockholders’ equity was $27.3 million as of December 31, 2016, compared to $25.7 million as of December 31, 2015. As of December 31, 2016, Jefferson Bank of Florida was considered to be “well capitalized” with a 9.84% Tier 1 Leverage ratio; a 12.32% Common Equity Tier 1 Risk-based Capital ratio and Tier 1 Risk-based Capital ratio, and a 13.29% Total Risk-based Capital ratio. Jefferson Bank of Florida’s regulatory capital ratios at the dates indicated were as follows ($ in thousands):
	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2016:
Tier 1 Leverage Capital Ratio	$28,280	9.84%	$11,493	4.00%	$14,366	5.00%
Common Equity Tier 1 Risk-based Capital Ratio	28,280	12.32%	10,333	4.50%	14,925	6.50%
Tier 1 Risk-based Capital Ratio	28,280	12.32%	13,777	6.00%	18,370	8.00%
Total Risk-based Capital Ratio	30,519	13.29%	18,370	8.00%	22,962	10.00%
As of December 31, 2015:
Tier 1 Leverage Capital Ratio	$26,744	10.55%	$10,141	4.00%	$12,676	5.00%
Common Equity Tier 1 Risk-based Capital Ratio	26,744	15.05%	7,999	4.50%	11,554	6.50%
Tier 1 Risk-based Capital Ratio	26,744	15.05%	10,666	6.00%	14,221	8.00%
Total Risk-based Capital Ratio	28,819	16.21%	14,221	8.00%	17,776	10.00%
Loans
Jefferson’s primary earning asset is its loan portfolio and its primary source of income is the interest earned on the loan portfolio. Jefferson Bank also has a significant amount of securities and derives income from that portfolio. The composition of Jefferson’s loan and securities portfolio is disclosed in the following table.
	2015 to 2016 Change	Percent Total Change	Components of Average Earning Assets
(Average Balances – $ In Thousands)			2016	2015
Loans:
Commercial and Industrial	$(2,553)	(12)%	7%	9%
Real Estate – Construction	7,017	63	7	5
Real Estate – Commercial Mortgage	15,914	19	38	37
Real Estate – Residential	5,443	18	14	14
Real Estate – Home Equity	4,290	39	6	5
Consumer and other	(246)	(12)	1	1
Total Loans	$29,865	18%	73%	71%
Investment Securities:
Taxable	$(2,525)	(4)%	21%	25%
Tax-Exempt	251	100	—	—
Total Securities	$(2,274)	(4)%	21%	25%
Fed Funds Sold and Other	$6,293	76%	6%	4%
Total Earning Assets	$33,884	15%	100%	100%

As of December 31, 2016, Jefferson’s net loans were $212 million, representing 72% of total assets, compared to net loans of  $174 million as of December 31, 2015, representing 67% of total assets. These loans were priced based upon the degree of risk, collateral, loan amount, and maturity.
The composition of Jefferson’s loan portfolio as of the dates indicated was as follows ($ in thousands):
	As of December 31,
	2016		2015
	Amount	% of Total	Amount	% of Total
Real estate mortgage loans:
Commercial real estate	$107,950	50%	$90,953	52%
Residential real estate and home equity	53,580	25%	46,611	26%
Construction	29,379	14%	14,166	8%
Total real estate mortgage	190,909	89%	151,730	86%
Commercial and industrial	21,040	10%	22,029	13%
Consumer and other	2,231	1%	1,806	1%
Total loans	$214,180	100%	$175,565	100%
Add (Less):
Deferred loan costs (fees), net	248		158
Allowance for loan losses	(2,122)		(1,959)
Loans, net	$212,306		$173,764

The maturities of the loans contained in Jefferson’s loan portfolio as of December 31, 2016, are disclosed in the following table.
	Maturity Periods
($ in Thousands)	One Year or Less	Over One Through Five Years	Over Five Years	Total
Commercial and Industrial	$13,505	$6,747	$788	$21,040
Real Estate – Construction	14,772	7,645	6,962	29,379
Real Estate – Commercial Mortgage	25,604	36,955	45,391	107,950
Real Estate – Residential	2,291	17,079	18,286	37,656
Real Estate – Home Equity	14,610	787	527	15,924
Consumer and Other (1)	1,154	1,058	19	2,231
Total	$71,936	$70,271	$71,973	$214,180
Loans with Fixed Rates	$8,543	$24,924	$69,791	$103,258
Loans with Floating or Adjustable Rates	63,393	45,347	2,182	110,922
Total	$71,936	$70,271	$71,973	$214,180

(1)
Demand loans and overdrafts are reported in the category of one year or less.

Risk Element Assets
Risk element assets consist of nonaccrual loans, OREO, TDRs, past due loans, potential problem loans, and loan concentrations. The table below depicts certain categories of those assets as of December 31 for each of the last two years.
($ in Thousands)	2016	2015
Nonaccruing Loans:
Commercial and Industrial	$—	$—
Real Estate – Construction	—	—
Real Estate – Commercial Mortgage	—	—
Real Estate – Residential	353	429
Real Estate – Home Equity	—	—
Consumer and Other	—	—
Total Nonperforming Loans (“NPLs”)(1)	$353	$429
Other Real Estate Owned	—	—
Total Nonperforming Assets (“NPAs”)	$353	$429
Past Due Loans 30 – 89 Days	$—	$—
Past Due Loans 90 Days or More (accruing)	$—	$—
Performing Troubled Debt Restructurings	$—	$—
Nonperforming Loans/Total Loans	0.16%	0.24%
Nonperforming Assets/Total Assets	0.12%	0.17%
Nonperforming Assets/Total Loans Plus OREO	0.16%	0.24%
Allowance/Nonperforming Loans	601.13%	456.64%

(1)
There were no nonaccrual TDRs at December 31, 2016 or December 31, 2015.

Allowance for Loan Losses
Jefferson’s management believes it maintains the allowance for loan losses at a level sufficient to provide for probable credit losses inherent in the loan portfolio as of the balance sheet date. Credit losses arise from the borrowers’ inability or unwillingness to repay, and from other risks inherent in the lending process including collateral risk, operations risk, concentration risk, and economic risk. As such, all related risks of lending are considered when assessing the adequacy of the allowance. The allowance for loan losses is established through a provision charged to expense. Loans are charged-off against the allowance when losses are probable and reasonably quantifiable. The allowance for loan losses is based on management’s judgment of overall credit quality. This is a significant estimate based on a detailed analysis of the loan portfolio. The following table analyzes the activity in the allowance over the years ended December 31 of the years indicated.
($ in Thousands)	2016	2015
Balance at Beginning of Year	$1,959	$1,956
Charge-Offs:
Commercial and Industrial	—	—
Real Estate – Construction	—	—
Real Estate – Commercial	—	—
Real Estate – Residential	—	—
Real Estate – Home Equity	—	—
Consumer and Other	—	—
Total Charge-Offs	—	—
Recoveries:
Commercial and Industrial	—	176
Real Estate – Construction	—	—
Real Estate – Commercial	—	—
Real Estate – Residential	—	—
Real Estate – Home Equity	—	—
Consumer and Other	—	—
Total Recoveries	—	176
Net Recoveries	—	(176)
Provision (Credit) for Loan Losses	163	(173)
Balance at End of Year	$2,122	$1,959
Ratio of Net Charge-Offs (Recoveries) to Average Loans Outstanding	0%	(0.11)%
Allowance for Loan Losses as a Percent of Total Loans at End of Year	0.99%	1.11%

The following table provides an allocation of the allowance for loan losses to specific loan types for each of the past two fiscal years.
	2016		2015
($ in Thousands)	Allowance Amount	Percent of Loans in Each Category To Total Loans	Allowance Amount	Percent of Loans in Each Category To Total Loans
Commercial and Industrial	$322	10%	$264	13%
Real Estate:
Construction	275	14%	159	8%
Commercial	1,111	50%	1,116	52%
Residential and Home Equity	395	25%	399	26%
Consumer and Other	19	1%	21	1%
Total	$2,122	100%	$1,959	100%

Securities Available-for-sale
Securities have been classified according to management’s intention. Jefferson’s investment portfolio provides a source of interest income and liquidity. The following table sets forth the carrying amount of the investment portfolio as of the dates indicated ($ in thousands):
	December 31,
	2016	2015
Available-for-sale:
U.S. Government agency securities	$3,818	$646
Municipal securities	3,430	1,025
Mortgage backed securities	41,896	50,180
Total securities available-for-sale	$49,144	$51,851

The carrying amount and weighted average yields for investments as of December 31, 2016 are shown below ($ in thousands):
	U.S. Government Agency	Municipal	Mortgage- Backed	Total	Weighted- Average Yields*
Due in less than one year	$—	$500	$—	$500	1.20%
Due in one to three years	—	375	—	375	1.25%
Due in three to five years	1,931	1,388	—	3,319	1.65%
Due after five years	1,887	1,167	41,896	44,950	1.40%
Total	$3,818	$3,430	$41,896	$49,144	1.41%

*
All securities are listed at actual yield and not on a tax equivalent basis.

Deposits
The major source of Jefferson’s funds for lending and other investment purposes are deposits, in particular core deposits and non-maturity deposits. Management believes that substantially all of Jefferson’s depositors are residents in its primary market area. Total deposits were $262 million at December 31, 2016, compared to $222 million at December 31, 2015, a $40 million, or 18% increase.

The following table sets forth the distribution by type of Jefferson’s deposit accounts at the dates indicated ($ in thousands):
	As of December 31,
	2016		2015
	Amount	% of Deposits	Amount	% of Deposits
Deposit Types
Noninterest-bearing deposits	$80,472	31%	$67,582	30%
Money-market accounts	110,001	42%	77,233	35%
NOW	32,204	12%	27,547	12%
Savings	4,457	2%	3,400	2%
Subtotal	$227,134	87%	$175,762	79%
Time deposits (by rate):
0.00 – 0.50%	8,090	3%	7,499	3%
0.51 – 1.00%	8,561	3%	13,192	6%
1.01 – 1.50%	10,161	4%	15,446	7%
1.51 – 2.00%	2,685	1%	2,877	1%
2.01 – 2.50%	—	—	1,281	1%
Total time deposits	$29,497	11%	$40,295	18%
Customer repurchase agreements	$5,032	2%	$6,315	3%
Total deposits	$261,663	100%	$222,372	100%

Jefferson enters into repurchase agreements with customers. These agreements require Jefferson to pledge securities as collateral for the balance in the accounts. At December 31, 2016 and 2015, the balance totaled approximately $5.032 million and $6.315 million, respectively, and Jefferson had pledged securities as collateral for these agreements with a carrying value of approximately $8.789 million and $7.567 million, respectively. The weighted-average interest rate on these agreements was .23% and .22% at December 31, 2016 and 2015, respectively.
The following table presents the maturities of Jefferson’s time deposits of  $100,000 or more as of December 31, 2016, (in thousands):
Due in three months or less	$2,898
Due from three months to one year	13,108
Due from one year to three years	7,046
Due over three years	809
Total	$23,861

Other Borrowings
Deposits are the primary source of funds for Jefferson’s lending and investment activities and general business purposes. However, as an alternate source of liquidity, Jefferson may obtain advances from the Federal Home Loan Bank of Atlanta, “FHLB,” sell investment securities subject to Jefferson’s obligation to repurchase them, purchase federal funds from designated correspondent banks, and engage in overnight borrowings from the Federal Reserve or correspondent banks. The level of short-term borrowings can fluctuate on a daily basis depending on funding needs and the source of the funds to satisfy the needs.

The following table summarizes Jefferson’s FHLB Advances for the respective time period ($ in thousands):
2016
Balance outstanding at year-end	$6,000
Average balance outstanding during the year	$7,344
Average interest rate paid	1.03%
Maximum amount outstanding at any month-end during year	$9,000
Pledged loans at year-end for the FHLB Advances	$100,215
In 2016, Jefferson borrowed $3.367 million from another financial institution. The term of the note is for 10 years with 10 equal annual payments with interest payable quarterly. The interest rate is at prime less 25 basis points (3.50% at December 31, 2016) and the debt is collateralized with Jefferson Bank of Florida stock. The balance at December 31, 2016 was $3.030 million.
Results of Operations
Net Interest Income
Net interest income constitutes the principal source of income for Jefferson and results from the excess of interest income on interest-earning assets over interest expense on interest-bearing liabilities. The principal interest-earning assets are investment securities and loans receivable. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts, savings deposits, money-market accounts, and other borrowings. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on these assets and liabilities.
The table following sets forth information regarding: (i) the total dollar amount of interest income of Jefferson from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest margin; and (vi) weighted average yields and rates. Yields and costs were derived by dividing annualized income or expense by the average balance of assets or liabilities. The yields and costs depicted in the table include the amortization of fees, which are considered to constitute adjustments to yields ($ in thousands). As shown in the table following, higher average balances of loans and other interest-earning assets and the decrease in the cost of interest-bearing liabilities from 2015 to 2016 led to a higher net interest margin in 2016.
	As of December 31,
	2016			2015
($ in thousands)	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans	$191,339	$9,051	4.73%	$161,474	$7,728	4.79%
Securities	55,215	808	1.46%	57,489	828	1.44%
Fed Funds Sold and Other	14,539	78	0.54%	8,246	21	0.25%
Total interest-earning assets	261,093	9,937	3.81%	227,209	8,577	3.77%
Noninterest-earning assets	11,593			7,981
Total assets	$272,686			$235,190
Interest-bearing liabilities:
Savings, NOW and money-market deposits	$123,667	$261	0.21%	$90,223	$188	0.21%
Time deposits <$100,000	6,891	62	0.90%	7,361	71	0.96%
Time deposits ≥$100,000	28,076	246	0.88%	34,549	287	0.83%
Customer repurchase* agreements	6,397	13	0.20%	4,893	10	0.20%
Deposits	165,031	582	0.35%	137,026	556	0.41%
Other borrowings*	10,213	169	1.65%	19,320	131	0.68%
Total interest-bearing liabilities	175,244	751	0.43%	156,346	687	0.44%
Noninterest-bearing deposits	71,727			52,134
Noninterest-bearing liabilities	1,119			1,083
Stockholders’ equity	24,596			25,627
Total liabilities and stockholders’ equity	$272,686			$235,190
Net earning assets	$85,849			$70,863
Net interest income		$9,186			$7,890
Interest rate spread			3.38%			3.33%
Net interest margin			3.52%			3.47%
Ratio of average interest-earning assets to average interest-bearing liabilities	148.99%			145.32%

*
Customer Repurchase Agreements are included with deposits on audited balance sheet and with borrowings on the audited income statement.

Rate/Volume Analysis
The below table shows the change in net interest income for comparative periods based on either changes in average volume or changes in average rates for interest earning assets and interest-bearing liabilities. Changes which are not solely due to volume changes or solely due to rate changes have been attributed to rate changes.
	2016 vs. 2015
	Increase (Decrease) Due to Change In
($ in Thousands)	Total	Volume	Rate
Earning Assets:
Loans	$1,323	$1,429	$(106)
Securities	(20)	(33)	13
Fed Funds Sold and Other	57	16	41
Total	$1,360	$1,412	$(52)
Interest-Bearing Liabilities:
Savings, NOW and Money Market	73	70	3
Time deposits <$100,000	(9)	(5)	(4)
Time deposits ≥$100,000	(41)	(54)	13
Customer Repurchase Agreements	3	3	—
Total Deposits	26	14	12
Other Borrowings	38	(62)	100
Total	$64	$(48)	$112
Changes in Net Interest Income	$1,296	$1,460	$(164)

Comparison of the Years Ended December 31, 2016 and December 31, 2015
General Operating Results.   Total assets increased $38 million, or 14.7%, from $258.1 million at December 31, 2015 to $296.1 million at December 31, 2016, primarily as a result of an increase in loans. Deposits increased $39.4 million from $222.0 million at December 31, 2015 to $261.4 million at December 31, 2016.
Net earnings for the one-year period ended December 31, 2016 were $1.8 million, or $0.67 per basic common share and $0.65 per diluted common share, compared to $1.4 million, or $0.51 per basic and diluted common share in 2015. The $400,000 increase in net earnings resulted primarily from a $1.3 million increase in net interest income partially offset by a $336,000 increase in provision for loan losses, a $341,000 increase in noninterest expense and a $192,000 increase in income tax expense.
Interest Income.   Interest income increased $1.4 million to $9.9 million for the one-year period ended December 31, 2016, compared to the one-year period ended December 31, 2015. The increase was primarily due to an increase in loan interest income.
Interest Expense.   Interest expense increased $64,000 for the one-year period ended December 31, 2016 compared to 2015. The increase was primarily due to an increase in the average balance of interest-bearing liabilities from $156.3 million for the year ended December 31, 2015 compared to $175.2 million for 2016.
Provision for Loan Losses.   The provision for loan losses is charged to operations to increase the total loan loss allowance to a level deemed appropriate by management. The provision is based upon the volume and type of lending conducted by Jefferson, industry standards, general economic conditions, particularly as they relate to Jefferson’s market area, and other factors related to the collectability of Jefferson’s loan portfolio. Jefferson recorded provisions (credits) for loan losses for the year ended December 31, 2016 and 2015 of  $163,000 and $(173,000), respectively. In 2015, Jefferson Bank recovered monies on loans charged off in prior periods. Jefferson’s management believes that the allowance for loan losses, which was $2.1 million at December 31, 2016, or 0.99% of total loans, is adequate.

Noninterest Income.   Noninterest income decreased $35,000 during the year ended December 31, 2016, from $797,000 in 2015 to $762,000 in 2016. The decrease was primarily due to the discontinuation in 2015 of the residential lending program.
Noninterest Expense.   Noninterest expense increased by $341,000 from $6.6 million for the year ended December 31, 2015 to $6.9 million for the year ended December 31, 2016. The increase was primarily due to increases of  $216,000 in salaries and employee benefits, $168,000 in occupancy and equipment partially offset by a decrease in professional fees of  $58,000.
Income Taxes.   Income taxes were $1.1 million for the year ended December 31, 2016, and $875,000 for 2015. Jefferson’s effective tax rate for 2016 was 37%, compared to 38% in 2015.
Employees
As of December 31, 2016, Jefferson and Jefferson Bank of Florida collectively employed 44 full-time employees and nine part-time employees. The employees are not represented by a collective bargaining unit. Jefferson and Jefferson Bank of Florida consider relations with employees to be good.
Properties
The main office of Jefferson and Jefferson Bank of Florida is located at 3711 Tampa Road, Oldsmar, Florida 34677, which is leased by Jefferson Bank of Florida. Jefferson Bank of Florida also operates banking offices in Tarpon Springs , New Port Richey, Palm Harbor and Tampa. Each of these banking offices is leased by Jefferson Bank of Florida except the Palm Harbor and Tampa offices, which are owned by Jefferson Bank of Florida.
Legal Proceedings
Jefferson Bank of Florida is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Jefferson management does not believe that there is any pending or threatened proceeding against Jefferson Bank of Florida which, if determined adversely, would have a material adverse effect on Jefferson Bank of Florida’s financial position, or results of operations.

Market Price and Dividends on Jefferson’s Common Stock
Jefferson’s common stock is currently quoted over-the-counter on the OTC Pink market under the symbol “JFBF.” Prior to August 22, 2016, there was no established trading market for shares of Jefferson common stock. As a result, any market in Jefferson common stock prior to the merger should be characterized as illiquid and irregular. The following tables set forth the high and low trading prices during the last two most recent fiscal years as reported on the OTC Pink market or of which management was aware prior to being quoted on the OTC Pink market.
	High	Low
2017
Second Quarter (through April 19, 2017)	$14.25	$14.25
First Quarter	15.25	11.40
2016
Fourth Quarter	$13.00	$11.40
Third Quarter	13.00	10.81
Second Quarter	—	—
First Quarter	—	—
2015
Fourth Quarter	$—	$—
Third Quarter	—	—
Second Quarter	—	—
First Quarter	—	—
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

ABOUT HCBF
Business
HCBF, headquartered in Fort Pierce, Florida, is a bank holding company that was incorporated on April 5, 2010. HCBF was formed for the purposes of acquiring 100% of the common stock of First Bank of Indiantown, which later became Harbor Community Bank, a Florida-chartered commercial bank. Harbor Community Bank changed its headquarters from Indiantown, Florida to its current location at 200 South Indian River Drive, Fort Pierce, Florida.
HCBF provides a range of consumer and commercial banking services to individuals, businesses and industries. Those basic services include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, direct deposits, notary services, money orders, night depository, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, internet banking and the full range of consumer loans, both collateralized and uncollateralized. In addition, HCBF makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. HCBF provides debit cards allowing customers the convenience to use of HCBF’s ATMs and other ATM machines, both nationally and internationally, through various ATM networks.
HCBF focuses on originating residential real estate, consumer, small business and commercial real estate loans within its target market, which generally includes the heart of Florida along the I-95 and I-75 corridors, between Jacksonville and Gainesville, Florida in the north and Fort Lauderdale and Naples, Florida in the south, including Orlando, Florida and other interior markets (the “Target Market”). HCBF sells conforming loans to wholesale lenders, including Flagstar, SunTrust, US Bank and BB&T. HCBF has also been approved to sell loans to the Federal National Mortgage Association (“Fannie Mae”), the Federal Housing Administration (“FHA”) and Veterans Administration (“VA”). HCBF generally holds the adjustable rate and jumbo mortgages on its balance sheet. HCBF focuses on the building of a balanced loan and deposit portfolio, with emphasis on low cost liabilities and variable rate loans.
HCBF’s goal is to establish a traditional community banking model with a stable base of core, local deposits and a portfolio of conservatively underwritten residential real estate, consumer, small business and commercial real estate loans within HCBF’s Target Market.
Growth Strategies
HCBF has used a combination of organic growth and strategic growth through selective bank and branch acquisitions. Since inception, HCBF has expanded its operations through the acquisition of several banks including the Bank of St. Augustine, First America Bank, Highlands Independent Bank, and Florida Citizens Bank. In addition, HCBF acquired four branches in an asset purchase transaction with Grand Bank & Trust in 2012, as well as nine branches in an asset purchase transaction with Banco Popular, N.A. in 2015. HCBF also acquired Putnam State Bank through an FDIC-assisted acquisition in 2012, which acquisition included a loss-sharing arrangement with the FDIC. Where opportunities arise to grow in a manner that is prudent and consistent with these core competencies, HCBF plans to continue to expand both organically and through acquisition.

Market Strategy
HCBF’s long-term goal is to establish itself as a premier community bank serving local residents, small- and medium-sized businesses and retail clients primarily within its Target Market. HCBF intends to achieve this goal through the provision of superior customer service and a comprehensive suite of products, including tailored loan products and deposit and cash management services. HCBF believes that building a bank franchise with stable, core deposits and high asset quality achieved with sound and proven loan and investment underwriting policies will allow HCBF to achieve safe, sound and profitable growth. A well-managed bank focused on satisfying the legitimate lending needs of its customer base will help revitalize the communities HCBF serves while adding value for shareholders. HCBF’s executive management team has dedicated their careers to meeting the credit needs of the communities within its Target Market and seeks to capitalize on that extensive experience.
Capitalize on an experienced management team with significant market ties.   An integral element of HCBF’s market strategy is to capitalize and leverage the prior experience of its management team and their community relationships. HCBF’s management believes that having an extensive knowledge of the demographics, economies, and residents of the local communities facilitates HCBF’s efforts to gather low-cost deposits and make sound credit decisions.
Focus on core customers and provide superior, relationship-based customer services.   HCBF focuses its customer service efforts on relationship banking, personalized service, direct customer contact and its ability to make credit and other business decisions locally. It is HCBF’s objective to build its core customer base through advertising and marketing efforts, employee solicitation efforts, and recommendations from customers, directors, officers, shareholders and other individuals who prefer to conduct their banking business with a community bank. HCBF’s directors and management team focus their efforts to close what they perceive as a void in personalized banking services caused by the inadequacies of larger banks, while emphasizing current technology applications, to provide more personalized service to customers. This includes a focus on specialized services for the small business and professional, personal contact with HCBF’s officers, directors and employees and, above all, the development of a deep customer relationship.
Expand market presence in the principal markets served.   HCBF believes that its principal markets will continue to be the small-to-medium-sized businesses within its Target Market. The continued recent consolidation of community banks throughout the State of Florida has created segments of the marketplace with customers that are ready to change their banking relationships. Additionally, growth in residential and commercial activity in HCBF’s Target Market and surrounding areas creates opportunities for us to establish new banking relationships with the individuals and businesses associated with such growth. Because HCBF’s directors and management team have well-established reputations and banking relationships in the local community, they actively promote Harbor Community Bank within the relevant markets as part of the objective to expand HCBF’s market presence.
Market Area
HCBF conducts its business through its main office in Fort Pierce, Florida and its other 40 banking offices located in Alachua (4), Highlands (5), Indian River (2), Manatee (3), Marion (3), Martin (3), Okeechobee (1), Orange (3), Osceola (2), Palm Beach (1), Putnam (1), Sarasota (2), Seminole (2), St. John’s (5) and St. Lucie (3) counties in Florida. HCBF generally targets small and medium-sized businesses as well as individuals located in the primary service area throughout the counties served. HCBF believes that these segments are the most under-served by local branches of regional and super-regional financial institutions. Furthermore, HCBF believes that a local institution focused on quality service and managed by local community bankers can better serve the banking needs of the small- and medium-sized business and relationship oriented consumer.
HCBF believe it is well positioned to capitalize on the opportunities the marketplace, management’s expertise, and HCBF’s customer base affords. The increased consolidation activity among banks in Florida provides additional growth prospects through both increasing HCBF’s market penetration and expanding its market presence.
Competition
Commercial banking in Florida, including HCBF’s Target Market, is highly competitive, due in large part to Florida’s profile of high population growth and wealth. HCBF’s market contains not only a strong base of community banks, but also significant numbers of the country’s largest commercial and wealth management/trust banks. The table below shows HCBF’s market share for each county in which HCBF has a banking office based on commercial bank deposits within the county as of June 30, 2016, the most current information available.
County	Number of Commercial Banks	Number of Commercial Bank Offices	HCBF Market Share
Alachua	17	64	3.43%
Highlands	7	24	15.62%
Indian River	17	58	1.02%
Manatee	27	119	2.56%
Marion	21	84	1.01%
Martin	18	55	2.54%
Okeechobee	7	9	11.76%
Orange	36	291	0.30%
Osceola	16	62	1.55%
Palm Beach	57	475	0.03%
Putnam	6	11	11.81%
Sarasota	37	171	0.49%
Seminole	31	129	0.43%
St. John’s	21	64	5.69%
St. Lucie	15	63	3.60%

Data obtained from the FDIC June 30, 2016 Summary of Deposits Report
Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of HCBF’s larger competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than HCBF. These larger competitors also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than HCBF. HCBF believes that community banks can compete successfully by providing personalized service and making timely, local decisions. HCBF also believes that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions grow larger. In addition, HCBF believes that the continued growth of its banking markets affords an opportunity to capture new deposits from new residents.
Lending Activity
HCBF has adopted the strategy of presenting a robust and diverse series of lending channels and a suite of loan and loan-related products normally associated with large banks, but primarily focuses on 1-4 family residential and commercial real estate. While this strategy demands an investment in experienced personnel and enabling systems, it distinguishes HCBF from smaller competing community bank lending operations. HCBF intends to continue to provide for the financing needs of the community it serves by offering a variety of loans including:
•
residential real estate loans to assist borrowers in purchasing, refinancing, constructing upon or improving real property and home equity loans;

•
commercial loans, which will include collateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchase of equipment and machinery;

•
small business loans, including SBA lending; and

•
consumer loans, including collateralized and uncollateralized loans for financing automobiles, boats, home improvements, and personal investments.

HCBF follows what its management team believes to be a conservative lending policy, but one that permits prudent risks to assist consumers and businesses in HCBF’s Target Market. HCBF also purchases mortgage-backed securities and collateralized mortgage obligations, and originates or purchases fixed-rate mortgages for which funding may be matched when desirable. Loan-related interest rates will vary depending on the cost of funds to HCBF, the loan maturity, and the degree of risk. HCBF is expected to meet the credit needs of customers while maintaining prudent liquidity through the investment portfolio. HCBF expects this positive, community-oriented lending philosophy to translate into a sustainable volume of quality loans into the foreseeable future.
HCBF also promotes loan quality through staffing experienced, well-trained lending officers capable of soliciting loan business. HCBF’s lending officers, as well as its credit officers and loan committees, also recognize and appreciate the importance of exercising care and good judgment in underwriting loans, which promotes HCBF’s safety and profitability.
Real Estate Loans
Real Estate Loans — Commercial
HCBF provides fixed and adjustable rate loans secured by commercial real estate, or CRE. Preferred CRE loans include owner-occupied professional office space (i.e., physicians’ and attorneys’ offices). HCBF strives to maintain appropriate diversity in its CRE loan portfolio, with no undue concentrations. HCBF’s CRE loan policy includes what management believes to be rigorous underwriting standards in accordance with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Policies. This Interagency Guidance addresses regulatory concern over increasing concentrations of non-owner occupied commercial real estate loans among community banks. Pursuant to this guidance, the federal bank regulatory agencies will use certain criteria to identify institutions that are potentially exposed to significant CRE concentration risk, including whether an institution’s total CRE loans represent 300% or more of total capital. HCBF is currently well below this threshold.
HCBF also originates investment and construction real estate loans. These loans are monitored in the concentration analysis that is designed to ensure HCBF remains balanced in real estate lending.
Real Estate Loans — Residential
HCBF originates a mix of fixed rate, adjustable rate and a combination of fixed/adjustable rate mortgages. Unlike many community banks, HCBF has established a dedicated residential loan origination department. HCBF’s residential lending program includes traditional one-to-four family residential mortgage loans with fixed, adjustable or a combination of fixed/adjustable interest rates. Management believes that HCBF has been successful and will continue to thrive by offering what management believes to be conservatively underwritten loans with appropriate documentation and loan-to-value ratios. HCBF avoids the use of brokered loans and does not unduly rely on FICO scores in the underwriting process. HCBF’s fixed rate residential real estate loans are generally originated and underwritten to permit sales in the secondary market. The decision to sell depends on a number of factors, including the loan’s yield and term, market conditions, and HCBF’s then-existing portfolio. HCBF sells conforming loans to wholesale lenders, including Flagstar, SunTrust, US Bank and BB&T. HCBF has also been approved to sell loans to Fannie Mae and the FHA and VA. HCBF generates residential mortgage business through local advertising, its current customer base, and referrals from local real estate brokers and home builders. Residential loans are originated by HCBF’s loan officers, none of whom have underwriting authority. HCBF’s residential lenders use web-based origination software to facilitate the origination process and enhance the client’s experience. While there are not definite plans at this time, HCBF has considered offering online origination of residential real estate loans in HCBF’s existing markets. HCBF’s emphasis on residential real estate is expected to provide more balance than many community banks that often have a bias toward commercial real estate.

Consumer Loans
HCBF’s origination of consumer loans has been an essential element of its retail-oriented strategy. HCBF originates primarily secured consumer loans including automobile, manufactured housing, recreational vehicle, boat and truck loans, home equity loans, as well as loans secured by the borrower’s deposit accounts held at Harbor Community Bank.
Loan Administration and Underwriting
HCBF uses its loan origination underwriting procedures to assess both the borrower’s ability to make principal and interest payments and the value of the collateral securing the loan. HCBF’s credit administration department is responsible for management, risk management monitoring and for reporting to various management and board committees. To manage the risks associated with its lending activities, HCBF has adopted written loan policies and procedures, and HCBF’s loan portfolio is administered under a defined process. That process includes guidelines for loan underwriting standards and risk assessment, procedures for loan approvals, loan grading, ongoing identification and management of credit deterioration and portfolio reviews to assess loss exposure and to test HCBF’s compliance with its credit policies and procedures.
HCBF’s board of directors has approved set levels of lending authority to the Directors’ Loan Committee, Officers’ Loan Committee, as well as certain management members based on their respective experience, the proposed use of proceeds, and the secured or unsecured status of a loan. All use of delegated loan authority is preceded by a determination of the worthiness of the loan request by the underwriting or credit administration department. Typically, the Officers’ Loan Committee reviews loan requests and if a particular request exceeds the loan authority limits delegated to this committee, such requests, if approved, are presented to the Harbor Community Bank’s Directors’ Loan Committee and the board of directors for final approval.
Before and after loan closing, HCBF’s loan operations personnel review all loans for adequacy of documentation and compliance with regulatory requirements. At least annually, HCBF’s lenders and loan review personnel analyze loans over certain size thresholds, problem loans and loans with certain loan quality ratings to ensure that appropriate quality ratings are assigned and ultimately to assist in determining the adequacy of the allowance for loan losses.
Federal Home Loan Bank
Harbor Community Bank is a member of the Federal Home Loan Bank of Atlanta and has access to wholesale borrowings which are secured by blanket liens on Harbor Community Bank’s 1-4 family residential loans, commercial real estate mortgage loans, and home equity mortgage loans. HCBF plans to continue to use Federal Home Loan Bank funding for short and intermediate funding needs.
Junior Subordinated Debentures
In October 2005, BSA Financial Services, Inc. formed BSA Financial Statutory Trust 1 for the purpose of issuing trust preferred securities. On October 31, 2005, BSA Financial Services, Inc. issued a floating rate junior subordinated debenture (the “BSA Debenture”) in the amount of  $5.155 million. BSA Financial Statutory Trust 1 used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the BSA Debenture from BSA Financial Services, Inc. The BSA Debenture is the only asset of BSA Financial Statutory Trust 1. Interest payments from the BSA Debenture finance the distributions paid on trust preferred securities issued by BSA Financial Statutory Trust 1. On August 28, 2013, HCBF acquired BSA Financial Investments, Inc. and assumed the obligations under the BSA Debenture, which matures on December 15, 2035. The interest rate floats quarterly at 3-month LIBOR rate plus 1.55% (2.51% at December 31, 2016). The BSA Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The BSA Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. HCBF has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of BSA Financial Statutory Trust 1, subject to the terms of the guarantee. HCBF has the option to defer interest payments on the BSA Debenture from time to time for a period not to exceed five consecutive years. The proceeds from the issuance and sale of the trust preferred securities may be included in Tier I capital (with certain limitations) under current regulatory guidelines and interpretations.
In June 2006, MRCB Holdings, Inc. (acquired by First America Holdings Corp.) formed MRCB Holdings Statutory Trust 1. MRCB Holdings Statutory Trust 1 was also formed for the purpose of issuing trust preferred securities. On June 28, 2006, MRCB Holdings, Inc. issued a floating rate junior subordinated debenture (the “MRCB Debenture”) in the amount of  $3.093 million. MRCB Holdings Statutory Trust 1 used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the MRCB Debenture from MRCB Holdings, Inc. The Debenture is the only asset of MRCB Holdings Statutory Trust 1. Interest payments from the MRCB Debenture finance the distributions paid on the trust preferred securities. On May 8, 2015, HCBF acquired First America Holdings Corp. and assumed the obligations under the MRCB Debenture. The MRCB Debenture matures on September 15, 2036. The interest rate floats quarterly at 3-month LIBOR rate plus 1.60% (2.56% at December 31, 2016). The MRCB Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The MRCB Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. HCBF has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of MRCB Holdings Statutory Trust 1 subject to the terms of the guarantee. HCBF has the option to defer interest payments on the MRCB Debenture from time to time for a period not to exceed five consecutive years. The proceeds from the issuance and sale of trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.
Investment Activity
The primary objective of HCBF’s investment portfolio is to achieve additional earnings while minimizing the risk of market value depreciation that could occur as a result of changes in prevailing interest rates. HCBF generally purchases securities that are expected to provide cash flows over a three- to five-year time horizon and subsequently reinvests the cash flows into securities at prevailing interest rates. HCBF invests primarily in mortgage-backed securities and collateralized mortgage obligations issued by U.S. government agencies or U.S. government sponsored entities) and Small Business Administration securities and HCBF seeks to maintain a duration of three to four years for its investment portfolio. HCBF also enters into interest-bearing deposits and federal funds transactions with its principal correspondent banks and is primarily a net buyer of funds.
Deposits
HCBF offers a full range of deposit accounts to meet the needs of the residents and businesses in HCBF’s Target Market area. HCBF provides accounts for retail and business customers, including regular savings, interest-bearing checking and NOW accounts, non-interest checking, money market accounts, term certificate accounts, and individual retirement accounts. HCBF emphasizes core deposits from individuals, businesses, and governmental entities in its Target Market. HCBF sets deposit rates based on market conditions, although inducement is sometimes employed to attract deposits in maturities that address mismatches between the repricing of loan and deposit portfolios.
HCBF seeks to make its services convenient to the community by offering 24-hour ATM access at most of its facilities, access to other ATM networks available at other local financial institutions and retail establishments, and telephone banking services to include account inquiry and balance transfers. HCBF also offers banking services via the Internet and mobile banking services, including remote deposit capture, and various advanced systems for cash management for HCBF’s business customers. The rapid decline in the price of technology is now allowing smaller banks the ability to offer many of the sophisticated products previously only available to customers of large banks. HCBF seeks to have a mix of core deposits which favors non-interest bearing deposits in the range of 25% to 35% of total deposits with time deposits comprising 50% or less of total core deposits. This strategy, to be successful, requires high levels of relationship banking supported by strong distribution and product strategies. HCBF does not typically rely on non-core brokered or wholesale deposit funding. Where HCBF has assumed non-core deposits through acquisitions, it has typically allowed these non-core deposits to run off in an orderly manner.

Marketing and Distribution
Marketing activities to encourage deposit acquisition and loan growth is primarily accomplished through personal contact by branch personnel and lenders in each market. Building relationships with each depositor and borrower encourages a foundation for the customer and the bank to work together to better assist the customer with solving their financial needs. The board of directors and management team also realize the importance of forging partnerships within the community as a method of expanding HCBF’s customer base and serving the needs of the community. HCBF is an active participant in various community activities and organizations. Participation by management and staff in such events and organizations assists HCBF in determining what additional products and services may be needed in the communities that HCBF serves as well as credit needs in accordance with the Community Reinvestment Act. HCBF also uses local print advertising in newspapers and selected magazines along with the support of realtor and builder trade association publications to market specific deposit and lending products.
Management’s Discussion and Analysis
Management’s discussion and analysis (“MD&A”) provides supplemental information, which sets forth the major factors that have affected HCBF’s financial condition and results of operations and should be read in conjunction with HCBF’s Consolidated Financial Statements and related notes included in this proxy statement/prospectus. The MD&A is divided into subsections entitled “Business Overview,” “Executive Overview,” “Results of Operations,” “Financial Condition,” “Liquidity and Capital Resources,” “Off-Balance Sheet Arrangements,” and “Accounting Policies.” The following information should provide a better understanding of the major factors and trends that affect HCBF’s earnings performance and financial condition. Throughout this MD&A section, HCBF Holding Company, Inc., and its subsidiaries, collectively, are referred to as “HCBF,” “Company,” “we,” “us,” or “our.”
RESULTS OF OPERATIONS
In 2016, we recorded net income of  $6.3 million, or $0.30 per diluted share, compared to $3.9 million, or $0.23 per diluted share, in 2015. The increase in earnings for 2016 was primarily attributable to an increase of  $10.8 million in net interest income and an increase of  $3.7 million in non-interest income, partially offset by an increase of  $3.3 million in the provision for loan losses, an increase of  $7.2 million in non-interest expense and an increase of  $1.7 million in income tax expense. The increases described above during 2016 were generally attributable to internally generated growth as well as our acquisitions of First America Holdings Corp. and OGS Investments Inc., which closed on May 8, 2015 and December 4, 2015, respectively.
A condensed earnings summary for the last two fiscal years is presented in Table 1 below:
Table 1
CONDENSED SUMMARY OF EARNINGS
(Dollars in Thousands, Except Per Share Data)	2016	2015
Interest Income	$64,696	$52,128
Interest Expense	5,600	3,848
Net Interest Income	59,096	48,280
Provision for Loan Losses	4,801	1,519
Net Interest Income After Provision for Loan Losses	54,295	46,761
Noninterest Income	12,517	8,820
Noninterest Expense	56,448	49,236
Income Before Income Taxes	10,364	6,345
Income Tax Expense	4,109	2,429
Net Income	$6,255	$3,916
Basic Net Income Per Share	$0.31	$0.23
Diluted Net Income Per Share	$0.30	$0.23

Net Interest Income
Net interest income represents our single largest source of earnings and is equal to interest income and fees generated by earning assets, less interest expense paid on interest bearing liabilities. We provide an analysis of our net interest income, including average yields and rates, in Tables 2 and Table 3 below.
In 2016, our net interest income increased $10.8 million, or 22.4%. The increase in net interest income for 2016 as compared 2015 was due to a favorable increase in interest income, partially offset by an increase in interest expense. Interest income increased $12.6 million, or 24.1%, from 2015 to 2016. The primary factor driving the increase in interest income during 2016 was attributable to additional loan balances and investment securities acquired from First America Holdings Corp. and OGS Investments Inc. in 2015. In addition, we internally generated $39.6 million of net new loans and purchased $38.3 million of loans during 2016. The factors discussed above produced a two basis point decline in the yield on interest earning assets, which decreased from 4.12% in 2015 to 4.10% in 2016. These factors resulted in the increased interest income attributable to volume in 2016 as reflected in Table 3.
Interest expense increased $1.8 million, or 45.5%, from 2015 to 2016. The primary factor for the increase in interest expense was due to increased deposit balances acquired from First America Holdings Corp. and OGS Investments Inc. during 2015. In addition, deposit balances increased due to an increase in municipal deposits and public funds during 2016. These factors contributed to increased interest expense attributable to volume for 2016 as reflected in Table 3. Prior to acquisition in 2015, First America Holdings Corp. and OGS Investments, Inc. each had a moderately higher cost of deposits as compared to us. This resulted in an increase in our interest expense attributable to an increase in rates as reflected in Table 3. During 2016, we took steps to reduce the rates on acquired deposits to be more in line with our deposit cost structure. Another factor affecting interest expense during 2016 was the higher interest rate environment resulting from the Federal Reserve raising short-term interest rates in December 2015. The higher interest rate environment increased our cost of deposits, FHLB borrowings, and floating rate subordinated debentures in 2016. These factors collectively produced an eight basis point increase in the cost on interest-bearing liabilities, which increased from 0.42% in 2015 to 0.50% in 2016.
Our interest rate spread (defined as the yield on average earning assets less the average rate paid on interest bearing liabilities) decreased 11 basis points in 2016 compared to 2015. The decrease was primarily attributable to the adverse impact of reduced discount accretion on acquired loans, the higher interest costs associated with the institutions we acquired in 2015, and the higher interest rate environment that existed in 2016 as compared to 2015.
Our net interest margin (defined as interest income less interest expense divided by average earning assets) of 3.75% in 2016 was seven basis points lower than the 3.82% net interest margin recorded in 2015. The change in the net interest margin during 2016 compared to 2015 was influenced by the same factors that influenced the net interest spread discussed above.

Table 2
AVERAGE BALANCES AND INTEREST RATES
	2016			2015			2014
(Tax-equivalent Basis – Dollars in Thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Loans, Net of Unearned Income(1)	$1,004,896	$54,718	5.45%	$749,114	$43,956	5.87%	$415,825	$25,632	6.16%
Investment Securities	540,720	9,542	1.76	482,173	7,868	1.63	282,382	4,865	1.72
Interest Earning Deposits and Other	32,168	436	1.36	32,839	304	0.93	23,375	176	0.75
Total Earning Assets	1,577,784	64,696	4.10%	1,264,126	52,128	4.12%	721,582	30,673	4.25%
Cash & Due From Banks	30,055			26,440			14,655
Allowance for Loan Losses	(4,494)			(4,241)			(3,908)
Other Assets	163,971			127,019			67,323
TOTAL ASSETS	$1,767,316			$1,413,344			$799,652
LIABILITIES
NOW Accounts	$188,480	$270	0.14%	$135,902	$155	0.11%	$78,796	$115	0.15%
Money Market Accounts	314,059	812	0.26	294,434	693	0.24	196,730	567	0.29
Savings Accounts	167,042	411	0.25	112,713	143	0.13	39,947	26	0.07
Other Time Deposits	350,656	2,948	0.84	295,707	1,954	0.66	182,779	1,224	0.67
Total Interest Bearing Deposits	1,020,237	4,441	0.44%	838,756	2,945	0.35%	498,252	1,932	0.39%
FHLB Advances	87,597	815	0.93	82,336	636	0.77	43,439	496	1.14
Subordinated Debentures and Other	5,878	344	5.85	5,209	267	5.13	3,695	137	3.71
Total Interest Bearing Liabilities	1,113,712	5,600	0.50%	926,301	3,848	0.42%	545,386	2,565	0.47%
Noninterest Bearing Deposits	415,861			291,783			138,543
Other Liabilities	19,284			17,169			11,844
TOTAL LIABILITIES	1,548,857			1,235,253			695,773
STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	218,459			178,091			103,879
TOTAL LIABILITIES & EQUITY	$1,767,316			$1,413,344			$799,652
Interest Rate Spread			3.60%			3.71%			3.78%
Net Interest Income		$59,096			$48,280			$28,108
Net Interest Margin(2)			3.75%			3.82%			3.90%

(1)
Average balances include nonaccrual loans. Interest income includes loan fees of  $3.5 million for 2016, $4.4 million for 2015 and $1.1 million for 2014.

(2)
Net interest income divided by average earning assets.

The above tables are shown on a taxable basis as the tax-exempt loans held in the portfolio are not material. All investment securities in the portfolio are taxable.

Table 3
RATE/VOLUME ANALYSIS(1)
	2016 vs. 2015			2015 vs. 2014
	Increase (Decrease) Due to Change In			Increase (Decrease) Due to Change In
(Tax-equivalent Basis – Dollars in Thousands)	Total	Volume	Rate	Total	Volume	Rate
Earnings Assets:
Loans, Net of Unearned Interest	$10,762	$15,009	$(4,247)	$18,324	$20,544	$(2,220)
Investment Securities	1,674	955	719	3,003	3,442	(439)
Interest Earning Deposits and Other	132	(6)	138	128	71	57
Total	12,568	15,958	(3,390)	21,455	24,057	(2,602)
Interest Bearing Liabilities:
NOW Accounts	115	60	55	40	83	(43)
Money Market Accounts	119	46	73	126	282	(156)
Savings Accounts	268	69	199	117	48	69
Time Deposits	994	363	631	730	756	(26)
FHLB Advances	179	41	138	140	444	(304)
Subordinated Debentures and Other	77	34	43	130	56	74
Total	1,752	613	1,139	1,283	1,669	(386)
Changes in Net Interest Income	$10,816	$15,345	$(4,529)	$20,172	$22,388	$(2,216)

(1)
This table shows the change in net interest income for comparative periods based on either changes in average volume or changes in average rates for interest earning assets and interest-bearing liabilities. Changes which are not solely due to volume changes or solely due to rate changes have been attributed to rate changes.

Provision for Loan Losses
The provision for loan losses was $4.8 million in 2016 compared to $1.5 million in 2015. The increase in the provision reflects additional credit deterioration of problem loans primarily from our acquired loan portfolio as well as allowance provisions due to growth in the loan portfolio. We discuss these trends in further detail below under Risk Element Assets and Allowance for Loan Losses.
Noninterest Income
Noninterest income totaled $12.5 million in 2016 and $8.8 million in 2015. For 2016, the $3.7 million, or 41.9%, increase over 2015 primarily reflected positive increases from FDIC indemnification asset amortization reduction of  $790 thousand, increased gain on sale of loans of  $626 thousand, increased service charges on deposit accounts of  $620 thousand, and increased ATM and interchange income of  $585 thousand. Noninterest income as a percent of total operating revenues (net interest income plus noninterest income) was 17.5% in 2016 and 15.4% in 2015.

The table below illustrates the major components of noninterest income.
(Dollars in Thousands)	2016	2015	2014
Service Charges on Deposit Accounts	$2,602	$1,982	$1,221
ATM and Interchange Income	2,891	2,306	1,231
Net Gain on Sale of Loans	3,982	3,356	2,196
Net Gain on Securities Available-for-sale	287	2	39
Bank-owned Life Insurance Income	981	661	71
FDIC Indemnification Asset Amortization, Net	(190)	(980)	(1,939)
Purchase Credit Impaired Loan Recoveries	1,027	677	966
Bargain Purchase Gain	—	—	7,249
Other	937	816	169
Total Noninterest Income	$12,517	$8,820	$11,203

Various significant components of noninterest income are discussed in more detail below.
Service Charges on deposit accounts.   For 2016, deposit service charge fees totaled $2.6 million compared to $2.0 million in 2015. The $620 thousand, or 31.3%, increase in 2016 was primarily due to additional deposit fees from acquired deposits related to the acquisitions of First America Holdings Corp. and OGS Investments, Inc. during 2015. Service charges also increased in 2016 due to increased pricing in the fourth quarter of 2016.
ATM and Interchange Income.   ATM and interchange income totaled $2.9 million in 2016 compared to $2.3 million in 2015. The $585 thousand, or 25.4%, increase in 2016 was primarily a result of higher card activity by our clients as well as additional card activity from new clients acquired from our acquisitions of First America Holdings Corp. and OGS investments, Inc. during 2015.
Net Gain on Sale of Loans.   The net gain on sale of loans was $4.0 million during 2016. Compared to 2015, net gain on sale of loans increased by $626 thousand or 18.7%. The increase during 2016 was attributable to higher volume of loans sold and increased average profit margins. We sold loans held for sale of approximately $88 million in 2016 compared to approximately $81 million in 2015. The average profit margin on loans sold was 4.5% in 2016 compared to 4.1% in 2015. Average profit margins are heavily influenced by market conditions at the time of sale and are influenced by the type of loan product sold. In general, market conditions, housing activity, the level of interest rates and the percent of our fixed-rate loan production have significant impacts on our ability to generate gains on sale of loans.
FDIC Indemnification Asset Amortization.   Amortization of the FDIC indemnification asset resulted in a net charge of  $190 thousand for 2016 compared to a net charge of  $980 thousand for 2015, representing an 80.6% reduction. The reduction of the net charge resulted from fewer loss share covered loans with associated Indemnification balances.
Purchased Credit Impaired Loan Recoveries.   Purchased credit impaired loan recoveries increased by $350 thousand or 51.7% during 2016. This increase is the result of an increased number of PCI loans where HCBF has fully collected the recorded investment on the loan. Once the recorded investment is fully recovered, HCBF records future cash flow recoveries as non-interest income.
Noninterest Expense
Noninterest expense totaled $56.4 million in 2016 compared to $49.2 million in 2015. For 2016, the $7.2 million, or 14.6%, increase was attributable to higher salaries and benefits, higher net foreclosed assets expense and higher occupancy and equipment expense, partially offset by reduced acquisition and conversion costs. The higher salaries and benefits expense and occupancy and equipment expense were generally attributable to ongoing operating costs relating to the acquisition of First America Holdings Corp. and OGS Investments Inc. during 2015. The increased net foreclosed assets expense in 2016 was primarily attributable to additional valuation allowance for declines in specific property values in 2016. The decline in acquisition and conversion costs during 2016 was the result of costs incurred in 2015 relating to the acquisition of First America Holdings, Inc. and OGS Investments, Inc.

Our operating efficiency ratio (expressed as noninterest expense as a percent of net interest income plus noninterest income) was 79% and 86% in 2016 and 2015, respectively. Higher operating revenues from our two acquisitions in 2015 generally drove the improvement in this ratio for 2016.
The table below reflects the major components of noninterest expense.
(Dollars in Thousands)	2016	2015	2014
Salaries and Employee Benefits	$28,002	$23,908	$14,276
Occupancy and Equipment	8,348	6,963	3,893
Data Processing	5,696	5,386	2,582
Regulatory Assessments	1,186	1,221	686
Professional Fees	1,473	1,398	726
Office Expense and Supplies	1,508	1,387	829
Foreclosed Assets, Net	2,861	558	1,482
Advertising	735	744	479
Amortization of Intangibles	2,523	1,842	781
Acquisition and Conversion Costs	298	2,908	3,265
Other	3,818	2,921	1,894
Total Noninterest Expense	$56,448	$49,236	$30,893

Various significant components of noninterest expense are discussed in more detail below.
Salaries and employee benefits.   Salaries and benefits was $28.0 million during 2016. The $4.1 million or 17.1% increase from 2015 to 2016 was primarily attributable to additional head count from the acquisitions of First America Holdings, Inc. and OGS Investments, Inc. in 2015. The average full-time equivalent (“FTE”) employee headcount was 475 during 2016 compared to 413 during 2015.
Occupancy and equipment.   Occupancy expense (including premises and equipment) totaled $ 8.3 million for 2016 and $7.0 million for 2015. For 2016, the $1.4 million or 19.9% increase from 2015 primarily resulted from additional building depreciation, equipment expense and depreciation, and rent expense on 12 new banking facilities acquired from the acquisitions of First America Holdings, Inc. and OGS Investments during 2015.
Data Processing.   Data processing expense for 2016 was $5.7 million compared to $5.4 million in 2015. The $310 thousand or 5.8% increase was primarily due to ongoing costs associated with increased loan and deposit accounts that were acquired in our acquisitions of First America Holdings Corp. and OGS Investments in 2015. This was partially offset by greater economies of scale built into our contract with our third party data processing company.
Other.   Other noninterest expense totaled $3.8 million in 2016 and $2.9 million in 2015. For 2016, the $897 thousand, or 30.7%, increase from 2015 was attributable to asset write-off costs associated with three branch banking facilities that were closed during 2016.
Income Taxes
For 2016, we realized income tax expense of  $4.1 million (effective tax rate of 39.7%) compared to income tax expense of  $2.4 million (effective tax rate of 38.3%) in 2015. The increase in income taxes was primarily due to increased operating profits that were realized in 2016 from the acquisition of First America Holdings, Inc. and OGS Investments, Inc. in 2015.
FINANCIAL CONDITION
Average assets totaled approximately $1.8 billion for the fiscal year ended December 31, 2016, an increase of  $313.7 million, or 25%, over 2015. Average interest-earning assets for 2016 were approximately $1.6 billion, representing an increase of  $317.9 million, or 24.8%, over 2015. Year-over-year, average interest-earning deposits and overnight funds decreased $671 thousand, while investment securities increased $58.5 million and average net loans were higher by $255.8 million. We discuss these variances in more detail below.

Table 2 provides information on average balances and rates, Table 3 provides an analysis of rate and volume variances and Table 4 highlights the changing mix of our interest earning assets.
Loans
In 2016, average loans increased $255.8 million, or 34.1%. Loans as a percentage of average earning assets improved to 63.7% in 2016, an increase over 2015 levels of 59.3%. Year-over-year average balances in the loan portfolio experienced increases in all loan types.
We originate mortgage loans secured by 1-4 family residential properties through our Residential Real Estate line of business, a majority of which are fixed-rate loans that are sold into the secondary market to third party purchasers on a best efforts delivery basis with servicing released. A majority of our adjustable rate loan product and a small portion of our fixed rate loans are retained in our loan portfolio.
Table 4
SOURCES OF EARNING ASSET GROWTH
	2015 to 2016 Change	Percentage Total Change	Components of Average Earning Assets
(Average Balances – Dollars In Thousands)			2016	2015	2014
Loans:
Commercial Real Estate	$114,810	36.6%	28.5%	26.4%	26.7%
Residential Real Estate	67,938	21.7	20.2	19.9	17.7
Land and Construction	39,677	12.6	5.8	4.1	3.5
Commercial	30,470	9.7	6.4	5.6	5.2
Consumer and Other Loans	2,868	0.9	2.9	3.4	4.7
Net Unearned Income	19	0.0	(0.1)	(0.1)	(0.1)
Total Loans	$255,782	81.5%	63.7%	59.3%	57.7%
Investment Securities and Deposits:
Investment Securities	$58,547	18.7%	34.3%	38.1%	39.1%
Interest Earning Deposits and Other	(671)	(0.2)	2.0	2.6	3.2
Total Securities and Deposits	57,876	18.5	36.3	40.7	42.3
Total Earning Assets	$313,658	100.0%	100.0%	100.0%	100.0%

Our average loan-to-deposit ratio increased to 72.1% in 2016 from 69.8% in 2015. The higher loan-to-deposit ratio reflected an increase in average loan balances relative to the growth in average deposits.
The composition of our loan portfolio at December 31, 2016 and 2015 is shown in Table 5. Table 6 arrays our total loan portfolio as of December 31, 2016, by maturity period. As a percentage of the total portfolio, loans with fixed interest rates represented 43% as of December 31, 2016.

Table 5
LOANS BY CATEGORY
(Dollars in Thousands)	2016	2015	2014	2013	2012
Commercial Real Estate	$462,671	$409,688	$248,389	$149,478	$102,505
Residential Real Estate	362,975	326,097	203,671	118,439	35,983
Land and Construction	96,380	80,982	33,256	24,179	10,393
Commercial	99,756	120,168	59,293	31,274	25,134
Consumer and Other	44,894	46,813	41,169	35,311	38,830
Subtotal	1,066,676	983,748	585,778	358,681	212,845
Net Unearned Income	(738)	(837)	(749)	(591)	(352)
Allowance for Loan Losses	(7,638)	(3,728)	(3,807)	(3,312)	(3,635)
Loans Net	1,058,300	979,183	581,222	354,778	208,858
Residential Real Estate – Held for Sale	8,384	6,197	3,539	1,379	3,490
Total Loans	$1,066,684	$985,380	$584,761	$356,157	$212,348

Table 6
LOAN MATURITIES
	Maturity Periods
(Dollars in Thousands)	One Year or Less	Over One Through Five Years	Over Five Years	Total
Commercial Real Estate	$32,050	$92,345	$338,276	$462,671
Residential Real Estate	23,080	24,403	315,492	362,975
Land and Construction	19,846	38,859	37,675	96,380
Commercial	31,546	44,872	23,338	99,756
Consumer and Other(1)	7,210	31,636	6,048	44,894
Total	$113,732	$232,115	$720,829	$1,066,676
Loans with Fixed Rates	$66,103	$158,345	$233,889	$458,337
Loans with Floating or Adjustable Rates	47,629	73,770	486,940	608,339
Total	$113,732	$232,115	$720,829	$1,066,676

(1)
Demand loans and overdrafts are reported in the category of one year or less.

Risk Element Assets
Risk element assets consist of nonaccrual loans, other real estate owned (“OREO”), troubled debt restructurings (“TDRs”), past due loans, potential problem loans, and loan concentrations. Table 7 depicts certain categories of our risk element assets as of December 31, 2016 and 2015, respectively. Activity within our nonperforming asset portfolio is provided below in Table 8.
Nonperforming assets (nonaccrual loans and OREO) totaled $36.3 million at December 31, 2016 compared to $31.4 million at December 31, 2015. Nonaccrual loans totaled $27.2 million at December 31, 2016, an increase of  $8.9 million from December 31, 2015. The change is reflective of gross loan additions which outpaced the net of loan resolutions (charge-offs, transfer of loans to OREO, and payments) and loans restored to an accrual status. Gross additions were $22.3 million and $17.1 million in 2016 and 2015, respectively. The balance of OREO totaled $9.0 million at December 31, 2016, a decrease of  $4.1 million from December 31, 2015. Nonperforming assets represented 2.03% of total assets at December 31, 2016 compared to 1.81% at December 31, 2015. The ratio of allowance for loan losses to non-performing loans, as shown on Table 7, has generally trended downward since 2012. The primary reason for the declining ratio is due to additional non-performing loans that we have acquired through acquisitions since 2012. Acquired non-performing loans are discounted to fair value at acquisition and the estimated credit loss is reflected as a loan discount rather than an allowance for loan loss.

We continue to allocate significant resources to reduce our level of nonperforming assets, while mitigating losses. Total nonperforming assets increased by $4.9 million, or 15.5%, during 2016.
Table 7
RISK ELEMENT ASSETS
(Dollars in Thousands)	2016	2015	2014	2013	2012
Nonaccruing Loans:
Commercial Real Estate	$13,923	$7,913	$4,732	$2,725	$835
Residential Real Estate	9,742	7,738	4,107	1,156	162
Land and Construction	1,375	1,048	727	320	150
Commercial	1,874	1,428	1,122	389	273
Consumer and Other	338	184	108	94	91
Total Nonperforming Loans (“NPLs”)(1)	$27,252	$18,311	$10,796	$4,684	$1,511
Other Real Estate Owned	9,018	13,095	14,619	13,326	9,469
Total Nonperforming Assets (“NPAs”)	$36,270	$31,406	$25,415	$18,010	$10,980
Past Due Loans 30 – 89 Days (accruing)	$17,697	$23,137	$12,276	$6,039	$5,558
Past Due Loans 90 Days or More (accruing)	$6,075	$4,847	$5,468	$4,260	$13,651
Performing Troubled Debt Restructurings	$4,667	$3,803	$2,482	$64	$144
Nonperforming Loans/Loans	2.55%	1.86%	1.84%	1.31%	0.71%
Nonperforming Assets/Total Assets	2.03%	1.81%	2.12%	2.86%	2.61%
Nonperforming Assets/Loans Plus OREO	3.37%	3.15%	4.23%	4.84%	4.94%
Allowance/Nonperforming Loans	28.03%	20.36%	35.26%	70.71%	240.57%

(1)
Includes nonaccrual TDRs totaling $8.4 million, $4.4 million, $1.5 million, $1.2 million and $93 thousand for December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

Table 8
NONPERFORMING ASSET ACTIVITY
(Dollars in Thousands)	2016	2015
NPA Beginning Balance	$31,406	$25,415
Change in Nonaccrual Loans:
Beginning Balance	18,311	10,796
Additions	22,599	17,122
Charge-Offs	(1,368)	(1,878)
Transferred to OREO	(1,504)	(993)
Paid Off/Payments	(5,680)	(5,188)
Restored to Accrual	(5,106)	(1,548)
Ending Balance	27,252	18,311
Change in OREO:
Beginning Balance	13,095	14,619
Loans Transferred to OREO	1,578	1,681
Transfers From Premises and Equipment	1,355	570
OREO Acquired Through Acquisition	—	5,833
Valuation Write-downs	(1,197)	(128)
Sales of OREO	(5,813)	(9,480)
Ending Balance	9,018	13,095
NPA Net Change	4,864	5,991
NPA Ending Balance	$36,270	$31,406

The difference in OREO additions and nonaccrual loans transferred to OREO represents loans migrating to OREO status that were not in a nonaccrual status in a prior period.

Nonaccrual Loans.   Nonaccrual loans totaled $27.2 million at December 31, 2016, an increase of  $8.9 million from December 31, 2015. Gross additions to nonaccrual status during 2016 totaled $22.6 million compared to $17.1 million in 2015. All loan categories had a year-over-year increase in nonaccrual loans.
Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due or management deems the collectability of the principal and interest to be doubtful. Once a loan is placed in nonaccrual status, all previously accrued and uncollected interest is reversed against interest income. Interest income on nonaccrual loans is recognized when the ultimate collectability is no longer considered doubtful. Loans are returned to accrual status when the principal and interest amounts contractually due are brought current and when future payments are reasonably assured. There was no interest income from nonaccrual loans included in our net income for 2016. We would have recorded an additional $750 thousand of interest income during 2016 if all nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout 2016 or since origination, if held for part of the year.
Other Real Estate Owned.   OREO represents property acquired as the result of borrower defaults on loans or by receiving a deed in lieu of foreclosure. OREO is recorded at the lower of cost or estimated fair value, less estimated selling costs, at the time of foreclosure. Write-downs occurring at foreclosure are charged against the allowance for loan losses. On an ongoing basis, properties are either revalued internally or by a third party appraiser as required by applicable regulations. Subsequent declines in value are reflected as other noninterest expense. Carrying costs, net of operating income, related to maintaining the OREO properties are expensed as incurred and are also reflected as other noninterest expense.
OREO totaled $9.0 million at December 31, 2016 versus $13.1 million at December 31, 2015. During 2016, we added properties totaling $2.9 million and partially or completely liquidated properties totaling $5.8 million. Revaluation adjustments for OREO properties during 2016 totaled $1.2 million and were charged to noninterest expense when realized. For 2015, we added properties totaling $2.3 million and partially or completely liquidated properties totaling $9.5 million. Revaluation adjustments for OREO properties during 2015 totaled $128 thousand and were charged to noninterest expense when realized.
The composition of our OREO portfolio as of December 31 is provided in the table below.
(Dollars in Thousands)	2016	2015
Construction, Land Development and Other Land	$3,486	$5,637
Farmland	1,363	1,617
Residential 1-4	770	786
Multifamily Residential	—	327
Commercial Real Estate	3,399	4,728
Total OREO	$9,018	$13,095

Troubled Debt Restructurings.   TDRs are loans on which, due to the deterioration in the borrower’s financial condition, the original terms have been modified and deemed a concession to the borrower. From time to time we will modify a loan as a workout alternative. Most of these instances involve a principal moratorium, extension of the loan term, or interest rate reduction.
Loans classified as TDRs at December 31, 2016 totaled $13.0 million compared to $8.2 million at December 31, 2015. Accruing TDRs made up approximately $4.7 million, or 35.8%, of our TDR portfolio at December 31, 2016. During 2016, we modified 14 loan contracts totaling approximately $5.6 million.

The composition of our TDR portfolio as of December 31 is provided in the table below.
	2016		2015
(Dollars in Thousands)	Accruing	Nonaccruing(1)	Accruing	Nonaccruing(1)
Commercial Real Estate	$3,583	$4,203	$2,652	$2,847
Residential Real Estate	706	3,241	704	835
Land and Construction	71	573	71	619
Commercial	288	341	350	131
Consumer and Other	19	—	26	—
Total TDRs	$4,667	$8,358	$3,803	$4,432

(1)
Nonaccruing TDRs are included in nonaccrual/NPL totals and NPA/NPL ratio calculations.

Activity within our TDR portfolio is provided in the table below.
(Dollars in Thousands)	2016	2015
TDR Beginning Balance	$8,235	$3,939
Additions	5,550	5,562
Charge-Offs	(93)	—
Paid-off/Payments	(667)	(1,266)
TDR Ending Balance	$13,025	$8,235

Past Due Loans.   A loan is defined as a past due loan when one full payment is past due or a contractual maturity is over 30 days past due. Past due loans at December 31, 2016 totaled $39.9 million compared to $38.2 million at December 31, 2015.
Potential Problem Loans.   Potential problem loans, also known as “Special Mention Loans,” are defined as those loans which are now current but where management has some doubt as to the borrower’s ability to comply with present loan repayment terms. At December 31, 2016, we had $26.4 million in loans of this type which are not included in either of the nonaccrual, TDR or 90 days past due loan categories compared to $49.1 million at December 31, 2015. HCBF’s management monitors these loans closely and reviews their performance on a regular basis.
Loan Concentrations.   Loan concentrations exist when there are amounts loaned to multiple borrowers engaged in similar activities which cause them to be similarly impacted by economic or other conditions and such amount exceeds 10% of total loans. Due to the lack of diversified industry within the markets we serve and the relatively close geographic proximity of our markets, we have both geographic concentrations as well as concentrations in the types of loans funded. Specifically, due to the nature of our markets, a significant portion of our loan portfolio has historically been secured with real estate, approximately 86.4% at December 31, 2016 and 83.0% at December 31, 2015. The primary types of real estate collateral are commercial properties and 1-4 family residential properties. At December 31, 2016, commercial real estate and residential real estate mortgage loans (including home equity loans) accounted for 43.4% and 34.0%, respectively, of the total loan portfolio.
Allowance for Loan Losses
HCBF’s management believes it maintains the allowance for loan losses at a level sufficient to provide for probable credit losses inherent in the loan portfolio as of the balance sheet date. Credit losses arise from the borrowers’ inability or unwillingness to repay, and from other risks inherent in the lending process including collateral risk, operations risk, concentration risk, and economic risk. As such, all related risks of lending are considered when assessing the adequacy of the allowance. The allowance for loan losses is established through a provision charged to expense. Loans are charged-off against the allowance when losses are probable and reasonably quantifiable. The allowance for loan losses is based on management’s judgment of overall credit quality. This is a significant estimate based on a detailed analysis of the loan portfolio. The balance can and will change based on revisions to our assessment of the loan portfolio’s overall credit quality and other risk factors both internal and external to us.

HCBF’s management evaluates the adequacy of the allowance for loan losses on a quarterly basis. The allowance consists of two components. The first component consists of amounts reserved for impaired loans. A loan is deemed impaired when, based on current information and events, it is probable that we will not be able to collect all amounts due (principal and interest payments), according to the contractual terms of the loan agreement. Loans are monitored for potential impairment through our ongoing loan review procedures and portfolio analysis. Classified loans and past due loans over a specific dollar amount, and all troubled debt restructurings are individually evaluated for impairment.
The approach for assigning reserves for the impaired loans is determined by the dollar amount of the loan and loan type. Impairment measurement for loans is assigned on an individual loan basis with the amount reserved dependent on whether repayment of the loan is dependent on the liquidation of collateral or from some other source of repayment. If repayment is dependent on the sale of collateral, the reserve is equivalent to the recorded investment in the loan less the fair value of the collateral after estimated sales expenses. If repayment is not dependent on the sale of collateral, the reserve is equivalent to the recorded investment in the loan less the estimated cash flows discounted using the loan’s effective interest rate. The discounted value of the cash flows is based on the anticipated timing of the receipt of cash payments from the borrower. The reserve allocations for individually measured impaired loans are sensitive to changes in both market conditions and the actual timing of cash receipts. Impairment reserves for smaller-balance loans under a specific dollar amount are assigned on a pooled basis using loss factors for impaired loans of a similar nature.
The second component is a general reserve on all loans other than those identified as impaired. General reserves are assigned to various homogenous loan pools, including commercial real estate, residential real estate, land and construction, and consumer. General reserves are assigned based on historical loan loss ratios determined by loan pool and internal risk rating that are adjusted for various internal and external risk factors unique to each loan pool. Table 9 analyzes the activity in the allowance over 2016 and 2015.
For 2016, our net charge-offs totaled $891 thousand, or 0.09%, of average loans, compared to $1.6 million, or 0.21%, for 2015. The decrease in 2016 was primarily attributable to improving real estate prices and general economic environment. At December 31, 2016, the allowance for loan losses of  $7.6 million was 0.72% of outstanding loans and provided coverage of 28.0% of nonperforming loans compared to 20.4%.
Table 10 provides an allocation of the allowance for loan losses to specific loan types for 2016 and 2015. Table 10a provides a breakout of the allowance for loan losses by impairment type.
The increase in the allowance for loan losses for 2016 was primarily attributable to an increase in specific reserves for individually impaired loans, excluding purchased credit impaired (“PCI”) in our acquired loan portfolio. Individually impaired loans, excluding PCI loans, totaled $35.8 million in 2016 compared to $22.9 million in 2015. Specific reserves on these loans totaled $3.4 million in 2016 compared to $399 thousand in 2015. General reserves increased to $3.1 million in 2016 from $2.1 million in 2015. The increase in general reserves is reflective of increased loss history, longer loss history look back period (3-years in 2016 vs. 2-years in 2015), and increased loan footings. Impairment reserves on PCI loans decreased during 2016. Impairment reserves on PCI loans totaled $1.1 million and $1.2 million at December 31, 2016 and 2015, respectively. We believed the allowance at December 31, 2016 was adequate to absorb probable losses inherent in our loan portfolio.

Table 9
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)	2016	2015	2014	2013	2012
Balance at Beginning of Year	$3,728	$3,807	$3,312	$3,635	$469
Charge-Offs:
Commercial Real Estate	568	924	328	910	—
Residential Real Estate	104	418	148	48	89
Land and Construction	176	204	26	82	13
Commercial	237	398	214	153	362
Consumer and Other	550	574	238	86	105
Total Charge-Offs	1,635	2,518	954	1,279	569
Recoveries:
Commercial Real Estate	132	151	80	13	—
Residential Real Estate	345	167	49	2	—
Land and Construction	58	68	21	3	—
Commercial	90	444	145	40	—
Consumer and Other	119	90	43	32	9
Total Recoveries	744	920	338	90	9
Net Charge-Offs	891	1,598	616	1,189	560
Provision for Loan Losses	4,801	1,519	1,111	866	3,726
Balance at End of Year	$7,638	$3,728	$3,807	$3,312	$3,635
Ratio of Net Charge-Offs to Average Loans Outstanding	0.09%	0.21%	0.15%	0.33%	0.28%
Allowance for Loan Losses as a Percent of Loans at End of Year	0.72%	0.38%	0.65%	0.92%	1.71%
Allowance for Loan Losses as a Multiple of Net Charge-Offs	8.6x	2.3x	6.2x	2.8x	6.5x

Table 10
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
	2016		2015		2014		2013		2012
(Dollars in Thousands)	Allowance Amount	Percent of Loans in Each Category To Total Loans	Allowance Amount	Percent of Loans in Each Category To Total Loans	Allowance Amount	Percent of Loans in Each Category To Total Loans	Allowance Amount	Percent of Loans in Each Category To Total Loans	Allowance Amount	Percent of Loans in Each Category To Total Loans
Commercial Real Estate	$3,316	0.31%	$1,485	0.15%	$1,695	0.29%	$1,691	0.47%	$2,097	0.99%
Residential Real Estate	1,990	0.19	802	0.08	839	0.14	521	0.15	204	0.10
Land and Construction	344	0.03	452	0.05	391	0.07	281	0.07	130	0.06
Commercial	1,790	0.17	348	0.04	309	0.05	394	0.11	752	0.35
Consumer and Other	198	0.02	641	0.07	573	0.10	425	0.12	452	0.21
Not Allocated	—	0.00	—	0.00	—	0.00	—	0.00	—	0.00
Total	$7,638	0.72%	$3,728	0.38%	$3,807	0.65%	$3,312	0.92%	$3,635	1.71%

Investment Securities
In 2016, our average investment portfolio increased $58.5 million, or 12.1%, from 2015. As a percentage of average earning assets, the investment portfolio represented 30.6% in 2016, compared to 34.1% in 2015. In 2016, we strategically grew the portfolio to better deploy our liquidity. We continue to closely monitor liquidity levels and pledging requirements to assess the need to purchase additional investment securities consistent with our overall investment strategy.
The investment portfolio is a significant component of our operations and, as such, it functions as a key element of liquidity and asset/liability management. Two types of classifications are approved for investment securities. These classifications are Available-for-sale (“AFS”) and Held-to-Maturity (“HTM”). In 2015 and 2016, securities were purchased under both the AFS and HTM designations. At acquisition, the classification of the security will be determined based on how the purchase will affect our asset/liability strategy and future business plans and opportunities. Such decisions will be weighed against multiple factors, including regulatory capital requirements, volatility in earnings or other comprehensive income, and liquidity needs. Securities in the AFS portfolio are recorded at fair value with unrealized gains and losses associated with these securities recorded net of tax, in the accumulated other comprehensive income (loss) component of stockholders’ equity. Securities that are HTM will be acquired or owned with the intent of holding them to maturity (final payment date). HTM investments are measured at amortized cost. We do not actively engage in trading of investment securities, for recognizing short-term gains on transaction spreads, and therefore we do not maintain an investment trading portfolio.
In 2016, average investments increased $58.5 million or 12.1% as part of our overall investment strategy in 2016. As of December 31, 2016, $346.6 million, or 66.0%, of the investment portfolio was classified as AFS, with the remaining $178.2 million, or 34.0%, classified as HTM.
At December 31, 2016, the investment portfolio (combined AFS and HTM) contained 196 individual security positions with an amortized cost of  $529.5 million, a fair value of  $522.9 million and a net unrealized loss position of  $6.6 million. Of the 196 security positons, 140 were in an unrealized loss position with a fair value of  $456.1 million and unrealized losses totaling $7.2 million. Of the 140 loss positons securities, 30 securities were in an unrealized loss position for twelve months or longer. These securities had a fair value of  $60.8 million and an unrealized loss of  $1.2 million. The securities with an unrealized loss of twelve months or longer are divided into four investment classes. These classes include: (1) Small Business Administration (SBA) securities, which are backed by the full faith of the U.S. government, (2) Student loan asset-backed securities with underlying collateral 97% backed by the full faith of the U.S. government, (3) Ginnie Mae (GNMA) mortgage-backed and collateralized mortgage securities backed by the full faith of the U.S. government, and (4) Fannie Mae and Freddie Mac, U.S. government agency mortgage-backed and collateralized mortgage securities, backed by a commitment from the U.S. government. None of the positions with unrealized losses are considered impaired, and all are expected to be held to maturity and mature at par.
The average life of the total portfolio at December 31, 2016 and 2015 was 4.7 and 4.4 years, respectively. Balances increased in the mortgage-backed security and collateralized mortgage obligation sectors during 2016. Our investment strategy is to purchase high quality securities that have monthly principal and interest amortization that are expected to provide good short-term and medium-term cash flows. The increase in average life of the investment portfolio occurred primarily due to modestly slower prepayment speeds on mortgage-backed securities during 2016. See Table 12 for a breakdown of maturities by investment type.
The weighted average yield of the investment portfolio at December 31, 2016 was 1.76% versus 1.63% in 2015. This higher yield reflected the reinvestment of proceeds at slightly higher market rates during 2016 as well as upward repricing of floating and adjustable rate securities. Our investment in Type II securities is limited by regulation to 10% of Harbor Community Bank’s total capital and surplus. Type II securities include obligations issued by a state, or political subdivision or agency of a state, for housing, university, or dormitory purposes that would not satisfy the definition of Type I securities. Type I securities are defined as obligations of the United States, U.S. government agency securities including asset-backed securities insured by a government agency, general obligations (i.e., backed by the taxing authority) of states or their political subdivisions; and certain other obligations permissible for a national bank to deal in, underwrite, and purchase. As of December 31, 2016, our investment in Type II securities did not exceed the regulatory limit. New investments continue to be made selectively into shorter-duration, high quality bonds.
Table 11 and Note 2 in the Notes to Consolidated Financial Statements present a detailed analysis of our investment securities as to type, maturity and yield at December 31, 2016, 2015 and 2014.
Table 11
INVESTMENT SECURITIES BY CATEGORY
	2016		2015		2014
(Dollars in Thousands)	Carrying Amount	Percent	Carrying Amount	Percent	Carrying Amount	Percent
Available-for-sale
Agency Notes and Bonds	$1,614	0.3%	$2,623	0.5%	$4,606	1.0%
Asset Backed Securities	16,880	3.2%	17,546	3.4%	18,816	3.9%
SBA Securities	48,796	9.2%	58,617	11.4%	46,805	9.8%
Collateralized Mortgage Obligations	44,362	8.5%	42,208	8.2%	40,417	8.4%
Mortgage Backed Securities	234,982	44.8%	242,829	47.2%	200,743	42.0%
Total	346,634	66.0%	363,823	70.7%	311,387	65.1%
Held-to-maturity
Agency Notes and Bonds	1,900	0.4%	6,615	1.3%	6,571	1.4%
Municipal Securities – Taxable	4,397	0.8%	4,419	0.9%	4,441	0.9%
Collateralized Mortgage Obligations	78,465	14.9%	75,780	14.7%	80,625	16.8%
Mortgage Backed Securities	93,470	17.8%	63,867	12.4%	75,348	15.8%
Total	178,232	34.0%	150,681	29.3%	166,985	34.9%
Total Investment Securities	$524,866	100.0%	$514,504	100.0%	$478,372	100.0%

Table 12
MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
	Within 1 year		1 – 5 years		5 – 10 years		After 10 years		Total
(Dollars in Thousands)	Amount	WAY(3)	Amount	WAY(3)	Amount	WAY(3)	Amount	WAY(3)	Amount	WAY(3)
Available-for-sale
Agency Notes and Bonds	$—	—%	$1,614	1.95%	$—	—%	$—	—%	$1,614	1.95%
Asset Backed Securities(1)	—	—	—	—	2,477	1.28	14,403	1.60	16,880	1.55
SBA Securities(2)	—	—	—	—	16,034	0.50	32,762	1.73	48,796	1.33
Collateralized Mortgage Obligations	—	—	43,068	1.67	1,294	1.75	—	—	44,362	1.67
Mortgage Backed Securities	—	—	156,184	2.0	78,798	2.08	—	—	234,982	2.03
Total	$—	—%	$200,866	1.93%	$98,603	1.81%	$47,165	1.69%	$346,634	1.86%
Held-to-maturity
Agency Notes and Bonds	$—	—%	$—	—%	$1,900	2.86%	$—	—%	$1,900	2.86%
Municipal Securities – Taxable	—	—	1,998	2.04	1,602	3.27	797	3.50	4,397	2.75
Collateralized Mortgage Obligations	—	—	51,714	1.84	26,477	2.09	274	2.98	78,465	1.93
Mortgage Backed Securities	—	—	46,473	2.33	46,997	2.29	—	—	93,470	2.31
Total	$—	—%	$100,185	2.07%	$76,976	2.25%	$1,071	3.37%	$178,232	2.16%
Total Investment Securities	$—	—%	$301,051	1.98%	$175,579	2.00%	$48,236	1.73%	$524,866	1.96%

(1)
Based on weighted-average life.

(2)
Federal Home Loan Bank Stock and Federal Reserve Bank Stock are included in this category for weighted average yield, but do not have stated maturities.

(3)
Weighted average yield calculated based on current amortized cost balances — not presented on a tax-equivalent basis.

Deposits and borrowings
Average total deposits for 2016 were $1.4 billion; an increase of  $305.6 million, or 27.0%, over 2015. Increases in 2016 occurred in all deposit types primarily due to the acquisitions of First America Holdings Corp. and OGS Investments Inc. in 2015.
The seasonal inflow of public funds began in the fourth quarter of 2016 and is expected to continue through the first quarter of 2017. Deposit levels remain strong and our mix of deposits continues to improve slightly as higher cost time deposits and money market accounts are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.
Notwithstanding the interest rate increase by the Federal Reserve in December 2016, our deposit pricing strategy is to lag deposit rate increases while closely monitoring liquidity and the competitive environment. We believe this strategy helps us to maintain a relatively lower cost of funds — 50 basis points for the year 2016 and 42 basis points for the year 2015.
Table 13 reflects the shift in our deposit mix over the last year and Table 14 provides a maturity distribution of time deposits of  $100,000 and more at December 31, 2016.
Average FHLB borrowings increased $5.3 million, or 6.4%, in 2016. The higher average balance was primarily attributable to FHLB advances acquired from First America Holdings Corp. and OGS Investments Inc. during 2015. At December 31, 2016 and 2015, we had short-term advances due within twelve months of  $56.5 million and $52 million, respectively. See Note 10 in the Notes to Consolidated Financial Statements for further information on short-term FHLB borrowings.
We continue to focus on the value of our deposit franchise, which produces a strong base of core deposits with minimal reliance on wholesale funding.
Table 13
SOURCES OF DEPOSIT GROWTH
	2015 to 2016 Change	Percentage of Total Change	Components of Total Deposits
(Average Balances – Dollars in Thousands)			2016	2015	2014
Noninterest Bearing Deposits	$124,078	40.6%	29.0%	25.8%	21.8%
NOW Accounts	52,578	17.2	13.1	12.0	12.3
Money Market Accounts	19,625	6.4	21.9	26.0	30.9
Savings	54,329	17.8	11.6	10.0	6.3
Time Deposits	54,949	18.0	24.4	26.2	28.7
Total Deposits	$305,559	100.0%	100.0%	100.0%	100.0%

Table 14
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT $100,000 OR OVER
	2016
(Dollars in Thousands)	Time Certificates of Deposit	Percent
Three months or less	$23,612	11.1%
Over three through six months	30,387	14.3
Over six through twelve months	72,041	33.9
Over twelve months	86,769	40.8
Total	$212,809	100.0%

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
In general, liquidity is a measurement of our ability to meet our cash needs. Our objective in managing our liquidity is to maintain our ability to fund loan commitments, purchase securities, accommodate deposit withdrawals or repay other liabilities in accordance with their terms, without an adverse impact on our current or future earnings. Our liquidity strategy is guided by policies that are formulated and monitored by our Asset and Liability Management Committee (“ALCO”) and senior management. These policies take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. We regularly evaluate all of our various funding sources with an emphasis on accessibility, stability, reliability and cost-effectiveness. For the years ended December 31, 2016 and 2015, our principal source of funding has been our clients’ deposits, supplemented by our short-term and long-term borrowings, primarily from FHLB borrowings. We believe that the cash generated from operations, our high quality, liquid investment portfolio, our borrowing capacity and our access to capital resources are sufficient to meet our future operating capital and funding requirements.
As of December 31, 2016, we had the ability to generate approximately $504 million in additional liquidity through all of our available resources beyond our overnight funds position. In addition to the primary borrowing outlets mentioned above, we also have the ability to generate liquidity by borrowing from the Federal Reserve Discount Window, through brokered deposits and internet deposits, through short-term collateralized repurchase agreements with broker/dealers, and through correspondent commercial banks. Management recognizes the importance of maintaining liquidity and has developed a Contingent Liquidity Plan, which addresses various liquidity stress levels and our response and action based on the level of severity. We periodically test our credit facilities for access to the funds, but also understand that as the severity of the liquidity level increases certain credit facilities may no longer be available. A liquidity stress test is completed quarterly based on events that could potentially occur with the results reported to ALCO and the Board of Directors. We believe the liquidity available to us is sufficient to meet our ongoing needs.
We view our investment portfolio as a liquidity source as the majority of our investments have monthly principal and interest amortization. This amortization provides us with a stream of cash flow that can be used to fund loan growth, potential deposit outflows, or any other liquidity needs. We also have the option to pledge the portfolio as collateral for borrowings or deposits, or sell selected securities, if needed. The portfolio consists of high quality debt issued or backed by the U.S. government, U.S. governmental agencies, and municipal governments. The weighted-average life of the portfolio as of December 31, 2016 was 4.7 years and had a net unrealized pre-tax loss of  $4.6 million in the available-for-sale portfolio.
Our average net overnight funds (defined as funds sold plus interest-bearing deposits with other banks less funds purchased) sold position was $32.2 million during 2016 compared to an average net overnight funds sold position of  $32.8 million in 2015.
We currently do not have any significant capital expenditure or capital commitment plans to fund purchases of long-term capital assets, such as land, new buildings, furniture and fixtures, or major technology systems. Management believes that any such capital expenditures will be funded with existing resources without impairing our ability to meet our ongoing obligations.

Borrowings
At December 31, 2016, advances from the FHLB consisted of  $71.6 million in outstanding debt. In 2016, we made FHLB advance payments totaling $573.5 million, which includes repayment of overnight and other short-term advances taken during 2016. The FHLB advances are collateralized by a blanket floating lien on all of our 1-4 family residential mortgage loans, commercial real estate mortgage loans, and home equity mortgage loans. In addition, we have pledged securities with a carrying value of  $133 million and $120 million in 2016 and 2015, respectively, to secure FHLB advances.
In connection with two of our acquisitions, we became obligated on two junior subordinated, deferrable interest, debentures that were issued to wholly owned Delaware statutory trusts in connection with the issuance and sale of trust preferred securities. The first debenture for $5.2 million was issued to BSA Statutory Trust I in 2005. The second debenture for $3.1 million was issued to MRCB Statutory Trust I in 2006. The interest payment for the $5.2 million debenture is due quarterly and adjusts quarterly to a variable rate of LIBOR plus a margin of 1.55%. This debenture matures on December 15, 2035. The interest payment for the $3.1 million debenture is due quarterly and adjusts quarterly to a variable rate of LIBOR plus a margin of 1.60%. This debenture matures on September 15, 2036. We assumed the obligations under these indentures in connection with our acquisitions of BSA Financial Services, Inc. and First America Holdings, Inc., respectively. These borrowing qualify as Tier 1 capital under U.S. banking regulations. See Note 11 in the Notes to Consolidated Financial Statements for additional information on these borrowings.
Table 15
CONTRACTUAL CASH OBLIGATIONS
Table 15 sets forth certain information about contractual cash obligations at December 31, 2016.
	Payments Due By Period
(Dollars in Thousands)	< 1 Yr	> 1 – 3 Yrs	> 3 – 5 Yrs	> 5 Yrs	Total
Federal Home Loan Bank Advances	$57,712	$14,430	$168	$692	$73,002
Junior Subordinated Debentures	229	905	683	13,093	14,910
Capital Lease Obligations	94	188	188	562	1,032
Operating Lease Obligations	1,198	1,744	1,390	3,004	7,336
Time Deposit Maturities	215,244	112,420	24,209	286	352,159
Total Contractual Cash Obligations	$274,477	$129,687	$26,638	$17,637	$448,439

Capital
Stockholders’ equity totaled $217.7 million at December 31, 2016 compared to $212.4 million at December 31, 2015. During 2016, stockholders’ equity increased $5.3 million, or 2.1%. During the year, stockholders’ equity was positively impacted by net income of  $6.3 million and reduced by an increase in accumulated other comprehensive loss of  $1.6 million on our available-for-sale investment securities, net of tax.
Stockholders’ equity as of December 31, for each of the last three years is presented below:
(Dollars in Thousands)	2016	2015	2014
Common Stock	$20	$20	$15
Additional Paid-in Capital	202,369	201,817	145,773
Retained Earnings	18,772	12,517	8,601
Subtotal	221,161	214,354	154,389
Accumulated Other Comprehensive Loss, Net of Tax	(3,468)	(1,914)	(1,675)
Total Stockholders’ Equity	$217,693	$212,440	$152,714

We continue to maintain a strong capital position. The ratio of stockholders’ equity to total assets at year-end was 12.2% and 12.3%, in 2016 and 2015. Management believes our strong capital base provides sufficient capacity to meet our strategic growth objectives for the foreseeable future.

We are subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Capital guidelines issued by the Federal Reserve require bank holding companies to have a minimum total risk-based capital ratio of 8.00%, with at least half of the total capital in the form of Tier 1 Capital. As of December 31, 2016, we exceeded these capital guidelines with a total risk-based capital ratio of 17.83% and a Tier 1 capital ratio of 17.18%, compared to 18.37% and 18.03%, respectively, in 2015. As allowed by Federal Reserve capital guidelines, the trust preferred securities issued by BSA Statutory Trust I in 2005 and MRCB Statutory Trust I in 2006 are included as Tier 1 Capital in our capital calculations. See Note 11 in the Notes to Consolidated Financial Statements for additional information on our two trust preferred security borrowings. See Note 16 in the Notes to Consolidated Financial Statements for additional information as to our capital adequacy.
The federal banking regulators issued new capital rules establishing a new comprehensive capital framework for U.S. banking organizations which became effective January 1, 2015 (subject to a phase-in period) (the “Basel III Capital Rules”). Refer to Note 16 — Regulatory Capital Matters of the Notes to Consolidated Financial Statements and “Regulatory Considerations” beginning on page 111 for a detailed discussion of the Basel III Capital Rules. The reduction in our regulatory capital ratios in 2016 reflected the implementation of Basel III and general business growth. The Common Equity Tier 1 ratio is a new required ratio that was introduced with the new Basel III Capital Rules. The ratio measures core equity components relative to risk-weighted assets. Capital guidelines require a minimum Common Equity Tier 1 ratio of 4.5% plus a capital conservation buffer of 2.5% that will be phased in between 2016 and 2019 (currently 1.25%). As of December 31, 2016, our common equity tier 1 ratio was 16.79%.
A leverage ratio is also used in connection with the risk-based capital standards and is defined as Tier 1 Capital divided by average assets. The minimum leverage ratio under this standard is 4% for the highest-rated bank holding companies which are not undertaking significant expansion programs. A higher leverage ratio may be required for certain bank holding companies depending upon their regulatory ratings and expansion plans. On December 31, 2016, we had a leverage ratio of 11.52% compared to 13.00% at December 31, 2015.
At December 31, 2016, our common stock had a book value of  $10.86 per share compared to $10.59 at December 31, 2015. Book value is impacted by the net unrealized gains and losses on investment securities available-for-sale, net of tax. At December 31, 2016, the net unrealized loss was $3.5 million compared to a $1.9 million net unrealized loss at December 31, 2015.
We offer a Stock Option Plan under which certain employees are eligible to earn option awards. The option awards are subject to our Stock Option Plan and generally are issued with an exercise price equal to fair market value on the date of grant and have a four-year vesting period. In 2016, options to acquire 320,686 shares were granted with a weighted-average exercise price of  $10.66 and options to acquire 464,500 shares were granted in 2015 with a weighted-average exercise price of  $10.61.
Dividends
Adequate capital and financial strength is paramount to our stability and the stability of our subsidiary bank. Cash dividends declared and paid should not place unnecessary strain on our capital levels. When determining the level of dividends the following factors are considered:
•
Compliance with state and federal laws and regulations;

•
Our capital position and our ability to meet our financial obligations;

•
Projected earnings and asset levels; and

•
The ability of both Harbor Community Bank and HCBF to fund dividends.

However, we do not have any current plans to begin paying cash dividends in the immediate future.
Inflation
The impact of inflation on the banking industry differs significantly from that of other industries in which a large portion of total resources are invested in fixed assets such as property, plant and equipment.

Assets and liabilities of financial institutions are virtually all monetary in nature, and therefore are primarily impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy. Net interest income and the interest rate spread are good measures of our ability to react to changing interest rates and are discussed in further detail in the section entitled “Results of Operations.”
OFF-BALANCE SHEET ARRANGEMENTS
We do not currently engage in the use of derivative instruments to hedge interest rate risks. However, we are a party to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of our clients.
At December 31, 2016, we had $176.3 million in commitments to extend credit and $5.0 million in standby letters of credit. Commitments to extend credit are agreements to lend to a client so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by us to guarantee the performance of a client to a third party. We use the same credit policies in establishing commitments and issuing letters of credit as we do for on-balance sheet instruments.
If commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely influence our ability to meet on-going obligations. In the event these commitments require funding in excess of historical levels, management believes current liquidity, investment security maturities, available advances from the FHLB and retail deposit growth provide a sufficient source of funds to meet these commitments.
ACCOUNTING POLICIES
For a description of our critical accounting policies and new accounting pronouncements, please see Note 1 in the Notes to Consolidated Financial Statements which is incorporated herein by reference.
We believe that, of our significant accounting policies, the following may involve a higher degree of judgment and complexity.
Allowance for Loan Losses.   The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses within the existing portfolio of loans. The allowance is the amount considered adequate to absorb losses inherent in the loan portfolio based on management’s evaluation of credit risk as of the balance sheet date.
The allowance for loan losses includes allowance allocations calculated in accordance with U.S. GAAP. The level of the allowance reflects management’s continuing evaluation of specific credit risks, loss experience, loan portfolio quality, economic conditions and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as information becomes available.
HCBF’s allowance for loan losses consists of two components: (i) specific reserves established for probable losses on impaired loans; and (ii) general reserves for non-homogenous loans not deemed impaired and homogenous loan pools based on, but not limited to, historical loan loss experience, current economic and market conditions, levels of past due loans, and levels of problem loans.
Our financial results are affected by the changes in and the absolute level of the allowance for loan losses. This estimation process is judgmental and requires an estimate of the loss severity rates that we apply to our unimpaired loan portfolio.
Goodwill.   Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. We perform an impairment review on an annual basis or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Adverse changes in the economic environment, declining operations, or other factors could result in a decline in the estimated implied fair value of goodwill. If the estimated implied fair value of goodwill is less than the carrying amount, a loss would be recognized to reduce the carrying amount to the estimated implied fair value.
Qualitative and Quantitative Disclosures About Market Risk and Interest Rate Sensitivity
Market risk arises from changes in interest rates, exchange rates, commodity prices, and equity prices. HCBF has risk management policies designed to monitor and limit exposure to market risk and HCBF does not participate in activities that give rise to significant market risk involving exchange rates, commodity prices, or equity prices. In asset and liability management activities, HCBF’s policies are designed to minimize structural interest rate risk.
Interest Rate Risk Management
HCBF’s net income is largely dependent on net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits and stockholders’ equity.
HCBF has established what its management believes to be a comprehensive interest rate risk management policy, which is administered by management’s Asset Liability Management Committee (“ALCO”). The policy establishes limits of risk, which are quantitative measures of the percentage change in net interest income (a measure of net interest income at risk) and the fair value of equity capital (a measure of economic value of equity (“EVE”) at risk) resulting from a hypothetical change in interest rates for maturities from one day to 30 years. HCBF measures the potential adverse impacts that changing interest rates may have on its short-term earnings, long-term value, and liquidity by employing simulation analysis through the use of computer modeling. The simulation model captures optionality factors such as call features and interest rate caps and floors imbedded in investment and loan portfolio contracts. As with any method of gauging interest rate risk, there are certain shortcomings inherent in the interest rate modeling methodology used by HCBF. When interest rates change, actual movements in different categories of interest-earning assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions used in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan clients’ ability to service their debts, or the impact of rate changes on demand for loan and deposit products.
The balance sheet is subject to testing for interest rate shock possibilities to indicate the inherent interest rate risk. HCBF prepares a current base case and several alternative interest rate simulations (-400, -300, -200, -100, +100, +200, +300, and +400 basis points (bps)), at least once per quarter, and report the analysis to ALCO and the Board of Directors. HCBF augments this interest rate shock analysis with alternative interest rate scenarios on a quarterly basis that may include ramps, parallel shifts, and a flattening or steepening of the yield curve (i.e., non-parallel shifts). In addition, more frequent forecasts may be produced when interest rates are particularly uncertain or when other business conditions so dictate.
It is HCBF’s goal to structure the balance sheet so that net interest earnings at risk and the economic value of equity at risk do not exceed policy guidelines at the various interest rate shock levels. HCBF’s management attempts to achieve this goal by balancing, within policy limits, the volume of floating-rate liabilities with a similar volume of floating-rate assets, by keeping the average maturity of fixed-rate asset and liability contracts reasonably matched, by managing the mix of core deposits, and by adjusting rates to market conditions on a continuing basis.

Analysis
Measures of net interest income at risk as of December 31, 2016 produced by simulation analysis are indicators of an institution’s short-term performance in alternative rate environments. These measures are typically based upon a relatively brief period, and do not necessarily indicate the long-term prospects or economic value of the institution.
Dynamic Forecast Year 1
Parallel Rate Shock (bps)	Change in NII %	Policy Limit %	Within Policy?	Net Interest Margin %
400	2.71	-25.0	Yes	3.93
300	2.31	-25.0	Yes	3.92
200	1.7	-20.0	Yes	3.89
100	0.99	-15.0	Yes	3.86
Level				3.83
-100	-4.31	-15.0	Yes	3.66
-200	-8.35	-20.0	Yes	3.51
-300	-9.17	-25.0	Yes	3.48
-400	-9.04	-25.0	Yes	3.48
Dynamic Forecast Year 2
Parallel Rate Shock (bps)	Change in NII %	Policy Limit %	Within Policy?	Net Interest Margin %
400	12.31	-30.0	Yes	4.43
300	9.75	-30.0	Yes	4.33
200	6.73	-25.0	Yes	4.21
100	3.47	-20.0	Yes	4.09
Level				3.94
-100	-5.02	-20.0	Yes	3.75
-200	-8.81	-25.0	Yes	3.60
-300	-10.03	-30.0	Yes	3.55
-400	-9.91	-30.0	Yes	3.55
The tables above show the percentage change in net interest income (“NII”) under different parallel interest rate shock scenarios. In addition, this analysis incorporates an instantaneous, parallel shock and assumes HCBF significantly lags its deposit rates on transactional accounts and modestly lags deposit rates on money market accounts and time deposits. The results show that net interest income improves slightly in the rising interest rate scenarios. The improvement is more pronounced in the second year of the model simulation. We believe this improvement in net interest income in higher interest rate scenarios is the result of HCBF’s relatively high level of noninterest-bearing deposit accounts as well as its strong capital position. Generally, the cost of funds from these sources does not change as interest rates rise. Moreover, approximately half of HCBF’s investment portfolio will favorably reprice at higher yields in a rising interest rate environment during the first two years. The improvement in net interest income is slightly better for the first year and significantly better in second year under a rising rate scenario. Based on commentary from the Board of Governors of the Federal Reserve System, HCBF expects that interest rates will likely continue to rise in the immediate future. All shock scenarios of net interest income at risk are within the prescribed policy limits.
The measures of equity value at risk indicate ongoing economic value by considering the effects of changes in interest rates on all cash flows by discounting the cash flows to estimate the present value of assets and liabilities. The difference between these discounted values of the assets and liabilities is the economic value of equity, which in theory approximates the fair value of net assets.

Parallel Rate Shock (bps)	Change in EVE %	Policy Limit %	Within Policy?
400	-6.04	-40.00	Yes
300	-3.06	-40.00	Yes
200	-0.89	-35.00	Yes
100	0.32	-25.00	Yes
Level
-100	-4.17	-25.00	Yes
-200	-10.47	-35.00	Yes
-300	-8.46	-40.00	Yes
-400	0.59	-40.00	Yes
The table above shows the percentage change in EVE for the given interest rate shocks. The results show that EVE improves slightly in the rising interest rate scenario of  +100 bps, but declines in all other rising rate scenarios. HCBF has relatively few long-term fixed-rate loans and investment securities, which would sharply decline in value in an increasing interest rate environment.
As the interest rate environment and the dynamics of the economy continue to change, additional simulations will be analyzed to address not only the changing rate environment, but also the changing balance sheet mix, measured over multiple years, to help assess the risk to HCBF.
Employees
As of December 31, 2016, HCBF employed 453 full-time employees and 23 part-time employees. The employees are not represented by a collective bargaining unit. HCBF considers relations with employees to be good.
Properties
HCBF’s operations are conducted from its main office located in Fort Pierce, Florida, and its other 40 locations throughout the State of Florida. HCBF owns 34 of its locations and leases the remaining seven.
Legal Proceedings
HCBF is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to HCBF’s business. HCBF’s management does not believe that there is any pending or threatened proceeding against HCBF which, if determined adversely, would have a material adverse effect on HCBF’s financial position, liquidity, or results of operations.
Market Price and Dividends on HCBF Voting Common Stock
There is no established public trading market for shares of HCBF voting common stock. As a result, any market in HCBF voting common stock prior to the merger should be characterized as illiquid and irregular. The last known sale of HCBF voting common stock of which management is aware occurred on December 4, 2015 at a price of  $10.00 per share. The table below sets forth the high and low trade prices for HCBF voting common stock of which its management is aware for the periods indicated. A dash indicates periods during which management was unaware of any trades. HCBF has never declared a cash dividend on its common stock. As of the record date, HCBF voting common stock was held by approximately [•] shareholders of record.

2017
Second Quarter (through April 18, 2017)	$—	$—
First Quarter	—	—
2016
Fourth Quarter	$—	$—
Third Quarter	—	—
Second Quarter	—	—
First Quarter	—	—
2015
Fourth Quarter	$10.00	$—
Third Quarter	—	—
Second Quarter	10.00	—
First Quarter	—	—
This proxy statement/prospectus is part of a registration statement on Form S-4 that HCBF is filing in connection with the merger. The Form S-4 registers the issuance of the shares of HCBF voting common stock to Jefferson shareholders under the Securities Act. Because these shares will be issued in connection with a registered offering, unless you are an affiliate of HCBF, the shares of HCBF voting common stock that you receive in the merger will be freely tradable. “Affiliates” typically include directors, executive officers and beneficial owners of 10% or more of HCBF’s common stock. See “Transfer Restrictions”.
Filing the registration statement on Form S-4, however, does not create a public market for the shares of HCBF voting common stock received as merger consideration. Shares of HCBF voting common stock will not be listed on an exchange or quoted in an over-the-counter market.
Once the SEC declares the Form S-4 effective, HCBF will be subject to the periodic reporting requirements of Section 15(d) of the Exchange Act of 1934, as amended, and will be required to file periodic and current reports with the SEC.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
On May 27, 2015, HCBF’s Audit Committee engaged Crowe Horwath LLP as HCBF’s independent registered public accounting firm for the fiscal year ended December 31, 2015, and dismissed Hacker, Johnson & Smith PA as HCBF’s independent registered public accounting firm.
During the years ended December 31, 2014 and 2013, HCBF did not consult Crowe Horwath LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on HCBF’s financial statements, and no written report or oral advice was provided to HCBF that Crowe Horwath LLP concluded was an important factor to be considered by HCBF in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1) of Regulation S-K.
The audit reports of Hacker, Johnson & Smith PA on HCBF’s financial statements for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2014 and 2013 and the period from January 1, 2015 through May 27, 2015, there were no: (i) disagreements with Hacker, Johnson & Smith PA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Hacker, Johnson & Smith PA’s satisfaction, would have caused Hacker, Johnson & Smith PA to make reference to the subject matter thereof in its reports for such years; or (ii) “reportable events,” as described under Item 304(a)(1)(v) of Regulation S-K.

REGULATORY CONSIDERATIONS
HCBF and Harbor Community Bank must comply with state and federal banking laws and regulations that control virtually all aspects of their operations. These laws and regulations generally aim to protect its depositors, not its shareholders or its creditors. Any changes in applicable laws or regulations may materially affect its business and prospects. Such legislative or regulatory changes may also affect its operations. The following description summarizes some of the laws and regulations to which HCBF is subject. References to applicable statutes and regulations are brief summaries, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.
HCBF Holding Company, Inc.
HCBF is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956 or BHCA. As a result, HCBF is subject to supervisory regulation and examination by the Federal Reserve. The Gramm-Leach-Bliley Act, the BHCA, and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.
Permitted Activities
The Gramm-Leach-Bliley Act modernized the U.S. banking system by: (i) allowing bank holding companies that qualify as “financial holding companies” to engage in a broad range of financial and related activities; (ii) allowing insurers and other financial service companies to acquire banks; (iii) removing restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and (iv) establishing the overall regulatory scheme applicable to bank holding companies that also engage in insurance and securities operations. The general effect of the law was to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers. Activities that are financial in nature are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.
In contrast to financial holding companies, bank holding companies like HCBF are limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition, and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.
Changes in Control and Certain Regulatory Commitments
Subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with the applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered securities under Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the acquisition.
As a bank holding company, HCBF is required to obtain prior approval from the Federal Reserve before (i) acquiring all or substantially all of the assets of a bank or bank holding company, (ii) acquiring direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless HCBF owns a majority of such bank’s voting shares), or (iii) merging or consolidating with any other bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.
Under Florida law, a person or entity proposing to directly or indirectly acquire control of a Florida bank must first obtain permission from the Florida Office of Financial Regulation. Florida statutes define “control” as either (a) indirectly or directly owning, controlling or having power to vote 25% or more of the voting securities of a bank; (b) controlling the election of a majority of directors of a bank; (c) owning, controlling, or having power to vote 10% or more of the voting securities as well as directly or indirectly exercising a controlling influence over management or policies of a bank; or (d) as determined by the Florida Office of Financial Regulation. These requirements affect HCBF because Harbor Community Bank is chartered under Florida law and changes in control of HCBF are indirect changes in control of the Harbor Community Bank.
Certain of HCBF’s significant shareholders have entered into passivity commitments with the Federal Reserve. These passivity commitments are intended to limit the ability of a person to control or exercise a controlling influence over HCBF or Harbor Community Bank and to permit a determination by the Federal Reserve that such person would not need to register as a bank holding company under the BHCA. These commitments require approval of the Federal Reserve prior to such shareholder taking certain actions, including acquiring 25% or more of HCBF’s outstanding voting common stock, permitting any representative serving as a director of HCBF or and subsidiary of HCBF (a “Director Appointee”) to serve as chairman of the board or any committee of HCBF or any of subsidiary of HCBF, having or seeking to have more than one Director Appointee serve on the board of directors of HCBF or any subsidiary of HCBF, among other things.
Tying
Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extending credit, to other services or products offered by the holding company or its affiliates, such as deposit products.
Capital; Dividends; Source of Strength
The Federal Reserve imposes certain capital requirements on bank holding companies under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of  “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.” Subject to its capital requirements and certain other restrictions, HCBF is generally able to borrow money to make a capital contribution to Harbor Community Bank, and such loans may be repaid from dividends paid from Harbor Community Bank to HCBF. HCBF is also able to raise capital for contributions to Harbor Community Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.
In accordance with Federal Reserve policy, which has been codified by the Dodd-Frank Act, HCBF is expected to act as a source of financial strength to Harbor Community Bank and to commit resources to support Harbor Community Bank in circumstances in which HCBF might not otherwise do so. In furtherance of this policy, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.
Harbor Community Bank
Harbor Community Bank is a banking institution that is chartered by and headquartered in the State of Florida, and it is subject to supervision and regulation by the Florida Office of Financial Regulation. The Florida Office of Financial Regulation supervises and regulates all areas of Harbor Community Bank’s operations including the making of loans, the issuance of securities, the conduct of Harbor Community Bank’s corporate affairs, the satisfaction of capital adequacy requirements, the payment of dividends, and the establishment or closing of branches. Harbor Community Bank is also subject to regulation by the FDIC.
As a state chartered banking institution in the State of Florida, Harbor Community Bank is empowered by statute, subject to the limitations contained in those statutes, to take and pay interest on savings and time deposits, to accept demand deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of banks and corporations and to provide various other banking services on behalf of Harbor Community Bank’s clients. Various consumer laws and regulations also affect the operations of Harbor Community Bank, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit opportunity laws, and fair credit reporting. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) prohibits insured state chartered institutions from conducting activities as principal that are not permitted for national banks. A bank, however, may engage in an otherwise prohibited activity if it meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the deposit insurance fund.
Reserves
The FDIC requires all depository institutions to maintain reserves against some transaction accounts (primarily NOW and Super NOW checking accounts). The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. An institution may borrow from the Federal Reserve Bank “discount window” as a secondary source of funds, provided that the institution meets the Federal Reserve Bank’s credit standards.
Dividends
Harbor Community Bank is subject to legal limitations on the frequency and amount of dividends that can be paid to us. The Federal Reserve may restrict the ability of Harbor Community Bank to pay dividends if such payments would constitute an unsafe or unsound banking practice. Additionally, as of January 1, 2017, financial institutions are be required to maintain a capital conservation buffer of at least 1.25% of risk-weighted assets in order to avoid restrictions on capital distributions and other payments. If a financial institution’s capital conservation buffer falls below the minimum requirement, its maximum payout amount for capital distributions and discretionary payments declines to a set percentage of eligible retained income based on the size of the buffer. See “Capital Regulations,” below for additional details on this new capital requirement.
In addition, Florida law also places certain restrictions on the declaration of dividends from state chartered banks to their holding companies. Pursuant to the Florida Banking Code, the board of directors of state chartered banks, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, may quarterly, semi-annually or annually declare a dividend of up to the aggregate net profits of that period combined with Harbor Community Bank’s retained net profits for the preceding two years and, with the approval of the Florida Office of Financial Regulation, declare a dividend from retained net profits which accrued prior to the preceding two years. Before declaring such dividends, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of Harbor Community Bank until this fund becomes equal to the amount of Harbor Community Bank’s common stock then issued and outstanding. A state chartered bank may not declare any dividend if  (i) its net income from the current year combined with the retained net income for the preceding two years is a loss or (ii) the payment of such dividend would cause the capital account of Harbor Community Bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Office of Financial Regulation or a federal regulatory agency.
Insurance of Accounts and Other Assessments
Harbor Community Bank’s deposit accounts are currently insured by the Deposit Insurance Fund generally up to a maximum of  $250,000 per separately insured depositor. Harbor Community Bank pays deposit insurance assessments to the Deposit Insurance Fund, which are determined through a risk-based assessment system.
Under the current system, deposit insurance assessments are based on average total assets minus average tangible equity. The FDIC assigns an institution to one of two categories based on asset size. Harbor Community Bank falls into the Established Small Institution category. This category has three sub categories based on supervisory ratings (its “CAMELS ratings”) designed to measure risk. The assessment rate is determined based on the institution’s most recent supervisory and capital evaluations.
In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately six tenths of a basis point of its assessment base to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.
Under the Federal Deposit Insurance Act, or FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.
Transactions With Affiliates
Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of Harbor Community Bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an “affiliate” generally must be collateralized and certain transactions between Harbor Community Bank and its “affiliates”, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to Harbor Community Bank, as those prevailing for comparable nonaffiliated transactions. In addition, Harbor Community Bank generally may not purchase securities issued or underwritten by affiliates.
Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank, or “10% Shareholders,” or to any political or campaign committee the funds or services of which will benefit those executive officers, directors, or 10% Shareholders or which is controlled by those executive officers, directors or 10% Shareholders, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and their corresponding regulations (Regulation O) and Section 13(k) of the Exchange Act relating to the prohibition on personal loans to executives (which exempts financial institutions in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act). Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire board of directors. Section 22(h) of the Federal Reserve Act prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed Harbor Community Bank’s unimpaired capital and unimpaired surplus. Section 22(g) identifies limited circumstances in which Harbor Community Bank is permitted to extend credit to executive officers.

Community Reinvestment Act
The Community Reinvestment Act and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations provide for regulatory assessment of a bank’s record in meeting the needs of its service area. Federal banking agencies are required to make public a rating of a bank’s performance under the Community Reinvestment Act. The Federal Reserve considers a bank’s Community Reinvestment Act when the bank submits an application to establish branches, merge, or acquire the assets and assume the liabilities of another bank. In the case of a bank holding company, the Community Reinvestment Act performance record of all banks involved in the merger or acquisition are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.
Capital Regulations
The federal banking regulators have adopted risk-based, capital adequacy guidelines for bank holding companies and their subsidiary state-chartered banks. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with designated weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.
The federal banking regulators adopted risk-based capital adequacy guidelines for U.S. banks. As described above, the federal banking regulators have adopted final rules that became effective January 1, 2015 for community banks. These final rules represent major changes to the prior general risk-based capital rule and are designed to substantially conform to the Basel III international standards. The new risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets, and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with designated weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.
Under the final rule, minimum requirements increased for both the quality and quantity of capital held by banking organizations. In this respect, the final rule implements strict eligibility criteria for regulatory capital instruments and improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. Consistent with the international Basel framework, the rule includes a new minimum ratio of Common Equity Tier 1 Capital to Risk-Weighted Assets of 4.5% and a Common Equity Tier 1 Capital conservation buffer of 2.5% of risk-weighted assets. The rule also, among other things, raises the minimum ratio of Tier 1 Capital to Risk-Weighted Assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a three-year period (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019). If a financial institution’s capital conservation buffer falls below the minimum required amount, its maximum payout amount for capital distributions and discretionary payments will be limited or prohibited based on the size of the institution’s buffer. The types of payments subject to this limitation include dividends, share buybacks, discretionary payments on Tier 1 instruments, and discretionary bonus payments.
In computing total risk-weighted assets, bank and bank holding company assets are given risk-weights of 0%, 20%, 50%, 100% and 150%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. Most loans will be assigned to the 100% risk category, except for performing first mortgage loans fully secured by 1- to 4-family and certain multi-family residential property, which carry a 50% risk rating. Most investment securities (including, primarily, general obligation claims on states or other political subdivisions of the United States) will be assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In covering off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. Transaction-related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% conversion factor. Short-term commercial letters of credit are converted at 20% and certain short-term unconditionally cancelable commitments have a 0% factor.
The new capital regulations may also impact the treatment of accumulated other comprehensive income (“AOCI”) for regulatory capital purposes. Under the new rules, AOCI would generally flow through to regulatory capital, however, community banks and their holding companies may make a one-time irrevocable opt-out election to continue to treat AOCI the same as under the old regulations for regulatory capital purposes. This election was required to be made on the first call report or bank holding company annual report (on form FR Y-9C) filed after January 1, 2015. HCBF chose the opt-out election. Additionally, the new rules also permit community banks with less than $15 billion in total assets to continue to count certain non-qualifying capital instruments issued prior to May 19, 2010, including trust preferred securities and cumulative perpetual preferred stock, as Tier 1 capital (subject to a limit of 25% of Tier 1 capital). However, non-qualifying capital instruments issued on or after May 19, 2010 will not qualify for Tier 1 capital treatment.
Federal law and regulations establish a capital-based regulatory scheme designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well-capitalized” institution under the new rules in effect as of January 1, 2015, a bank must have a leverage ratio of not less than 5%, a Tier 1 Common Equity ratio of not less than 6.5%, a Tier 1 Capital ratio of not less than 8%, and a total risk-based capital ratio of not less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.
Under the regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. It should be noted that the minimum ratios referred to above are merely guidelines and the bank regulators possess the discretionary authority to require higher capital ratios.
As of December 31, 2016, HCBF and Harbor Community Bank exceeded the requirements contained in the applicable regulations, policies and directives pertaining to capital adequacy to be classified as “well capitalized” and are unaware of any material violation or alleged violation of these regulations, policies or directives (see table below). Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change HCBF’s or Harbor Community Bank’s capital position in a relatively short period of time, making additional capital infusions necessary.
	Actual		Required For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(As of December 31, 2016)
Common Equity Tier 1 Capital:
HCBF	$199,643	16.79%	$53,499	4.50%	$	*	*
Harbor Community Bank	187,054	15.75%	53,430	4.50%		77,173	6.50%

	Actual		Required For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(As of December 31, 2016)
Tier 1 Capital:
HCBF	$204,272	17.18%	$71,332	6.00%	$	*	*
Harbor Community Bank	187,054	15.75%	70,240	6.00%		94,986	8.00%
Total Capital:
HCBF	$212,007	17.83%	$95,109	8.00%	$	*	*
Harbor Community Bank	194,788	16.41%	94,986	8.00%		118,733	10.00%
Tier 1 Leverage:
HCBF	$204,272	11.52%	$70,929	4.00%	$	*	*
Harbor Community Bank	187,054	10.57%	70,811	4.00%		88,514	5.00%

*
Not applicable to bank holding companies.

Prompt Corrective Action
Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the Federal Deposit Insurance Act, which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (iv) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.
Interstate Banking and Branching
The Bank Holding Company Act, amended by the Interstate Banking Act, provides that adequately capitalized and managed financial and bank holding companies are permitted to acquire banks in any state.
State laws prohibiting interstate banking or discriminating against out-of-state banks are preempted. States are not permitted to enact laws opting out of this provision; however, states are allowed to adopt a minimum age restriction requiring that target banks located within the state be in existence for a period of time, up to a maximum of five years, before a bank may be subject to the Interstate Banking Act. Also, the Dodd-Frank Act added deposit caps which prohibit acquisitions that result in the acquiring company controlling 30% or more of the deposits of insured banks and thrift institutions held in the state in which the target maintains a branch or 10% or more of the deposits nationwide. States have the authority to waive the 30% deposit cap. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state companies, and the federal deposit caps apply only to initial entry acquisitions.
Under the Dodd-Frank Act, national banks and state banks are able to establish branches in any state if that state would permit the establishment of the branch by a state bank chartered in that state. Florida law permits a state bank to establish a branch of the bank anywhere in the state. Accordingly, under the Dodd-Frank Act, a bank with its headquarters outside the State of Florida may establish branches anywhere within the state.

Anti-money Laundering
The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), provides the federal government with additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act (“BSA”), the USA PATRIOT Act puts in place measures intended to encourage information sharing among bank regulatory and law enforcement agencies. In addition, certain provisions of the USA PATRIOT Act impose affirmative obligations on a broad range of financial institutions.
Among other requirements, the USA PATRIOT Act and the related Federal Reserve regulations require banks to establish anti-money laundering programs that include, at a minimum:
•
internal policies, procedures and controls designed to implement and maintain the savings association’s compliance with all of the requirements of the USA PATRIOT Act, the BSA and related laws and regulations;

•
systems and procedures for monitoring and reporting of suspicious transactions and activities;

•
a designated compliance officer;

•
employee training;

•
an independent audit function to test the anti-money laundering program;

•
procedures to verify the identity of each client upon the opening of accounts; and

•
heightened due diligence policies, procedures and controls applicable to certain foreign accounts and relationships.

Additionally, the USA PATRIOT Act requires each financial institution to develop a customer identification program (“CIP”) as part of its anti-money laundering program. The key components of the CIP are identification, verification, government list comparison, notice and record retention. The purpose of the CIP is to enable the financial institution to determine the true identity and anticipated account activity of each customer. To make this determination, among other things, the financial institution must collect certain information from customers at the time they enter into the customer relationship with the financial institution. This information must be verified within a reasonable time through documentary and non-documentary methods. Furthermore, all customers must be screened against any CIP-related government lists of known or suspected terrorists. HCBF and its affiliates have adopted policies, procedures and controls designed to comply with the BSA and the USA PATRIOT Act.
Regulatory Enforcement Authority
Federal and state banking laws grant substantial enforcement powers to federal and state banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.
Federal Home Loan Bank System
Harbor Community Bank is a member of the Federal Home Loan Bank of Atlanta, which is one of 12 regional Federal Home Loan Banks. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e. advances) in accordance with policies and procedures established by the board of trustees of the FHLB.

As a member of the FHLB of Atlanta, Harbor Community Bank is required to own capital stock in the FHLB in an amount at least equal to 0.09% (or 9 basis points), which is subject to annual adjustments, of the Harbor Community Bank’s total assets at the end of each calendar year (with a dollar cap of  $15 million), plus 4.25% of its outstanding advances (borrowings) from the FHLB of Atlanta under the activity-based stock ownership requirement. As of December 31, 2016, Harbor Community Bank was in compliance with this requirement.
Privacy
Under the Gramm-Leach-Bliley Act, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties.
Overdraft Fee Regulation
The Electronic Fund Transfer Act prohibits financial institutions from charging consumers fees for paying overdrafts on ATM and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those type of transactions. If a consumer does not opt in, any ATM transaction or debit that overdraws the consumer’s account will be denied. Overdrafts on the payment of checks and regular electronic bill payments are not covered by this new rule. Before opting in, the consumer must be provided a notice that explains the financial institution’s overdraft services, including the fees associated with the service, and the consumer’s choices. Financial institutions must provide consumers who do not opt in with the same account terms, conditions and features (including pricing) that they provide to consumers who do opt in.
Consumer Laws and Regulations
Harbor Community Bank is also subject to other federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Check Clearing for the 21st Century Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair and Accurate Credit Transactions Act, the Mortgage Disclosure Improvement Act, and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Harbor Community Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.
In addition, the Consumer Financial Protection Bureau issues regulations and standards under these federal consumer protection laws that affect HCBF’s consumer businesses. These include regulations setting “ability to repay” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards, which generally require creditors to make a reasonable, good faith determination of a consumer’s ability to repay any consumer credit transaction secured by a dwelling (excluding an open-end credit plan, timeshare plan, reverse mortgage, or temporary loan) and establishes certain protections from liability under this requirement for loans that meet the requirements of the “qualified mortgage” safe harbor. In addition, on October 3, 2015, the new TILA-RESPA Integrated Disclosure (TRID) rules for mortgage closings took effect for new loan applications. These new loan forms may have the effect of lengthening the time it takes to approve mortgage loans in the short-term following implementation of the rule.
The Volcker Rule
Section 619 of the Dodd-Frank Act, commonly known as the Volcker Rule, prohibits HCBF from owning, sponsoring, or having certain relationships with any hedge funds or private equity funds, subject to certain exemptions. The Volcker Rule directed the federal banking, securities and commodities and futures regulatory agencies to undertake a coordinated rulemaking effort to create rules implementing the Volcker

Rule. The final interagency rules implementing the Volcker Rule, which were issued in December 2013 and became effective on April 1, 2014, afford financial institutions a two-year conformance period during which they can wind-down, sell, or otherwise conform their respective activities, investments and relationships to the requirements of the Volcker Rule and its implementing regulations. HCBF does not believe that the Volcker Rule or the final interagency rules implementing the Volcker Rule will have a material impact on HCBF’s investment activities since HCBF does not currently engage in transactions covered by the regulation.
Future Legislative Developments
Various legislative acts are from time to time introduced in Congress and the Florida legislature. This legislation may change banking statutes and the environment in which HCBF operates in substantial and unpredictable ways. HCBF cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon its financial condition or results of operations or that of Harbor Community Bank.
Effect of Governmental Monetary Policies
The commercial banking business in which Harbor Community engages is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowing, availability of borrowing at the “discount window,” open market operations, the imposition of changes in reserve requirements against member banks’ deposits and assets of foreign banking centers and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment, and short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. Government. Future monetary policies and the effect of such policies on the future business and earnings of Harbor Community Bank cannot be predicted.
Income Taxes
HCBF is subject to income taxes at the federal level and subject to state taxation in Florida. HCBF files a consolidated federal tax return with a fiscal year ending on December 31.

TRANSFER RESTRICTIONS
All shares of HCBF voting common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, except for shares received by “affiliates” of HCBF. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” would typically include directors, executive officers, and beneficial owners of 10% or more of HCBF’s common stock. However, even though former Jefferson shareholders who are not affiliates of HCBF will be permitted to freely transfer shares of HCBF voting common stock that they acquire in connection with the merger, HCBF’s voting common stock is not listed for trading on any national securities market or quoted in an over-the-counter market. Therefore, former Jefferson shareholders who acquire shares of HCBF voting common stock in the merger may not be able to sell or otherwise dispose of such shares. For a summary of certain risks related to an investment in HCBF’s voting common stock, including risks related to the lack of a trading market for HCBF voting common stock, see “Risk Factors” beginning on page 21.

DESCRIPTION OF HCBF CAPITAL STOCK
General
The authorized capital stock of HCBF consists of 50,000,000 shares of common stock, $0.001 par value per share. As to the authorized 50,000,000 shares of common stock, HCBF has the authority to issue 40,000,000 shares designated as “voting common stock” and 10,000,000 shares designated as “non-voting common stock.” Voting common stock and non-voting common stock are identical in all respects other than with regard to voting rights. As of the record date, there were 18,827,833 shares of HCBF voting common stock and 1,224,997 shares of HCBF non-voting common stock issued and outstanding. HCBF is also authorized to issue 5,000,000 shares of  “blank check” preferred stock, none of which is issued and outstanding. Additionally, as of the record date, there were exercisable options to acquire 1,052,828 shares of HCBF voting common stock outstanding.
Common Stock
Holders of HCBF common stock (voting and non-voting) are entitled to receive such dividends as may from time to time be declared by the HCBF board out of funds legally available for such purposes. Holders of voting common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of directors. Holders of non-voting common stock are not entitled to vote on any matters except as required by law. Holders of HCBF common stock have no redemption or sinking fund rights. As described in HCBF’s Articles of Incorporation, shares of HCBF voting common stock may be converted into an equal number of shares of HCBF nonvoting common stock. Under limited circumstances, as described in HCBF’s Articles of Incorporation (generally in connection with certain transfers to third parties), shares of HCBF nonvoting common stock may be converted into an equal number of shares of HCBF voting common stock. Other than voting rights, HCBF voting common stock and nonvoting common stock are identical in all material respects. In the event of a liquidation, dissolution or winding-up of HCBF, holders of HCBF common stock (voting and nonvoting) are entitled to share equally and ratably in the assets of HCBF, if any, remaining after the payment of all debts and liabilities of HCBF. Holders of common stock do not have any preemptive or other preferential rights to purchase any shares of equity securities issued by HCBF from time to time.
HCBF’s Articles of Incorporation and Bylaws contain certain provisions designed to assist the HCBF board in protecting the interests of HCBF and its shareholders if any group or person attempts to acquire control of HCBF. For a further discussion, see “Comparison of Rights of Holders of Jefferson Common Stock and HCBF Voting Common Stock,” beginning on page 125.
The outstanding shares of HCBF common stock are, and the shares of HCBF voting common stock to be issued by HCBF in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.
Preferred Stock
Under HCBF’s Articles of Incorporation, the HCBF board has the power, without further action by the holders of common stock, to designate and issue from time to time the preferred stock in series having such designations, powers, preferences, rights and limitations, and on such terms and conditions as the board shall from time to time determine. Such rights and preferences include those as to voting, dividends (including whether dividends are cumulative), redemption (including sinking fund provisions), liquidation preferences and conversion.
Indemnification of Directors, Officers, and Employees
The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.
A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interests of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.
Under HCBF’s Bylaws, HCBF is required to indemnify its directors, officers, employees and other persons that may be indemnified by HCBF pursuant to Florida law to the fullest extent permitted by Florida law. HCBF has not entered into Indemnification Agreements with any member of the board of directors.
Shareholders’ Agreement
HCBF entered into a shareholders’ agreement with certain of its initial investors simultaneously with entering into subscription agreements pursuant to which these same investors committed up to $350 million to capitalize HCBF and to fund future acquisitions. As of December 31, 2016, these shareholders owned approximately 16,233,562 shares of HCBF voting common stock, or 86% of the outstanding shares of HCBF voting common stock. The shareholders’ agreement provides certain rights, and imposes certain restrictions on, each of the investors, including restrictions on the ability to transfer shares of HCBF common stock, preemptive rights to participate on a pro rata basis in future offerings of HCBF’s common stock, registration rights with respect to the HCBF common stock acquired by the participating investors, and information rights. The following is a summary of the material rights and restrictions pursuant to the shareholders agreement, which agreement has been filed as an exhibit to the registration of which this proxy statement/prospectus forms a part. The shareholders’ agreement will terminate automatically upon the occurrence of certain events, including the completion of a best efforts commitment underwritten public offering of HCBF common stock pursuant to which (i) at least 15% of HCBF common stock outstanding are distributed to the public and such shares are listed for trading on a national securities exchange and (ii) results in aggregate gross proceeds of at least $75 million to HCBF.
Restrictions on Transfer
The shareholders’ agreement generally provides that before any investor party to the shareholders’ agreement transfers any of its HCBF common stock, it must first offer such shares to HCBF and thereafter to the other investors party to the shareholders agreement (if HCBF elects to purchase less than all of the shares to be transferred), provided, however, that any such transfer may not result in any person (i) owning greater than 24.99% of any class of voting securities of HCBF, (ii) contributing greater than 24.99% of the capital of HCBF, or (iii) having greater than 24.99% of the capital of HCBF, in each case as determined by the Federal Reserve (as HCBF’s primary federal regulator). Furthermore, upon notice of a proposed transfer being given pursuant to the shareholders’ agreement, the other investors party thereto have the right to participate in such proposed transfer on a pro rata basis on the same terms and conditions as the investor initially proposing the transfer.

Preemptive Right
Pursuant to the shareholders’ agreement, HCBF granted to each of the investors party thereto a preemptive right to purchase such investor’s pro rata portion of any “new Securities” issued by HCBF. For purposes of the shareholders’ agreement, the term “New Securities” means any shares of capital stock of HCBF and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may by their terms become, convertible into or exchangeable for capital stock that are sold by HCBF for cash or indebtedness. However, “New Securities” does not include (i) securities issued in any registered public offering (including this offering), (ii) securities issued as part of compensatory arrangements to employees, consultants or directors of HCBF, (iii) securities issued pursuant to any stock dividend, split, combination or other reclassification of capital stock, (iv) securities issued in connection with certain debt offerings, (v) securities issued as part of the sale of HCBF or in connection with the acquisition of any other entity (or the assets thereof) by merger, purchase or otherwise, (vi) securities issued in connection with drawdowns under the subscription agreements entered into by the investors in fulfillment of the capital commitments made thereunder, or (vii) shares issued upon the conversion of HCBF voting common stock into nonvoting common stock, or vice versa.
Registration Rights
On or prior to HCBF’s first underwritten registered public offering pursuant to a registration statement filed with the SEC (excluding offerings on Form S-4 or Form S-8 and certain other types of offerings), HCBF has agreed to enter into registration rights agreements with each of the investors party to the shareholders’ agreement in the form attached as an exhibit to the shareholders’ agreement. The registration rights agreements will provide for both demand and piggy-back registration rights for each of the investors.
Information Rights
Pursuant to the shareholders’ agreement, each of the investors party thereto is entitled to certain information rights, including the right to receive annual and quarterly reports, including related financial statements, at times when HCBF is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
Director Appointment Rights
HCBF’s Articles of Incorporation provide that Trident V Depository Holdings, L.P., Trident V Parallel Depository Holdings, L.P. and Trident V PF Depository Holdings, LLC, collectively, Kelso Investment Associates VIII, L.P. and KEP VI, LLC, collectively, and Tinicum Capital Partners II, L.P. (each a “Board Seat Investor”), three of HCBF’s largest institutional investors, each have the right to appoint one (1) director to HCBF’s board of directors. Each of the directors appointed may only be removed by the Board Seat Investor that appointed such director to the board.
Registrar and Transfer Agent
HCBF currently serves as its own registrar and transfer agent but has undertaken an RFP process in connection with outsourcing this function to a third party transfer agent.

COMPARISON OF RIGHTS OF HOLDERS OF JEFFERSON COMMON STOCK AND HCBF VOTING COMMON STOCK
HCBF and Jefferson are both organized under the laws of the state of Florida. Any differences, therefore, in the rights of holders of HCBF capital stock and Jefferson capital stock arise primarily from differences in their respective Articles of Incorporation and Bylaws. Upon completion of the merger, the Articles of Incorporation and Bylaws of HCBF in effect immediately prior to the effective time of the merger will be the Articles of Incorporation and Bylaws of the surviving corporation in the merger. Consequently, after the effective time of the Merger, the rights of the shareholders of Jefferson who become shareholders of HCBF will be determined by reference to the HCBF Articles of Incorporation and Bylaws.
Set forth below is a summary comparison of the rights of Jefferson shareholders under the Jefferson Articles of Incorporation and the Jefferson Bylaws (left) and the rights of a shareholder under the HCBF Articles of Incorporation and the HCBF Bylaws (right column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the HCBF Articles of Incorporation and HCBF Bylaws, and the Jefferson Articles of Incorporation and Jefferson Bylaws.
Jefferson	HCBF
Authorized Capital
9,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock of which (i) 3,367 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series A (which were so designated to facilitate Jefferson’s participation in the U.S. Department of the Treasury’s Small Business Lending Fund and of which no shares are presently outstanding), and (ii) 996,633 shares are undesignated.
50,000,000 shares of common stock, $0.001 par value per share. As to the authorized 50,000,000 shares of common stock, HCBF has the authority to issue 40,000,000 shares designated as “Voting Common Stock” and 10,000,000 shares designated as “Non-Voting Common Stock”).
5,000,000 shares of blank check preferred stock, $0.001 par value per share.

Outstanding Capital Stock
As of April 18, 2017, there were 2,698,102 shares of Jefferson common stock outstanding and no shares of preferred stock outstanding.	As of April 18, 2017, there were 18,827,833 shares of HCBF voting common stock outstanding, 1,224,997 shares of HCBF nonvoting common stock outstanding and no shares of preferred stock outstanding.
Voting Rights
Holders of Jefferson common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.	Holders of HCBF voting common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders. Holders of non-voting common stock do not have any voting rights with regard to such shares, except as may be provided by applicable law or as may be provided in HCBF’s Articles of Incorporation.
Cumulative Voting
No cumulative voting for the election of directors is provided for shareholders of Jefferson.	No cumulative voting for the election of directors is provided for shareholders of HCBF.
Dividends

Under the Florida Business Corporation Act (“FBCA”), a corporation may make a distribution, unless after giving effect to the distribution:
•
The corporation would not be able to pay its debts as they come due in the usual ordinary

Holders of HCBF common stock are subject to the same provisions of the FBCA and the Federal Reserve policy adopted in 2009.

Jefferson	HCBF

course of business; or
•
The corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Number of Directors
The Jefferson Bylaws permit the board of directors to fix the size of the board, up to 25 directors.
The HCBF Articles of Incorporation fix the required number of directors at nine (9). The number of directors may be increased or decreased from time to time pursuant to, or in the manner provided by, the Bylaws of the HCBF, but shall never be less than one (1) nor more than twenty-five (25). In connection with the consummation of the merger, HCBF expects to increase the size of the board to 10 and appoint David L. Brandon, a current director of Jefferson, as a director.
The HCBF Articles of Incorporation further provide that each Board Seat Investor is entitled to nominate one person mutually acceptable to it and the nominating committee of the board to be elected to the HCBF board of directors (and any applicable committees).

Election of Directors
Under the FBCA, unless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Jefferson’s Articles of Incorporation do not otherwise provide for the vote required to elect directors.
Under the FBCA, unless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. HCBF’s Articles of Incorporation do not otherwise provide for the vote required to elect directors.
HCBF’s Articles of Incorporation provide three of HCBF’s largest shareholders with the right to each

Jefferson	HCBF
appoint a single director for election to the board of directors. See “Description of HCBF Capital Stock — Director Appointment Rights” on page 124.
Removal of Directors
The Jefferson Bylaws provide that any director may be removed for any reason, by the vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.	The HCBF Bylaws provide that any director may be removed, with or without cause, if the number of votes cast to remove the director exceed the number of votes cast against removal of the director; except that, (1) if the Articles of Incorporation provides for cumulative voting and less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board, or, if there be classes of directors, at an election of the class of directors of which he or she is a part and (2) directors nominated by a Board Seat Investor may be removed only by their respective appointing Board Seat Investor.
Vacancies and Newly Created Directorships
The Jefferson Bylaws permit the board of directors to increase its size by up to two directors and appoint persons to fill such positions until the next annual meeting of shareholders. In the event of a vacancy on the board of directors, the board may, but is not required to, fill such a vacancy by a majority vote of the remaining directors.	Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.
Special Meeting of the Board
The Jefferson Bylaws permit the Chairman of the Board, the Chief Executive Officer, the President, or any three directors to call a special meeting of the board of directors. Each director shall be given prior notice of any special meeting of the board of directors at least three (3) days prior to such meeting and otherwise in accordance with the Jefferson Bylaws.	Special meetings of the board of directors may be held at any time or place within or without the State of Florida whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the President or by any two (2) directors. Each director shall be given prior notice of any special meeting of the board of directors at least three (3) business days prior to such meeting and otherwise in accordance with the HCBF Bylaws by the person or persons calling the meeting. The business to be conducted at any such special meeting shall be limited to the purpose stated in the notice of the meeting given to the board of directors.
Classes of Directors
Neither the Jefferson Articles of Incorporation nor Bylaws provide for a staggered board of directors.	Neither the HCBF Articles of Incorporation nor Bylaws provide for a staggered board of directors.

Jefferson	HCBF
Indemnification
Under the Jefferson Bylaws, Jefferson may indemnify its directors, officers, employees, representatives and so on to the fullest extent permitted by the FBCA.	Under the HCBF Bylaws, HCBF may indemnify its directors, officers, employees, representatives and so on to the fullest extent permitted by the FBCA.
Action by Written Consent
Under the Jefferson Bylaws, Jefferson’s shareholders are entitled to take action without a meeting if the minimum number of voting shares required to approve such action consent to taking such action in writing.	Under HCBF’s Bylaws, HCBF’s shareholders are entitled to take action without a meeting if the minimum number of voting shares required to approve such action consent to taking such action in writing.
Notice of Shareholders Meeting
Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting.
Amendments to Governing Instruments

The Jefferson Articles of Incorporation may generally be amended by an affirmative vote of the issued and outstanding shares of common stock.
The Jefferson Bylaws may be amended or repealed in a manner consistent with the FBCA at any time by a majority of the full board of directors.

The HCBF Articles of Incorporation may generally be amended by an affirmative vote of the issued and outstanding shares. In addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Voting Common Stock and Non-Voting Common Stock, voting separately as a class, as the case may be, shall be required to amend, alter, or repeal (including by merger, consolidation, or otherwise) any provision of the HCBF Articles of Incorporation that materially and adversely affects the powers, preferences, limitations, or rights of the Voting Common Stock or the Non-Voting Common Stock, respectively.
The HCBF Bylaws may be amended or repealed, and new bylaws adopted, by the board of directors, but the shareholders entitled to vote may adopt additional Bylaws and may amend or repeal any Bylaw whether or not adopted by them.

Special Meeting of Shareholders
The Jefferson Bylaws provide that special meetings of shareholders may be called by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships), the Chairman of the Board, the Chief Executive Officer or the President, or by shareholders holding at least 10% of the outstanding shares of Jefferson. Business transacted at any special meeting shall be limited to the purposes stated in the notice thereof.	Special meetings of shareholders may be called at any time by the board of directors, the Chairman of the Board, if any, the Vice Chairman of the Board, if any, or the President of HCBF, to be held at such date, time and place either within or without the State of Florida as may be stated in the notice of the meeting. A special meeting of shareholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of shareholders who together own of record at least fifty (50%) percent of the outstanding voting shares of each class of stock entitled to vote at such meeting. The

Jefferson	HCBF
business to be conducted at any such special meeting shall be limited to the purpose stated in the notice of the meeting given to the shareholders in accordance with the HCBF Bylaws.
Quorum
A majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	A majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.
Proxy
Under the FBCA, a proxy is valid for 11 months unless a longer period is expressly provided in the appointment form.	Under the FBCA, a proxy is valid for 11 months unless a longer period is expressly provided in the appointment form.
Preemptive Rights
Under the FBCA, shareholders do not have preemptive rights unless the corporation’s Articles of Incorporation provide otherwise. Jefferson’s Articles of Incorporation do not provide for preemptive rights.	Under the FBCA, shareholders do not have preemptive rights unless the corporation’s Articles of Incorporation provide otherwise. HCBF’s Articles of Incorporation do not provide for preemptive rights. Certain shareholders are entitled to preemptive rights under a shareholders’ agreement entered into with HCBF. For more information, see “Description of HCBF Capital Stock — Shareholders’ Agreement” on page 123.

MANAGEMENT FOLLOWING THE MERGER
Directors and Executive Officers After the Merger
The directors and executive officers of HCBF after the Merger will be:
Name	Age	Position
Michael J. Brown, Sr.	76	Chairman and Chief Executive Officer
David L. Brandon	57	Director Nominee
Elwood B. Coley, Jr.(1)(2)	61	Director
Christopher L. Collins(1)	43	Director
Christopher Doody	44	Director
Frank H. Fee, III	73	Director
Raymond Gustini(2)	74	Director
Seth Hendon	53	Director
Richard Lynch(1)(2)	58	Director
J. Hal Roberts, Jr.	68	Director, President and Chief Operating Officer
Randall A. Ezell	66	Executive Vice President and Chief Financial Officer
Michael J. Brown, Jr.	54	Executive Vice President and Chief Lending Officer

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

Continuing Directors and Director Nominee
David L. Brandon currently serves as a director of Jefferson and is expected to be appointed as a director of HCBF following consummation of the merger. Mr. Brandon is the principal of Brandon Construction Company, which he founded in 1983, and has been a state-licensed contractor for over 30 years. He has worked on over 500 projects including high-rise condominiums, luxury homes, office buildings, retail establishments, educational facilities and medical facilities throughout the state. Mr. Brandon previously served as a founding director of Peoples Bank, which commenced operations in 1996. He continued as a director of Synovous Bank until 2007 following Synovous Bank’s acquisition of Peoples Bank. Mr. Brandon has a strong community presence, and has been appointed to multiple community boards. In 1988, he was appointed to the Palm Harbor Community Service Agency to guide in the development of Library and Recreation Services for unincorporated Palm Harbor. In 1997, he was appointed by the Florida Senate to serve on the Public Schools Construction Study Commission. The Pinellas County Commission also appointed Mr. Brandon to serve as a Board Member of the Pinellas County Local Planning Agency in 2012. Mr. Brandon is a graduate of the University of Florida’s Rinker School of Construction Management and received his degree in 1981. HCBF believes Mr. Brandon is qualified to serve as a director based on his over 20 years of experience in community banking, as well as his over 30 years of experience in private business.
Michael J. Brown, Sr. has served as Chairman and Chief Executive Officer of HCBF since inception and of Harbor Community Bank since its acquisition by HCBF in 2011. Mr. Brown was the former President, Chief Executive Officer and Chairman of the Board of Directors of Harbor Federal Savings and Loan Association (“Harbor Federal”) from 1976 until its sale to National City in 2006. Mr. Brown began his banking career with Prudential Savings & Loan in Clayton, Missouri in 1964 and ultimately became that institution’s Chief Financial Officer. In 1972, he moved to University Federal Savings & Loan Association in Coral Gables, Florida to assume the title of Senior Vice President and Chief Financial Officer. He joined Harbor Federal in Fort Pierce, Florida in 1974. Mr. Brown received a bachelor’s degree from St. Louis University in 1962. He has served on numerous community, state and national organizations, including serving as Director of America’s Community Bankers, Director of the Florida Bankers Association, and member of the Advisory Board of the Federal Home Mortgage Corporation. Mr. Brown also completed a two-year appointment on the Thrift Institutions Advisory Council to the Federal Reserve Board of Governors and is currently a board member of the Hands Clinic of St. Lucie County and the Harbor Branch Oceanographic Institute Foundation. HCBF’s board of directors believes that Mr. Brown, Sr. is qualified to serve as a director based on his 50+ years of experience in the banking industry.
Elwood B. Coley, Jr. has served as a director of HCBF since 2011. Since 2010, Mr. Coley has served as the managing partner of Value2Partners, LLC, a real estate consultancy firm based in Raleigh, North Carolina. Previously, he served as a senior executive at Trammell Crow Company, the international real estate development and investment firm. During his 27 years with Trammell Crow, Mr. Coley served on its 50-person operating committee and led its Florida offices. He created Trammell Crow’s Brokerage Centers of Excellence, led its outsourcing focus on financial service firms, and developed more than one million square feet of office properties and more than two million square feet of industrial properties. Mr. Coley holds a B.A. from the University of North Carolina. HCBF’s board of directors believes that Mr. Coley is qualified to serve as a director based on his extensive background in real estate and real estate development as well as in the financial services industry.
Christopher L. Collins has served as a director of HCBF since 2010. He joined Kelso & Company, a private equity firm, in 2001 and has been a Managing Director since 2009. He spent the preceding two years at the Stanford Graduate School of Business earning his M.B.A. degree in 2001. From 1996 until 1999 he served as an analyst at Stonington Partners. He received a B.A. in English with honors from Duke University in 1996. He is currently a director of American Beacon Advisors, Inc., Augusta Sportswear Holdings, Inc., Premia Reinsurance Ltd., Renfro Corporation, Risk Strategies Company and Third Point Reinsurance Ltd. HCBF’s board of directors believes that Mr. Collins is qualified to serve as a director based on his business experience in the financial services industry and investing in community banks.
Christopher M. Doody has served as a director of HCBF since 2010. He is a principal of Stone Point Capital, a private equity firm. He joined Stone Point in 1998 from Merrill Lynch & Co. He also serves as a director of AloStar Bank of Commerce, Grandpoint Capital, Inc., NXT Capital, Inc., Preston Hollow Capital, LLC and Independent Bank Group, Inc. He holds a B.A. from Middlebury College and an M.B.A. from the Columbia University Graduate School of Business. HCBF’s board of directors believes that Mr. Doody is qualified to serve as a director based on his business experience in the banking industry and investing in community banks.
Frank H. Fee, III has served as a director of HCBF since 2010. Mr. Fee has been a partner with the law firm Fee, DeRoss & Fee, P.L. since 1972 and practices in the areas of real property, land use, regulatory, administrative and probate law. He received his bachelor’s degree from Davidson College in 1965 and his law degree from the University of Florida with honors in 1969. HCBF’s board of directors believes that Mr. Fee’s extensive legal experience, including handling legal matters related to banks, qualifies him to serve as a director.
Raymond Gustini has served as a director of HCBF since 2010. Mr. Gustini is Senior Counsel with the law firm of Nixon Peabody LLP in Washington, DC where he leads the firm’s Bank Regulatory practice and Financial Institutions Advisory Team. Mr. Gustini focuses his practice in the areas of banking, business, e-commerce and privacy law. Before entering private practice in 1983, Mr. Gustini worked for the Senator Thomas J. Dodd in the U.S. Senate, the Office of the General Counsel for the National Association of Securities Dealers, and also served as Associate Washington Counsel for the United States League of Savings Institutions. Mr. Gustini received his B.A. from the University of Connecticut in 1965 and his J.D. from the University of Connecticut School of Law in 1968. HCBF believes that Mr. Gustini is qualified to serve as a director given his extensive legal experience in the banking field.
Seth M. Hendon has served as a director of HCBF since 2010. He currently serves in a part-time legal and administrative role for Tinicum Incorporated, a private investment firm, which he joined in 1991. He was a director of TLP portfolio companies F+W Media, Inc. and Skyway Towers Holdings II, LLC; of former TCP II portfolio companies Skyway Towers Holdings, LLC, Enesco, LLC, Capital Assurance Corporation; of TCP portfolio companies Hallmark Data Systems, LLC and Palm Coast Data, LLC; and of Connoisseur Communications Partners, L.P., a former Ruttenberg family investment. Prior to joining Tinicum, he was with Goldman Sachs from 1986 to 1988 in the structured finance group. He is a graduate of Dartmouth College (summa cum laude and Phi Beta Kappa) and Yale Law School and is a retired member of the New York Bar. HCBF’s board of directors believes that Mr. Hendon is qualified to serve as a director based on his business and legal experience in the financial services industry and investing in community banks.
Richard Lynch has served as a director of HCBF since 2010 and is chairman of HCBF’s audit committee. Mr. Lynch has served as the managing partner of the public accounting firm Lynch, Johnson & Long, LLC since 2005 and also serves as the chairman of Treasure Coast Hospice, Inc. Mr. Lynch is also currently a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Lynch previously served as a director of Harbor Federal Savings Bank and chairman of the audit committee until its merger with City National Bank in 2006. Mr. Lynch graduated from Stetson University in 1981. HCBF believes Mr. Lynch is qualified to serve as a director based on his over 35 years in public accounting and prior service as a director of Harbor Federal Savings Bank, including his service of chairman of the audit committee.
J. Hal Roberts, Jr. has served as the President, Chief Operating Officer and Director of HCBF since inception and of Harbor Community Bank since its acquisition by HCBF in 2011. Mr. Roberts has over 40 years of community banking experience. Since 1988, he has held the position of Chief Executive Officer or President at five institutions within HCBF’s Target Market, including Harbor Federal, Port St. Lucie National Bank, First National Bank and Trust of the Treasure Coast and Enterprise National Bank of Palm Beach. Following the sale of Harbor Federal to National City, Mr. Roberts became National City’s Market President for Central/Northeast Florida, where he oversaw the lending activity for more than ten counties in the region. Prior to the acquisition, Mr. Roberts was the President and Chief Operating Officer at Harbor Federal and served on the bank’s Asset-Liability Committee, Executive Committee and Executive Loan Committee. Mr. Roberts began his banking career at Harbor Federal in 1971. Mr. Roberts received a bachelor’s degree from Barry University in 1982. Mr. Roberts is also a Distinguished Alumnus from Indian River State College (formerly known as Indian River Community College) and currently serves as on the Indian River State College Foundation Board. Mr. Roberts also currently serves on the Board of Directors of the Florida Bankers Association and Treasure Coast Hospice. HCBF’s board of directors believes that Mr. Robert’s over 40 years of banking experience qualifies him to serve as a director.
HCBF Non-Director Executive Officers
Randall A. Ezell has served as Executive Vice President and Chief Financial Officer of HCBF since its inception and Harbor Community Bank since its acquisition by HCBF in 2011. Mr. Ezell has more than 35 years of banking experience. Mr. Ezell previously served as the President and CEO of Enterprise National Bank of North Palm Beach, the Executive Vice President and Chief Financial Officer of Port St. Lucie National Bank and the Vice President and City Loan Manager for Southeast Bank N.A. on the Treasure Coast. In 2005, Mr. Ezell joined Harbor Federal. Upon the completion of the sale of Harbor Federal to National City, Mr. Ezell remained with National City for one year as a Senior Vice President of Commercial and Industrial Lending before starting a consulting business for community banks. As a consultant, Mr. Ezell has assisted banks during the recent difficult operating environment to meet regulatory requirements. Mr. Ezell’s community banking CFO experience includes participating in the organization and capitalization of a de novo bank and coordinating SEC reporting. Mr. Ezell received a bachelor’s degree in accounting from the University of West Florida and has taken numerous banking, compliance and accounting educational programs throughout his career.
Michael J. Brown, Jr. has served as Executive Vice President and Chief Lending Officer of HCBF since its inception and Harbor Community Bank since its acquisition by HCBF in 2011. He has more than 28 years of community banking experience. Following the sale of Harbor Federal to National City in 2006, Mr. Brown, Jr. led National City’s 53-branch network across 10 counties in the Central/Northeast Florida market. Prior to the acquisition, Mr. Brown, Jr.’s responsibilities at Harbor Federal included overseeing the bank’s retail loan origination, retail deposit gathering, small business lending, branch network, de novo branch planning and residential loan origination. In addition, he served on the bank’s ALCO, Executive Committee and Executive Loan Committee. He joined Harbor Federal in 1991, following five years as a Commercial Credit Analyst, Branch Manager and Commercial Lender at Barnett Bank. Mr. Brown, Jr. received a bachelor’s degree in Business Administration (finance major) from the University of Florida and is an honors graduate of the Florida School of Banking, a three-year advanced study program sponsored by the Florida Bankers Association and administered by the University of Florida.

Board of Directors and Committees
HCBF’s board of directors currently consists of nine directors. In connection with the merger, the board of directors expects to expand the board to 10 and appoint David L. Brandon, a current director of Jefferson, as a director of HCBF. Under the HCBF Bylaws, the number of directors may be determined from time to time by the board of directors. The HCBF board of directors has determined that Messrs. Coley, Collins, Doody, Gustini, Hendon, and Lynch are independent directors as defined under the Nasdaq listing standards, the standards that the board has elected to apply.
Audit Committee
HCBF’s audit committee currently consists of Messrs. Lynch, Collins and Coley, with Mr. Lynch serving as chairman. HCBF’s board of directors has affirmatively determined that each member of the audit committee meets the definition of  “independent director” for purposes of the Nasdaq rules and the independence requirements of Rule 10A-3 under the Exchange Act, other than Mr. Collins, who is a Managing Director of Kelso & Company. Affiliates of Kelso & Company are shareholders that beneficially own approximately 24.99% of HCBF’s outstanding voting common stock. Pursuant to Rule 10A-3, a minority of a company’s audit committee may be comprised of non-independent directors for a period of one year after becoming subject to Rule 10A-3. Additionally, Nasdaq rules permit one director who is not an executive officer or employee or family member of an executive officer to serve on the audit committee if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the company and its shareholders. A director serving on the audit committee under the Nasdaq rule exception may not serve for more than two years and may not chair the audit committee. If HCBF were subject to Nasdaq’s and the SEC’s rules for audit committees of listed companies, HCBF’s board believes it would be in compliance with the requirements of each based on the permitted exceptions. However, the board of directors intends to reconsider the composition of the audit committee following consummation of the merger. Each director serving on the audit committee qualifies as an “audit committee financial expert” under SEC rules.
HCBF’s audit committee is responsible for, among other matters:
•
appointing, compensating, retaining, evaluating, terminating and overseeing HCBF’s independent registered public accounting firm;

•
discussing with HCBF’s independent registered public accounting firm their independence from management;

•
reviewing with HCBF’s independent registered public accounting firm the scope and results of their audit;

•
approving all audit and permissible non-audit services to be performed by HCBF’s independent registered public accounting firm; and

•
overseeing the financial reporting process;

HCBF’s board of directors has not adopted a written charter for the audit committee.
Compensation Committee
HCBF’s compensation committee currently consists of Messrs. Gustini, Coley and Lynch, with Mr. Gustini serving as chairman. HCBF’s board of directors has affirmatively determined that each member of the compensation committee meets the heightened definition of  “independent director” for purposes of the Nasdaq rules applicable to members of the compensation committee.
The compensation committee is responsible for, among other matters:
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annually reviewing and approving HCBF’s goals and objectives for executive compensation;

•
annually reviewing and approving compensation for the chief executive officer and other executive officers;

•
reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•
making recommendations and reports to the board of directors concerning matters of executive compensation;

•
reviewing compensation plans, programs and policies; and

•
handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

HCBF’s board of directors has not adopted a written charter for the compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION
Introduction
This section provides an overview of HCBF’s executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For 2016, HCBF’s named executive officers were:
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Michael J. Brown, Sr., who has served as HCBF’s Chairman and Chief Executive Officer since inception in 2010;

•
J. Hal Roberts, Jr., who has served as HCBF’s President and Chief Operating Officer since inception in 2010;

•
Randall A. Ezell, who has served as HCBF’s Executive Vice President and Chief Financial Officer since inception in 2010; and

•
Michael J. Brown, Jr., who has served as HCBF’s Executive Vice President and Chief Lending Officer since inception in 2010.

The objective of HCBF’s compensation program is to provide a total compensation package to each named executive officer that will enable HCBF to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of HCBF’s shareholders to encourage each named executive officer to contribute to HCBF’s long-term performance and success.
The compensation program for HCBF’s named executive officers consists of the following elements: base salary; performance-based discretionary cash bonus; stock options; and severance benefits.
HCBF’s compensation committee, with input from the board of directors, determines the compensation for the named executive officers and is responsible for administering HCBF’s equity compensation plans and awards thereunder.
Employment Arrangement and Agreements
HCBF has entered into written employment agreements with each of its named executive officers. These agreements were negotiated on an arms-length basis and establish key elements of compensation, as set forth below. The terms of the agreements with each of the named executive officers are described in further detail below.
Michael J. Brown, Sr.
HCBF and Harbor Community Bank (formerly First Bank & Trust of Indiantown, FSB) each entered into a separate employment agreement with Michael Brown, Sr. with an effective date of February 17, 2011. Both of the employment agreements were identical in all material respects. The initial base salary set forth in the HCBF agreement and Harbor Community Bank Agreement was $100,000 and $150,000, respectively (for an aggregate of  $250,000), which may be increased in each case from time to time pursuant to the determination of HCBF’s compensation committee, which reviews executive compensation annually. Pursuant to his employment agreements, Mr. Brown, Sr. serves as HCBF’s and Harbor Community Bank’s Chairman and Chief Executive Officer. Each of his agreements was for an initial term of three years, provided, however, that prior to the second anniversary of the effective date and prior to each anniversary thereafter, HCBF’s and Harbor Community Bank’s board of directors may extend the term for additional one-year periods in connection with the annual performance review.
In addition to his base salary, Mr. Brown, Sr. is entitled to participate in HCBF’s incentive compensation programs. Mr. Brown, Sr. is entitled to receive an annual bonus based on the achievement of the certain budgetary objectives established by the board or the compensation committee. The minimum annual bonus shall be fifteen percent (15%) of the base salary (prorated for partial years), and the maximum annual bonus for meeting all such goals shall be fifty percent (50%) of the base salary. Mr. Brown, Sr. is also eligible to participate in and receive stock options pursuant to HCBF’s 2010 Amended and Restated Stock Incentive Plan, which options may be granted by HCBF’s compensation committee pursuant to a plan that the compensation committee may adopt from time to time. Pursuant to his employment agreement, Mr. Brown, Sr. is entitled to receive options to acquire shares representing 1.25% of the common stock issued by HCBF in connection with the greater of  (i) the first $350 million of aggregate paid-in capital of HCBF or (ii) the amount of aggregate paid-in capital of HCBF pursuant to capital commitments accepted by HCBF as of August 31, 2010 (not including any common stock outstanding as a result of the exercise of any options granted by HCBF), at an exercise price per share equal to the fair market value.
Mr. Brown, Sr. is entitled to certain severance benefits if his employment is terminated upon his death, disability, without cause or if he resigns for any of the following reasons (“Good Reason”) which events have not been cured by HCBF within 30 days: (a) the failure to continue in the offices and positions set forth in his employment agreement; (b) the failure to be assigned duties, authorities, responsibilities and reporting requirements consistent with his position; (c) a reduction in compensation, (d) a change in primary work location be more than fifty (50) miles from St. Lucie County, Florida; (e) HCBF’s failure to indemnify (including the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage; (f) any breach by HCBF of any material provision of his employment agreement; (g) the failure of the shareholders of the HCBF to elect him to the Board of Directors, or the failure of the Board of Directors (or the nominating committees thereof) to nominate him for such election or re-election; or (h) material acts or conduct on the part of HCBF which are designed to force his resignation of Executive or prevent him from performing his duties and responsibilities. For the severance benefits to which he may be entitled, please see the section entitled “Severance Benefits Under Employment Agreements,” below.
Mr. Brown, Sr. is also entitled to participate in all of the employee benefit programs and perquisites generally available to HCBF’s senior executive officers. Mr. Brown, Sr.’s employment agreements also provide for customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.
J. Hal Roberts, Jr.
Harbor Community Bank (formerly First Bank & Trust of Indiantown, FSB) entered into an employment agreement with J. Hal Roberts, Jr, with an effective date of February 17, 2011. The initial base salary set forth in the agreement was $250,000, which may be increased from time to time pursuant to the determination of HCBF’s compensation committee, which reviews executive compensation annually. Pursuant to his employment agreement, Mr. Roberts serves as Harbor Community Bank’s President and Chief Operating Officer. His agreement was for an initial term of three years, provided, however, that prior to the second anniversary of the effective date and prior to each anniversary thereafter, HCBF’s board of directors may extend the term for additional one-year periods in connection with the annual performance review.
In addition to his base salary, Mr. Roberts is entitled to participate in HCBF’s incentive compensation programs. Mr. Roberts is entitled to receive an annual bonus based on the achievement of the certain budgetary objectives established by the board or the compensation committee. The minimum annual bonus shall be fifteen percent (15%) of the base salary (prorated for partial years), and the maximum annual bonus for meeting all such goals shall be fifty percent (50%) of the base salary. Mr. Roberts is also eligible to participate in and receive stock options pursuant to HCBF’s 2010 Amended and Restated Stock Incentive Plan, which options may be granted by HCBF’s compensation committee pursuant to a plan that the compensation committee may adopt from time to time. Pursuant to his employment agreement, Mr. Roberts is entitled to receive options to acquire shares representing 1.25% of the common stock issued by HCBF in connection with the greater of  (i) the first $350 million of aggregate paid-in capital of HCBF or (ii) the amount of aggregate paid-in capital of HCBF pursuant to capital commitments accepted by HCBF as of August 31, 2010 (not including any common stock outstanding as a result of the exercise of any options granted by HCBF), at an exercise price per share equal to the fair market value.
Mr. Roberts is entitled to certain severance benefits if his employment is terminated upon his death, disability, without cause or if he resigns for Good Reason. For the severance benefits to which he may be entitled, please see the section entitled “Severance Benefits Under Employment Agreements,” below.

Mr. Roberts is also entitled to participate in all of the employee benefit programs and perquisites generally available to HCBF’s senior executive officers. Mr. Roberts’s employment agreement also provides for customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.
Randall A. Ezell
Harbor Community Bank (formerly First Bank & Trust of Indiantown, FSB) entered into an employment agreement with Randall A. Ezell, with an effective date of February 17, 2011. The initial base salary set forth in the agreement was $200,000, which may be increased from time to time pursuant to the determination of HCBF’s compensation committee, which reviews executive compensation annually. Pursuant to his employment agreement, Mr. Ezell serves as Harbor Community Bank’s Executive Vice President and Chief Financial Officer. His agreement was for an initial term of three years, provided, however, that prior to the second anniversary of the effective date and prior to each anniversary thereafter, HCBF’s board of directors may extend the term for additional one-year periods in connection with the annual performance review.
In addition to his base salary, Mr. Ezell is entitled to participate in HCBF’s incentive compensation programs. Mr. Ezell is entitled to receive an annual bonus based on the achievement of the certain budgetary objectives established by the board or the compensation committee. The minimum annual bonus shall be fifteen percent (15%) of the base salary (prorated for partial years), and the maximum annual bonus for meeting all such goals shall be fifty percent (50%) of the base salary. Mr. Ezell is also eligible to participate in and receive stock options pursuant to HCBF’s 2010 Amended and Restated Stock Incentive Plan, which options may be granted by HCBF’s compensation committee pursuant to a plan that the compensation committee may adopt from time to time. Pursuant to his employment agreement, Mr. Ezell is entitled to receive options to acquire shares representing 1.25% of the common stock issued by HCBF in connection with the greater of  (i) the first $350 million of aggregate paid-in capital of HCBF or (ii) the amount of aggregate paid-in capital of HCBF pursuant to capital commitments accepted by HCBF as of August 31, 2010 (not including any common stock outstanding as a result of the exercise of any options granted by HCBF), at an exercise price per share equal to the fair market value.
Mr. Ezell is entitled to certain severance benefits if his employment is terminated upon his death, disability, without cause or if he resigns for Good Reason. For the severance benefits to which he may be entitled, please see the section entitled “Severance Benefits Under Employment Agreements,” below.
Mr. Ezell is also entitled to participate in all of the employee benefit programs and perquisites generally available to HCBF’s senior executive officers. Mr. Ezell’s employment agreement also provides for customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.
Michael J. Brown, Jr.
Harbor Community Bank (formerly First Bank & Trust of Indiantown, FSB) entered into an employment agreement with Michael J. Brown, Jr., with an effective date of February 17, 2011. The initial base salary set forth in the agreement was $200,000, which may be increased from time to time pursuant to the determination of HCBF’s compensation committee, which reviews executive compensation annually. Pursuant to his employment agreement, Mr. Brown, Jr. serves as Harbor Community Bank’s Executive Vice President and Chief Lending Officer. His agreement was for an initial term of three years, provided, however, that prior to the second anniversary of the effective date and prior to each anniversary thereafter, HCBF’s board of directors may extend the term for additional one-year periods in connection with the annual performance review.
In addition to his base salary, Mr. Brown, Jr. is entitled to participate in HCBF’s incentive compensation programs. Mr. Brown, Jr. is entitled to receive an annual bonus based on the achievement of the certain budgetary objectives established by the board or the compensation committee. The minimum annual bonus shall be fifteen percent (15%) of the base salary (prorated for partial years), and the maximum annual bonus for meeting all such goals shall be fifty percent (50%) of the base salary. Mr. Brown, Jr. is also eligible to participate in and receive stock options pursuant to HCBF’s 2010 Amended and Restated Stock

Incentive Plan, which options may be granted by HCBF’s compensation committee pursuant to a plan that the compensation committee may adopt from time to time. Pursuant to his employment agreement, Mr. Brown, Jr. is entitled to receive options to acquire shares representing 1.25% of the common stock issued by HCBF in connection with the greater of  (i) the first $350 million of aggregate paid-in capital of HCBF or (ii) the amount of aggregate paid-in capital of HCBF pursuant to capital commitments accepted by HCBF as of August 31, 2010 (not including any common stock outstanding as a result of the exercise of any options granted by HCBF), at an exercise price per share equal to the fair market value.
Mr. Brown, Jr. is entitled to certain severance benefits if his employment is terminated upon his death, disability, without cause or if he resigns for Good Reason. For the severance benefits to which he may be entitled, please see the section entitled “Severance Benefits Under Employment Agreements,” below.
Mr. Brown, Jr. is also entitled to participate in all of the employee benefit programs and perquisites generally available to HCBF’s senior executive officers. Mr. Brown, Jr.’s employment agreement also provides for customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.
Base Salary
HCBF pays base salaries to attract, recruit and retain qualified employees. HCBF’s board of directors reviews the salaries paid to each of the named executive officers annually under their respective employment agreements and, if warranted, will make salary adjustments during the first quarter of each fiscal year. Effective as of February 2016, the bases salaries for each of HCBF’s named executive officers were as follows: Mr. Brown, Sr — $200,000. Mr. Roberts — $275,000, Mr. Ezell — $230,000, and Mr. Brown, Jr. — $240,000. On February 26, 2017, the salaries for each of HCBF’s named executive officers were increased by HCBF’s board of directors as follows: Mr. Brown, Sr — $225,000. Mr. Roberts — $302,000, Mr. Ezell — $253,000, and Mr. Brown, Jr. — $264,000. Although Mr. Brown, Sr.’s employment agreements with HCBF and Harbor Community Bank required a minimum aggregate salary amount of  $250,000, Mr. Brown, Sr. elected to voluntarily reduce his salary in 2012 to reduce HCBF’s compensation expense. As HCBF has grown, the board has gradually increased Mr. Brown’s salary to the current level of  $225,000 per year.
Performance-based Cash Bonus
HCBF’s executive compensation program includes an annual performance-based discretionary cash bonus. HCBF’s compensation committee approves the terms and conditions of these awards on an annual basis. Per their respective employment agreements, the range of the award under HCBF’s annual performance-based discretionary cash bonus plan ranges from 15% to 50% of each named executive officer’s base salary.
Stock Option Awards
HCBF has granted options under its 2010 Amended and Restated Stock Incentive Plan. The option award agreements for all participants are substantially similar. The awards provide for a four-year vesting period, with 100% of the options vesting on the fourth anniversary of the date of grant. The plan also provides for accelerated vesting in the event of a change in control. For more information about equity awards held by the named executive officers as of December 31, 2016, see “Outstanding Equity Awards as Fiscal Year-End,” below.
Benefits and Perquisites
HCBF offers health and welfare benefits and group term life insurance to HCBF’s named executive officers on the same basis that these benefits are offered to HCBF’s other eligible employees. HCBF also offers a 401(k) plan to all eligible employees that includes an employer match.

Summary Compensation Table for 2016
The following summary compensation table shows compensation information for HCBF’s principal executive officer and principal financial officer for the fiscal year ended December 31, 2016. Also included is HCBF’s President and Chief Operating Officer and HCBF’s Chief Lending Officer. HCBF refers to each of the individuals named in the table below as “named executive officers.”
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Michael J. Brown, Sr. Chairman of the Board and Chief Executive Officer	2016	196,153	20,000	—	8,574	—	—	3,342	228,069
J. Hal Roberts, Jr. President and Chief Operating Officer	2016	273,706	27,500	—	8,574	—	—	21,689	331,469
Randall A. Ezell Chief Financial Officer	2016	228,743	23,000	—	8,574	—	—	20,032	280,349
Michael J. Brown, Jr. Chief Lending Officer	2016	238,210	24,000	—	8,574	—	—	14,717	285,501

(1)
Represents bonuses earned in 2016 that were voluntarily foregone by each of the named executive officers.

(2)
The amounts reported reflect, for each named executive officer, the sum of  (i) the incremental cost to HCBF of all perquisites and other personal benefits; and (ii) amounts contributed by HCBF to the 401(k) plan.

The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by the SEC rules to be separately quantified:
Name	401(k) Contribution by HCBF	Health Insurance	Life Insurance
Michael J. Brown, Sr.	—	$23	$3,319
J. Hal Roberts, Jr.	$11,105	$3,725	$6,858
Randall A. Ezell	$9,982	$4,405	$6,004
Michael J,. Brown, Jr.	$10,412	$3,181	$1,123

Outstanding Equity Awards at Fiscal Year-End 2016
The following table provides information, for HCBF’s named executive officers, on stock option holdings at the end of 2016.
	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Michael J. Brown, Sr.	62,500	—	—	$10.00	7/12/2021
	25,000	—	—	$10.00	11/1/2022
	14,064	4,686	—	$10.00	10/18/2023
	37,500	37,500	—	$10.05	8/4/2024
	10,000	30,000	—	$10.61	7/24/2025
	7,328	21,984	—	$10.66	1/12/2026
J. Hal Roberts, Jr.	62,500	—	—	$10.00	7/12/2021
	25,000	—	—	$10.00	11/1/2022
	14,064	4,686	—	$10.00	10/18/2023
	37,500	37,500	—	$10.05	8/4/2024
	10,000	30,000	—	$10.61	7/24/2025
	7,328	21,984	—	$10.66	1/12/2026
Randall A. Ezell	62,500	—	—	$10.00	7/12/2021
	25,000	—	—	$10.00	11/1/2022
	14,064	4,686	—	$10.00	10/18/2023
	37,500	37,500	—	$10.05	8/4/2024
	10,000	30,000	—	$10.61	7/24/2025
	7,328	21,984	—	$10.66	1/12/2026
Michael J. Brown, Jr.	62,500	—	—	$10.00	7/12/2021
	25,000	—	—	$10.00	11/1/2022
	14,064	4,686	—	$10.00	10/18/2023
	37,500	37,500	—	$10.05	8/4/2024
	10,000	30,000	—	$10.61	7/24/2025
	7,328	21,984	—	$10.66	1/12/2026
Potential Payments Upon Termination or Change in Control
The following sections describe the payments HCBF’s named executive officers are entitled to receive upon termination or in connection with a change in control of HCBF.
Severance Benefits Under Employment Agreements
HCBF has agreed to pay severance benefits to its named executive officers the event of their termination by HCBF under certain circumstances as follows:
Termination without cause or resignation for Good Reason.   If the employment of Mr. Brown, Sr., Mr. Roberts, Mr. Ezell or Mr. Brown, Jr. terminates without cause or due to a resignation for Good Reason, the executive is entitled to receive any amounts earned but unpaid through the date of termination

(including salary, reimbursement of expenses) as well as an amount equal to the sum of his then-current base salary to be paid in accordance with the normal payroll policies of HCBF for the period which is the longer of  (i) one year, or (ii) the remainder of the employment period under the employment agreement (such longer period being hereinafter referred to as the “Severance Period”). Additionally, at HCBF’s sole expense, HCBF shall maintain in full force and effect for the continued benefit of he and his spouse, if any, for the duration of the Severance Period, all benefits, in which he or his spouse were participating immediately prior to the effective date of termination at the level in effect and upon substantially the same terms and conditions (including contributions required for such benefits) as existed immediately prior to the effective date of termination.
Termination due to death or disability.   In the event of that the employment of Mr. Brown, Sr., Mr. Roberts, Mr. Ezell or Mr. Brown, Jr. terminates due to death or disability, the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, any earned benefits to which executive was entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans, any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the date of termination, and, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus.
For voluntary resignation without Good Reason.   In the event that any of Mr. Brown, Sr., Mr. Roberts, Mr. Ezell or Mr. Brown, Jr. voluntarily terminates his employment for any reason other than Good Reason, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination, any benefits accrued prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.
Termination for Cause.   In the event that HCBF terminates Mr. Brown, Sr., Mr. Roberts, Mr. Ezell or Mr. Brown, Jr. for cause, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.
Accelerated Vesting of Option and Other Equity Awards
Pursuant to HCBF’s 2010 Amended and Restated Stock Incentive Plan, (i) options shall fully vest as of the time of a Change in Control (as such term is defined in the plan). Additionally, in the event Mr. Brown, Sr., Mr. Roberts, Mr. Ezell or Mr. Brown, Jr. is terminated without cause or resigns for Good Reason, any unvested options to purchase shares of HCBF voting common stock and any unvested restricted shares of HCBF voting common stock or other unvested equity compensation in HCBF or any of its subsidiaries granted shall vest in full upon such termination.
2010 Amended and Restated Stock Incentive Plan
In 2015, HCBF amended and restated its 2010 Stock Incentive Plan (as amended and restated, the “2010 Plan”). A summary of the material terms of the 2010 Plan is set forth below.
Purpose and Administration
Pursuant to the 2010 Plan, HCBF’s directors, executive officers and other key employees who have been selected as participants are eligible to incentive or non-qualified stock options. The 2010 Plan is administered by the board of directors, which we refer to as the administrator. Under the 2010 Plan, the administrator has the authority to establish, adopt, revise or rescind such rules and regulations and make all such determinations relating to the 2010 Plan as it may deem necessary or advisable for the administration of the 2010 Plan.
Subject to the provisions of the 2010 Plan, the administrator has sole discretionary authority to interpret the 2010 Plan and to determine the type of awards to grant, when, if, and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award. The term of the 2010 Plan is 10 years from the effective date, after which no further securities may be granted thereunder.

Types of Awards
Options granted under the 2010 Plan may be incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, or nonqualified stock options. The exercise price of the incentive options is the fair market value of the common stock on the date of grant. The exercise price of the nonqualified options is determined by the administrator when the options are granted, subject to a minimum price of the fair market value of the common stock on the date of grant. In the discretion of the administrator, the option exercise price may be paid in cash or in shares of stock or such other means as set forth in the applicable award agreement. Additionally, if at the time of exercise HCBF’s shares of common stock are traded on a national securities exchange, a participant may elect in writing to pay the exercise price and any related withholding taxes through a broker-assisted “cashless” exercise established by HCBF.
HCBF has limited the aggregate number of shares of common stock to be awarded under the 2010 Plan to ten percent (10%) of the common stock issued and outstanding from time to time as a result of issuances of common stock by HCBF in connection with the greater of: (i) the first $350 million of aggregate paid-in capital of HCBF or (ii) the amount of aggregate paid-in capital of HCBF pursuant to capital commitments accepted by HCBF as of September 30, 2010. In addition, unless the administrator specifically determines otherwise, the maximum number of shares available under the 2010 Plan and the awards granted under the 2010 Plan will be subject to appropriate adjustment in the case of any stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, exchanges or other changes in capitalization affecting HCBF’s common stock.
Additionally, the aggregate fair market value (determined on the date the option is granted) of common stock subject to an incentive stock option granted to a participant by the administrator in any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) (or such other amount set forth in section 422 of the Internal Revenue Code). To the extent the aggregate fair market value (determined on the date the option is granted) of common stock for which incentive stock options are exercisable for the first time during any calendar year (under all HCBF plans) exceeds $100,000, such excess incentive stock options will be treated as nonqualified stock options.
Prohibition on Re-pricing
The 2010 Plan permits the administrator to amend, terminate, or modify the 2010 Plan from time to time, provided that, without shareholder approval, the administrator may not, among other things, materially increase the number of shares available for issuance under the 2010 Plan, reprice outstanding options, expand the types of awards available under the 2010 Plan, materially expand the class of participants eligible to participate under the 2010 Plan or otherwise materially increase benefits to any participants.
Effect of Change in Control
In the event of a “Change in Control,” all awards of options, stock appreciation rights, phantom stock and restricted stock will become fully exercisable or vested, as applicable, subject to certain limitations. The exercise of incentive stock options following a Change in Control will be subject to a $100,000 limitation under the 2010 Plan or any other similar plan of HCBF. “Change in Control” means, unless the administrator otherwise directs by resolution adopted prior thereto, the occurrence of any of the following after the effective date of the 2010 Plan: (a) the date any “person” is or becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of HCBF’s then outstanding voting securities entitled to vote generally in the election of directors; (b) the date when individuals who, at the beginning of any 12-month period during the duration of the 2010 Plan, constitute the board of directors, plus new directors whose election or nomination for election by HCBF’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such 12-month period, cease for any reason during such 12-month period to constitute at least a majority of the members of HCBF’s board of directors unless the election or the nomination for election by HCBF’s shareholders of each new director was approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the 12-month period or the election or nomination for election was previously so approved, or who are approved or elected by or on behalf of shareholders pursuant to HCBF’s Articles of Incorporation (as the same may be amended or amended and restated from time to time in accordance with its terms).

Director Compensation
Generally, HCBF’s non-employee directors receive an annual fee of  $9,000 and a fee of  $4,000 per quarterly board meeting attended, plus committee fees of  $250 ($1,000 for the audit committee chair and $500 for all other committee chairs) per committee meeting attended. Mr. Brown, Sr. and Mr. Roberts, as members of executive management, do not receive any additional compensation for serving as directors. In addition, the three directors affiliated with significant investors in HCBF, Mr. Collins, Mr. Doody and Mr. Hendon, do not receive any additional compensation for serving as directors. Mr. Fee and Mr. Lynch, because they also serve as directors of Harbor Community Bank, only receive 50% of the quarterly board and committee fees for meetings attended since they are also compensated for their service on the board of directors of Harbor Community Bank. Mr. Coley and Mr. Gustini receive the standard director fees noted above.
The following table sets forth the compensation paid to HCBF’s directors, other than directors who are also executive officers, in 2016.
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Elwood B. Coley, Jr.	15,650	—	623	—	—	—	16,273
Christopher L. Collins	—	—	—	—	—	—	—
Christopher Doody	—	—	—	—	—	—	—
Frank H. Fee III	7,500	—	935	—	—	—	8,435
Raymond Gustini	16,300	—	623	—	—	—	16,923
Seth Hendon	—	—	—	—	—	—	—
Richard Lynch	8,400	—	935	—	—	—	9,335
Compensation Committee Interlocks
None.

CORPORATE GOVERNANCE
HCBF’s common stock is not listed on any national securities exchange. HCBF has elected to apply the independence standards of the Nasdaq Stock Market. Nasdaq requires that a majority of an issuer’s directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with the issuer, the issuer’s external or internal auditors, or other companies that do business with the issuer. HCBF’s board has affirmatively determined that a majority of its directors are independent directors under the objective standards of independence set forth in the Nasdaq rules. Based on these standards, HCBF’s board determined that its independent directors include the following current directors: Messrs. Coley, Collins, Doody, Gustini, Hendon, and Lynch.

PRINCIPAL SHAREHOLDERS
The following tables set forth, as of April 1, 2017, the number of shares of HCBF voting common stock beneficially owned by each person known by HCBF and Jefferson to be the beneficial owner of more than five percent (5%) of HCBF’s or Jefferson’s voting common stock, respectively, along with the name and shareholdings of its respective executive officers and directors, and finally by all of its respective executive officers and directors as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares set forth in the table.
Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of common stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of April 1, 2017. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.
HCBF Holding Company, Inc.
Outstanding Voting Common Stock Beneficially Owned(1)
Beneficial Owner	Number of Shares Held	Percentage
Greater than 5% Shareholders
HarbourVest Partners VII – Buyout Fund LP HarbourVest Partners 2007 Direct Fund LP c/o HarbourVest Partners, LLC, One Financial Plaza Center – 44th Floor, Boston, MA 02111 One Financial Center, Boston, MA 02111	1,863,710	9.90%
Kelso Investment Associates VIII, L.P.(2) KEP VI, LLC(2) c/o Kelso & Company 320 Park Ave., 24th Floor, New York, NY 10022	4,704,750	24.99%
Investure Evergreen Fund, LP – 2010 Special Tranche c/o Investure, LLC 120 Garrett St., Suite J, Charlottesville, VA 22902	1,544,819	8.20%
State of Wisconsin Investment Board 121 E. Wilson St., Madison, WI 53703 Attention: Assistant Portfolio Manager	1,853,782	9.85%
Trident V Parallel Depository Holdings, L.P. Trident V PF Depository Holdings, LLC (collectively, “Stone Point”) c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830	4,704,750	24.99%
Tinicum Capital Partners II, L.P.(3) Tinicum Capital Partners II Parallel Fund, L.P. Tinicum Capital Partners II Executive Fund, L.L.C. Tinicum Capital Partners II Add-On Fund, L.P. Tinicum Capital Partners II Add-On Parallel Fund, L.P. (collectively, “Tinicum”) c/o Tinicum Incorporated, 800 Third Avenue, New York, NY 10022	1,561,751	8.29%

Outstanding Voting Common Stock Beneficially Owned(1)
Beneficial Owner	Number of Shares Held	Percentage
Named executive officers and directors
Michael J. Brown, Sr.(4)	256,392	1.35%
Michael J. Brown, Jr.(5)	181,392	*
David L. Brandon(6)	0	*
Elwood B. Coley, Jr.(7)	14,613	*
Christopher Collins(2)(8)	0	*
Christopher Doody(9)	0	*
Randall A. Ezell(10)	171,392	*
Frank H. Fee, III(11)	28,167	*
Raymond Gustini(12)	14,613	*
Seth Hendon(3)(13)	0	*
Richard Lynch(14)	28,167	*
J. Hal Roberts, Jr.(15)	206,392	1.09%
Executive Officers and Directors as a Group (11 persons)	901,128	4.79%

*
less than one percent

(1)
All entries based on information provided to HCBF by its directors and executive officers. The address for each of the HCBF directors and executive officers is: c/o HCBF Holding Company, Inc., 200 S. Indian River Drive, Suite 101, Fort Pierce, Florida 34950. Share amounts do not include shares of HCBF’s nonvoting common stock. Any holder of HCBF’s nonvoting common stock may irrevocably convert any number of shares of nonvoting common stock into an equal number of shares of voting common stock, but only with respect to shares being transferred by the holder thereof and only if such conversion is simultaneous with or following (i) a transfer that is part of a widely distributed public offering of voting common stock, (ii) a transfer that is part of a private placement of voting common stock in which no one party acquires the rights to purchase in excess of 2% of the voting common stock then outstanding, (iii) a transfer of voting common stock to an underwriter for the purpose of conducting a widely distributed public offering, (iv) following a widely distributed public offering, a transfer of voting common stock not requiring registration under the Securities Act of 1933, as amended, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of HCBF’s voting common stock then outstanding, (v) transfers to HCBF (or a subsidiary thereof) or (vi) a transfer to a person that would control more than 50% of the “voting securities” of HCBF as defined by the applicable bank regulatory agencies without giving effect to such transfer. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(2)
Includes 3,804,960 shares of voting common stock owned by Kelso Investment Associates VIII, L.P. (“KIA VIII”) and 899,790 shares of voting common stock owned by KEP VI, LLC (“KEP VI”). KIA VIII and KEP VI also own 247,729 and 58,581shares of non–voting common stock, respectively. Kelso GP VIII, LLC (“GP VIII LLC”) is the general partner of Kelso GP VIII, L.P. (“GP VIII LP” and, together with GP VIII LLC and KIA VIII, the “KIA Entities”). GP VIII LP is the general partner of KIA VIII. The KIA Entities and KEP VI, LLC (“KEP VI”), due to their common control, could be deemed to beneficially own each of the other’s securities. Each of the KIA Entities and KEP VI disclaims such beneficial ownership. Each of GP VIII LLC, GP VIII LP and KIA VIII, due to their common control, could be deemed to beneficially own each other’s securities. GP VIII LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LP and KIA VIII, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. GP VIII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LLC and KIA VIII, except, in the case of KIA VIII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KIA VIII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LLC and GP VIII LP, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, John K. Kim, Henry Mannix III, Stephen C. Dutton and Matthew S. Edgerton (the “Kelso Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VIII LLC, GP VIII LP, KIA VIII and KEP VI, by virtue of their status as managing members of GP VIII LLC and KEP VI, but disclaim beneficial ownership of such securities, and the information contained in this registration statement shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for any purposes. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 1002 2.
(3)
Includes 944,929 shares of voting common stock owned by Tinicum Capital Partners II, L.P. (“TCP II”), 4,918 shares of voting common stock owned by Tinicum Capital Partners II Parallel Fund, L.P. (“TCP II Parallel”), 2,823 shares of voting common stock owned by Tinicum Capital Partners II Executive Fund L.L.C. (“TCP II Executive”), 606,069 shares of voting common stock owned by Tinicum Capital Partners II Add-On Fund, L.P. (“TCP II Add-On”), and 3,012 shares of voting common stock owned by Tinicum Capital Partners II Add-On Parallel Fund, L.P. (“TCP II Add-On Parallel” and together with TCP II, TCP II Parallel, TCP II Executive, TCP II Add-On and TCP II Add-On Parallel, the “Tinicum Entities”). Tinicum Lantern II L.L.C. (“TL II”) is the general partner of each of the Tinicum Entities other than TCP II Executive, of which it is the Managing Member. Each of the Tinicum Entities, due to their common control, could be deemed to beneficially own each of the other’s securities. Each of the Tinicum Entities disclaims such beneficial ownership. TL II disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of the Tinicum Entities, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. Eric M. Ruttenberg and Terence M. O’Toole (the “TL II Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by the Tinicum Entities, by virtue of their status as co-managing members of TL II, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that either of the TL II Individuals is the beneficial owner of these securities for any purposes. The business address for these persons is c/o Tinicum Incorporated, 800 Third Avenue, 40th Floor, New York, New York 10022.

(4)
Includes 100,000 shares of voting common stock and options to acquire 156,392 shares of voting common stock.

(5)
Includes 25,000 shares of voting common stock and options to acquire 156,392 shares of voting common stock.

(6)
A current director of Jefferson proposed to be appointed to the HCBF board of directors immediately following the closing of the merger.

(7)
Includes 2,500 shares of voting common stock and options to acquire 12,113 shares of voting common stock.

(8)
Mr. Collins serves as a director appointee of Kelso Investment Associates VIII, L.P. and KEP VI, LLC.

(9)
Mr. Doody serves as a director appointee of Stone Point, which beneficially owns 4,704,750 shares of voting common stock. Mr. Doody may be deemed to have beneficial ownership over those shares. Mr. Doody disclaims beneficial ownership of such shares.

(10)
Includes 15,000 shares of voting common stock and options to acquire 156,392 of voting common stock.

(11)
Includes 10,000 shares of voting common stock and options to acquire 18,167 shares of voting common stock.

(12)
Includes 2,500 shares of voting common stock and options to acquire 12,113 shares of voting common stock.

(13)
Mr. Hendon serves as director appointee of Tinicum, which beneficially owns 1,561,751 shares of HCBF’s voting common stock. Mr. Hendon may be deemed to have beneficial ownership over those shares. Mr. Hendon disclaims beneficial ownership of such shares.

(14)
Includes 10,000 shares of voting common stock and options to acquire 18,167 shares of voting common stock.

(15)
Includes 50,000 shares of voting common stock and options to acquire 156,392 shares of voting common stock.

Jefferson Bankshares, Inc.
Outstanding Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Held	Percentage
Named executive officers and directors
Gary L. Blackwell	158,675(1)	5.84%
David L. Brandon	147,675(2)	5.43%
Ronald S. Hockman	98,175(3)	3.61%
Robert B. McGivney	228,683(4)	8.10%
James B. Nelson	81,239(5)	2.96%
Joseph L. Oliveri	67,174(6)	2.47%
Jeffrey P. Seligsohn	3,960(7)	*
Paul J. Wikle	47,520(8)	1.75%
Executive Officers and Directors as a Group (8 persons)	833,101	27.92%

*
less than one percent

(1)
Includes 137,500 shares of common stock and options to acquire 21,175 shares of common stock.

(2)
Includes 126,500 shares of common stock and options to acquire 21,175 shares of common stock.

(3)
Includes 77,000 shares of common stock and options to acquire 21,175 shares of common stock.

(4)
Includes 102,120 shares of common stock and options to acquire 126,563 shares of common stock.

(5)
Includes 30,613 shares of common stock and options to acquire 50,626 shares of common stock.

(6)
Includes 45,999 shares of common stock and options to acquire 21,175 shares of common stock.

(7)
Includes 1,100 of common stock and options to acquire 2,860 shares of common stock.

(8)
Includes 26,345 shares of common stock and options to acquire 21,175 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Some of the directors and officers of HCBF, and other persons and entities with which they are affiliated, are customers of, and have in the ordinary course of business, banking transactions with Harbor Community Bank. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons not related to the lender and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. All such transactions were approved by the board of HCBF. Additional transactions with such persons and businesses are anticipated in the future. As of December 31, 2016, the amount of credit extended to directors, executive officers and their affiliates was approximately $1.4 million.
HCBF recognizes that transactions between HCBF and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that HCBF decisions are based on considerations other than the best interests of HCBF and its shareholders. As a general matter, it is HCBF’s preference to avoid such transactions. Nevertheless, HCBF recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of HCBF. Therefore, HCBF has adopted formal procedures that require HCBF’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the procedures, the Audit Committee will review any transaction in which HCBF is or will be a participant and in which any of HCBF’s directors or executives had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of HCBF and its shareholders, as the Audit Committee determines in good faith.
Limitation of Liability and Indemnification
As permitted by Florida law, HCBF adopted provisions in its Articles of Incorporation that limit or eliminate the personal liability of its directors. HCBF’s Articles of Incorporation limit the liability of directors to the maximum extent permitted by Florida law. Florida law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, unless the director breached or failed to perform his or her duties as a director and the director’s breach or failure constitutes:
•
a violation of criminal law and the director had no reason to reasonably believe his or her conduct was lawful;

•
a transaction from which the director derived an improper personal benefit;

•
an unlawful payment related to dividends or unlawful stock repurchases, redemptions or other distributions;

•
a conscious disregard for the best interests of the corporation or willful misconduct in connection with a derivative proceeding or proceeding by a shareholder; or

•
recklessness or an act or omission which was committed in bad faith or with malicious purpose in a manner exhibiting wanton and willful disregard of human rights, safety or property in connection with a proceeding by or in the right of someone other than the corporation or shareholder.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Florida law is amended to authorize the further elimination or limiting of a director, then the liability of HCBF’s directors will be eliminated or limited to the fullest extent permitted by Florida law as so amended.

As permitted by Florida law, HCBF’s Articles of Incorporation and Bylaws, as applicable, also provide that:
•
HCBF will indemnify its directors and officers to the fullest extent permitted by law; and

•
HCBF will advance expenses to its directors and officers in connection with a legal proceeding for which indemnification is required.

Pursuant to Florida law, HCBF may, by action of its board of directors, also indemnify other employees and other agents to the same extent that HCBF may indemnify its officers and directors.
HCBF also maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
HCBF believes that these provisions are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HCBF pursuant to the foregoing provisions, HCBF understands that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Provision of Legal Services
Frank H. Fee, III, a director of HCBF, is a partner with Fee, DeRoss & Fee, P.L., a law firm that provides legal services to HCBF and Harbor Community Bank. During 2016, Fee, DeRoss & Fee, P.L. billed HCBF approximately $200,000 for legal services. The approximate dollar value of the amount of Mr. Fee’s interest in the foregoing, without regard to profit or loss, was $140,000.
Investor Capital Commitment Drawdowns
In 2010, HCBF entered into a subscription agreement whereby certain investors party thereto made capital commitments in the aggregate amount of  $350 million that could be drawn upon by HCBF over a five-year period. The primary purpose of the capital commitments was to provide capital to fund acquisitions by HCBF. The subscription agreement was subsequently amended to extend the duration of the capital commitments, which commitments, as amended, expired on June 30, 2016 and can no longer be drawn upon by HCBF. Parties to the subscription agreement included HarbourVest Partners VIII — Buyout Fund LP and HarbourVest Partners 2007 Direct Fund LP, collectively (“HarbourVest”), Investure Evergreen Fund, LP — 2010 Special Term Tranche (“Investure”), Kelso Investment Associates VIII, L.P. and KEP VI, LLC, collectively (“Kelso”), State of Wisconsin Investment Board (“SWIB”), Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P., Tinicum Capital Partners II Executive Fund, L.L.C., Tinicum Capital Partners II Add-On Fund, L.P., and Tinicum Capital Partners II Add-On Parallel Fund, L.P., collectively (“Tinicum”), and Trident V Depository Holdings, L.P., Trident V Parallel Depository Holdings, L.P. and Trident V PF Depository Holdings, LLC, collectively (“Stone Point”), each of which beneficially owns greater than 5% of HCBF’s issued and outstanding voting common stock (collectively, “5% Shareholders”).
On December 1, 2015, HCBF closed a $23.45 million drawdown on the foregoing capital commitments pursuant to which the 5% Shareholders participated in the purchase of shares of HCBF voting and non-voting common stock for $10.00 per share and the approximate dollar value of each related person’s interest was as follows: Stone Point — $6.02 million; Kelso — $6.02 million; HarbourVest — $2.69 million; SWIB — $2.31 million; Investure — $1.92 million; and Tinicum — $1.94 million. The proceeds of this drawdown were primarily used to fund HCBF’s acquisition of OGS Investments, Inc. and its wholly owned subsidiary Florida Citizens Bank.
On May 5, 2015, HCBF closed a $32.0 million drawdown on the foregoing capital commitments pursuant to which the 5% Shareholders participated in the purchase of shares of HCBF voting and non-voting common stock for $10.00 per share and the approximate dollar value of each related person’s interest was as follows: Stone Point — $8.02 million; Kelso — $8.02 million; HarbourVest — $3.76 million; SWIB — $3.23 million; Investure — $2.69 million; and Tinicum — $2.72 million. The proceeds of this drawdown were primarily used to fund HCBF’s acquisition of First America Holding Company and its wholly owned subsidiary First America Bank.

On October 20, 2014, HCBF closed a $25.0 million drawdown on the foregoing capital commitments pursuant to which the 5% Shareholders participated in the purchase of shares of HCBF voting and non-voting common stock for $10.00 per share and the approximate dollar value of each related person’s interest was as follows: Stone Point — $6.61 million; Kelso — $6.61 million; HarbourVest — $2.78 million; SWIB — $2.38 million; Investure — $1.99 million; and Tinicum — $2.01 million. The proceeds of this drawdown were primarily used to fund HCBF’s acquisition of Highlands Independent Bancshares, Inc. and its wholly owned subsidiary Highlands Independent Bank.
On September 8, 2014, HCBF closed a $35.0 million drawdown on the foregoing capital commitments pursuant to which the 5% Shareholders participated in the purchase of shares of HCBF voting and non-voting common stock for $10.00 per share and the approximate dollar value of each related person’s interest was as follows: Stone Point — $9.25 million; Kelso — $9.25 million; HarbourVest — $3.89 million; SWIB — $3.34 million; Investure — $2.78 million; and Tinicum — $2.81 million. The proceeds of this drawdown were primarily used to fund Harbor Community Bank’s acquisition of certain bank branches and other assets from Banco Popular, N.A.
Shareholders’ Agreement
In connection with the capital commitments described above, the 5% Shareholders entered into a Shareholders’ Agreement with HCBF and certain other participating investors. This shareholders’ agreement provided certain rights to each of the persons party thereto, including the 5% Shareholders. For a summary of the material rights provided under this shareholders’ agreement, see the section captioned “Description of HCBF Capital Stock — Shareholders’ Agreement” beginning on page 123, which is incorporated by reference herein.
Director Appointment Rights
HCBF’s Articles of Incorporation provide Kelso, Stone Point and Tinicum each with the right to appoint one (1) director to HCBF’s board of directors. See the section captioned “Description of HCBF Capital Stock — Director Appointment Rights” beginning on page 124, which is incorporated by reference herein.
LEGAL MATTERS
Gunster, Yoakley & Stewart P.A., Fort Lauderdale, Florida, will pass upon the validity of the shares of HCBF voting common stock offered by this proxy statement/prospectus and certain U.S. federal income tax consequences related to the merger.
EXPERTS
The consolidated financial statements of HCBF as of December 31, 2016 and 2015, and for the two years in the period ended December 31, 2016, have been included herein in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Jefferson as of December 31, 2016 and 2015, and for the two years in the period ended December 31, 2016, have been included herein in reliance upon the report of Hacker, Johnson & Smith, P.A., an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS
HCBF HOLDING COMPANY, INC.
JEFFERSON BANKSHARES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
HCBF Holding Company, Inc.
Fort Pierce, Florida
We have audited the accompanying consolidated balance sheets of HCBF Holding Company, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Accordingly, we express no opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCBF Holding Company, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Crowe Horwath LLP
Fort Lauderdale, Florida
March 30, 2017

HCBF HOLDING COMPANY, INC.

Consolidated Balance Sheets
December 31, 2016 and 2015
(Dollar amounts in thousands, except share data)
	2016	2015
Assets
Cash and due from financial institutions	$33,957	$28,004
Interest-earning deposits in other financial institutions	10,601	52,404
Fed funds sold	—	329
Cash and cash equivalents	44,558	80,737
Securities available for sale, at fair value	346,634	363,823
Securities held to maturity (fair value of $176,286 and $150,418 at December 31, 2016 and December 31, 2015, respectively)	178,232	150,681
Loans held for sale	8,384	6,197
Loans (net of allowance of $7,260 and $2,451 at December 31, 2016 and December 31, 2015, respectively)	1,027,211	942,927
Covered loans (net of allowance for loan losses of $378 and $1,277 at December 31, 2016 and December 31, 2015, respectively)	31,089	36,256
Federal Home Loan Bank Stock, at cost	4,584	5,157
Premises and equipment, net	51,442	54,558
Real estate owned, net	9,018	13,095
Goodwill	12,286	12,153
Other intangible assets	12,548	15,072
Bank owned life insurance	38,054	27,073
Deferred tax asset	15,022	13,107
FDIC indemnification asset	526	1,559
Accrued interest receivable and other assets	10,302	8,931
Total assets	$1,789,890	$1,731,326
Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$444,745	$371,464
Interest bearing	1,034,063	1,038,674
Total deposits	1,478,808	1,410,138
Federal Home Loan Bank advances	71,622	85,043
Junior subordinated debenture	5,943	5,833
Capital lease obligation	769	819
Official Checks	5,248	7,478
Accrued interest payable and other liabilities	9,807	9,575
Total liabilities	1,572,197	1,518,886
Commitments and contingencies (Notes 5, 6 and 17)
Stockholders’ equity:
Preferred stock, noncumulative, $.001 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock voting, $.001 par value, 40,000,000 shares authorized 18,827,833 and 18,827,303 shares issued and outstanding	19	19
Common stock nonvoting, $.001 par value, 10,000,000 shares authorized, 1,224,997 and 1,224,997 shares issued and outstanding	1	1
Additional paid-in capital	202,369	201,817
Retained earnings	18,772	12,517
Accumulated other comprehensive (loss)	(3,468)	(1,914)
Total stockholders’ equity	217,693	212,440
Total liabilities and stockholders’ equity	$1,789,890	$1,731,326

See accompanying notes

HCBF HOLDING COMPANY, INC.
Consolidated Statements of Income
Years ended December 31,
(Dollar amounts in thousands, except share data)
	2016	2015
Interest and dividend income:
Loans, including fees	$54,718	$43,956
Securities	9,542	7,868
Interest earning deposits and other	436	304
Total interest income	64,696	52,128
Interest expense:
Deposits	4,441	2,945
Federal Home Loan Bank advances	815	636
Subordinated debentures and other	344	267
Total interest expense	5,600	3,848
Net interest income	59,096	48,280
Provision for loan losses	4,801	1,519
Net interest income after provision for loan losses	54,295	46,761
Noninterest income:
Service charges on deposit accounts	2,602	1,982
ATM and interchange income	2,891	2,306
Net gain on sale of loans	3,982	3,356
Net gains on sale of securities available for sale	287	2
Bank owned life insurance income	981	661
FDIC indemnification asset amortization, net	(190)	(980)
Purchased credit impaired loan recoveries	1,027	677
Other	937	816
Total noninterest income	12,517	8,820
Noninterest expense:
Salaries and employee benefits	28,002	23,908
Occupancy and equipment	8,348	6,963
Data processing	5,696	5,386
Regulatory assessments	1,186	1,221
Professional Fees	1,473	1,398
Office expenses and supplies	1,508	1,387
Foreclosed assets, net	2,861	558
Advertising	735	744
Amortization of intangibles	2,524	1,842
Acquisition and conversion costs	298	2,908
Other	3,817	2,921
Total non-interest expense	56,448	49,236
Income before taxes	10,364	6,345
Income tax expense	4,109	2,429
Net income	$6,255	$3,916
Earnings per share
Basic	$0.31	$0.23
Diluted	$0.30	$0.23
See accompanying notes

HCBF HOLDING COMPANY, INC.
Consolidated Statements of Comprehensive Income
Years ended December 31,
(Dollar amounts in thousands, except share data)
	2016	2015
Net Income	$6,255	$3,916
Other comprehensive (loss):
Unrealized (loss) arising during the year	(2,768)	(726)
Reclassification adjustment for realized gains	(287)	(2)
Net change in unrealized (loss)	(3,055)	(728)
Amortization of unrealized loss on securities transferred to held to maturity	560	344
Provision for income tax benefit	941	145
Total other comprehensive (loss)	(1,554)	(239)
Comprehensive income	$4,701	$3,677

See accompanying notes

HCBF HOLDING COMPANY, INC.
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HCBF HOLDING COMPANY, INC.
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31,
(Dollar amounts in thousands, except share data)
	Common Stock Voting		Common Stock Nonvoting		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total
	Shares	Amt	Shares	Amt
Balance at January 1, 2015	13,831,914	$14	670,886	$1	$145,773	$8,601	$(1,675)	$152,714
Net income	—	—	—	—	—	3,916	—	3,916
Other comprehensive loss	—	—	—	—	—	—	(239)	(239)
Common stock issued – voting	4,990,889	5	—	—	49,904	—	—	49,909
Common stock issued – Non-voting	—	—	554,111	—	5,541	—	—	5,541
Exercise of stock options, including tax benefit	4,500	—	—	—	45	—	—	45
Stock-based compensation	—	—	—	—	554	—	—	554
Balance at December 31, 2015	18,827,303	$19	1,224,997	$1	$201,817	$12,517	$(1,914)	$212,440
Net Income	—	—	—	—	—	6,255	—	6,255
Other comprehensive loss	—	—	—	—	—	—	(1,554)	(1,554)
Exercise of stock options, including tax benefit	530	—	—	—	5	—	—	5
Stock-based compensation	—	—	—	—	547	—	—	547
Balance at December 31, 2016	18,827,833	$19	1,224,997	$1	$202,369	$18,772	$(3,468)	$217,693

See accompanying notes

HCBF HOLDING COMPANY, INC.
Consolidated Statements of Cash Flows
Years ended December 31,
(Dollar amounts in thousands, except share data)
	2016	2015
Cash flows from operating activities:
Net income	$6,255	$3,916
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,801	1,519
Depreciation and amortization of premises and equipment	2,803	2,025
Net accretion of purchase accounting adjustments	(2,872)	(4,991)
Net amortization of investment securities	5,646	5,317
Net deferred loan origination fees	84	101
Gain on sale of securities available for sale	(287)	(2)
Origination of loans held for sale	(88,110)	(84,790)
Proceeds from sales of loans held for sale	87,971	81,141
Gain on loans held for sale	(3,982)	(3,356)
Loss on disposal of real estate owned	263	(585)
Provision for real estate owned	2,129	872
FDIC indemnification expense, net	190	980
Stock based compensation expense	547	554
Increase in cash surrender value of bank owned life insurance	(981)	(661)
Deferred income tax expense	(687)	1,312
Net change in:
Accrued interest receivable and other assets	(2,430)	(604)
Accrued interest payable and other liabilities	(2,303)	(1,557)
Net cash from operating activities	9,037	1,191
Cash flows from investing activities:
Available for sale securities:
Purchases	(124,611)	(122,732)
Maturities, prepayments, and calls	84,714	63,551
Sales	51,163	23,596
Held to maturity securities:
Purchases	(59,543)	(5,255)
Maturities, prepayments, and calls	31,000	20,743
Loan origination and repayments, net	(39,599)	(44,208)
Loan purchases, net	(38,315)	—
Purchases of premises and equipment, net	(895)	(1,392)
Purchases of Federal Home Loan bank stock, net	573	(1,300)
Proceeds from sale of real estate owned	3,535	7,798
Purchases of bank owned life insurance	(10,000)	(15,000)
Cash received from FDIC loss sharing agreement	765	1,480
Cash received from acquisitions	—	37,210
Net cash used in investing activities	(101,213)	(35,509)
Cash flows from financing activities:
Net change in deposits	69,160	(13,946)
Proceeds from Federal Home Loan Bank advances and other debt	560,300	426,400
Repayments on Federal Home Loan Bank advances and other debt	(573,468)	(399,449)
Proceeds from the issuance of common stock voting	—	49,909
Proceeds from the issuance of common stock non-voting	—	5,541
Proceeds from exercised stock options	5	45
Net proceeds from financing activities	55,997	68,500
Net change in cash and cash equivalents	(36,179)	34,182
Beginning cash and cash equivalents	80,737	46,555
Ending cash and cash equivalents	$44,558	$80,737
	2016	2015
Supplemental cash flow information:
Interest Paid	$6,324	$4,552
Income taxes paid	3,378	1,664
Supplemental noncash disclosures:
Transfers from loans to real estate owned	1,578	1,681
Transfer from premises and equipment to real estate owned	1,355	570
Loans provided for sales of real estate owned	1,079	1,519

See accompanying notes

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation
The consolidated financial statements include HCBF Holding Company, Inc. (the “Holding Company”) and its wholly owned subsidiary, Harbor Community Bank together referred to as “the Company.” Intercompany transactions and balances are eliminated in consolidation.
The Company provides financial services through its offices in Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Company engages in mortgage banking activities and, as such, acquires and sells one-to-four family residential mortgage loans and small business administration loans (SBA). These loans are generally sold without servicing rights retained. The Company originates and services residential mortgage loans in Florida.
Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through March 30, 2017, which is the date the financial statements were available to be issued.
Use of Estimates
To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.
Cash Flow Reporting
Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.
Interest-Bearing Deposits in Other Financial Institutions
Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.
Trading Assets
The Company does not engage in trading activities for its own account.
Securities
Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities and SBA securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.
In order to determine OTTI for purchased beneficial interests that, on the purchase date, were not highly rated, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income under ASC 310-20 without anticipating prepayments.
Interest income on mortgage and commercial loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Loans are charged off to the extent principal or interest is deemed uncollectible. Consumer and credit card loans continue to accrue interest until they are charged off no later than 90 days past due unless the loan is in the process of collection. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Covered Loans
Certain loans acquired through the Federal Deposit Insurance Corporation (“FDIC”) assisted transaction from Putnam State Bank (“Putnam”) on June 15, 2012 are covered by a loss share agreement (“covered loans”). The FDIC will reimburse the Company for certain losses and expenses on covered loans up to 80%. The loss share agreement covered approximately $92.3 million of the gross loans acquired by the Company at the acquisition date. As of December 31, 2016 and 2015 the recorded investment of covered loans was $31.5 million and $37.5 million respectively.
The insurance portion of the FDIC loss share agreement expires on June 15, 2017. The company will be obligated to reimburse the FDIC for 80% of certain recoveries relating to previously reimbursed losses until June 15, 2020, which is the expiration of the loss share agreement. In addition, at June 15, 2020, the Company may be obligated to pay a “true up” or “claw back” amount to the FDIC based on successful resolution of covered assets over the term of the loss share agreement. At December 31, 2016 and December 31, 2015, the Company has accrued true up liability balances of  $899 thousand and $857 thousand, respectively.
Purchased Credit Impaired Loans
As part of business acquisitions, the Company purchases or acquires individual loans and groups of loans, some of which have shown evidence of credit deterioration since origination. These purchased credit impaired loans (“PCI loans”) are recorded at the amount paid or fair value, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, losses are recognized by an increase in the allowance for loan losses.
Such purchased credit impaired loans are accounted for individually or aggregated into pools of loans based on common risk characteristics such as credit score, loan type, and date of origination. The Company estimates the amount and timing of expected cash flows for each loan or pool, and the expected cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loans or pool’s contractual principal and interest, over expected cash flows, is not recorded (non-accretable difference).
Subsequent to acquisition, on a quarterly basis, the Company updates estimates of the amount and timing of expected cash flows, incorporating assumptions such as defaults rates, loss severities, delinquency status, current loan collateral values, and other business and economic factors. Probable decreases in expected loan cash flows result in an impairment, which is recorded as an expense through provision for loan losses. The amount of the impairment is calculated as the present value of expected cash flows discounted at the loan or pool’s effective yield, less the carrying value of the loan or pool. Probable increases in expected cash flows would first reverse any previously recognized impairment and then be recorded prospectively as interest income over the remaining life of the loan or pool. When the recorded investment of a PCI loan or pool is fully recovered, additional cash flows are recognized as recoveries in non-interest income.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk
Most of the Company’s business activity is with customers located within Florida. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the Florida economy. The company monitors its concentration of credit risk on a quarterly basis. The credit concentration is monitored by geographical distribution within the State, by loan classification type, by the type of collateral within a loan class, and by size of the borrower relationship. Based on the credit concentration analysis, the Company believes its loan portfolio is well diversified.
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.
Factors considered by management in determining impairment include payment status, borrower cash flow and corresponding debt service, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Impairment is primarily measured on a loan-by-loan basis for commercial real estate, residential real estate, land and construction loans and commercial loans by either the present value of expected future cash flows at the loan’s effective interest rate, or the fair value of the collateral less estimated selling costs for collateral dependent loans. Consumer loans are not specifically evaluated for impairment, but are pooled for general impairment analysis.
Troubled debt restructurings are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired.
The general component covers loans that are collectively evaluated for impairment. Large groups of smaller balance homogeneous loans, such as consumer loans, are collectively evaluated for impairment, and accordingly, they are not included in the separately identified impairment disclosures. The general component is based on historical loss experience adjusted for current environmental factors. The company has identified commercial real estate, residential real estate, land and construction, commercial, consumer

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and other loans as loan segments. The historical loss experience is determined by portfolio segment and is subdivided between acquired portfolios and Company originated portfolios. Actual loss history relating to acquired loans for the prior three years is used to determine the appropriate loss reserves for that portfolio. Peer loss history for the prior three years is used for Company originated loans and is supplemented or adjusted by current environmental factors. These environmental factors include changes in: lending policies and procedures, economic conditions, loan terms and requirements, experience of lending management, severity and volume of past due loans and classified loans, quality of the Bank’s review system, value of underlying collateral, concentration of credit, and external factors.
During 2015, the Company changed its historical loss look-back period from two years to three years. Management believes the three year loss history is now a better reflection of the probable losses currently in the loan portfolio.
The company subdivides its loan portfolio into five segments. These segments include commercial real estate, residential real estate, land and construction, commercial, and consumer/other. The characteristics of each portfolio are discussed below.
Commercial real estate loans are secured by business properties including office buildings, warehouses, restaurants, hotels, and other commercial properties located within the Company’s markets. These loans are underwritten and originated based on the borrowers underlying cash flow and ability to service the debt. Secondarily, the Company assesses the fair value of the real estate collateral and other sources of debt repayment. From time to time the Company may originate commercial real estate loans that may be sold to the Small Business Administration (SBA).
Residential real estate loans represent a lien on the borrower’s primary or secondary residence. The loans may include first mortgages, second/junior mortgages or home equity lines of credit. Residential real estate loans may amortize over various terms such as 30-year, 15-year, 10-year and may have fixed or adjustable interest rates. The Company typically sells 30-year fixed rate loans into the secondary market with servicing rights released at time of sale.
Land and Construction loans include loans to acquire land, including undeveloped residential lots, undeveloped commercial lots and may also include construction and development loans. Loan terms in this segment vary depending on the purpose of the loan but typically involve temporary construction financing. All of the loans in this segment are secured by real estate.
Commercial loans are loans to businesses. These loans are typically secured by business assets including inventory, accounts receivable, trucks, heavy and light equipment, office equipment or other business assets. Commercial loans are underwritten based on business cash flow and ability of the business to service the debt. Secondarily, the Company may consider the business owner’s credit worthiness and fair value of the collateral. Typically, commercial loans have amortization terms of 10-years and under. From time to time the Company may originate commercial loans that may be sold to the Small Business Administration (SBA).
Consumer/other loans are smaller loans to individuals and include automobile loans, boat loans, and other loans such as personal loans. Most consumer loans are secured but some may be unsecured based on a personal guarantee. These loans typically have loan repayments terms of five years or less. Consumer loans are underwritten primarily based on credit scores, debt-to-income ratios and other indicators of creditworthiness.
Servicing Rights
The Company sells residential loans in the secondary market servicing released. However, in certain cases commercial and commercial real estate loans are sold servicing retained. At December 31, 2016 and

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2015 the Company had loans serviced for others totaling $24 million and $18.7 million, respectively and the servicing fee income was not material.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 10 to 39.5 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years.
Foreclosed Assets
Foreclosed assets are initially recorded at the lower of cost or estimated fair value, less estimated selling costs. Write-downs occurring at foreclosure are charged to allowance for loan losses. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs, net of operating income, after acquisition are expensed.
The FDIC will reimburse the company for certain losses and expenses on covered real estate owned up to 80% (“covered real estate owned”) relating to the Putnam State Bank acquisition. The loss share agreement covered approximately $14.7 million of real estate owned acquired by the Company at the acquisition date. As of December 31, 2016 and 2015, the covered real estate owned balance was approximately $579 thousand and $2.5 million, respectively
Federal Home Loan Bank (FHLB) Stock
The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Bank Owned Life Insurance (BOLI)
The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Goodwill and Other Intangible Assets
Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected December 31st as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values not to exceed 10 years. Goodwill is the only intangible asset with an indefinite life on the balance sheet.
Other intangible assets consist of core deposits and acquired customer relationship intangible assets arising from whole bank and branch acquisitions. These intangible assets are amortized on an accelerated method over their estimated useful lives, which range from 7 to 10 years.
The Company has tested goodwill and core deposit intangible assets for impairment at December 31, 2016 and 2015. No impairment charges were needed at December 31, 2016 and 2015.
FDIC Indemnification Asset
The FDIC will reimburse the Company for covered loans and covered real estate owned (“covered assets”) under the FDIC loss share agreement at 80% of losses and certain expenses. An indemnification asset was recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the covered assets, and measured on the same basis, subject to collectability or contractual limitations. FDIC indemnification asset on the acquisition date reflects the reimbursements expected to be received from the FDIC, using an appropriate discount, which reflects counterparty credit risk and other uncertainties. The indemnification asset continues to be measured on the same basis as the related covered asset. The indemnification asset is impacted by changes in estimated cash flows associated with covered assets. Deterioration in the credit quality on expected cash flows of the covered loans (immediately recorded as an adjustment to the allowance for loan losses), and deterioration in the fair value less selling costs of the covered real estate owned (immediately recorded as an adjustment to the respective valuation allowance), would immediately increase the indemnification asset, with the offset recorded as income. Increases in the credit quality of cash flows of loans (reflected as an adjustment to yield and accreted into earnings over the remaining life of the loans) decreases the basis of the indemnification asset, with such decrease being amortized as a charge to earnings over the shorter of the life of the loan or remaining life of the loss share agreement. Fair value accounting incorporates into fair value of the covered loans, an element of time value of money which is accreted back to earnings over the life of the loss share agreement.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Derivatives
At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair value changes. For a

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as non-interest income.
Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in non-interest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.
The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.
When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as non-interest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.
At December 31, 2016 the Company had two interest rate swap contracts acquired from a bank acquisition with a combined notional amount of  $2.3 million and a fair value of  $47 thousand and $(47) thousand, respectively. Management does not consider these derivative contracts to be material to the Company’s financial position or operations.
Stock-Based Compensation
Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes interest and/or penalties related to income tax matters in other expense.
Retirement Plans
Employee 401(k) expense represents the amount of matching contributions by the Company.
Earnings per Common Share
Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. All outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions on Cash
Cash on hand or on deposit with the Federal Reserve Bank could be required to meet regulatory reserve and clearing requirements. At December 31, 2016 and 2015, the Company’s reserve requirement was $0 and $0, respectively.
Dividend Restriction
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. During 2016, the Bank paid a dividend of  $13 million to the holding company from retained earnings. The holding company did not pay any dividends during 2016. There were no dividends paid by the Bank or holding company in 2015.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Segments
The Company’s only reportable segment is community banking. The Company’s sole operating subsidiary is the Bank. The Bank offers traditional banking products and services through its network of retail branch facilities. Management makes operating decisions and assesses profitability based on the community banking unit as a whole.
Reclassifications
Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.
Adoption of New Accounting Standards and Newly Issued Not Yet Effective Accounting Standards
The following table provides a description of recently adopted or newly issued not yet effective accounting standards that could have a material effect on our financial statements:
ASU 2014-09, Revenue From Contracts With Customers (Topic 606) and ASU 2015-14 Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date
In May 2014 the FASB amended existing guidance related to revenue from contracts with customers. This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. These amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The amendments should be applied retrospectively to all periods presented or retrospectively with the cumulative effect recognized at the date of initial application. In addition, the FASB has begun to issue targeted updates to clarify specific implementation issues of ASU 2014-09. These updates include ASU 2016-08 “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU 2016-10, “Identifying Performance Obligations and Licensing” and ASU 2016-12 “Narrow-Scope Improvements and Practical Expedients.” The Company is currently evaluating the impact of this new accounting standard on the consolidated financial statements.
ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments
In September 2015, the FASB amended existing guidance. The amendments require that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the accounting had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. These amendments are effective for public business entities for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments are effective for

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company is currently evaluating the impact of this amendment on the consolidated financial statements.
ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial assets and Financial Liabilities
In January 2016, the FASB amended existing guidance relating to the recognition and measurement of financial assets and financial liabilities. The amendment: 1) Requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of investee) to be measured at fair value with changes in fair value recognized in net income. 2) Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. 3) Eliminate the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. 4) Require entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 5) Require an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. 6) Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities and receivables) on the balance sheet or the accompanying notes to the financial statements. 7) Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. These amendments should be applied by means of a cumulative effect adjustment to the balance sheet as of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date. The company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements.
ASU 2016-02, Leases
In February 2016, the FASB amended existing guidance that requires lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. These amendments are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e. January 1, 2019 for a calendar year entity). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the impact of this new accounting standard on the consolidated financial statements.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASU 2016-13, Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investment in leases recognized by a lessor. The transition will be applied as follows: (1) for debt securities with other-than-temporary impairment (OTTI), the guidance will be applied prospectively (2) existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. These assets will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance and (3) for all other assets within the scope of CECL, a cumulative effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the provisions of ASU 2016-13 to determine the potential impact the new standard will have on the Company’s consolidated financial statements.
NOTE 2 — SECURITIES
The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2016 and 2015 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2016
Available for sale
Agency notes and bonds	$1,594	$20	$—	$1,614
Asset backed securities	17,579	—	(699)	16,880
Small business administration securities	48,724	175	(103)	48,796
Collateralized mortgage obligations	44,817	25	(480)	44,362
Mortgage-backed securities	238,550	74	(3,642)	234,982
Total available for sale	$351,264	$294	$(4,924)	$346,634
Held to Maturity:
Agency notes and bonds	$1,900	$39	$—	$1,939
Municipal securities	4,397	80	(2)	4,475
Collateralized mortgage obligations	78,465	90	(1,037)	77,518
Mortgage-backed securities	93,470	108	(1,224)	92,354
Total held to maturity	$178,232	$317	$(2,263)	$176,286

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 2 — SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2015
Available for sale
Agency notes and bonds	$2,601	$22	$—	$2,623
Asset backed securities	18,068	—	(522)	17,546
Small business administration securities	58,701	124	(208)	58,617
Collateralized mortgage obligations	42,562	86	(440)	42,208
Mortgage-backed securities	243,466	306	(943)	242,829
Total available for sale	$365,398	$538	$(2,113)	$363,823
Held to Maturity:
Agency notes and bonds	$6,615	$193	$—	$6,808
Municipal securities	4,419	42	(16)	4,445
Collateralized mortgage obligations	75,780	329	(770)	75,339
Mortgage-backed securities	63,867	141	(182)	63,826
Total held to maturity	$150,681	$705	$(968)	$150,418

During 2014 the company transferred $58.8 million of securities from available for sale classification to held to maturity classification. At time of transfer, the securities had unrealized losses of  $1.2 million, net of deferred taxes. The losses are amortized on the company’s books over the remaining life of the securities using the level yield method. The unamortized losses net of deferred taxes are recorded in equity as a reduction of accumulated other comprehensive income. The unamortized losses on transferred securities net of deferred taxes was $581 thousand and $931 thousand at December 31, 2016 and 2015, respectively. The amount of pre-tax loss amortization was $560 thousand for 2016 and $344 thousand for 2015. The amortization of unrealized holding losses reported in equity will offset the effect of the amortization of the discount.
The proceeds from sales and calls of securities and the associated gains and losses are listed below:
	2016	2015
Proceeds	$56,227	$23,596
Gross gains	$351	$40
Gross losses	$(64)	$(38)

The tax provision related to these net realized gains and losses were $108 thousand and $1 thousand in 2016 and 2015 respectively.
The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 2 — SECURITIES (Continued)

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2016
Within one year	$—	$—	$—	$—
One to five years	1,594	1,614	1,900	1,939
Five to ten years	—	—	3,600	3,653
Beyond ten years	—	—	797	822
Asset-backed securities	17,579	16,880	—	—
Small business administration securities	48,724	48,796	—	—
Collateralized mortgage obligations	44,817	44,362	78,465	77,518
Mortgage-backed securities	238,550	234,982	93,470	92,354
	$351,264	$346,634	$178,232	$176,286

Securities pledged at year-end 2016 and 2015 had a carrying amount of  $208 million and $197 million and were pledged to secure public deposits, Federal Home Loan Bank advances, Federal Reserve discount window borrowings and other purposes.
The following table summarizes securities with unrealized losses at December 31, 2016 and 2015, aggregated by major security type and length of time in a continuous unrealized loss position:
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2016
Available for sale:
Agency notes and bonds	$—	$—	$—	$—	$—	$—
Asset backed securities	—	—	16,879	(699)	16,879	(699)
Small Business Administration securities	5,480	(13)	21,430	(90)	26,910	(103)
Collateralized mortgage obligations	32,390	(324)	9,486	(156)	41,876	(480)
Mortgage backed securities	216,756	(3,442)	8,540	(200)	225,296	(3,642)
Total available for sale	$254,626	$(3,779)	$56,335	$(1,145)	$310,961	$(4,924)
Held to maturity:
Agency notes and bonds	$—	$—	$—	$—	$—	$—
Municipal securities	611	(2)	—	—	611	(2)
Collateralized mortgage obligations	62,878	(999)	4,462	(38)	67,340	(1,037)
Mortgage backed securities	77,179	(1,224)	—	—	77,179	(1,224)
Total held to maturity	$140,668	$(2,225)	$4,462	$(38)	$145,130	$(2,263)

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 2 — SECURITIES (Continued)

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2015
Available for sale:
Agency notes and bonds	$—	$—	$—	$—	$—	$—
Asset backed securities	—	—	17,546	(522)	17,546	(522)
Small Business Administration securities	21,901	(147)	17,497	(61)	39,398	(208)
Collateralized mortgage obligations	21,393	(204)	9,264	(236)	30,657	(440)
Mortgage backed securities	152,884	(740)	8,588	(203)	161,472	(943)
Total available for sale	$196,178	$(1,091)	$52,895	$(1,022)	$249,073	$(2,113)
Held to maturity:
Agency notes and bonds	$—	$—	$—	$—	$—	$—
Municipal securities	2,609	(16)	—	—	2,609	(16)
Collateralized mortgage obligations	34,404	(430)	14,951	(340)	49,355	(770)
Mortgage backed securities	37,285	(182)	—	—	37,285	(182)
Total held to maturity	$74,298	$(628)	$14,951	$(340)	$89,249	$(968)

At December 31, 2016, the Company’s security portfolio consisted of 196 securities, 140 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s collateralized mortgage obligations and mortgage backed securities and asset backed securities, as discussed below:
Collateralized Mortgage Obligations
At December 31, 2016, the Company’s collateralized mortgage obligations were issued by U.S. government sponsored entities and agencies, Fannie Mae, Freddie Mac, and Ginnie Mae. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support. The underlying collateral of these mortgage instruments are 30-year, 20-year and15-year fixed rate mortgage-backed securities. Because the decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality, and because the Company does not have the intent to sell these collateralized mortgage obligations and it is unlikely that the Company will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.
Mortgage-Backed Securities
At December 31, 2016, all of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies, Fannie Mae, Freddie Mac, and Ginnie Mae. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is unlikely that the Company will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 2 — SECURITIES (Continued)

Asset Backed Securities
At December 31, 2016 the Company’s asset backed securities consisted of four pools of U.S. government guaranteed student loans. The U. S. government guarantee secures up to 97% of the principal balance. The student loans are pooled and held in trusts. Three of the four trusts are rated AAA by the national rating agencies. During 2016, one of the trusts experienced a rating down grade from AAA to BBB due to student loan payment deferments. The payment deferments called into question whether the security could be fully paid-off at scheduled maturity. The trustee is seeking unanimous approval from bondholders to extend the scheduled maturity. The company believes that if the trust receives approval to extend the scheduled maturity, the trust will return to an AAA rating, but there is no guarantee this will occur. The company believes that the rating down grade did not have a material effect on the trading price of the security as the security appreciated in value during 2016.
The decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality. It is unlikely that the Company will be required to sell these securities before their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.
NOTE 3 — LOANS
Loans at year-end were as follows:
	2016			2015
	Non covered Loans	Covered Loans	Total	Non covered Loans	Covered Loans	Total
Commercial real estate	$435,188	$27,483	$462,671	$378,054	$31,634	$409,688
Residential real estate	362,729	246	362,975	325,822	275	326,097
Land and construction	95,202	1,178	96,380	79,169	1,813	80,982
Total real estate	893,119	28,907	922,026	783,045	33,722	816,767
Commercial	97,188	2,568	99,756	116,340	3,828	120,168
Consumer and other	44,894	—	44,894	46,813	—	46,813
Total non-real estate	142,082	2,568	144,650	163,153	3,828	166,981
Subtotal	1,035,201	31,475	1,066,676	946,198	37,550	983,748
Less:
Net deferred fees	730	8	738	820	17	837
Allowance for loan losses	7,260	378	7,638	2,451	1,277	3,728
Loans, net	$1,027,211	$31,089	$1,058,300	$942,927	$36,256	$979,183

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for each of the years ending December 31, 2016 and 2015:
	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and other Loans	Total
December 31, 2016
Allowance for loan losses – loans:
Beginning Balance	$595	$802	$201	$212	$641	$2,451
Provision for loan losses	2,948	947	235	1,569	(12)	5,687
Loans charged-off	(568)	(104)	(176)	(192)	(550)	(1,590)
Recoveries	131	345	58	59	119	712
Ending allowance balance – loans	$3,106	$1,990	$318	$1,648	$198	$7,260
Allowance for loan losses – covered loans:
Beginning Balance	$890	$—	$251	$136	$—	$1,277
Provision (credit)	(681)	—	(225)	20	—	(886)
Charge-offs	—	—	—	(45)	—	(45)
Recoveries	1	—	—	31	—	32
Ending allowance balance – covered loans	$210	$—	$26	$142	$—	$378
Total ending allowance balance	$3,316	$1,990	$344	$1,790	$198	$7,638

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and other Loans	Total
December 31, 2015
Allowance for loan losses – loans:
Beginning Balance	$638	$839	$153	$128	$573	$2,331
Provision for loan losses	167	214	184	54	552	1,171
Loans charged-off	(296)	(418)	(204)	(347)	(574)	(1,839)
Recoveries	86	167	68	377	90	788
Ending allowance balance – loans	$595	$802	$201	$212	$641	$2,451
Allowance for loan losses – covered loans:
Beginning Balance	$1,057	$—	$238	$181	$—	$1,476
Provision (credit)	396	—	13	(61)	—	348
Charge-offs	(628)	—	—	(51)	—	(679)
Recoveries	65	—	—	67	—	132
Ending allowance balance – covered loans	$890	$—	$251	$136	$—	$1,277
Total ending allowance balance	$1,485	$802	$452	$348	$641	$3,728

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2016 and 2015:
	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and Other Loans	Total
December 31, 2016
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$1,509	$615	$52	$1,268	$3	$3,447
Collectively evaluated for impairment	1,322	874	265	425	195	3,081
Acquired with deteriorated credit quality	485	501	27	97	—	1,110
Total ending allowance balance	$3,316	$1,990	$344	$1,790	$198	$7,638
Loans – recorded investment:
Loans individually evaluated for impairment	$19,109	$10,542	$1,519	$4,582	$4	$35,756
Loans collectively evaluated for impairment	427,369	346,554	93,401	94,958	44,890	1,007,172
Loans acquired with deteriorated credit quality	16,193	5,879	1,460	216	—	23,748
Total ending loans recorded investment	$462,671	$362,975	$96,380	$99,756	$44,894	$1,066,676

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and Other Loans	Total
December 31, 2015
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$80	$277	$22	$20	$—	$399
Collectively evaluated for impairment	573	429	177	328	641	2,148
Acquired with deteriorated credit quality	832	96	253	—	—	1,181
Total ending allowance balance	$1,485	$802	$452	$348	$641	$3,728
Loans – recorded investment:
Loans individually evaluated for impairment	$12,361	$7,335	$1,234	$1,993	$—	$22,923
Loans collectively evaluated for impairment	378,904	311,466	77,974	117,816	46,813	932,973
Loans acquired with deteriorated credit quality	18,423	7,296	1,774	359	—	27,852
Total ending loans recorded investment	$409,688	$326,097	$80,982	$120,168	$46,813	$983,748

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

The following tables present information related to impaired loans by class of loans as of and for the years ended December 31, 2016 and 2015:
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
December 31, 2016
With no related allowance recorded:
Commercial real estate	$7,864	$4,106	$—
Residential real estate	7,101	5,758	—
Land and construction	1,307	770	—
Commercial	967	934	—
Consumer and other loans	—	—	—
Subtotal – excluding PCI	17,239	11,568	—
PCI loans	21,622	9,271	—
Subtotal – including PCI	38,861	20,839	—
With an allowance recorded:
Commercial real estate	$15,542	$15,003	$1,509
Residential real estate	5,392	4,784	615
Land and construction	756	749	52
Commercial	3,766	3,649	1,268
Consumer and other loans	3	3	3
Subtotal – excluding PCI	25,459	24,188	3,447
PCI loans	26,807	14,477	1,110
Subtotal – including PCI	52,266	38,665	4,557
Total – excluding PCI	$42,698	$35,756	$3,447
Total – including PCI	$91,127	$59,504	$4,557

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
December 31, 2015
With no related allowance recorded:
Commercial real estate	$14,519	$10,628	$—
Residential real estate	6,127	4,918	—
Land and construction	1,274	661	—
Commercial	1,781	1,531	—
Consumer and other loans	—	—	—
Subtotal – excluding PCI	23,701	17,738	—
PCI loans	21,934	12,764	—
Subtotal – including PCI	45,635	30,502	—
With an allowance recorded:
Commercial real estate	$1,858	$1,733	$80
Residential real estate	2,448	2,417	277
Land and construction	601	573	22
Commercial	469	462	20
Consumer and other loans	—	—	—
Subtotal – excluding PCI	5,376	5,185	399
PCI loans	28,721	15,088	1,181
Subtotal – including PCI	34,097	20,273	1,580
Total – excluding PCI	$29,077	$22,923	$399
Total – including PCI	$79,732	$50,775	$1,580

	Average Recorded Investment	Interest Income Recognized
December 31, 2016
Commercial real estate	$14,235	$317
Residential real estate	8,788	94
Land and construction	1,450	26
Commercial	2,116	55
Consumer and other loans	25	—
Total	$26,614	$492

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

	Average Recorded Investment	Interest Income Recognized
December 31, 2015
Commercial real estate	$10,987	$303
Residential real estate	6,067	114
Land and construction	1,196	22
Commercial	2,191	54
Consumer and other loans	12	1
Total	$20,453	$494

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net.
Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Impaired loans include commercial loans that are individually evaluated for impairment and deemed impaired (i.e., individually classified impaired loans) as well as TDRs for all loan portfolio segments. The sum of non-accrual loans and loans past due 90 days still on accrual will differ from the total impaired loan amount.
The following tables present the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans, as of December 31, 2016 and 2015:
	Non-Accrual		Loans past due over 90 days still accruing
	2016	2015	2016	2015
Commercial real estate	$13,000	$6,757	$330	$682
Residential real estate	9,742	7,693	488	772
Land and construction	1,111	1,048	3,423	166
Commercial	1,874	1,428	49	166
Consumer and other loans	338	184	12	—
Total – excluding PCI	$26,065	$17,110	$4,302	$1,786
PCI loans	1,187	1,201	1,773	3,601
Total – including PCI	$27,252	$18,311	$6,075	$4,847

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2016 and 2015 by class of loans:
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2016
Commercial real estate	$4,745	$409	$7,576	$12,730	$433,748	$446,478
Residential real estate	6,448	2,148	4,967	13,563	343,533	357,096
Land and construction	215	—	4,329	4,544	90,376	94,920
Commercial	2,827	328	873	4,028	95,512	99,540
Consumer and other loans	189	191	280	660	44,234	44,894
Total – excluding PCI	$14,424	$3,076	$18,025	$35,525	$1,007,403	$1,042,928
PCI loans	353	2,319	1,773	4,445	19,303	23,748
Total – including PCI	$14,777	$5,395	$19,798	$39,970	$1,026,706	$1,066,676

	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2015
Commercial real estate	$6,816	$1,999	$3,071	$11,886	$379,379	$391,265
Residential real estate	5,937	2,241	4,976	13,154	305,647	318,801
Land and construction	1,278	339	1,096	2,713	76,495	79,208
Commercial	1,322	233	493	2,048	117,761	119,809
Consumer and other loans	270	125	143	538	46,275	46,813
Total – excluding PCI	$15,623	$4,937	$9,779	$30,339	$925,557	$955,896
PCI loans	2,222	2,385	3,271	7,879	19,973	27,852
Total – including PCI	$17,845	$7,322	$13,050	$38,218	$945,530	$983,748

Troubled Debt Restructurings:
Under certain circumstances, it may be beneficial to modify or restructure the terms of a loan for the mutual benefit of the Company and the borrower. In cases where the borrower is experiencing financial difficulties, the Company may grant concessions to the borrower to avoid the cost of foreclosure of property or bankruptcy by the borrower. In these circumstances, the modification of loan terms where a concession is granted to the borrower is known as a troubled debt restructuring (TDR). Concessions granted to financially troubled borrowers could include forgiveness of interest, forgiveness of principal, below market interest rate concessions, and a change in loan amortization or repayment terms. In general, the Company does not forgive principal in loan modifications. Typically, the Company will lower borrower payment amounts through a temporary interest rate concession and/or extension of amortization or maturity terms.
At December 31, 2016 and 2015, the Company has a recorded investment in troubled debt restructurings of  $13 million and $8.2 million, respectively. The Company has allocated $592 thousand and $163 thousand of specific allowance for those loans at December 31, 2016 and 2015, respectively. The Company granted temporary TDR rate concessions with a range of  .75% to 3% during 2016 and a range of .5% to 5% during 2015. During 2016 and 2015, payment extensions from troubled debt restructurings ranged from 7 months to 111 months and 11 months to 64 months, respectively.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

The following table presents loans by class modified as troubled debt restructurings that occurred during the years ending December 31, 2016 and 2015:
	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
December 31, 2016
Troubled Debt Restructurings:
Commercial real estate	5	$2,820	$2,777
Residential real estate	7	2,560	2,560
Commercial	2	213	213
Total	14	$5,593	$5,550

	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
December 31, 2015
Troubled Debt Restructurings:
Commercial real estate	6	$3,803	$3,750
Residential real estate	8	1,112	1,121
Land and construction	3	618	620
Commercial	2	162	43
Consumer and other loans	2	28	28
Total	21	$5,723	$5,562

The troubled debt restructurings described above decreased the allowance for loan losses by $153 thousand and $280 thousand at December 31, 2016 and 2015, respectively. These restructurings resulted in charge-offs of  $0 and $112 thousand during the years ending December 31, 2016 and 2015 respectively.
The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ending December 31, 2016 and 2015:
	2016		2015
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial real estate	2	$874	—	$—
Residential real estate	1	82	1	106
Land and construction	2	550
Commercial	2	—
Total	7	$1,506	1	$106

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $54 thousand and $0 during the years ending December 31, 2016 and 2015, respectively.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on an ongoing basis. The Company uses the following definitions for risk ratings:
Pass.   Loans classified as pass have satisfactory primary sources of repayment, with adequate secondary sources of repayment if necessary.
Special Mention.   Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard.   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful.   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions , and values, highly questionable and improbable.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2016
Commercial real estate	$425,773	$16,545	$15,439	$4,914	$462,671
Residential real estate	348,182	2,574	12,219	—	362,975
Land and construction	91,213	3,590	1,577	—	96,380
Commercial	91,293	3,670	3,614	1,179	99,756
Consumer and other loans	44,523	51	320	—	44,894
Total	$1,000,984	$26,430	$33,169	$6,093	$1,066,676
December 31, 2015
Commercial real estate	$356,649	$31,157	$21,882	$—	$409,688
Residential real estate	306,154	7,953	11,990	—	326,097
Land and construction	70,788	7,647	2,547	—	80,982
Commercial	116,005	1,552	2,611	—	120,168
Consumer and other loans	45,796	757	260	—	46,813
Total	$895,392	$49,066	$39,290	$—	$983,748

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 3 — LOANS (Continued)

Purchased Credit Impaired Loans
The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. At December 31, the carrying amount of those loans is as follows:
	2016	2015
Commercial real estate	$16,193	$18,423
Residential real estate	5,879	7,296
Land and construction	1,460	1,774
Commercial	216	359
Recorded Investment	$23,748	$27,852
Allowance for loan losses	1,110	1,181
Carrying amount	$22,638	$26,671

Accretable yield, or income expected to be collected, is as follows:
	2016	2015
Balance at January 1	$15,874	$14,744
New loan purchases	—	1,468
Accretion of income	(3,683)	(4,084)
Reclassifications from nonaccretable difference	5,775	5,627
Disposals	(3,802)	(1,881)
Balance at December 31	$14,164	$15,874

For those purchased credit impaired loans disclosed above, the Company decreased the allowance for loan losses by $71 thousand and $228 thousand during 2016 and 2015, respectively.
There were no purchased credit impaired loans purchased during the year ending December 31, 2016. Purchased credit impaired loans purchased during the year ending December 31, 2015, for which it was probable at acquisition that all contractually required payments would not be collected, are as follows:
	2016	2015
Contractually required payments receivable of impaired loans acquired during the year:
Commercial real estate	$—	$4,320
Residential real estate	—	7,304
Land and construction	—	479
Total	$—	$12,103
Cash flows expected to be collected at acquisition	$—	$8,326
Fair value of acquired impaired loans at acquisition	$—	$6,858

Income is not recognized on purchased credit impaired loans if the Company cannot reasonably estimate cash flows expected to be collected. During 2016 and 2015 there were no material purchased credit impaired loans where cash flows could not be reasonably estimated.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 4 — REAL ESTATE OWNED
Real estate owned activity was as follows:
	2016	2015
Beginning balance	$13,095	$14,619
Loans transferred to real estate owned	1,578	1,681
Property transferred from premises and equipment	1,355	570
Property acquired through bank acquisitions	—	5,833
Net change in valuation allowance	(1,197)	(128)
Sales of real estate owned	(5,813)	(9,480)
End of year	$9,018	$13,095

At December 31, 2016 and 2015, the recorded investment of real estate owned includes $770 thousand and $806 thousand, respectively of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2016 and 2015, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process are $2.1 million and $325 thousand, respectively.
Activity in the valuation allowance was as follows:
	2016	2015
Beginning balance	$1,188	$1,060
Additions charged to expense	2,129	872
Reduction from sales of real estate owned	(932)	(744)
End of year	$2,385	$1,188

Expenses related to foreclosed real estate include:
	2016	2015
Net (gain) loss on sales	$263	$(585)
Provision for unrealized losses	2,129	872
Operating expenses, net of rental income	469	271
Total	$2,861	$558

NOTE 5 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:
Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:
Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3:
Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 5 — FAIR VALUE (Continued)

The Company used the following methods and significant assumptions to estimate fair value:
Investment Securities:   The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). See below for additional discussion of Level 3 valuation methodologies and significant inputs. Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model.
Derivatives:   The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third- party pricing services.
Impaired Loans:   The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. A significant unobservable input in the income approach is the capitalization rate. At December 31, 2016, the range of capitalization rates utilized to determine fair value of the underlying collateral ranged from 7 to 11.25%. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.
Real Estate Owned:   Assets acquired through or instead of loan foreclosure are initially recorded at the lower of charged down loan balance or fair value less costs to sell. This process may establish a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are periodically updated as management deems necessary. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. A significant unobservable input in the income approach is the capitalization rate. At December 31, 2016, the range of capitalization rates utilized to determine fair value of the underlying collateral ranged from 9.2 to 13%.
Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 5 — FAIR VALUE (Continued)

received, a member of the Special Assets Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. In rare cases, when significant valuation differences exist, management may choose a valuation that lies within a range of two recent independent appraisals.
Loans Held For Sale: Loans held for sale are carried at the lower of cost or fair value, which is evaluated on a pool-level basis. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan or other observable market data, such as outstanding commitments from third party investors (Level 2).
Assets and liabilities measured at fair value on a recurring basis, are summarized below:
	Fair Value Measurement Using:
	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2016
Financial Assets
Investment Securities available for sale
Agency notes and bonds	$—	$1,614	$—	$1,614
Asset backed securities	—	16,880	—	16,880
Small Business administration securities	—	48,796	—	48,796
Collateralized mortgage obligations	—	44,362	—	44,362
Mortgage-backed securities	—	234,982	—	234,982
Total investment securities available for sale	$—	$346,634	$—	$346,634

	Fair Value Measurement Using:
	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2015
Financial Assets
Investment Securities available for sale
Agency notes and bonds	$—	$2,623	$—	$2,623
Asset backed securities	—	17,546	—	17,546
Small Business administration securities	—	58,617	—	58,617
Collateralized mortgage obligations	—	42,208	—	42,208
Mortgage-backed securities	—	242,829	—	242,829
Total investment securities available for sale	$—	$363,823	$—	$363,823

There were no transfers between Level 1 and Level 2 during 2016 and 2015.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 5 — FAIR VALUE (Continued)

Assets measured at fair value with a related valuation allowance on a non-recurring basis are summarized below:
		Fair Value Measurements Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2016
Impaired loans:
Commercial real estate	$8,318	$—	$—	$8,318	$8,318
Residential real estate	2,087	—	—	2,087	2,087
Land and construction	730	—	—	730	730
Commercial	21	—	—	21	21
Commercial real estate owned, net	$2,933	$—	$—	$2,933	$2,933
Land and construction real estate owned, net	$2,583	$—	$—	$2,583	$2,583
		Fair Value Measurements Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2015
Impaired loans:
Commercial real estate	$251	$—	$—	$251	$251
Residential real estate	374	—	—	374	374
Commercial	33	—	—	33	33
Commercial real estate owned, net	$4,674	$—	$—	$4,674	$4,674
Residential real estate owned, net	$83	$—	$—	$83	$83

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 5 — FAIR VALUE (Continued)

Fair Value of Financial Instruments
The carrying amounts and estimated fair values of financial instruments, at December 31, 2016 and 2015 are as follows:
	Carrying Value	Fair Value Measurements Using:
		(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2016
Financial Assets:
Cash and cash equivalents	$44,558	$44,558	$—	$—	$44,558
Securities available for sale	346,634	—	346,634	—	346,634
Securities held to maturity	178,232	—	176,286	—	176,286
Federal Home Loan Bank stock	4,584	—	—	—	n/a
Loans held for sale	8,384	—	8,633	—	8,633
Loans, net	1,058,300	—	—	1,037,142	1,037,142
FDIC indemnification asset	526	—	—	—	n/a
Accrued interest receivable	4,543	—	—	4,543	4,543
Financial Liabilities:
Deposits – without stated maturities	$1,126,649	$1,126,649	$—	$—	$1,126,649
Deposits – with stated maturities	352,159	—	353,375	—	353,375
Federal Home Loan Bank advances	71,622	—	—	71,569	71,569
Junior subordinated debentures	5,943	—	—	4,874	4,874
Accrued interest payable	424	—	424		424
	Carrying Value	Fair Value Measurements Using:
		(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2015
Financial Assets:
Cash and cash equivalents	$80,737	$80,737	$—	$—	$80,737
Securities available for sale	363,823	—	363,823	—	363,823
Securities held to maturity	150,681	—	150,418	—	150,418
Federal Home Loan Bank stock	5,157	—	—	—	n/a
Loans held for sale	6,197	—	6,402	—	6,402
Loans, net	979,183	—	—	986,110	986,110
FDIC indemnification asset	1,559	—	—	—	n/a
Accrued interest receivable	4,226	—	—	4,226	4,226
Financial Liabilities:
Deposits – without stated maturities	$1,053,266	$1,053,266	$—	$—	$1,053,266
Deposits – with stated maturities	356,872	—	357,342	—	357,342
Federal Home Loan Bank advances	85,043	—	—	85,099	85,099
Junior subordinated debentures	5,833	—	—	5,411	5,411
Accrued interest payable	513	—	513		513

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 5 — FAIR VALUE (Continued)

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:
(a)
Cash and Cash Equivalent

The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.
(b)
Securities available for sale and Securities held to maturity

The fair value of securities available for sale are determined by obtaining quoted prices on national recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical pricing technique used in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).
(c)
FHLB Stock

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.
(d)
Loans held-for-sale

The fair value of loans held for sale is estimated based upon binding contracts from third party investors resulting in a level 2 classification.
(e)
Loans

Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.
(f)
FDIC indemnification asset

It is not practical to determine the fair value of the FDIC indemnification asset due to the lack of its transferability.
(g)
Accrued interest receivable

The carrying value of accrued interest receivable approximates fair value and is classified as Level 3.
(h)
Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date i.e., their carrying amount) resulting in a Level 1 classification. The carrying amounts of variable rate, fixed- term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 5 — FAIR VALUE (Continued)

(i)
Federal Home Loan Bank advances

The fair values of Federal Home Loan Bank advances are determined by using a discounted cash flow calculation that applies interest rates currently offered on Federal Home loan Bank advances with similar averages lives and characteristics resulting in a level 3 classification.
(j)
Junior subordinated debentures

The fair values of the Company’s Junior Subordinated Debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 3 classification.
(k)
Accrued Interest Payable

The carrying amounts of accrued interest payable approximate fair value and is classified as Level 2.
(l)
Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.
NOTE 6 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:
	2016	2015
Land	$17,001	$17,757
Buildings	32,079	32,621
Furniture, fixtures and equipment	8,173	7,253
Leasehold improvements	2,404	2,458
Automobiles	158	156
	59,815	60,245
Less accumulated depreciation and amortization	8,373	5,687
	$51,442	$54,558

Depreciation expense was $2.8 million and $2.1 million for 2016 and 2015, respectively.
Operating Leases:   The Company leases certain branch properties and equipment under operating leases. Rent expense was $1.7 million and $1.6 million for 2016 and 2015. Rent commitments, before considering renewal options that generally are present, were as follows:
2017	$1,198
2018	967
2019	777
2020	695
2021	695
Thereafter	3,004
$7,336

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 6 — PREMISES AND EQUIPMENT (Continued)

Capital Leases:   The Company leases certain land and buildings under capital leases. The lease arrangements require monthly payments through 2027.
The Company has included these leases in premises and equipment as follows:
	2016	2015
Land and buildings	$842	$842
Accumulated depreciation	(188)	(130)
	$654	$712

The following is a schedule by year of future minimum lease payments under the capitalized lease, together with the present value of net minimum lease payments at year-end 2016. The present value of net minimum lease payments is shown as capital lease obligation liability on the balance sheet.
2017	$94
2018	94
2019	94
2020	94
2021	94
Thereafter	562
Total minimum lease payment	1,032
Add unamortized premium	5
Less amount representing interest	(268)
Present value of net minimum lease payments	$769

NOTE 7 — GOODWILL AND INTANGIBLE ASSETS
Goodwill:   The change in goodwill during the year is as follows:
	2016	2015
Beginning of year	$12,153	$2,023
Acquired goodwill	—	10,130
Measurement period adjustment	133
Impairment	—	—
End of year	$12,286	$12,153

At December 31, 2016 and December 31, 2015, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the reporting unit exceeded its carrying value, resulting in no impairment.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 7 — GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets:   Acquired intangible assets were as follows at year-end:
	2016		2015
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core Deposit intangibles	$12,548	$6,218	$15,072	$3,694
Aggregate amortization expense during the year		$2,524		$1,842

Next five years:	Estimated Amortization Expense:
2017	$2,212
2018	1,869
2019	1,732
2020	1,607
2021	1,486
NOTE 8 — FDIC INDEMNIFICATION ASSET
The FDIC indemnification asset represents the estimated amounts due from the FDIC pursuant to the loss share agreement relating to the Putnam State Bank acquisition on June 15, 2012. The activity in the FDIC Indemnification asset is as follows:
	2016	2015
Beginning balance	$1,559	$3,844
Valuation adjustment for impaired covered loans	414	479
Amortization expense	(604)	(1,459)
Reimbursement proceeds from the FDIC	(797)	(1,255)
Other	(46)	(50)
Ending Balance	$526	$1,559

Included in other assets at December 31, 2016 and 2015 are reimbursable losses of  $493 thousand and $306 thousand, respectively, which have been submitted to the FDIC.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 9 — DEPOSITS
A detail of deposits at December 31, 2016 and 2015 is as follows:
	2016	Weighted Average Interest Rate	2015	Weighted Average Interest Rate
Non-interest bearing deposits	$444,745	—%	$371,464	—%
Interest bearing deposits:
Interest bearing demand deposits	204,951	0.20%	179,915	0.12%
Savings deposits	164,734	0.23%	157,076	0.22%
Money market accounts	312,219	0.25%	344,812	0.28%
Time deposits less than $100,000	139,349	0.90%	158,047	1.01%
Time deposits of $100,00 or greater	212,810	1.07%	198,824	0.93%
	$1,478,808	0.34%	$1,410,138	0.35%

Time deposits that meet or exceed the FDIC Insurance limit of  $250 thousand at year-end 2016 and 2015 were $87.9 million and $87.8 million.
Scheduled maturities of time deposits for the next five years were as follows:
2017	$215,244
2018	75,178
2019	37,242
2020	10,056
2021	14,153
NOTE 10 — FEDERAL HOME LOAN BANK ADVANCES
At year-end, advances from the Federal Home Loan Bank were as follows:
Maturing in the Year Ending December 31,	Interest Rate	2016	2015
2016	.36 – 1.53%	$—	53,000
2017	.46 – 3.69%	56,500	16,500
2018	1.47 – 2.63%	12,000	12,000
2019	3.36%	2,000	2,000
Thereafter	4.88%	734	854
Subtotal		71,234	84,354
Unamortized premium		388	689
Total		$71,622	$85,043

FHLB advances are generally payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $52 million and $53 million of first mortgage loans under a blanket lien arrangement at year-end 2016 and 2015. In addition, the Company has pledged investment securities with a carrying value of  $133 million and $120 million at year-end 2016 and 2015 respectively to secure these advances. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow up to an additional $109 million at year-end 2016.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 10 — FEDERAL HOME LOAN BANK ADVANCES (Continued)

Payments over the next five years are as follows:
2016 Payments
2017	$57,712
2018	12,280
2019	2,150
2020	83
2021	85
NOTE 11 — SUBORDINATED DEBENTURES
In October 2005, BSA Financial Services, Inc. formed BSA Financial Statutory Trust 1 (Issuer Trust) with an equity investment of  $155 thousand in common securities of the trust. The Issuer Trust was formed for the purpose of issuing trust preferred securities. On October 31, 2005, BSA Financial Services, Inc. issued a floating rate junior subordinated debenture (Debenture) in the amount of  $5.2 million. The Issuer Trust used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the Debenture from BSA Financial Services, Inc. The Debenture is the only asset of the Issuer Trust. Interest payments from the Debenture to the Issuer Trust finance the distributions paid on the trust preferred securities. On August 28, 2013, the Company acquired BSA Financial Investments, Inc. and recorded, at fair value, the Debenture in “Junior Subordinated Debentures” and its equity interest in the Issuer Trust in other assets on the consolidated balance sheets. The Debenture has a remaining term of nineteen years and matures on December 15, 2035. The interest rate floats quarterly at 3-month LIBOR rate plus 1.55% (2.51% at December 31, 2016). The Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. The company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.
In June 2006, MRCB Holdings, Inc. (acquired by First America Holdings Corp.) formed MRCB Holdings Statutory Trust 1 (Issuer Trust) with an equity investment of  $93 thousand in common securities of the trust. The Issuer Trust was formed for the purpose of issuing trust preferred securities. On June 28, 2006, MRCB Holdings, Inc. issued a floating rate junior subordinated debenture (Debenture) in the amount of  $3.1 million. The Issuer Trust used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the Debenture from MRCB Holdings, Inc. The Debenture is the only asset of the Issuer Trust. Interest payments from the Debenture to the Issuer Trust finance the distributions paid on the trust preferred securities. On May 8, 2015, the Company acquired First America Holdings Corp. and recorded, at fair value, the Debenture in “Junior Subordinated Debentures” and its equity interest in the Issuer Trust in other assets on the consolidated balance sheets. The Debenture has a remaining term of twenty-one years and matures on September 15, 2036. The interest rate floats quarterly at 3-month LIBOR rate plus 1.60% (2.56% at December 31, 2016). The Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. The company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee. The Company has the option

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 11 — SUBORDINATED DEBENTURES (Continued)

to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.
NOTE 12 — OTHER BENEFIT PLANS
401(k) Plan:   A 401(k) benefit plan allows employee contributions up to $18 thousand of their compensation, which are matched equal to 100% of the first 3% and 50% of the next 2% of the compensation contributed. Expense for 2016 and 2015 was $531 thousand and $419 thousand, respectively.
NOTE 13 — INCOME TAXES
Income tax expense (benefit) was as follows:
	2016	2015
Current expense:
Federal	$4,149	$912
State	647	205
Deferred expense:
Federal	(594)	1,157
State	(93)	155
Total	$4,109	$2,429

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following:
	2016		2015
	Amount	% of Earnings	Amount	% of Earnings
Federal statutory rate times financial statement income effect of:	$3,524	34.0%	$2,157	34.0%
State income taxes, net of federal tax benefit	366	3.5%	237	3.7%
Bank owned life insurance	(333)	-3.2%	(225)	-3.5%
Stock based Compensation	95	.9%	95	1.5%
Acquisition expenses	5	.1%	108	1.7%
Other, net	452	4.4%	57	.9%
Total	$4,109	39.7%	$2,429	38.3%

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 13 — INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following:
	2016	2015
Deferred tax Assets:
Allowance for loan losses	$2,501	$426
Net operating loss carryforwards	4,793	5,893
Deferred loan fees	278	320
Foreclosed property expenses	1,722	1,181
Organizational costs	439	490
Net unrealized loss on available for sale securities	1,742	594
Net losses on securities transferred to held to maturity	350	561
Nonaccrual interest	1,138	812
Purchase accounting adjustments	3,879	5,324
Stock based compensation	345	244
Other	74	72
Total deferred tax asset	17,261	15,917
Deferred tax liabilities:
Depreciation	(1,952)	(2,498)
Prepaid expenses	(287)	(312)
Total deferred tax liability	(2,239)	(2,810)
Net deferred tax asset	$15,022	$13,107

Net operating loss carryforwards:
The Company obtained gross net operating loss carryforwards of approximately $22.4 million and $9.5 million from the acquisitions of Highlands Independent Bancshares, Inc. on October 24, 2014 and FAHC Holding Corp. on May 8, 2015, respectively. These net operating loss carryforwards are subject to Internal Revenue Code Section 382 annual limitations of approximately $274 thousand and $826 thousand, respectively.
At December 31, 2016 the Company has federal net operating loss carryforwards of  $29.9 million, of which, the Company only expects to realize $12.7 million due to the IRC Section 382 limitations.
The federal net operating loss carryforwards will expire as follows:
Expires	Amount	Amount Available
2028	$4,619	$4,619
2029	3,582	1,510
2030	8,941	4,212
2031	6,906	1,097
2032	4,399	274
2033	738	275
2034	750	750
Total	$29,935	$12,736

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 13 — INCOME TAXES (Continued)

The Company assesses the realizability of deferred tax assets based on whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers evidence such as historical profitability, the current operating environment, projected future profitability, and other factors in assessing the likelihood of deferred tax asset realization. At December 31, 2016 and December 31, 2015, based on the analysis, the Company determined that it is more likely than not that the deferred tax assets will be fully realized.
The Company has no unrecognized income tax benefits or provisions due to uncertain tax positions.
The Company is subject U.S. federal income tax and Florida state income tax jurisdictions. The Internal Revenue Service is currently in the process of examining the 2013 consolidated tax return and has not informed the Company of any material findings. The Company is no longer subject to examination by taxing authorities for the years prior to 2013.
NOTE 14 — RELATED-PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates during 2016 were as follows:
	2016	2015
Loans:
Balance at January 1	$1,303	$1,184
New Loans	34	608
Repayments	(509)	(489)
Balance at December 31	$828	$1,303
Deposits from related parties at year end	$6,392	$5,385

NOTE 15 — STOCK-BASED COMPENSATION
Stock Option Plan
The Company’s 2010 Employee Share Option Plan (stock option plan or the Plan), which is shareholder- approved, permits the grant of share options to its employees for up to 2,005,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. Option awards have a vesting period of 4 years and have 10-year contractual terms.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
The fair value of options granted was determined using the following weighted-average assumptions as of grant date.
	2016	2015
Risk free rate	1.33%	1.78%
Expected term in years	6.25	6.25
Expected stock price volatility	10.90%	11.06%
Dividend yield	—	—

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 15 — STOCK-BASED COMPENSATION (Continued)

A summary of the activity in the stock option plan for 2016 and 2015 follows:
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
2016
Outstanding at beginning of year	1,585,200	$10.19		$2,371
Granted	320,686	10.66		375
Exercised	(530)	10.00		(1)
Forfeited	(29,500)	10.41		(39)
Outstanding at end of year	1,875,856	$10.27	7.33 years	$2,706
Fully vested and expected to vest	1,875,856	$10.27	7.33 years	$2,706
Exercisable at end of year	973,904	$10.08	6.27 years	$1,461

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
2015
Outstanding at beginning of year	1,172,200	$10.02		$1,827
Granted	464,500	10.61		622
Exercised	(4,500)	10.00		(6)
Forfeited	(47,000)	10.01		(72)
Outstanding at end of year	1,585,200	$10.19	8.00 years	$2,371
Fully vested and expected to vest	1,580,200	$10.19	8.00 years	$2,354
Exercisable at end of year	673,827	$10.01	6.62 years	$1,011

Information related to the stock option plan during each year follows:
	2016	2015
Intrinsic value of options exercised	$1	$6
Cash received from options exercises	5	45
Tax benefit realized from option exercises	—	—
Weighted average value of options granted	$1.17	$1.34
As of December 31, 2016, there was $1 million of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of about 36 months. The total stock option expense recognized for 2016 and 2015 was $547 thousand and $554 thousand, respectively.
NOTE 16 — REGULATORY CAPITAL MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel Ill rules)

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 16 — REGULATORY CAPITAL MATTERS (Continued)

became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These rules require a capital conservation buffer of up to 2.5% above each of CET1, tier 1, and total risk-based capital which must be met for a bank to be able to pay dividends, engage in share buybacks or make discretionary bonus payments to executive management without restriction. This capital conservation buffer requirement is being phased in over a four year period starting on January 1, 2016 and was 0.625% in 2016 and 1.25% as of January 1, 2017. When fully implemented, a banking organization would need to maintain a CET1 capital ratio of at least 7%, a total Tier 1 capital ratio of at least 8.5% and a total risk-based capital ratio of at least 10.5%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2016 and 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
Actual and required capital amounts (in millions) and ratios are presented below at year-end.
	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Percent	Amount	Percent
2016
Total Capital to risk weighted assets
Consolidated	$212,007	17.83%	$95,109	8.00%	N/A	N/A
Bank	194,788	16.41	94,986	8.00	$118,733	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	204,272	17.18	71,332	6.00	N/A	N/A
Bank	187,054	15.75	71,240	6.00	94,986	8.00
Common Tier 1 (CET 1)
Consolidated	199,643	16.79	53,499	4.50	N/A	N/A
Bank	187,054	15.75	53,430	4.50	77,176	6.50
Tier 1 (Core) Capital to average assets
Consolidated	204,272	11.52	70,929	4.00	N/A	N/A
Bank	187,054	10.57	70,811	4.00	88,514	5.00

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 16 — REGULATORY CAPITAL MATTERS (Continued)

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Percent	Amount	Percent
2015
Total Capital to risk weighted assets
Consolidated	$202,360	18.37%	$88,104	8.00%	N/A	N/A
Bank	197,698	17.98	87,971	8.00	$109,963	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	198,568	18.03	66,078	6.00	N/A	N/A
Bank	193,906	17.63	65,978	6.00	87,971	8.00
Common Tier 1 (CET 1)
Consolidated	194,867	17.69	49,558	4.50	N/A	N/A
Bank	193,906	17.63	49,484	4.50	71,476	6.50
Tier 1 (Core) Capital to average assets
Consolidated	198,568	13.00	61,094	4.00	N/A	N/A
Bank	193,906	12.71	61,014	4.00	76,269	5.00
Dividend Restrictions — The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2016, the Bank paid a dividend to the holding company of  $13 million, which approximately represented the Bank’s 2014 and 2015 net income. At year end 2016, the Bank could, without prior approval, declare dividends of any 2016 net profits retained to the date of the dividend declaration.
The FDIC requires additional capital if a depository institution with private capital ownership acquires a failed insured depository institution. The acquiring institution is required to maintain Tier 1 common equity of at least 10 percent to be considered well-capitalized for three years after acquisition. As a result of the Bank’s ownership structure and acquisition of Putnam State Bank from the FDIC on June 15, 2012, the Bank was subject to the increased capital requirement until June 15, 2015.
NOTE 17 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies that are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 17 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

The contractual amounts of financial instruments with off-balance-sheet risk at year-end were as follows:
	2016	2015
Commitments to make loans	$25,698	$36,592
Unused lines of credit	$150,553	$136,248
Standby letters of credit	$5,003	$5,091

The following instruments are considered financial guarantees and are carried at fair value which approximates $0 at years ended 2016 and 2015, respectively.
	2016		2015
	Contract Amount	Fair Value	Contract Amount	Fair Value
Standby letters of credit	$5,003	$—	$5,091	$—
Loans sold with recourse	$67,425	$—	$59,934	$—

NOTE 18 — BUSINESS COMBINATIONS
Acquisition of OGS investments, Inc. — Florida Citizens Bank
On December 4, 2015 the Company acquired 100% of the outstanding common shares of OGS Investments, Inc., the parent company of Florida Citizens Bank, for $23.5 million cash consideration, through an Agreement and Plan of Merger. The Company acquired $240.1 million in assets and assumed liabilities of  $219.7 million in liabilities resulting in goodwill of  $3.1 million. Goodwill reflects the excess consideration paid over the net fair values of the assets and liabilities acquired. Goodwill is not tax deductible for this transaction. Seven branch facilities were acquired in the transaction located in the Gainesville and Ocala market area in north central Florida. The Company incurred approximately $1.2 million in acquisition expenses which are included in non-interest expense on the consolidated statements of income. The Company believes the accounting for this transaction is complete and is not aware of any material true-up adjustments that could be necessary.
The Company’s primary reasons for the transaction were to gain a new market share in the Gainesville/Ocala area as well as to create a geographical infill between the Company’s Northeast Florida and Central Florida operations.
During 2016, the Company discovered that certain real estate collateral of an acquired loan was sold prior to acquisition without knowledge or permission of OGS Investments, Inc. Had the Company known this fact on December 4, 2016, the loan would have been classified as a purchased credit impaired loan. As a result, the Company recorded a measurement period adjustment to reclassify the loan as a purchased credit impaired loan.
Acquisition of First America Holdings Corp. — First America Bank
On May 8, 2015 the Company acquired 100% of the outstanding common shares of First America Holdings Corp., the parent company of First America Bank, for $33.5 million cash consideration, through an Agreement and Plan of Merger. The Company acquired $270.3 million in assets and assumed liabilities of  $243.7 million in liabilities resulting in goodwill of  $7 million. The goodwill reflects the excess consideration paid over the net fair values of the assets and liabilities acquired. Goodwill is not tax deductible for this transaction. Five branch facilities were acquired in the transaction located in the

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 18 — BUSINESS COMBINATIONS (Continued)

Bradenton and Sarasota market area on the west coast of Florida. The Company incurred approximately $1.3 million in acquisition expenses which are included in non-interest expense on the consolidated statements of income. The Company believes the accounting for this transaction is complete and is not aware of any material true-up adjustments that could be necessary.
The Company’s primary reasons for acquiring First America Holdings Corp. were to gain new market share and expand the Company’s products and services to the West Coast of Florida.
The following table summarizes the fair values of the assets acquired and the liabilities assumed on the date of acquisitions:
	OGS Investments, Inc. Final as Adjusted	OGS Investments, Inc. Measurement Period Adjustment	OGS Investments, Inc. December 4, 2015	FAHC Holding Corporation May 8, 2015
Cash and cash equivalents	$34,467	$—	$34,467	$59,649
Securities available for sale	20,936	—	20,936	1,000
Loans	162,340	(213)	162,553	182,771
Premises and equipment	10,249	—	10,249	13,078
Real estate owned	4,939	—	4,939	894
Core deposit intangible	4,039	—	4,039	2,992
Bank owned life insurance	—	—	—	4,750
Deferred tax asset	1,653	80	1,573	3,561
Other assets	1,316	—	1,316	1,497
Total assets acquired	239,939	(133)	240,072	270,192
Deposits	217,985	—	217,985	227,125
Federal Home Loan Bank	988	—	988	13,433
Junior subordinated debenture	—	—	—	2,029
Other liabilities	763	—	763	1,165
Total liabilities assumes	219,736	—	219,736	243,752
Total identifiable net assets	20,203	(133)	20,336	26,440
Goodwill	3,248	133	3,115	7,015
Cash Consideration paid	$23,451	$—	$23,451	$33,455

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 18 — BUSINESS COMBINATIONS (Continued)

The table below summarizes the credit impaired and non-impaired loans acquired in each acquisition:
	OGS Investments, Inc. Final as Adjusted	OGS Investments, Inc. Measurement Period Adjustment	OGS Investments, Inc. December 4, 2015	FAHC Holding Corporation May 8, 2015
Acquired loans accounted for under ASC 310-30:
Contractually required principal and interest	$8,501	$314	$8,187	$3,916
Non-accretable difference	2,509	206	2,303	1,474
Cash flows expected to be collected	5,992	108	5,884	2,442
Accretable yield	1,059	13	1,046	422
Fair value at acquisition	$4,933	$95	$4,838	$2,020
Acquired loans not accounted for under ASC 310-30:
Unpaid principal balance	$160,743	$(308)	$161,051	$184,099
Fair value discount, net	3,336	—	3,336	3,348
Fair value at acquisition	157,407	(308)	157,715	180,751
Total fair value at acquisition	$162,340	$(213)	$162,553	$182,771

The fair value of net assets acquired includes fair value adjustments to certain receivables that were not considered impaired as of the acquisition date. The fair value adjustments were determined using discounted contractual cash flows. However, the Company believes that all contractual cash flows related to these financial instruments will be collected. As such, these receivables were not considered impaired at the acquisition date and were not subject to the guidance relating to purchased credit impaired loans, which have shown evidence of credit deterioration since origination. Receivables acquired in 2015 that were not subject to these requirements include non-impaired loans and customer receivables with a fair value and unpaid principal amounts of  $338.5 million and $345.2 million on the date of acquisition, respectively.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Parent Company Only
Consolidated Balance Sheets
December 31,
	2016	2015
Assets
Cash	$16,163	$4,345
Investment in wholly-owned subsidiary	206,300	213,378
Other assets	2,177	2,570
Total	$224,640	$220,293
Liabilities and Stockholder’s Equity
Junior subordinated debenture	$5,953	$5,833
Other liabilities	994	2,020
Stockholders’ equity	217,693	212,440
Total	$224,640	$220,293

Parent Company Only
Consolidated Statements of Income and Comprehensive Income
For years ended December 31,
	2016	2015
Interest income	$11	$12
Interest expense	298	219
Dividends received from subsidiary	13,000	—
Non-interest expense	815	1,676
Income(loss) before income tax and undistributed subsidiary income	11,898	(1,883)
Income tax expense (benefit)	(297)	(588)
Equity in undistributed subsidiary income (losses)	(5,940)	5,211
	$6,255	$3,916
Comprehensive income	$4,701	$3,677

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Parent Company Only
Condensed Statement of Cash Flows
For years ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$6,255	$3,916
Adjustments:
Equity in undistributed subsidiary earnings	5,940	(5,211)
Change in other assets	580	(1,595)
Change in other liabilities	(1,203)	4,052
Stock-based compensation	131	118
Amortization of fair value adjustments	110	(981)
Net cash from operating activities	11,813	299
Cash flows from investing activities:
(Increase) in investment in subsidiary	—	(58,553)
Net cash used in investing activities	—	(58,553)
Cash flows from financing activities:
Proceeds from the issuance of common stock voting	—	49,954
Proceeds from the issuance of common stock nonvoting	—	5,541
Proceeds from exercised stock options	5	45
Net cash provided by financing activities	5	55,540
Net change in cash and cash equivalents	11,818	(2,714)
Beginning cash and cash equivalents	4,345	7,059
Ending cash and cash equivalents	$16,163	$4,345

NOTE 20 — EARNINGS PER SHARE
	2016	2015
Basic
Net Income	$6,255	$3,916
Average shares	20,052,397	16,818,067
Basic earnings per share	$0.31	$0.23
Diluted
Net Income	$6,255	$3,916
Weighted average shares for basic earnings per share	20,052,397	16,818,067
Add: dilutive effects of assumed exercises of stock options	548,400	70,144
Average shares and dilutive potential shares	20,600,797	16,888,211
Diluted earnings per share	$0.30	$0.23

There were no anti-dilutive stock options for 2016 and 2015.

HCBF Holding Company, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts shown in tables in thousands, except share data)
December 31, 2016 and 2015

NOTE 21 — QUARTERLY FINANCIAL DATA (UNAUDITED)
	Interest Income	Net Interest Income	Net Income	Earnings Per Share
				Basic	Diluted
2016
First quarter	$16,370	$14,994	$1,264	$0.06	$0.06
Second quarter	16,253	14,855	1,957	0.10	0.09
Third quarter	15,938	14,504	2,264	0.11	0.11
Fourth quarter	16,135	14,743	770	0.04	0.04
	Interest Income	Net Interest Income	Net Income	Earnings Per Share
				Basic	Diluted
2015
First quarter	$10,879	$10,071	$131	$0.01	$0.01
Second quarter	12,553	11,558	657	0.04	0.04
Third quarter	13,753	12,729	1,298	0.07	0.07
Fourth quarter	14,943	13,922	1,830	0.10	0.10
NOTE 22 — SUBSEQUENT EVENTS
On January 20, 2017, HCBF Holding Company, Inc. (“HCBF”) entered into an agreement and plan of merger with Jefferson Bank Shares, Inc. (“JBI”). The HCBF will acquire JBI and its wholly owned subsidiary Jefferson Bank of Florida (Jefferson). The purchase price is approximately $40 million in HCBF’s common stock and cash. JBI shareholders will receive either $14.03 in cash, or 0.9676 shares of HCBF’s common stock, per share of JBI’s common stock. JBI shareholders will be permitted to elect the form of consideration, provided that the aggregate cash consideration will not exceed 20 percent of the total consideration. In the event that JBI’s shareholders elect to receive aggregate cash consideration in an amount greater than 20 percent of the total consideration, the distribution of the cash consideration will be prorated among such shareholders. The transaction is subject to customary regulatory approvals and JBI’s shareholder approval. It is anticipated that the closing will occur in the third quarter of 2017.

Independent Auditors’ Report
The Board of Directors and Stockholders
Jefferson Bankshares, Inc.
Oldsmar, Florida:
We have audited the accompanying consolidated financial statements of Jefferson Bankshares, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 7, 2017

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
($ in thousands except per share data)
	At December 31,
	2016	2015
Assets
Cash and due from banks	$24,114	21,962
Federal funds sold and other overnight investments	14	10
Total cash and cash equivalents	24,128	21,972
Certificates of deposit	2,739	2,739
Securities available for sale	49,144	51,851
Federal Home Loan Bank stock	489	585
Loans, net of allowance for loan losses of $2,122 and $1,959	212,306	173,764
Accrued interest receivable	643	513
Premises and equipment, net	4,535	4,746
Deferred taxes	975	1,079
Other assets	1,144	828
Total assets	$296,103	258,077
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing	80,206	67,193
Savings, NOW and money-market deposits	146,663	108,180
Time deposits	29,497	40,295
Customer repurchase agreements	5,032	6,315
Total deposits	261,398	221,983
Federal Home Loan Bank advances	6,000	9,000
Other Borrowings	3,030	—
Accrued expenses and other liabilities	1,104	1,050
Total liabilities	271,532	232,033
Commitments and contingencies (Notes 5, 11, 12 and 20)
Stockholders’ equity:
Preferred stock:
Class A, $1 par value, $1,000 liquidation value; 3,367 shares authorized, 3,367 shares issued and outstanding as of December 31, 2015	—	3,367
Not designated, $.01 par value, 996,633 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 9,000,000 shares authorized, and 2,698,102 and 2,452,853 shares issued and outstanding as of December 31, 2016 and 2015	27	25
Additional paid-in capital	27,232	24,645
Accumulated deficit	(1,537)	(767)
Accumulated other comprehensive loss	(1,151)	(1,226)
Total stockholders’ equity	24,571	26,044
Total liabilities and stockholders’ equity	$296,103	258,077

See Accompanying Notes to Consolidated Financial Statements.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Earnings
($ in thousands except per share data)
	Year Ended December 31,
	2016	2015
Interest income:
Loans	$9,051	7,728
Securities	808	828
Federal funds and other	78	21
Total interest income	9,937	8,577
Interest expense:
Deposits	569	546
Borrowings	182	141
Total interest expense	751	687
Net interest income	9,186	7,890
Provision (Credit) for loan losses	163	(173)
Net interest income after provision (credit) for loan losses	9,023	8,063
Noninterest income:
Service charges and other fees	762	626
Gain on sale of loans held for sale	—	144
Gain on sale of foreclosed assets	—	27
Total noninterest income	762	797
Noninterest expenses:
Salaries and employee benefits	3,833	3,617
Occupancy and equipment	1,130	962
FDIC insurance	112	131
Professional fees	139	197
Advertising and marketing	153	121
Data processing	799	829
Other general and administrative	744	712
Total noninterest expenses	6,910	6,569
Earnings before income taxes	2,875	2,291
Income taxes	1,067	875
Net earnings	1,808	1,416
Less: preferred stock dividends	(3)	(34)
Net earnings applicable to common shareholders	$1,805	1,382
Basic earnings per share	$0.67	0.51
Diluted earnings per share	$0.65	0.51

See Accompanying Notes to Consolidated Financial Statements.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income
(In thousands)
	Year Ended December 31,
	2016	2015
Net earnings	$1,808	1,416
Other comprehensive income:
Change in unrealized loss on securities-
Unrealized gain arising during the year	120	513
Deferred income taxes on above change	(45)	(192)
Total other comprehensive income	75	321
Comprehensive income	$1,883	1,737

See Accompanying Notes to Consolidated Financial Statements.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2016 and 2015
($ in thousands)
	Preferred Stock Class A		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2014	3,367	$3,367	2,452,853	$25	24,634	(2,149)	(1,547)	24,330
Net earnings	—	—	—	—	—	1,416	—	1,416
Change in net unrealized loss on securities available for sale, net of tax effect	—	—	—	—	—	—	321	321
Stock-based compensation	—	—	—	—	11	—	—	11
Cash dividends paid on preferred stock	—	—	—	—	—	(26)	—	(26)
Cash dividends declared on preferred stock	—	—	—	—	—	(8)	—	(8)
Balance at December 31, 2015	3,367	3,367	2,452,853	25	24,645	(767)	(1,226)	26,044
Net earnings	—	—	—	—	—	1,808	—	1,808
Change in net unrealized loss on securities available for sale, net of tax effect	—	—	—	—	—	—	75	75
Stock-based compensation	—	—	—	—	14	—	—	14
10% Stock dividend	—	—	245,249	2	2,573	(2,575)	—	—
Cash dividends paid on preferred stock	—	—	—	—	—	(3)	—	(3)
Redeemed preferred stock	(3,367)	(3,367)	—	—	—	—	—	(3,367)
Balance at December 31, 2016	—	$—	2,698,102	$27	27,232	(1,537)	(1,151)	24,571

See Accompanying Notes to Consolidated Financial Statements.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$1,808	1,416
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision (Credit) for loan losses	163	(173)
Depreciation and amortization	284	263
Accretion of loan discount	(11)	(5)
Amortization of deferred loan fees and costs	34	24
Net gain of sales of loans	—	(144)
Net loss on disposal of premises and equipment	—	11
Net gain on sale of foreclosed assets	—	(27)
Net amortization of premiums and discounts on securities	101	91
Deferred income taxes	59	190
Origination of loans held for sale	—	(4,640)
Proceeds from sale of loans held for sale	—	5,154
Amortization of core deposit intangible	52	22
Stock-based compensation	14	11
Net increase in accrued interest receivable	(130)	(82)
Net increase in other assets	(368)	(12)
Net increase (decrease) in accrued expenses and other liabilities	62	(198)
Net cash provided by operating activities	2,068	1,901
Cash flows from investing activities:
Purchases of securities available for sale	(8,007)	(4,592)
Proceeds from payments, calls and maturities of securities available for sale	10,733	8,286
Purchase of certificates of deposit	—	(249)
Redemption of Federal Home Loan Bank stock	96	535
Loan originations, net	(38,728)	(23,911)
Proceeds from the sale of foreclosed assets	—	237
Additions to premises and equipment, net	(73)	(162)
Net cash received in branch acquisition	—	3,958
Net cash used in investing activities	(35,979)	(15,898)
Cash flows from financing activities:
Net increase in deposits and repurchase agreements	39,415	32,223
Net decrease in Federal Home Loan Bank advances	(3,000)	(12,000)
Redemption of preferred stock	(3,367)	—
Increase in other borrowings	3,030	—
Dividends paid on preferred stock	(11)	(34)
Net cash provided by financing activities	36,067	20,189
Net increase in cash	2,156	6,192
Cash and cash equivalents at beginning of year	21,972	15,780
Cash and cash equivalents at end of year	$24,128	21,972

See Accompanying Notes to Consolidated Financial Statements.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)
(In thousands)
	Year Ended December 31,
	2016	2015
Supplemental disclosure of cash flow information:
Interest paid on deposits and borrowed funds	$745	784
Income taxes paid	$886	1,004
Accumulated other comprehensive loss, unrealized gain on securities available for sale, net of tax	$75	321
Cash dividends declared on preferred stock	$—	8
Transfer from loans to foreclosed assets	$—	210
In connection with the branch acquisition the following assets were acquired and liabilities assumed (at fair value):
Loans	$—	6,465
Accrued interest receivable	$—	14
Premises and equipment	$—	1,340
Core deposit intangible	$—	364
Other assets	$—	2
Deposits	$—	12,135
Other liabilities	$—	8

See Accompanying Notes to Consolidated Financial Statements.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
At December 31, 2016 and 2015 and for the Years Then Ended
(1)
Summary of Significant Accounting Policies

Organization.   Jefferson Bankshares, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Jefferson Bank of Florida (the “Bank”) (collectively, the “Company”). The Holding Company’s primary activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank provides a variety of banking and financial services to individuals and corporate customers through its five offices in Oldsmar, Palm Harbor, Tarpon Springs, New Port Richey, and Tampa, Florida. Its primary deposit products are demand deposits, savings, and certificate of deposit accounts and its primary lending products are commercial loans and residential mortgage loans. The Bank’s deposit accounts are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).
Management has evaluated all significant events occurring subsequent to the consolidated balance sheet date through February 7, 2017, which is the date the consolidated financial statements were available to be issued, determining no events require additional disclosure in the financial statements, except for footnote 20.
Basis of Presentation.   The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.
The following is a description of the significant accounting policies and practices followed by the Company, which conform to accounting principles, generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.
Use of Estimates.   The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.
Acquisition.   The Company accounted for its acquisition using the acquisition method of accounting. The acquisition method of accounting requires the Company to estimate the fair value of the tangible assets and identifiable assets acquired and liabilities assumed. The estimated fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair values estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

Branch Acquisition of Certain Assets and Liabilities of The Bank of Tampa.   On July 31, 2015, the Bank acquired deposits and certain assets of a full service branch in Tampa, Florida from The Bank of Tampa. The Bank acquired these deposits and assets in order to enhance its branch network. The Bank incurred approximately $27,000 in acquisition costs which are included in professional fees on the consolidated statement of earnings. The table below summarizes the assets acquired and liabilities assumed on acquisition date (in thousands):
Assets acquired:
Cash	$3,958
Loans	6,465
Accrued interest receivable	14
Premises and equipment	1,340
Core deposit intangible	364
Other assets	2
Total assets acquired	$12,143
Liabilities assumed:
Deposits	12,135
Accrued liabilities	8
Total liabilities assumed	$12,143

Assets acquired included a core deposit intangible of  $364,000. The principal factors considered when valuing the core deposit intangible consist of the following: (1) the rate and maturity structure of the interest bearing liabilities, (2) estimated retention rates for each deposit liability category, (3) the current interest rate environment and (4) estimated noninterest income potential of the acquired relationship. The core deposit intangible is being amortized on the straight-line method over a seven year period. For the years ended December 31, 2016 and 2015, the Company recognized approximately $52,000 and $22,000, respectively in amortization on the core deposit intangible. The core deposit intangible is evaluated periodically for impairment. As of December 31, 2016, the Company determined the core deposit intangible was not impaired. At December 31, 2016 the core deposit intangible was approximately $290,000 and is included in other assets.
Cash and Cash Equivalents.   For the purpose of presentation in the consolidated statements of cash flows, the Company considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist of cash and due from banks and federal funds sold and other overnight investments at December 31, 2016 and 2015, respectively.
Securities.   Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Federal Home Loan Bank Stock.   The Bank, as a member of the Federal Home Loan Bank (FHLB) Atlanta system, is required to maintain an investment in capital stock of the FHLB. Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis of the FHLB stock.
Loans Held for Sale.   Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value (LOCOM). Gains and losses on loans sales (sales proceeds minus carrying value) are recorded in noninterest income. In March of 2015, the Bank discontinued originating residential loans for sale in secondary market.
Loans.   The Company originates business, real estate, and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial real estate loans throughout Pinellas, Pasco and Hillsborough Counties. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.
For loans amortized at cost, interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as a level yield adjustment over the respective term of the loan.
The accrual of interest on the loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Loans are evaluated for impairment and the uncollectible portion of the loan is typically charged-off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses.   The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the years ended December 31, 2016 or 2015.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences in the historical loss or risk rating data.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.
Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.
Off-Balance Sheet Credit Related Financial Instruments.   In the ordinary course of business, the Company has entered into commitments to extend credit, commitments under standby letters of credit, and unfunded commitments under lines of credits. Such financial instruments are recorded when they are funded.
Foreclosed Assets.   Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. There were no foreclosed assets during the year ended December 31, 2016 and one asset foreclosed on in 2015 which was also sold during the year ended December 31, 2015.
Premises and Equipment.   Land is carried at cost. Building, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed using the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.
Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is included in the consolidated statements of earnings.
Transfer of Financial Assets.   Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.
Long-lived Assets.   The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

Income Taxes.   The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation process, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with the taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense.
The Holding Company and the Bank file consolidated income tax returns. Income taxes are allocated between the Holding Company and the Bank as though separate income tax returns were followed.
Stock Compensation.   Stock compensation accounting guidance requires that the compensation cost related to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.
The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the directors’ or employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of the stock options.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

Earnings Per Share.   Earnings per share has been computed on the basis of the weighted-average number of shares of common stock outstanding. In 2016 and 2015, outstanding stock options are considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method (dollars in thousands, except per share amounts):
	2016			2015*
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
Year Ended December 31:
Basic EPS:
Net earnings applicable to common shareholders	$1,805	2,698,102	$.67	$1,382	2,698,102	$.51
Effect of dilutive securities-
Incremental shares from assumed conversion of options		97,013			25,780
Diluted EPS:
Net earnings applicable to common shareholders	$1,805	2,795,115	$.65	$1,382	2,723,882	$.51

*
2015 figures restated for 10% stock dividend paid on June 15, 2016

Advertising Costs.   Advertising costs are expensed as incurred. Advertising expense was approximately $153,000 and $121,000 for the years ended December 31, 2016 and 2015, respectively.
Fair Value Measurements.   GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:
Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.
Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.
The following describes valuation methodologies used for assets measured at fair value:
Securities Available for Sale.   Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available,

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.
Impaired Loans.   Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market area. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.
Acquired Assets and Assumed Liabilities.   All assets acquired and liabilities assumed were recorded at estimated fair values at the date of acquisition. Estimates of fair values were determined based on a variety of information. Acquire assets and assumed liabilities were valued based on estimated cash flows and other unobservable inputs and are classified as Level 3.
Fair Values of Financial Instruments.   The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents and Certificates of Deposit.   The carrying amounts approximate fair values.
Securities.   Fair values for securities available for sale are based on the framework for measuring fair value. The fair value of FHLB stock is based on its redemption value.
Loans.   For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
Accrued Interest Receivable.   The carrying amount approximates fair value.
Deposit Liabilities.   The fair values disclosed for demand, NOW, money-market, savings deposits and customer repurchase agreements are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.
Federal Home Loan Bank Advances and Other Borrowings.   Fair values of advances from the Federal Home Loan Bank and other borrowings are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowings.
Off-Balance-Sheet Financial Instruments.   Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
Other Comprehensive Income.    GAAP requires that recognized revenue, expenses, gains, and losses be included in net earnings. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet and, along with net earnings, are components of other comprehensive income.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

Recent Pronouncements.   In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The ASU requires equity investments to be measured at fair value with changes in fair values recognized in net earnings, simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment and eliminates the requirement to disclose fair values, the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The ASU also clarifies that the Company should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale debt securities in combination with the Company’s other deferred tax assets. These amendments are effective for the fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with terms of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company is in the process of determining the effect of the ASU on its consolidated financial statements. Early application is permitted.
In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718) intended to improve the accounting for employee share-based payments. The ASU affects all organizations that issue share-based payment awards to their employees. The ASU simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the consolidated statement of cash flows. The amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments-Credit Losses (Topic 326). The ASU requires the Company to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1)
Summary of Significant Accounting Policies (Continued)

financial assets with credit deterioration. The ASU is effective for fiscal years beginning after December 15, 2020, and for interim periods within fiscal years beginning after December 15, 2021. Early application is permitted. The Company is in the process of determining the effect of the ASU on its consolidated financial statements.
Reclassifications.   Certain amounts in the 2015 consolidated financial statements have been reclassified to conform to the 2016 consolidated financial statement presentation.
(2)
Restrictions on Cash and Due from Banks

The Bank is required by law or regulation to maintain a cash reserve with the Federal Reserve Bank (FRB), in accounts with other banks or in the vault. As of December 31, 2016 and 2015, these reserve balances amounted to $2,629,000 and $1,865,000, respectively.
(3)
Securities Available for Sale

Securities have been classified according to management’s intention. The carrying amount of securities available for sale and their approximate fair values are summarized as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2016:
Mortgage-backed securities	$43,465	—	(1,569)	41,896
U.S. government agencies	3,999	—	(181)	3,818
Municipal bonds – taxable	1,513	—	(4)	1,509
Municipal bonds – tax-exempt	2,009	—	(88)	1,921
	$50,986	—	(1,842)	49,144
At December 31, 2015:
Mortgage-backed securities	52,151	—	(1,971)	50,180
U.S. government agencies	645	1	—	646
Municipal bonds – taxable	1,017	8	—	1,025
	$53,813	9	(1,971)	51,851

At December 31, 2016 and 2015, securities with a carrying value of approximately $21,575,000 and $20,616,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes required or permitted by law.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(3)
Securities Available for Sale (Continued)

The securities with gross unrealized losses, aggregated by investment category and length of time the individual securities have been in a continuous loss position, are as follows (in thousands):
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At December 31, 2016:
Mortgage-backed securities	$(23)	2,801	(1,546)	38,828
U.S. government agencies	(181)	3,818	—	—
Municipal bonds – taxable	(4)	1,509	—	—
Municipal bonds – tax-exempt	(88)	1,921	—	—
	$(296)	10,049	(1,546)	38,828
At December 31, 2015-
Mortgage-backed securities	$(26)	4,328	(1,945)	45,942

The scheduled maturities of securities available for sale at December 31, 2016 are as follows (in thousands):
	Available for Sale
	Amortized Cost	Fair Value
Due within one year	$500	500
Due after one year through five years	3,781	3,695
Due after five years through ten years	3,240	3,053
Mortgage-backed securities	43,465	41,896
	$50,986	49,144

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2016, the unrealized losses on twenty-one securities available for sale were caused by interest rate changes and general market conditions. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and general market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(4)
Loans

The segments and classes of loans are as follows (in thousands):(1)
	At December 31,
	2016	2015
Construction	$29,334	14,139
Commercial real estate	108,230	91,124
Residential real estate	53,587	46,631
Commercial	21,047	22,023
Consumer and other	2,230	1,806
Total loans	214,428	175,723
Allowance for loan losses	(2,122)	(1,959)
Loans, net	$212,306	173,764

(1)
At December 31, 2016 and 2015, net deferred costs of approximately $248,000 and $158,000 have been added to the specific loan segment balances.

The Company has divided the loan portfolio into five portfolio segments and classes which are the same, each with different risk characteristics and methodologies for assessing risk and are underwritten based upon standards set forth in policies approved by the Company’s board of directors described as follows:
Commercial and Residential Real Estate Mortgage Loans including Construction.   Commercial real estate loans are secured by the subject property and are approved based on standards that include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. Residential real estate loans are approved based on repayment capacity and source, value of the underlying property, credit history and stability. Construction loans to borrowers are to finance the construction of owner occupied and leased properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of loan waivers on funds advanced. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.
Commercial.   Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service debt from income. The cash flow of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(4)
Loans (Continued)

Consumer and Other.   Consumer and other loans are extended for various purposes, including purchases of automobiles, recreation vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
An analysis of the change in the allowance for loan losses follows (in thousands):
	Construction	Commercial Real Estate	Residential Real Estate	Commercial	Consumer and Other	Total
Year Ended December 31, 2016:
Beginning balance	$159	1,116	399	264	21	1,959
Provision (credit) for loan losses	116	(5)	(4)	58	(2)	163
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Ending balance	$275	1,111	395	322	19	2,122
Individually evaluated for impairment:
Recorded investment	$—	—	422	392	—	814
Balance in allowance for loan losses	$—	—	—	72	—	72
Collectively evaluated for impairment:
Recorded investment	$29,334	108,230	53,165	20,655	2,230	213,614
Balance in allowance for loan losses	$275	1,111	395	250	19	2,050
Year Ended December 31, 2015:
Beginning balance	$128	1,093	417	283	35	1,956
Provision (credit) for loan losses	31	23	(18)	(195)	(14)	(173)
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	176	—	176
Ending balance	$159	1,116	399	264	21	1,959
Individually evaluated for impairment:
Recorded investment	$—	—	429	—	—	429
Balance in allowance for loan losses	$—	—	—	—	—	—
Collectively evaluated for impairment:
Recorded investment	$14,139	91,124	46,202	22,023	1,806	175,294
Balance in allowance for loan losses	$159	1,116	399	264	21	1,959

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(4)
Loans (Continued)

The following summarizes the loan credit quality (in thousands):
	Construction	Commercial Real Estate	Residential Real Estate	Commercial	Consumer and Other	Total
Credit Risk Profile by Internally Assigned Grade:
At December 31, 2016:
Grade:
Pass	$29,334	108,230	53,165	20,655	2,230	213,614
Special mention	—	—	—	—	—	—
Substandard	—	—	422	392	—	814
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$29,334	108,230	53,587	21,047	2,230	214,428
At December 31, 2015:
Grade:
Pass	14,139	91,124	46,202	22,023	1,806	175,294
Special mention	—	—	—	—	—	—
Substandard	—	—	413	—	—	413
Doubtful	—	—	16	—	—	16
Loss	—	—	—	—	—	—
Total	$14,139	91,124	46,631	22,023	1,806	175,723

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.
The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, most commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.
Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:
Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.
Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(4)
Loans (Continued)

Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.
Age analysis of past-due loans is as follows (in thousands):
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2016:
Construction	$—	—	—	—	29,334	—	29,334
Commercial real estate	—	—	—	—	108,230	—	108,230
Residential real estate	—	—	—	—	53,234	353	53,587
Commercial	—	—	—	—	21,047	—	21,047
Consumer and other	—	—	—	—	2,230	—	2,230
Total	$—	—	—	—	214,075	353	214,428
At December 31, 2015:
Construction	—	—	—	—	14,139	—	14,139
Commercial real estate	—	—	—	—	91,124	—	91,124
Residential real estate	—	—	—	—	46,202	429	46,631
Commercial	—	—	—	—	22,023	—	22,023
Consumer and other	—	—	—	—	1,806	—	1,806
Total	$—	—	—	—	175,294	429	175,723

The following summarizes the amount of impaired loans (in thousands):
	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At December 31, 2016:
Residential real estate	$422	479	—	—	—	422	479	—
Commercial	—	—	392	392	72	392	392	72
	$422	479	392	392	72	814	871	72
At December 31, 2015-
Residential real estate	$429	486	—	—	—	429	486	—

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(4)
Loans (Continued)

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):
	Average Recorded Investment	Interest Income Recognized	Interest Income Received
For the Year Ended December 31, 2016:
Residential real estate	$551	41	45
Commercial	13	1	—
	$564	42	45
For the Year Ended December 31, 2015:
Residential real estate	439	—	3
Commercial	181	84	23
	$620	84	26

There were no troubled debt restructurings entered into during the years ended December 31, 2016 or 2015.
(5)
Premises and Equipment

A summary of premises and equipment follows (in thousands):
	At December 31,
	2016	2015
Land	$1,120	1,120
Building	2,380	2,370
Leasehold improvements	1,385	1,385
Furniture, fixtures and equipment	1,404	1,423
Total, at cost	6,289	6,298
Less accumulated depreciation and amortization	(1,754)	(1,552)
Premises and equipment, net	$4,535	4,746

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2016, pertaining to banking premises, future minimum rent commitments under various operating leases are as follows (in thousands):
Year Ending December 31,
2017	$383
2018	319
2019	324
2020	333
2021	320
Thereafter	2,210
$3,889

The leases contain options to extend for periods from three to fifteen years. The costs of these options to extend are included in the table above. Total rent expense for the years ended December 31, 2016 and 2015 amounted to approximately $453,000 and $373,000, respectively.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(6)
Deposits

The aggregate amount of time deposits in denominations of  $100,000 or more at December 31, 2016 and 2015 was approximately $23,861,000 and $32,172,000, respectively.
At December 31, 2016, maturities of time deposits are as follows (in thousands):
Year Ending December 31,	Amount
2017	$19,493
2018	8,020
2019	607
2020	675
Thereafter	702
$29,497

Customer Repurchase Agreements.   The Company enters into repurchase agreements with customers. These agreements require the Company to pledge securities as collateral for the balance in the accounts. At December 31, 2016 and 2015, the balance totaled approximately $5,032,000 and $6,315,000, respectively, and the Company had pledged securities as collateral for these agreements with a carrying value of approximately $8,789,000 and $7,567,000 respectively. The weighted-average interest rate on these agreements was .23% and .22% at December 31, 2016 and 2015, respectively.
(7)
Federal Home Loan Bank Advances

A summary of the Bank’s FHLB advances at December 31, 2016 and 2015 by maturity and interest rate follows (in thousands):
Maturity	Interest Rate	At December 31,
		2016	2015
2016	0.59%	$—	3,000
2016	0.86%	—	3,000
2018	1.26%	3,000	3,000
2019	1.23%	3,000	—
		$6,000	9,000

All advances from the FHLB are at a fixed rate and are collateralized by a blanket floating lien on the Company’s qualifying residential and commercial real estate loans.
(8)
Other Borrowings

In 2016, the Company borrowed $3,367,000 from another financial institution. The term of the note is for 10 years with 10 equal annual payments with interest payable quarterly. The interest rate is at Prime less .25 basis points (3.50% at December 31, 2016) and the debt is collateralized with the Bank stock. The balance at December 31, 2016 was $3,030,000.
Federal Reserve Bank (FRB) Advances.   The Bank has a $27,001,000 revolving line of credit with the FRB. As of December 31, 2016 and 2015, there was no balance outstanding. This line is collateralized by a blanket lien on specific types of loans.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(9)
Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows (in thousands):
	Year Ended December 31,
	2016	2015
Current:
Federal	$900	588
State	108	97
Total current	1,008	685
Deferred:
Federal	57	162
State	2	28
Total deferred	59	190
	$1,067	875

The reasons for the difference between the statutory Federal income tax rate of 34% and the effective tax rates are summarized as follows (dollars in thousands):
	Year Ended December 31,
	2016		2015
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$978	34.0%	$779	34.0%
Increase resulting from:
State taxes, net of Federal tax benefit	73	2.5	83	3.6
Nondeductible expenses	16	.6	13	.6
	$1,067	37.1%	$875	38.2%

Tax effects of temporary differences that give rise to the deferred tax assets and liabilities are as follows (in thousands):
	At December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$512	451
Organizational and start-up costs	146	171
Stock-based compensation	90	90
Unrealized losses on securities available for sale	691	736
Other	71	83
Deferred tax assets	1,510	1,531
Deferred tax liabilities:
Deferred loan costs	(381)	(310)
Premises and equipment	(154)	(142)
Deferred tax liabilities	(535)	(452)
Net deferred tax asset	$975	1,079

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(9)
Income Taxes (Continued)

The Company files U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. Federal or state and local income tax examinations by tax authorities for years before 2013.
(10)
Profit Sharing Plan

The Company offers the benefit of participating in a 401(k) profit sharing plan (the “Plan”) to eligible employees. For the years ended December 31, 2016 and 2015, expense attributable to the Plan amounted to approximately $12,000 and $184,000, respectively.
(11)
Off-Balance Sheet Financial Instruments

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and lines of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.
The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on balance sheet instruments.
The following financial instruments were outstanding whose contract amounts represent credit risk (in thousands):
2016
Unused commitments	$81,634
Standby letters of credit	$972

The above commitments have a reserve of approximately $117,000 recorded in other liabilities as of December 31, 2016.
Unused loan commitments, commitments under residential and commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit may be uncollateralized and may not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Company is committed.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
(12)
Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.
(13)
Participation in the Small Business Lending Fund of the U.S. Treasury Department

On August 4, 2011, the Company entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which the Company issued and sold to the Treasury 3,367 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Class A, having a liquidation preference of  $1,000 per share (the “Class A Preferred Stock”), for aggregate proceeds of  $3,367,000. The issuance was pursuant to the

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(13)
Participation in the Small Business Lending Fund of the U.S. Treasury Department (Continued)

Treasury’s Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. The Class A Preferred Stock was entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, commencing October 1, 2011. On February 3, 2016, the Company redeemed all of its shares of Class A Preferred Stock.
(14)
Stock Option Plans

In 2015, the Company established a new stock option plan for employees and directors. The plan was approved by the stockholders on April 22, 2015. Under this plan, the Company can grant options equal to 20% of the number of issued and outstanding shares of common stock on the date this plan was approved by the stockholders of the Company totaling 539,620 options (amended), less the number of stock options outstanding under the Company’s 2007 Stock Option Plan (354,147 options, amended). Options are granted at the fair market value of the common stock on the date of grant and usually vest over a four to five year period. At December 31, 2016, 163,473 options (amended) remain available for grant (all amounts have been adjusted to reflect the 10% stock dividend paid June 15, 2016).
Under the Company’s 2007 Stock Option Plan, the Company could grant options to key employees and directors of the Company for up to 363,000 shares (amended) of common stock. The exercise price of each option equaled the market price of the Company’s common stock on the date of grant and the option’s maximum term was ten years. Vesting periods ranged from four to five years from the date of the grant. At December 31, 2015, no options remained available for grant.
A summary of the status of the Company’s stock option plans is presented below:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2014	354,147	$8.30
Issued	22,000	9.09
Outstanding at December 31, 2015	376,147	8.34
Outstanding at December 31, 2016	376,147	$8.34	2.93 years
Exercisable at December 31, 2016	340,264	$8.29	2.39 years

For the years ended December 31, 2016 and 2015, share-based compensation expense applicable to the plans was approximately $14,000 and $11,000, respectively, and the recognized tax benefit related to this expense was approximately $6,000 and $4,000, respectively.
As of December 31, 2016, unrecognized share-based compensation expense related to nonvested options amounted to approximately $46,000. This amount is expected to be recognized over a weighted-average period of 3.1 years.
The fair value of each option granted in 2015 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:
2015
Risk-free interest rate	1.98%
Dividend yield	—
Expected stock volatility	10.84%
Expected life in years	6.50
Per share grant-date fair value of options issued during the year	$1.74

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(14)
Stock Option Plans (Continued)

The Company uses the guidance issued by the Securities and Exchange Commission to determine the estimated life of options issued. Expected volatility is based on historical volatility of stocks of other similar community banks. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s historical and expected dividend payments.
(15)
Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Effective January 1, 2015, the Bank, became subject to the new Basel III capital level threshold requirements under the Prompt Corrective Action regulations with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. These new regulations were designed to ensure that banks maintain strong capital positions even in the event of severe economic downturns or unforeseen losses.
Changes that could affect the Bank going forward include additional constraints on the inclusion of deferred tax assets in capital and increased risk weightings for nonperforming loans and acquisition/development loans in regulatory capital. Under the new regulations in the first quarter of 2015, the Bank elected an irreversible one-time opt-out to exclude accumulated other comprehensive loss from regulatory capital. Beginning January 1, 2016, the Bank became subject to the capital conservation buffer rules which place limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers. In order to avoid these limitations, a bank must hold a capital conservation buffer above its minimum risk-based capital requirements. As of December 31, 2016, the Bank’s capital conservation buffer exceeds the minimum requirement of 0.625% for 2016. The required buffer is to be phased in over three years.
As of December 31, 2016, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain a minimum Common equity tier 1 capital ratio, Tier 1 capital ratio, Total capital ratio and Tier 1 leverage ratio as set forth in the table. Management believes, as of December 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and percentages are presented in the table ($ in thousands):

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(15)
Regulatory Matters (Continued)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2016:
Common equity tier I capital ratio	$28,280	12.32%	$10,333	4.50%	$14,925	6.50%
Tier I capital ratio	28,280	12.32	13,777	6.00	18,370	8.00
Total capital ratio	30,519	13.29	18,370	8.00	22,962	10.00
Tier I leverage ratio	28,280	9.84	11,493	4.00	14,366	5.00
As of December 31, 2015:
Common equity tier I capital ratio	26,744	15.05	7,999	4.50	11,554	6.50
Tier I capital ratio	26,744	15.05	10,666	6.00	14,221	8.00
Total capital ratio	28,819	16.21	14,221	8.00	17,776	10.00
Tier I leverage ratio	26,744	10.55	10,141	4.00	12,676	5.00
(16)
Related Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. Annual activity consisted of the following (in thousands):
	At December 31,
	2016	2015
Beginning balance	$4,229	3,804
New loans and advances	1,636	3,284
Repayments	(1,079)	(2,859)
Ending balance	$4,786	4,229

Deposits from related parties held by the Company totaled approximately $9,564,000 and $11,693,000 at December 31, 2016 and 2015, respectively. The Company leases office and retail space from an entity in which some directors have an ownership interest. The Company also purchases certain insurance policies through an entity which is owned by a director.
(17)
Restrictions on Dividends

The Holding Company’s primary source of income from which it may pay dividends will be the dividends that it receives from the Bank.
Federal and state banking regulations place certain restrictions on dividends paid by the Bank. The amount of dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(18)
Fair Value of Financial Instruments

The estimated fair values, and related carrying or notional amounts, of the Bank’s financial instruments are as follows (in thousands):
	At December 31,
	2016		2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$24,128	24,128	21,972	21,972
Certificates of deposit	2,739	2,739	2,739	2,739
Securities available for sale	49,144	49,144	51,851	51,851
Federal Home Loan Bank stock	489	489	585	585
Loans, net	212,306	217,827	173,764	178,543
Accrued interest receivable	643	643	513	513
Financial liabilities:
Deposits including repurchase agreements	261,398	261,299	221,983	222,940
Federal Home Loan Bank advances	6,000	5,965	9,000	8,980
Other borrowings	3,030	3,030	—	—
Off-balance-sheet financial instruments	—	—	—	—
(19)
Fair Value Measurements

Securities available for sale measured at fair value on a recurring basis are summarized below (in thousands):
	Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2016:
Mortgage-backed securities	$41,896	—	41,896	—
U.S. government agencies	3,818	—	3,818	—
Municipal bonds – taxable	1,509	—	1,509	—
Municipal bonds – tax-exempt	1,921	—	1,921	—
	$49,144	—	49,144	—
At December 31, 2015:
Mortgage-backed securities	50,180	—	50,180	—
U.S. government agencies	646	—	646	—
Municipal bonds – taxable	1,025	—	1,025	—
	$51,851	—	51,851	—

During the years ended December 31, 2016 and 2015, no securities were transferred in or out of Level 1, Level 2 or Level 3.

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(19)
Fair Value Measurements (Continued)

Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):
	At Year End					Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3	Total Losses
December 31, 2016:
Residential real estate	$422	—	—	422	57	—
Commercial	320	—	—	320	72	72
	$742	—	—	742	129	72
December 31, 2015-
Residential real estate	$15	—	—	15	57	—

(20)
Merger Agreement

On January 20, 2017 HCBF Holding Company Inc. (Harbor) and the Company, announced the signing of an agreement and plan of merger, whereby Harbor will acquire the Company. The purchase price is approximately $40 million in Harbor common stock and cash.
The Company Shareholders will receive either $14.03 in cash, or 0.9676 shares of Harbor common stock, per share of the Company’s common stock. Shareholders will be permitted to elect the form of consideration, provided that the aggregate cash consideration will not exceed 20 percent of the total consideration. In the event that the Company’s shareholders elect to receive aggregate cash consideration in an amount greater than 20 percent of the total consideration, the distribution of the cash consideration will be prorated among such shareholders.
The transaction is subject to customary regulatory approvals and the Company’s shareholder approval. It is anticipated that the closing will occur in the third quarter of 2017.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HCBF HOLDING COMPANY, INC.,
JEFFERSON BANKSHARES, INC.
AND
JEFFERSON BANK OF FLORIDA
Dated as of January 20, 2017

A-i

 (Continued)

A-ii

 (Continued)

A-iii

 (Continued)

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 20, 2017, by and among HCBF HOLDING COMPANY, INC., a Florida corporation (“HCBF”), JEFFERSON BANKSHARES, INC., a Florida corporation (“JBI”), and JEFFERSON BANK OF FLORIDA, a Florida-chartered commercial bank (“Jefferson Bank”).
PREAMBLE
WHEREAS, the respective Boards of Directors of HCBF, JBI and Jefferson Bank have determined that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of JBI by HCBF pursuant to (i) the merger of JBI with and into HCBF (the “Holding Company Merger”) and (ii) the merger of Jefferson Bank with and into a Florida-chartered bank subsidiary of HCBF, Harbor Community Bank (“Harbor”) (the “Bank Merger”) (collectively, the “Mergers”).
WHEREAS, at the effective time of the Holding Company Merger, the outstanding shares of JBI Common Stock shall be converted into the right to receive shares of HCBF Common Stock and cash as described in this Agreement.
WHEREAS, as a result of the Mergers, the shareholders of JBI shall become shareholders of HCBF and HCBF shall conduct the business and operations of JBI and Harbor shall conduct the business and operations of Jefferson Bank.
WHEREAS, the transactions described in this Agreement are subject to the approvals of the shareholders of JBI, the Board of Governors of the Federal Reserve System, the Florida Office of Financial Regulation, the Federal Deposit Insurance Corporation, and the satisfaction of certain other conditions described in this Agreement.
WHEREAS, it is the intention of the Parties that the Mergers, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.
WHEREAS, certain terms used in this Agreement are defined in Section 10.1 of this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:
1. TRANSACTIONS AND TERMS OF MERGERs
1.1 HOLDING COMPANY MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, JBI shall be merged with and into HCBF in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA. HCBF shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of JBI and HCBF.
1.2 BANK MERGER. Immediately subsequent to the consummation of the Holding Company Merger, Jefferson Bank shall be merged with and into Harbor pursuant to Section 368 of the Code and in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger and Merger Agreement (“Bank Plan”), attached hereto as Exhibit 1. JBI shall vote the shares of Jefferson Bank Capital Stock in favor of the Bank Plan and the Bank Merger provided for therein. HCBF shall vote the shares of Harbor Capital Stock in favor of the Bank Plan and the Bank Merger provided for therein. Harbor shall be the Surviving Bank resulting from the Bank Merger
1.3 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the “Closing”) will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the

Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail, facsimile or electronically, as may be mutually agreed upon by the Parties.
1.4 EFFECTIVE TIME. The Holding Company Merger shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 45 days after the last to occur of  (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of JBI approve this Agreement and the Mergers. The actual Effective Time within the 45-day period shall be mutually agreed upon by HCBF and JBI.
1.5 ARTICLES OF INCORPORATION. The Articles of Incorporation of HCBF in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed, and the Articles of Incorporation of Harbor in effect immediately prior to the effective time of the Bank Merger shall be the Articles of Incorporation of the Surviving Bank until duly amended or repealed.
1.6 BYLAWS. The Bylaws of HCBF in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed, and the Bylaws of Harbor in effect immediately prior to the effective time of the Bank Merger shall be the Bylaws of the Surviving Bank until duly amended or repealed.
1.7 DIRECTORS AND OFFICERS.
(a) The directors of HCBF in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of HCBF in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.
(b) The directors of Harbor in office immediately prior to the effective time of the Bank Merger, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the effective time of the Bank merger in accordance with the Bylaws of the Surviving Bank. The officers of Harbor in office immediately prior to the effective time of the Bank Merger, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.
2. MANNER OF CONVERTING SHARES
2.1 CONVERSION OF SHARES. Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Holding Company Merger and without any action on the part of HCBF, Harbor, JBI, or Jefferson Bank or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:
(a) Each share of HCBF Capital Stock and Harbor Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Mergers.
(b) Subject to Section 2.4, at the Effective Time, each share of JBI Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares” and each an “Exchangeable Share”), shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Agreement (including the proration procedures in Section 2.7), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) (such election, a “Cash Election”) $14.03 in cash (the

“Cash Election Consideration”), or (ii) (such election, a “Stock Election”) 0.9676 validly issued, fully paid and nonassessable shares of HCBF Common Stock (such number of shares of HCBF Common Stock, the “Stock Election Consideration”). From and after the Effective Time, all such shares of JBI Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of JBI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of JBI Common Stock.
(c) Each share of Jefferson Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.
2.2 SHARES HELD BY JBI ENTITIES. Each of the shares of JBI Common Stock held by any JBI Entity other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor (“Cancelled Shares”).
2.3 DISSENTING SHAREHOLDERS. Any holder of shares of JBI Common Stock who perfects their dissenters’ rights (the aggregate shares of all such holders constituting the “Dissenting Shares”) in accordance with and as contemplated by Sections 607.1301-.1333 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to JBI the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of JBI fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to HCBF’s consent in its sole discretion, HCBF shall issue and deliver the consideration to which such holder of shares of JBI Common Stock is entitled under this ARTICLE 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of JBI Common Stock held by such holder.
2.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of JBI Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of HCBF Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HCBF Common Stock multiplied by $14.50. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
2.5 EQUITY RIGHTS. Immediately prior to the Effective Time, contingent upon consummation of the transactions contemplated hereby, each outstanding Equity Right to acquire shares of JBI Capital Stock or Jefferson Bank Capital Stock shall be cancelled and automatically converted into the right to receive an amount of cash, without interest, equal to the product of  (x) the aggregate number of shares of JBI Common Stock subject to the Equity Right multiplied by (y) the excess, if any, of  $14.03 over the exercise price per share of such Equity Right.
2.6 ANTI-DILUTION PROVISIONS. In the event HCBF changes the number of shares of HCBF Common Stock issued and outstanding prior to the Effective Time as a result of the stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the share and dollar amounts set forth in this ARTICLE 2, ARTICLE 9 and ARTICLE 10 shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.
2.7 ELECTION AND PRORATION PROCEDURES.
(a) An election form in such form as HCBF shall reasonably specify and as shall be reasonably acceptable to JBI (the “Election Form”) shall be mailed on a date to be mutually agreed by the Parties that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Parties shall mutually agree (the “Mailing Date”) to each holder of record of JBI Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b) HCBF shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of JBI Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and JBI shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(c) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (y) the number of shares of such holder’s JBI Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”), and (z) the number of shares of such holder’s JBI Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Any shares of JBI Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any JBI Certificates to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related JBI Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as the Parties shall agree) (the “Election Deadline”) (other than shares of JBI Common Stock to be cancelled in accordance with Section 2.2 and other than Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Stock Election with respect to such No Election Shares. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline.
(d) As soon as reasonably practicable after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, HCBF shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:
1. If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of HCBF Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.
2. If the Available Cash Election Amount is greater than the Cash Election Amount, then no proration shall be applied.
(e) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Certificates or book-entry shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of JBI Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of JBI Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of HCBF, JBI, or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3. EXCHANGE OF SHARES
3.1 EXCHANGE PROCEDURES.
(a) HCBF and JBI shall cause the exchange agent selected by HCBF (the “Exchange Agent”) to mail within five (5) Business Days after the Effective Time (which date shall be referred to as the “Transmittal Date”), to each holder of record of a certificate or certificates which represented shares of JBI Common Stock immediately prior to the Effective Time (the “Certificates”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the JBI stock certificates. The Certificate or Certificates of JBI Common Stock so delivered shall be duly endorsed as the Exchange Agent may require.
(b) Upon surrender of a Certificate for exchange and cancellation to HCBF, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor (x) a certificate representing that number of whole shares of HCBF Common Stock, if any, to which such holder of JBI Common Stock shall have become entitled pursuant to the provisions of ARTICLE 2 hereof, and (y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of ARTICLE 2 and the Certificate so surrendered shall forthwith be canceled.
(c) In the event of a transfer of ownership of shares of JBI Common Stock represented by Certificates that are not registered in the transfer records of JBI, the consideration provided in ARTICLE 2 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of  (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as HCBF and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of JBI Common Stock (other than shares to be canceled pursuant to Section 2.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided pursuant to ARTICLE 2, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2. To the extent required by Section 2.4, each holder of shares of JBI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of HCBF Common Stock to which such holder may be otherwise entitled (without interest). HCBF shall not be obligated to deliver the consideration to which any former holder of JBI Common Stock is entitled as a result of the Mergers until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, neither HCBF nor the Exchange Agent shall be liable to a holder of JBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of JBI shall constitute ratification of the appointment of the Exchange Agent.
3.2 RIGHTS OF FORMER JBI SHAREHOLDERS. At the Effective Time, the stock transfer books of JBI shall be closed and no transfer of JBI Common Stock by any such holder shall thereafter be made or recognized. From and after the Effective Time, until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate therefor representing shares of JBI Common Stock (other than shares to be canceled or surrendered pursuant to Section 2.2 and Section 2.3 respectively) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor. Whenever a dividend or other distribution is declared by HCBF on the HCBF Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of HCBF Common Stock issuable pursuant to this Agreement. No dividend or other distribution payable to the holders of record of HCBF Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 3.1. However, upon surrender of such Certificate, both the HCBF Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.
3.3 RETURN OF EXCHANGE FUND. At any time following the 12-month period after the Effective Time, HCBF shall be entitled to direct the Exchange Agent to deliver to it any portions of the cash and certificates for shares of HCBF Common Stock (together with any dividends or distributions with respect thereto) which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to HCBF (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.
3.4 WITHHOLDING. HCBF or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Certificates such amounts as any HCBF Entity or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law. To the extent that such amounts are properly withheld by a HCBF Entity or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of whom such deduction and withholding were made by HCBF or the Exchange Agent.
4. REPRESENTATIONS AND WARRANTIES OF JBI AND JEFFERSON BANK
JBI and Jefferson Bank hereby jointly represent and warrant to HCBF as follows:
4.1 ORGANIZATION, STANDING, AND POWER.
(a) JBI is a corporation duly organized, validly existing, and its status is active under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. JBI is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect. The minute books and other organizational documents and corporate records (including JBI’s Articles of Incorporation and Bylaws) for JBI have been made available to HCBF for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.
(b) Jefferson Bank is a Florida-chartered commercial bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Jefferson Bank is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect. The minute books and other organizational documents and corporate records (including Jefferson Bank’s Articles of Incorporation and Bylaws) for Jefferson Bank have been made available to HCBF for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors (including committees) and shareholders thereof.

4.2 AUTHORITY OF JBI AND JEFFERSON BANK; NO BREACH BY AGREEMENT.
(a) Each of JBI and Jefferson Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of JBI and Jefferson Bank, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of JBI Common Stock and a majority of the outstanding shares of Jefferson Bank Common Stock, which are the only shareholder votes required for approval of this Agreement and consummation of the Mergers by JBI and Jefferson Bank, and subject to receipt of the requisite Consents referred to in Section 8.1(b) and Section 8.1(c). This Agreement represents a legal, valid, and binding obligation of JBI and Jefferson Bank, enforceable against JBI and Jefferson Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).
(b) Neither the execution and delivery of this Agreement by JBI and Jefferson Bank, nor the consummation by JBI and Jefferson Bank of the transactions contemplated hereby, nor compliance by JBI and Jefferson Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of JBI’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any JBI Subsidiary or any resolution adopted by the board of directors or the shareholders of any JBI Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any JBI Entity under, any Contract or Permit of any JBI Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b) and Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any JBI Entity or their respective Material Assets.
(c) Other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by JBI or Jefferson Bank of the Mergers and the other transactions contemplated in this Agreement.
4.3 CAPITAL STOCK.
(a) The authorized capital stock of JBI consists of  (i) 9,000,000 shares of JBI Common Stock, $0.01 par value per share, of which 2,698,102 shares are issued and outstanding as of the date of this Agreement and not more than 2,698,102 shares will be issued and outstanding at the Effective Time (except as may be increased as a result of the issuance of shares of JBI Common Stock pursuant to the exercise of Equity Rights outstanding as of the date of this Agreement and disclosed on Section 4.3(a) of the JBI Disclosure Memorandum), and (ii) 1,000,000 shares of preferred stock, of which (x) 3,367 shares are designated Senior Non-Cumulative Perpetual Preferred Stock, Series A and none of which are issued or outstanding and (y) 996,633 shares are undesignated and none of which are issued or outstanding. All of the issued and outstanding shares of JBI Capital Stock of have been duly and validly issued and are fully paid and nonassessable under the FBCA. None of the outstanding shares of JBI Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of JBI.
(b) The authorized capital stock of Jefferson Bank consists of  (i) 9,000,000 shares of Jefferson Bank Common Stock, $5.00 par value per share, of which 2,199,988 shares are issued and outstanding as of the date of this Agreement and not more than 2,199,988 shares will be issued and outstanding at the Effective Time, and (ii) 1,000,000 shares of preferred stock, of which (x) 3,367 shares are designated Senior Non-Cumulative Perpetual Preferred Stock, Series A and none of which are issued or outstanding and (y) 996,633 shares are undesignated and none of which are issued or outstanding. All of the issued and outstanding shares of Jefferson Bank Capital Stock of have been duly and validly issued and are fully paid and nonassessable under the FBCA. None of the outstanding shares of Jefferson Bank Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Jefferson Bank.
(c) Except as set forth in Sections 4.3(a) and 4.3(b), or as disclosed in Sections 4.3(a) or 4.3(b) of the JBI Disclosure Memorandum, there are no shares of JBI Capital Stock, Jefferson Bank Capital Stock, or other equity securities of JBI or Jefferson Bank outstanding and no outstanding Equity Rights relating to JBI Capital Stock or Jefferson Bank Capital Stock.
4.4 INVESTMENTS; SUBSIDIARIES.
(a) JBI and Jefferson Bank have disclosed in Section 4.4(a) of the JBI Disclosure Memorandum all of the JBI Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the JBI Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). JBI or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each JBI Subsidiary. Since inception, neither JBI nor Jefferson Bank has had any Subsidiary, other than Jefferson Bank being a Subsidiary of JBI.
(b) No capital stock (or other equity interest) of any JBI Subsidiary is or may become required to be issued (other than to another JBI Entity) by reason of any Equity Rights, and there are no Contracts by which any JBI Subsidiary is bound to issue (other than to another JBI Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any JBI Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any JBI Subsidiary (other than to another JBI Entity).
(c) There are no Contracts relating to the rights of any JBI Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any JBI Subsidiary.
(d) Except as disclosed in Section 4.4(d) of the JBI Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each JBI Subsidiary held by a JBI Entity are fully paid and (except pursuant to 12 U.S.C. § 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the JBI Entity free and clear of any Lien.
(e) Except as disclosed in Section 4.4(e) of the JBI Disclosure Memorandum, each JBI Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each JBI Subsidiary is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect. Each JBI Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the Deposits in which are insured by the Deposit Insurance Fund up to applicable limits, and all premiums and assessments required to be paid in connection therewith have been paid when due.
(f) The minute books, and other organizational and corporate documents for each JBI Subsidiary have been made available to HCBF for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

4.5 FINANCIAL STATEMENTS.
(a) The JBI Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all Material respects the consolidated financial condition of JBI and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.
(b) The records, systems, controls, data and information of JBI are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of JBI or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership or non-direct control which have not had, and are not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect.
(c) Since December 31, 2010, (i) no JBI Entity nor, to the Knowledge of JBI, any director, officer, employee, auditor, accountant or Representative of any JBI Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of JBI or its internal accounting controls, including any complaint, allegation, assertion or claim that JBI has engaged in questionable accounting or auditing practices, and (ii) no attorney representing JBI, or other Person, whether or not employed by JBI, has reported evidence of a violation of Law or breach of fiduciary duty by JBI or any of its officers, directors, employees or agents to the Board of Directors or executive officers of JBI or any committee thereof or to any director or executive officer of JBI.
4.6 ABSENCE OF UNDISCLOSED LIABILITIES. No JBI Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheet of JBI as of December 31, 2015, included in the JBI Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No JBI Entity has incurred or paid any Liability since December 31, 2015, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.
4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.
(a) Since December 31, 2015, except as disclosed in the JBI Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, and (ii) none of the JBI Entities have taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of JBI provided in ARTICLE 6.
(b) Since December 31, 2015, except as disclosed in Section 4.7(b) of the JBI Disclosure Memorandum, no JBI Entity has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable Law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2015, granted any severance or termination pay, entered into any Contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any right to acquire any shares of JBI Capital Stock other than grants of Equity Rights to employees reflected in Section 4.3(a) of the JBI Disclosure Memorandum, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any Material election for federal or state income tax purposes, (v) made any Material change in the credit policies or procedures of JBI or Jefferson Bank, the effect of which was or is to make any such policy or procedure less restrictive in any Material respect, (vi) made any Material acquisition or disposition of any Assets or properties, or entered into any Contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of  $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any of its accounting methods, principles or practices affecting its Assets, Liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.
4.8 TAX MATTERS.
(a) Filing of Tax Returns. Each JBI Entity has timely filed with the appropriate taxing authorities all Returns (including, without limitation, informational returns and other Material information) in respect of Taxes that it is required to file through the date hereof. All such Returns are, and the information contained therein is, complete and accurate in all Material respects. No JBI Entity has requested any extension of time within which to file Returns (including, without limitation, information returns) in respect of any Taxes. JBI and Jefferson Bank have made available to HCBF copies of the federal, state, foreign and local income Tax returns of each JBI Entity. No JBI Entity has derived income from or operated a trade or business in any foreign country, state or locality.
(b) Payment of Taxes. All Taxes in respect of periods beginning before the date hereof  (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP or (iii) are being contested in good faith by a JBI Entity pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP. No JBI Entity has any Material Liability for Taxes in excess of the amounts so paid or reserves so established. Each JBI Entity has, within the time and manner prescribed by applicable Law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities or (ii) to the extent relating to income a JBI Entity receives after the Closing, no acts, events or omissions have occurred on or before the Closing Date that would result in Material Taxes for which any JBI Entity is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.
(c) Audit History. There are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. There are no pending or, to JBI’s Knowledge threatened, audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes. Audits of federal, state, foreign and local Returns for Taxes of any JBI Entity by the relevant taxing authorities have been completed for each period set forth in Section 4.8(c) of the JBI Disclosure Memorandum. No extension of a statute of limitations relating to Taxes is in effect with respect to any JBI Entity.
(d) Tax Elections.
1. All Material elections with respect to Taxes affecting any JBI Entity that are effective as of the date hereof are set forth in Section 4.8(d) of the JBI Disclosure Memorandum.
2. No JBI Entity: (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any Asset of any JBI Entity as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iv) owns tax-exempt use property within the meaning of Section 168(h)(1) of the Code.
(e) Asset Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of any JBI Entity.

(f) Tax Rulings/Binding Agreement. No JBI Entity has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would affect the amount of Taxes after the Closing Date. No request for any such ruling is outstanding.
(g) Power of Attorney. There is no power of attorney currently in force granted by any JBI Entity relating to Taxes.
(h) Prior Affiliated Groups. Section 4.8(h) of the JBI Disclosure Memorandum lists all combined consolidated or unitary groups of which each JBI Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.
(i) Tax-Sharing Agreements. Except as set forth in Section 4.8(i) of the JBI Disclosure Memorandum, no JBI Entity is a party to a Tax-sharing agreement, Tax indemnity agreement, or any similar arrangement.
(j) Existing Partnerships and Single Member LLCs. No JBI Entity (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, or (iii) owns a qualified Subchapter S Subsidiary which is treated as a disregarded entity under the Code.
(k) Parachute Payments. No JBI Entity has made or become obligated to make, or will, as a result of any event connected with the transactions contemplated hereby, make or become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).
(l) Balance of Intercompany Items. All items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. Sections 1.1502-13.
(m) Debt or Stock of Acquiring Group. No JBI Entity owns any debt obligation of any HCBF Entity or any HCBF Capital Stock.
(n) Compliance with Section 6038A. Each JBI Entity has complied with all reporting and record-keeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.
(o) FIRPTA. No JBI Entity is a “foreign person” as defined in Section 1445(f)(3) of the Code.
(p) Permanent Establishment. No JBI Entity has, or has had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and any such foreign country.
(q) Security for Tax-Exempt Obligations. None of the Assets of any JBI Entity directly or indirectly secures any debt, the interest on which is Tax-exempt under Section 103(a) of the Code.
(r) U.S. Real Property Holding Corporation. No JBI Entity is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(s) Tax Basis and Tax Attributes. JBI’s Returns, in all Material respects, set forth as of the respective dates thereof  (i) the basis of each JBI Entity in its Assets, (ii) the accumulated earnings and profits of each JBI Entity, and (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign Tax, or excess charitable contribution allocable to each JBI Entity.
(t) Unpaid Tax. The unpaid Taxes of each JBI Entity do not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent JBI Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of JBI.

(u) Tax Ownership. Each Asset with respect to which each JBI Entity claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such JBI Entity.
(v) Timing Differences. No item of income or gain reported by any JBI Entity for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period.
(w) Section 197 Elections. No JBI Entity has made or is bound by any election under Section 197 of the Code.
(x) Withholding. Each JBI Entity (i) has withheld and paid each Material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and (ii) has Materially complied with all information reporting and backup withholding provisions of applicable Law.
(y) Section 368(a). No JBI Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
(z) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the JBI Entities do not file Tax Returns that any JBI Entity may be subject to Tax in that jurisdiction.
(aa) Reportable Transactions. No JBI Entity has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(C)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(bb) Ownership Changes. Without regard to this Agreement, neither JBI nor any Subsidiary has undergone an “ownership change” within the meaning of Section 382 of the Code.
4.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. Management of JBI has reasonably and in good faith concluded that the allowances for possible loan and lease credit losses (collectively, the “Allowance”) shown on the JBI Financial Statements, as of the date thereof, was adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the JBI Entities and other extensions of credit (including letters of credit) by the JBI Entities as of the dates thereof, and neither JBI nor Jefferson Bank has been advised by any Regulatory Authority that the Allowance or methodology for determining such Allowance may be inadequate.
4.10 ASSETS.
(a) Except as disclosed in Section 4.10(a) of the JBI Disclosure Memorandum or as disclosed or reserved against in the JBI Financial Statements delivered prior to the date of this Agreement, each JBI Entity has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of each JBI Entity are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such JBI Entity’s past practices.
(b) Except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, all Assets which are Material to the business of either JBI or Jefferson Bank, held under leases or subleases by any JBI Entity, are held under valid Contracts enforceable by a JBI Entity and to the Knowledge of JBI as to the counterparty to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), there are no Defaults under such Contract and no event(s) has occurred, which with the giving of notice or passage of time would cause such a Default to occur, and each such Contract is in full force and effect.

(c) Each JBI Entity currently maintains the insurance coverages set forth in Section 4.10(c) of the JBI Disclosure Memorandum. None of the JBI Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be Materially increased. Except as disclosed in Section 4.10(c) of the JBI Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $25,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any JBI Entity under such policies.
(d) Management of JBI has reasonably and in good faith concluded that the Assets of each JBI Entity include all Assets required to operate the business of the JBI Entities as presently conducted.
(e) Section 4.10(e) of the JBI Disclosure Memorandum contains true and correct lists of the depositors who own the 25 largest deposit relationships of Jefferson Bank and the borrowers with the 25 largest individual or aggregate extensions of credit from Jefferson Bank.
(f) Section 4.10(f) of the JBI Disclosure Memorandum contains a true and complete list and a brief description of all real property (other than properties in the OREO Portfolio) owned by any JBI Entity (including the improvements thereon, the “Owned Real Property”) and a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by any JBI Entity (including the improvements thereon, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Management of JBI has reasonably and in good faith concluded that the business conducted by the JBI Entities does not require any real property other than the Real Property.
(g) A JBI Entity has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, in each case free and clear of all Liens. A JBI Entity has exclusive possession and the right of use of each of the Real Properties. Management of JBI has reasonably and in good faith concluded that the Real Property is structurally sound and in good operating condition, maintenance and repair. With respect to each Leased Real Property, (i) the entirety of such Leased Real Property is leased by Jefferson Bank pursuant to the applicable leases described in Section 4.10(f) of the JBI Disclosure Memorandum, which each such lease (x) is in full force and effect, and has not been amended or modified and (y) constitutes the entire agreement with respect to the leasing by Jefferson Bank of the Leased Real Property, (ii) a copy of the lease (together with any amendments, extensions, renewals, guaranties and other agreements with respect thereto) previously delivered by JBI to HCBF is a true and complete copy of the original thereof, (iii) all rent due and payable under such lease has been paid, (iv) the Leased Real Property has been maintained in accordance with such lease, and (v) no JBI Entity is in Default under the lease, nor is the landlord in Default under the lease.
(h) There are no Contracts granting to any party or parties the right of use or occupancy of any Owned Real Property or any Leased Real Property, including JBI’s and Jefferson Bank’s banking facilities and all other real estate or foreclosed properties and any improvements thereon. Each Contract for the Leased Real Property that requires the Consent of the lessor or its agent resulting from the Mergers by virtue of the terms of such Contract is listed in Section 4.10(h) of the JBI Disclosure Memorandum identifying the section of the Contract that contains such prohibition or restriction.
(i) There are no outstanding Contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.
(j) There are no parties (other than any JBI Entities) in possession of any Real Property.
(k) Each Real Property owned or leased by any JBI Entities and which is used in the ordinary course of JBI’s or Jefferson Bank’s banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.
(l) Each Real Property owned or leased by JBI or Jefferson Bank and which is used in the ordinary course of JBI’s or Jefferson Bank’s banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of Real Property.

4.11 INTELLECTUAL PROPERTY.
(a) Each JBI Entity owns or has a license to use all of the Intellectual Property used by such JBI Entity in the course of its business. Each JBI Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such JBI Entity in connection with such JBI Entity’s business operations, and such JBI Entity has the right to convey by sale or license any Intellectual Property so conveyed.
(b) Except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, no JBI Entity is in Default under any of its Intellectual Property licenses.
(c) No proceedings have been instituted, or are pending or to the Knowledge of JBI threatened, which challenge the rights of any JBI Entity with respect to Intellectual Property used, sold or licensed by such JBI Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property.
(d) Except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, the conduct of the business of any JBI Entity does not infringe any Intellectual Property of any other Person. No JBI Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.
(e) To the Knowledge of JBI, no officer, director or employee of any JBI Entity is party to any Contract with any Person other than any JBI Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a JBI Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than any JBI Entity.
(f) No officer, director or, to the Knowledge of JBI, employee of any JBI Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person whose principal business is in the banking or financial services industry, including any JBI Entity.
4.12 ENVIRONMENTAL MATTERS.
(a) Each JBI Entity, its Participation Facilities, its Operating Properties, and each of JBI Entity’s respective current and former properties, are and have been, at all times, in compliance in all Material respects with all Environmental Laws.
(b) Except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, each JBI Entity, its Participation Facilities, its Operating Properties, and each of JBI Entity’s respective current and former properties, have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used, or handled any Hazardous Material or disposed of, or arranged for the disposal of, any Hazardous Material.
(c) There has not occurred, nor is there presently occurring, nor is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any JBI Entity’s Operating Properties or Participation Facilities, or to the Knowledge of JBI, any property located adjacent to any respective current or former properties of any JBI Entity, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by, the acts or omissions of a JBI Entity or any of its Participation Facilities or its Operating Properties, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.
(d) Each JBI Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified any JBI Entity or any of its Participation Facilities or Operating Properties that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.
(e) There is no Litigation pending or threatened to occur, nor, to the Knowledge of JBI or Jefferson Bank, is there a basis for any Litigation to occur, before any court, governmental agency or authority, or any other forum, in which any JBI Entity or any of its Operating Properties or Participation Facilities (or any JBI Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any JBI Entity or any of its Operating Properties or Participation Facilities.
(f) There are no non-compliance orders, warning letters, or notices of violation (collectively, “Notices”) pending or, to the Knowledge of JBI or Jefferson Bank, threatened, nor, to the Knowledge of JBI or Jefferson Bank, is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which any JBI Entity or any of its Operating Properties or Participation Facilities (or any JBI Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any JBI Entity or any of its Operating Properties or Participation Facilities.
(g) To the Knowledge of JBI or Jefferson Bank, during the period of  (i) any JBI Entity’s ownership or operation of any of its respective current or former properties, (ii) any JBI Entity’s participation in the management of any Participation Facility, or (iii) any JBI Entity’s holding of a security interest in an Operating Property, there have been no emissions, releases, discharges, spills, or disposals, or threatened emissions, releases, discharges, spills, or disposals, of Hazardous Material at, in, on, upon, into, beneath, about, adjacent to, or affecting (or potentially affecting) such properties.
4.13 QUESTIONABLE PAYMENTS. No JBI Entity nor any Affiliate thereof, nor to JBI’s Knowledge has any JBI Entity or any Affiliate thereof: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other Material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.
4.14 ANTI-MONEY LAUNDERING LAWS. Neither JBI nor Jefferson Bank has Knowledge of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any JBI Entity: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any Material respect of the U.S. Anti-Money Laundering Laws. Management of JBI has reasonably and in good faith concluded that the Board of Directors of each JBI Entity that qualifies as a “financial institution” has adopted, and each JBI Entity that qualifies as a “financial institution” has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all Material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all Material reports and other necessary Material documents as required.
4.15 OFAC. Neither JBI nor Jefferson Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Management of JBI has reasonably and in good faith concluded that Jefferson Bank has implemented an OFAC compliance program that adequately covers in all Material respects all elements of OFAC compliance, and to the Knowledge of JBI, no JBI Entity is engaging nor has any JBI Entity engaged in any dealings or transactions with, and no JBI Entity has been otherwise associated with, such Persons or entities.
4.16 COMPLIANCE WITH LAWS.
(a) JBI is duly registered as a bank holding company under the BHC Act. Each JBI Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, and no Default exists under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect. None of the JBI Entities: (i) is in Default under or in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); (ii) except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or (iii) since January 1, 2013, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof  (A) asserting that any JBI Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, or (C) requiring any JBI Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any JBI Entity been advised by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.
(b) Copies of all Material reports (excluding supervisory examination reports), correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority with respect to any JBI Entity have been made available to HCBF.
(c) Jefferson Bank is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (“CRA”) is “satisfactory.”
(d) Jefferson Bank is a member in good standing of the Federal Home Loan Bank and owns the requisite amount of stock therein.
(e) To the Knowledge of JBI or Jefferson, the business and operations of JBI and Jefferson Bank have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury Laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign Laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, a JBI Material Adverse Effect. In addition, there is no pending or, to the Knowledge of JBI, threatened charge by Regulatory Authorities that any JBI Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a JBI Material Adverse Effect.
(f) Jefferson Bank’s Deposit Accounts are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”), and all premiums and assessments required to be paid in connection therewith have been paid when due.
(g) JBI has no Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause Jefferson Bank: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations as well as the provisions of all information security programs adopted by any JBI Entity.
(h) Except as would not reasonably be expected to have, individually or in the aggregate, a JBI Material Adverse Effect, each JBI Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. No JBI Entity nor any director, officer or employee of any JBI Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a JBI Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a JBI Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the Assets of such fiduciary account.
4.17 LABOR RELATIONS. Management of JBI has reasonably and in good faith concluded that the relations of each JBI Entity with their respective employees are satisfactory. No JBI Entity is the subject of any Litigation asserting that it or any other JBI Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or seeking to compel it or any other JBI Entity to bargain with any labor organization as to wages or conditions of employment, nor is any JBI Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any JBI Entity, pending or, to the Knowledge of JBI or Jefferson Bank, threatened, or to the Knowledge of JBI or to the Knowledge of Jefferson Bank is there any activity involving any JBI Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
4.18 EMPLOYEE BENEFIT PLANS.
(a) JBI and Jefferson Bank have listed in Section 4.18(a) of the JBI Disclosure Memorandum, and, in addition thereto, have delivered or made available to HCBF prior to the execution of this Agreement copies (and will continue to make same available to HCBF after execution and prior to Closing, where reasonably requested) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all payroll practices, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA (generally referred to as “Benefit Plans”), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by JBI or ERISA Affiliate (as defined below) or terminated within the last three years, for the benefit of JBI’s or any ERISA Affiliate’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “JBI Benefit Plans”). The JBI Benefit Plans documents delivered or made available to HCBF by JBI are true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with a JBI Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any JBI Benefit Plan, all rulings, determination letters, no-action letters or advisory opinions from the Internal Revenue Service (“IRS”), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Regulatory Authority that pertain to each Benefit Plan and any open requests therefor, all corporate resolutions with respect to any JBI Benefit Plan, all summary plan descriptions and summary of Material modifications with respect to any JBI Benefit Plan, together with any amendments thereto, all IRS Forms 5300 and 5500 (or variations thereof) together with any schedules and any other attachment thereto filed with respect to any JBI Benefit Plan (for each of the three most recent plan years), all certified actuarial statements (for each of the three most recent plan years) with respect to any JBI Benefit Plan, all financial reports (audited and/or unaudited) and auditor’s reports (for each of the three most recent plan years) with respect to any JBI Benefit Plan, all contracts with third-party administrators, actuaries, investment managers, consultants, leasing companies and other independent contractors that relate to any Benefit Plan, all agreements or Contracts entered into with any third party administrator or trustee with respect to any JBI Benefit Plan, and all agreements or contracts with any investment manager, investment advisor or third party administrator with respect to any JBI Benefit Plan. JBI has further provided HCBF with a list of each ERISA Affiliate, pension consultant, actuary, attorney, and accountant providing professional services with respect to any JBI Benefit Plan or the fiduciaries of any JBI Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to any JBI Benefit Plan. Any of the JBI Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “JBI ERISA Plan.” Each JBI ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Code) is referred to herein as a “JBI Pension Plan.” No JBI Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.
(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter and no circumstances exist that would cause the revocation of such determination letter or cause a determination letter not to be reissued. Each trust created under any Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code.
(c) JBI, Jefferson Bank, their respective agents, and the trustees and other fiduciaries of the JBI Benefit Plans have, at all times, complied in all respects with the applicable provisions of the JBI Benefit Plans, the Code and ERISA, including, but not limited to, COBRA, HIPAA (as those terms are defined below) and any applicable, similar state law, and with all agreements relating to the administration of such JBI Benefit Plans. Each JBI Benefit Plan has been administered and communicated to the Participants and beneficiaries in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, PBGC or any other applicable governmental agency, in connection with each JBI Benefit Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been filed in a timely manner and no Liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the JBI ERISA Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken. Any bonding required with respect to any JBI Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.
(d) JBI represents and warrants that:
1. There are no actions, suits, investigations, arbitrations, proceedings, or adverse Participant claims pending against any JBI Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any agent or fiduciary of any JBI

Benefit Plan with respect to the operation of such plans (other than routine benefit claims). No events have occurred with respect to any JBI Benefit Plan that could result in payment or assessment of any excise Taxes or result in any Liens under ERISA or the Code;
2. Neither JBI nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) has engaged in a transaction with respect to any JBI Benefit Plan that would subject JBI, Jefferson Bank, their agents, the trustees or the other fiduciaries of the JBI Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502 of ERISA;
3. Neither JBI nor any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Title IV of ERISA;
4. There have been no governmental audits of any JBI Benefit Plan within the last six (6) years that have resulted in any penalties, fines, excise Taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing;
5. No JBI Entity will issue any stock (except upon the exercise of stock options outstanding on the date hereof), stock options or amend or terminate any JBI Benefit Plan subsequent to the date of this Agreement without the written consent of HCBF, and there are no pre-existing Contracts that would require the issuance of stock or stock options, or require the amendment or termination of an such plan or Contract subsequent to the date of this Agreement; and
6. All nonqualified deferred compensation plans (as defined in Code Section 409A) sponsored by JBI or by any ERISA Affiliate are in compliance with such Law and other IRS requirements and all such plans may be terminated at any time by JBI (or by HCBF after Closing) without violation of Section 409A of the Code. With respect to each nonqualified deferred compensation plan which is (or but for an exemption could be) subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse Tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse Tax consequences, and (iii) Section 4.18(d) of the JBI Disclosure Memorandum contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable a description of any transition relief utilized in connection with such plan.
(e) Neither JBI nor any ERISA Affiliate maintains, has maintained or has any Liability for retiree health and life benefits under any of the JBI Benefit Plans and if there are any such plans, there are no restrictions on the rights of JBI or on any ERISA Affiliate to amend or terminate any such retiree health or benefit Plan without incurring any post-termination Liability thereunder (except for administrative costs and professional fees to terminate same).
(f) Except as set forth in Section 4.18(f) of the JBI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of any JBI Entity under any JBI Benefit Plan or otherwise, or (ii) increase any benefits otherwise payable under any JBI Benefit Plan.
(g) To JBI’s Knowledge, no executive officer is, or is now expected to be, in violation of any Material term of any employment Contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or any restrictive covenant in favor of a third party, and to JBI’s Knowledge, the continued employment of such executive officer does not subject any JBI Entity to any Liability with respect to any of the foregoing matters.
(h) The actuarial present values of all accrued JBI ERISA Plan entitlements (including entitlements under any executive compensation, supplemental retirement, or employment Contract) of employees and former employees of any JBI Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the JBI Financial Statements to the extent required by and in accordance with GAAP.
(i) No contribution has been made to any Benefit Plan that has or would result in a Tax under Section 4979 of the Code.
(j) No Liability under any JBI Pension Plan has been funded or satisfied with the purchase of a Contract from an insurance company that is not rated “A (Excellent)” or better by A.M. Best Company, Inc.
(k) No stock or other security issued by any JBI Entity forms or has formed a part of the Assets of any JBI Benefit Plan.
(l) None of JBI, Jefferson Bank, any JBI Benefit Plan or any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules enacted by HIPAA and codified at 42 U.S.C. §§ 1320d-1 to 1320d-3 or the HIPAA privacy rules under 45 C.F.R. Part 160 and subparts A and E of Part 164. No penalties have been imposed on JBI, Jefferson Bank, any JBI Benefit Plan, or any employee, administrator or agent thereof, under 42 U.S.C. §§ 1320d-5 or 1320d-6 as enacted by HIPAA. Except for the continuation coverage requirements of COBRA in its ordinary course of business, JBI and Jefferson Bank have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Benefit Plans that are employee welfare benefit plans, as defined in Section 3 of ERISA. JBI and Jefferson Bank shall be responsible for the payment of any termination or severance payments and the notification and provision of continuation coverage in accordance with the requirements of COBRA. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder. For purposes of this Agreement, “HIPAA” means provisions of the Code, ERISA, and Social Security Act as enacted by the Health Insurance Portability and Accountability Act of 1996, and any regulations thereunder.
(m) Except as set forth in Section 4.18(m) of the JBI Disclosure Memorandum, there is no Contract, plan or arrangement (written or otherwise) or Benefit Plan covering any employee or former employee that, individually or collectively, will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer. There are no Contracts or arrangements providing for payments that could subject any Person to Liability for Tax under Section 4999 of the Code. JBI or Jefferson Bank have not made or become obligated to make, and will not, as a result of any event connected with this Agreement or any other transaction contemplated herein, make or become obligated to make any gross-up payments under Code Sections 280G and 4999 .
(n) Notwithstanding anything to the contrary herein, neither this Section 4.18, nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.
4.19 MATERIAL CONTRACTS. Except as disclosed in Section 4.19 of the JBI Disclosure Memorandum or otherwise reflected in the JBI Financial Statements, none of the JBI Entities, nor any of their Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of  $25,000, (ii) any Contract relating to the borrowing of money by any JBI Entity or the guarantee by any JBI Entity of any such obligation (other than Contracts evidencing Deposit Liabilities, purchases of federal funds, fully secured repurchase agreements, Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any JBI Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among JBI Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any JBI Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $25,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.7, 4.10, 4.11, or 4.18(a), the “JBI Contracts”). With respect to each JBI Contract and except as disclosed in Section 4.19 of the JBI Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, no JBI Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, no JBI Entity has repudiated or waived any Material provision of any such Contract; and (iv) except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, no other party to any such Contract is, to the Knowledge of JBI, in Default in any respect or has repudiated or waived any Material provision thereunder. Except as disclosed in Section 4.19 of the JBI Disclosure Memorandum, all of the indebtedness of any JBI Entity for money borrowed is prepayable at any time by such JBI Entity without penalty or premium. Except as disclosed in Section 4.19 of the JBI Disclosure Memorandum, no JBI Entity has any obligation or Liability to any wholesale mortgage business or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 4.19 of the JBI Disclosure Memorandum, all Contracts to which any JBI Entity is a party may be terminated by such JBI Entity and its successors and assigns without penalty, charge, liability or further obligation. To there are no disputes or, to the Knowledge of JBI, any potential claims, related to or arising out of any of the JBI Contracts.
4.20 LEGAL PROCEEDINGS. Section 4.20 of the JBI Disclosure Memorandum contains a summary of all Litigation instituted or pending, or, to the Knowledge of JBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any JBI Entity or any JBI Benefit Plan, or against any director or employee of any JBI Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any JBI Entity. Section 4.20 of the JBI Disclosure Memorandum contains a summary of all Litigation to which any JBI Entity is a party and which names any JBI Entity as a defendant or cross-defendant or for which any JBI Entity has any potential Liability.
4.21 LOAN PORTFOLIO.
(a) Section 4.21(a) of the JBI Disclosure Memorandum sets forth a listing, as of November 30, 2016, by account, of: (i) all loans (including loan participations) of Jefferson Bank that have been accelerated during the past 12 months; (ii) all loan commitments or lines of credit of Jefferson Bank which have been terminated by Jefferson Bank during the past 12 months by reason of a Default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which Jefferson Bank has given written notice of its intent to terminate during the past 12 months; (iv) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from any JBI Entity to any of Jefferson Bank’s borrowers, customers or other parties during the past 12 months wherein Jefferson Bank has requested or demanded that actions be taken to correct existing Defaults or facts or circumstances which may become Defaults; (v) each borrower, customer or other party which has notified Jefferson Bank during the past 12 months of, or has asserted against Jefferson Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of JBI, each borrower, customer or other party which has given Jefferson Bank any oral notification of, or orally asserted to or against Jefferson Bank, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”,

“Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith, and (vii) all Assets classified by any JBI Entity as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other Assets currently held that were acquired through foreclosure or in lieu of foreclosure.
(b) All loans receivable (including discounts) and accrued interest entered on the books of JBI arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of JBI’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of JBI, the loans, discounts and the accrued interest reflected on the books of JBI are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending Laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity. Except as disclosed in Section 4.21(b) of the JBI Disclosure Memorandum, all such loans are owned by Jefferson Bank free and clear of any Liens.
(c) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all Material respects, valid, true and genuine, and what they purport to be.
(d) Section 4.21(d) of the JBI Disclosure Memorandum sets forth a listing, as of November 30, 2016, of all loans of Jefferson Bank that have been charged-off since January 1, 2015 and the amount Jefferson Bank reasonably expects to recover for each charged-off loan.
4.22 TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. Section 4.22 of the JBI Disclosure Memorandum sets forth a listing of any transaction between any executive officer or director, or, to JBI’s Knowledge, any other employee and any JBI Entity and any presently contemplated transaction that would be required to be disclosed, as of the date hereof, pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act if JBI were subject to such requirement. JBI and Jefferson Bank have disclosed any transactions with directors of JBI or Jefferson Bank since January 1, 2013 as required by the Federal Reserve’s Regulation O (“Regulation O”), and JBI and Jefferson Bank are otherwise in compliance with the requirements of Regulation O.
4.23 MORTGAGE BANKING BUSINESS. Except as has not had and would not reasonably be expected to have a JBI Material Adverse Effect:
(a) Each JBI Entity has complied with, and all documentation in connection with the origination, processing, underwriting, credit approval and, if applicable, foreclosure of any mortgage loan originated, purchased or serviced by any JBI Entity satisfied, (i) all applicable federal, state and local Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, foreclosure or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between any JBI Entity and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
(b) No Agency, Loan Investor or Insurer has (i) claimed that any JBI Entity has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by any JBI Entity to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a

Loan Investor, (ii) imposed restrictions on the activities (including commitment authority) of any JBI Entity or (iii) indicated to any JBI Entity that it has terminated or intends to terminate its relationship with any JBI Entity for poor performance, poor loan quality or concern with respect to any JBI Entity’s compliance with Laws.
4.24 DEPOSITS. Except as set forth in Section 4.24 of the JBI Disclosure Memorandum, no JBI Entity’s Deposits is a “brokered deposit” as defined in 12 C.F.R. § 337.6(a)(2).
4.25 INVESTMENT SECURITIES. None of the investments reflected in the JBI Financial Statements are subject to any restrictions, whether contractual or statutory, that Materially impairs the ability of JBI (or would be reasonably expected to Materially impair the ability of HCBF or Harbor after the Effective Time) to freely dispose of the investments at any time, and, except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, all of the investments comply with applicable Law.
4.26 REPORTS. Except as where not reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect, since January 1, 2013, or the date of organization if later, each JBI Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.27 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any JBI Entity or any Affiliate thereof to HCBF pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to a JBI Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by HCBF with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. The allowance for loan losses reflected in the JBI Financial Statements contained in the Registration Statement was adequate, as of the dates thereof, under GAAP. None of the information with respect to a JBI Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to JBI shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any JBI Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of JBI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any JBI Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.
4.28 INTEREST RATE RISK MANAGEMENT ARRANGEMENTS. Section 4.28 of the JBI Disclosure Memorandum sets forth a listing of any interest rate swaps, caps, floors or option agreements used to manage interest rate risk or other risk management arrangements, other than interest rate caps and floors applicable to loans to which any JBI Entity is a party.
4.29 OFF-BALANCE SHEET ARRANGEMENTS. There is no transaction, arrangement, or other relationship between any JBI Entity and an unconsolidated or other off-balance sheet entity that is not disclosed in the JBI Financial Statements.

4.30 REGISTRATION OBLIGATIONS. JBI is not under any obligation, contingent or otherwise, which will survive the Effective Time to register any transaction involving any of its securities under the Securities Laws or any state securities Law.
4.31 ACCOUNTING, TAX, AND REGULATORY MATTERS. No JBI Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or Section 8.1(c) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
4.32 STATE TAKEOVER LAWS. Each JBI Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”), including Sections 607.0901 and 607.0902 of the FBCA.
4.33 APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENTS. JBI has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of JBI Common Stock or a change in control of JBI.
4.34 CHARTER PROVISIONS. Each JBI Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any JBI Entity or restrict or impair the ability of HCBF or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any JBI Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any JBI Entity.
4.35 OPINION OF FINANCIAL ADVISOR. JBI has received the opinion of Hovde Group, LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the consideration to be received by the holders of JBI Common Stock in connection with the Holding Company Merger is fair, from a financial point of view, to such shareholders, and a signed copy of such opinion has been delivered to HCBF. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.36 BOARD RECOMMENDATION. The Board of Directors of JBI, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of JBI Common Stock approve this Agreement.
4.37 RISK MANAGEMENT. Except as would not reasonably be expected to result in a JBI Material Adverse Effect, each JBI Entity has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts to reasonably be expected to be incurred by Persons of similar size and in similar lines of business as such JBI Entity.
4.38 NO OTHER REPRESENTATIONS. JBI acknowledges that HCBF makes no representations or warranties as to any matter whatsoever except as expressly set forth in ARTICLE 5, including with respect to any information furnished, disclosed or made available to JBI or its Representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in ARTICLE 5 are made solely by HCBF, and no Representative of HCBF shall have any responsibility or liability related thereto. JBI acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of HCBF or any HCBF Entity, other than the representations and warranties expressly contained in Section 5 of this Agreement and that all other representations and warranties are specifically disclaimed.

5. REPRESENTATIONS AND WARRANTIES OF HCBF
HCBF hereby represents and warrants to JBI and Jefferson Bank as follows:
5.1 ORGANIZATION, STANDING, AND POWER.
(a) HCBF is a corporation duly organized, validly existing, and its status is active under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. HCBF is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect.
(b) Harbor is a Florida-chartered commercial bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Harbor is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect.
5.2 AUTHORITY OF HCBF; NO BREACH BY AGREEMENT.
(a) HCBF has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HCBF, subject to receipt of the requisite Consents referred to in Sections 8.1(b) or 8.1(c). This Agreement represents a legal, valid, and binding obligation of HCBF, enforceable against HCBF in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Harbor has the corporate power and authority necessary to consummate the Bank Merger.
(b) Neither the execution and delivery of this Agreement by HCBF, nor the consummation by HCBF or Harbor of the transactions contemplated hereby, nor compliance by HCBF or Harbor with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of HCBF’s or Harbor’s Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any HCBF Entity under, any Contract or Permit of any HCBF Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b) or Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any HCBF Entity or any of their respective Material Assets (including any HCBF Entity or any JBI Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any HCBF Entity or any JBI Entity being reassessed or revalued by any taxing authority).
(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of FINRA, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HCBF or Harbor of the Mergers and the other transactions contemplated in this Agreement.

5.3 CAPITAL STOCK.
(a) The authorized capital stock of HCBF consists of  (i) 50,000,000 shares of HCBF Common Stock, $0.001 par value per share, of which 40,000,000 shares are designated Voting Common Stock and 10,000,000 shares are designated as Non-Voting Common Stock, and (ii) 5,000,000 shares of HCBF Preferred Stock, $0.001 par value per share. There are 20,052,830 shares of HCBF Common Stock issued and outstanding as of the date of this Agreement, consisting of 18,827,833 shares of Voting Common Stock and 1,224,997 shares of Non-Voting Common Stock. There are no shares of HCBF Preferred Stock issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of HCBF Capital Stock are, and all of the shares of HCBF Common Stock to be issued in exchange for shares of JBI Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of HCBF Capital Stock has been, and none of the shares of HCBF Common Stock to be issued in exchange for shares of JBI Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past shareholders of HCBF.
(b) Except as set forth in Section 5.3(b) of the HCBF Disclosure Memorandum, HCBF owns 100% of the issued and outstanding shares of Harbor Capital Stock, free and clear of any Liens. All of the issued and outstanding shares of Harbor Capital Stock are duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of Harbor Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Harbor.
(c) Except as set forth in Section 5.3(a), or as provided pursuant to the HCBF Stock Plans, or as disclosed in Section 5.3(c) of the HCBF Disclosure Memorandum, there are no shares of HCBF Capital Stock or other equity securities outstanding and no outstanding Equity Rights relating to the HCBF Capital Stock.
5.4 FINANCIAL STATEMENTS.
(a) Each of the HCBF Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all Material respects the consolidated financial position of HCBF and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.
(b) The records, systems, controls, data and information of HCBF are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HCBF or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership or non-direct control which have not had, and are not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect.
(c) Since December 31, 2010, (i) no HCBF Entity nor, to the Knowledge of HCBF, any director, officer, employee, auditor, accountant or Representative of any HCBF Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HCBF or its internal accounting controls, including any complaint, allegation, assertion or claim that HCBF has engaged in questionable accounting or auditing practices, and (ii) no attorney representing HCBF, or other Person, whether or not employed by HCBF, has reported evidence of a violation of Law or breach of fiduciary duty by HCBF or any of its officers, directors, employees or agents to the Board of Directors or executive officers of HCBF or any committee thereof or to any director or officer of HCBF.
5.5 ABSENCE OF UNDISCLOSED LIABILITIES. No HCBF Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of HCBF as of

December 31, 2015, included in the HCBF Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in the HCBF Disclosure Memorandum, no HCBF Entity has incurred or paid any Liability since December 31, 2015, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.
5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2015, except as disclosed in the HCBF Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.6 of the HCBF Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, and (ii) the HCBF Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of HCBF provided in ARTICLE 6.
5.7 ALLOWANCE FOR POSSIBLE LOAN LOSSES. Management of HCBF has reasonably and in good faith concluded that the Allowance shown on the HCBF Financial Statements is adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the HCBF Entities and other extensions of credit (including letters of credit) by the HCBF Entities as of the dates thereof, and neither HCBF nor Harbor Community Bank has been advised by any Regulatory Authority that the Allowance or methodology for determining such Allowance is inadequate.
5.8 COMPLIANCE WITH LAWS.
(a) HCBF is duly registered as a financial holding company under the BHC Act. Each HCBF Entity has in effect all Permits necessary for it to own, lease or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect. Except as disclosed in Section 5.8 of the HCBF Disclosure Memorandum, none of the HCBF Entities:
1. is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or
2. is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect; or
3. since January 1, 2013, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any HCBF Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, or (iii) requiring any HCBF Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any HCBF Entity been advised since January 1, 2013 by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.
(b) Harbor is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the CRA is “satisfactory.”

(c) To the Knowledge of HCBF, the business and operations of HCBF and Harbor have been conducted in compliance with all applicable Law regulating the business of consumer lending, including any Finance Laws, and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, a HCBF Material Adverse Effect. In addition, there is no pending or, to the Knowledge of HCBF, threatened charge by Regulatory Authorities that any HCBF Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a HCBF Material Adverse Effect.
(d) Harbor’s Deposit Accounts are insured up to the applicable limits by the FDIC and all premiums and assessments required to be paid in connection therewith have been paid when due.
(e) HCBF has no Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause Harbor: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations as well as the provisions of all information security programs adopted by any HCBF Entity.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a HCBF Material Adverse Effect, each HCBF Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. Neither any HCBF Entity nor any director, officer or employee of any HCBF Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a HCBF Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a HCBF Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
5.9 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of HCBF, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any HCBF Entity or employee benefit plan of any HCBF Entity, or against any director or employee of any HCBF Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any HCBF Entity.
5.10 REPORTS. Except as where not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect, since January 1, 2013, or the date of organization if later, each HCBF Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
5.11 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any HCBF Entity or any Affiliate thereof to JBI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any HCBF Entity or any Affiliate thereof for inclusion in the Registration

Statement to be filed by HCBF with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any HCBF Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the shareholders of JBI in connection with the Shareholders’ Meeting, and any other documents to be filed by any HCBF Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of JBI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any HCBF Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.
5.12 ACCOUNTING, TAX AND REGULATORY MATTERS. No HCBF Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. All Tax Returns required to be filed by or on behalf of any of the HCBF Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the day of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a HCBF Material Adverse Effect and all such Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any HCBF Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.12 of the HCBF Disclosure Memorandum. The provision for Taxes due or to become due for any of the HCBF Entities for the period or periods through and including the day of the respective HCBF Financial Statements has been made and is reflected on such HCBF Financial Statements, to the Knowledge of HCBF, is sufficient to cover all such Taxes.
5.13 LOAN PORTFOLIO.
(a) All loans receivable (including discounts) and accrued interest entered on the books of HCBF arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of HCBF’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of HCBF, the loans, discounts and the accrued interest reflected on the books of HCBF are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending Laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity.
(b) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all Material respects, valid, true and genuine, and what they purport to be.
5.14 CONTRACTS. Each Contract to which any HCBF Entity is a party and which would be required to be disclosed pursuant to Item 6.01(b)(10) of Regulation S-K (if HCBF were subject to such requirement) is listed in Section 5.14 of the HCBF Disclosure Memorandum and: (i) the Contract is in full force and effect; (ii) except as where not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect, no HCBF Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) except as where not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect, no HCBF Entity has repudiated or waived any Material provision of any such Contract; and (iv) except as where not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect, no other party to any such Contract is, to the Knowledge of HCBF, in Default in any respect or has repudiated or waived any Material provision thereunder.
5.15 REGULATORY APPROVALS. HCBF knows of no reason why all Consents of all Regulatory Authorities required for consummation of the Mergers should not or cannot be obtained. No Consent of any Regulatory Authority which has been issued to any HCBF Entity prior to the date hereof contains any condition which Materially affects the operations of such HCBF Entity.
5.16 REGISTRATION OBLIGATIONS. HCBF will not become obligated to register any transaction involving any of its securities under the Securities Laws or any state securities Law, as a result of any of the transactions contemplated by this Agreement.
5.17 FINANCING. HCBF has, or will have available to it at or prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.
5.18 TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. Section 5.19 of the HCBF Disclosure Memorandum sets forth a listing of any transaction between any executive officer or director, or, to HCBF’s Knowledge, any other employee and any HCBF Entity and any presently contemplated transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act if HCBF were subject to such requirement. HCBF and Harbor have disclosed any transactions with directors of HCBF or Harbor since January 1, 2013 as required by Regulation, and HCBF and Harbor are otherwise in Material compliance with the requirements of Regulation O.
5.19 NO OTHER REPRESENTATIONS. HCBF acknowledges that JBI makes no representations or warranties as to any matter whatsoever except as expressly set forth in ARTICLE 4, including with respect to any information furnished, disclosed or made available to HCBF or its Representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Section 4 are made solely by JBI, and no Representative of JBI shall have any responsibility or liability related thereto. HCBF acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of JBI or any JBI Entity, other than the representations and warranties expressly contained in ARTICLE 4 of this Agreement and that all other representations and warranties are specifically disclaimed.
6. CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1 AFFIRMATIVE COVENANTS OF JBI AND JEFFERSON BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HCBF shall have been obtained, and except as otherwise expressly contemplated herein, JBI and Jefferson Bank shall operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
6.2 NEGATIVE COVENANTS OF JBI AND JEFFERSON BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HCBF shall have been obtained, and except as otherwise expressly contemplated herein or permitted hereby, each of JBI and Jefferson Bank covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a) amend the Articles of Incorporation, Bylaws or other governing instruments of any JBI Entity or appoint any new director to its Board of Directors; or
(b) (1) change the number of authorized shares of its capital stock; (2) issue any shares of its capital stock (except for the issuance of JBI Common Stock pursuant to the exercise of Equity Rights outstanding as of the date of this Agreement and disclosed in Section 4.3(c) of the JBI Disclosure Memorandum), including any shares that are held as “treasury shares” as of the date of this

Agreement; (3) issue or grant any Equity Rights or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock; (4) adjust, split, combine or reclassify any shares of its capital stock; (5) declare, set aside or pay any dividend or other distribution in respect of capital stock (provided, however, that JBI shall be permitted to declare and pay a cash dividend in respect to each share of JBI Common Stock in an amount equal to 0.9676 multiplied by the per share amount of any cash dividend declared by HCBF to be paid in respect of shares of HCBF Common Stock to holders thereof of record on any date after March 31, 2017 and before the Effective Time, rounded up to the next highest full cent); (6) redeem or otherwise acquire any shares of JBI Capital Stock; (7) issue or authorize the issuance of any other securities in respect of or in substitution for shares of the capital stock of any JBI Entity; (8) encumber any shares of the capital stock of any JBI Entity; or (8) issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of any capital stock of any JBI Entity; or
(c) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a JBI Entity to another JBI Entity) except in the ordinary course of the business of JBI Subsidiaries consistent with past practices (which shall include, for JBI Subsidiaries that are depository institutions, creation of Deposit Liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any JBI Entity of any Lien or permit any such Lien to exist (other than in connection with Deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the JBI Disclosure Memorandum); or
(d) make application for the opening or closing of any, or open or close any, branch or automated banking facility; or
(e) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any JBI Entity, or except as consistent with past practice; or
(f) encumber any Asset having a book value in excess of  $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or
(g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned JBI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or
(h) (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit in an amount in excess of  $1,000,000 without discussing such proposed action with HCBF, but with or without the approval of HCBF; (2) purchase or sell (except for sales in the ordinary course of JBI’s or Jefferson Bank’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, but, in the case of a sale, after giving Harbor Bank a right of first refusal to acquire such asset, which right of first refusal shall be accepted by Harbor Bank within five Business Days of written notice by JBI or Jefferson Bank of the same, failure of which shall be deemed a waiver of such right of first refusal), or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to HCBF; provided, however, that JBI or Jefferson Bank may, without the prior notice to or written consent of HCBF, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any JBI Entity is presently obligated under existing written agreements kept as part of such JBI Entity’s official records; or
(i) (1) grant any increase in compensation or benefits to the employees or officers of any JBI Entity, except in accordance with past practice as disclosed in Section 6.2(i) of the JBI Disclosure Memorandum or as required by Law; (2) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and which are disclosed in Section 6.2(i) of the JBI Disclosure Memorandum; (3) enter into or amend any severance agreements with officers of any JBI Entity; (4) grant any increase in fees or other increases in compensation or other benefits to directors of any JBI Entity except in accordance with past practice and disclosed in Section 6.2(i) of the JBI Disclosure Memorandum; (5) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights or (6) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required pursuant to commitments existing on the date hereof and set forth in Section 6.2(i) of the JBI Disclosure Memorandum; or
(j) adopt any new JBI Benefit Plan or terminate or withdraw from, or make any Material change in or to, any existing JBI Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such JBI Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or
(k) (1) merge or consolidate any JBI Entity with any other Person; (2) sell or lease all or any substantial portion of the assets or business of any JBI Entity; (3) make any acquisition of all or any substantial portion of the business or Assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between a JBI Entity and any other Person; or (4) enter into a purchase and assumption transaction with respect to Deposits or Liabilities; or
(l) (1) voluntarily take any action which would result in any of the representations and warranties of JBI or Jefferson Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in ARTICLE 7 hereof not being satisfied, except in each case as may be required by applicable Law; or (2) create, renew or amend or take any other action that may result in any restriction on JBI’s ability to engage in any type of activity; or
(m) make any significant change in any Tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or
(n) enter into, renew, extend or modify any other transaction (other than a Deposit transaction) with any Affiliate; or
(o) enter into any futures Contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning Assets and interest-bearing Liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practices and policies; or
(p) make any Material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; Asset/Liability management; Deposit pricing or gathering; or other Material banking policies except as may be required by changes in applicable Law or by Regulatory Authorities; or
(q) make any capital expenditures in excess of  $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair; or

(r) purchase or otherwise acquire, or sell or otherwise dispose of, any Assets or incur any Liabilities other than in the ordinary course of business consistent with past practices and policies; or
(s) purchase or sell any equity securities, or purchase or sell any securities other than (i) securities rated “A” or higher by either Standard & Poor’s Rating Services or Moody’s Investors Service, (ii) with a weighted-average life of not more than three years, and (iii) otherwise in the ordinary course of business consistent with past practice; or
(t) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any JBI Entity for Material money damages or restrictions upon the operations of any JBI Entity; or
(u) except in the ordinary course of business and as expressly permitted in Section 6.2(h), enter into, modify, amend or terminate any JBI Contract calling for payments exceeding $50,000 or waive, release, compromise or assign any Material rights or claims; or
(v) make, change or revoke any Tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any Liability with respect to Taxes; or
(w) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern; or
(x) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice; or
(y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with HCBF and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of HCBF (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of HCBF (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby; or
(z) agree to do any of the foregoing, or take any action that could reasonably be expected to result in any of the foregoing.
6.3 COVENANTS OF HCBF. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of JBI shall have been obtained, and except as otherwise expressly contemplated herein or as disclosed in Section 6.3 of the HCBF Disclosure Memorandum, HCBF covenants and agrees that it shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(c), (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that, subject to the foregoing, no HCBF Entity shall be prevented from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of HCBF, desirable in the conduct of the business of HCBF and its Subsidiaries; or (iii) adversely affect any JBI Entity or the holders of JBI Capital Stock, as a class. HCBF further covenants and agrees that from the date of this Agreement until the earlier of the Effective Time or the Termination of this Agreement, unless the prior written consent of JBI shall have been obtained, that HCBF shall not declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of HCBF Capital Stock.
6.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect or a HCBF Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed; provided that each Party may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information). If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all Material respects the consolidated financial condition of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.
6.6 TAXES.
(a) Actions Prior to Closing.
1. Termination of Existing Tax-Sharing Agreements. All Tax-sharing agreements, Tax indemnity agreements, or similar arrangements involving a JBI Entity or to which a JBI Entity is a party shall be terminated with respect to such JBI Entity on the Closing Date, and, after the Closing Date, such JBI Entity shall not be bound thereby or have any Liability thereunder.
2. Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting any JBI Entity shall be made after the date of this Agreement without the prior written consent of HCBF, which consent shall not be unreasonably withheld.
3. Tax Certificates. JBI shall provide HCBF, on or before the Closing Date, with (i) all forms, certificates or other instruments required in connection with the transfer and recording Taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to HCBF that such transfer Taxes and charges have been paid in full by JBI, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve HCBF of any obligation to withhold any portion of payments to JBI pursuant to this Agreement.
4. Access to Books and Records. Between the date of the Agreement and the Closing Date, for the purposes of, among other things, conducting continuing due diligence and conversion preparation, JBI and Jefferson Bank shall give HCBF and its authorized Representatives reasonable access, during reasonable times and upon reasonable notice, to all books, records and Returns of each JBI Entity and have its personnel and accountants available to respond to reasonable requests of HCBF and its authorized Representatives. For the purposes of this Section 6.6(a)4, 48-hour advance notice shall be deemed to constitute reasonable notice and JBI’s or Jefferson Bank’s normal business hours shall be deemed to be reasonable times.
(b) Filing of Tax Returns.
1. JBI shall prepare and timely file all Tax Returns for all periods ending on or before the Closing Date. All such returns shall be prepared in accordance with past practice (unless a contrary position is required by Law) as to elections and accounting practices to the extent any position taken in such Returns may affect the Tax Liability of JBI or HCBF after the Closing. JBI shall discharge all Tax Liabilities shown on such Returns. In connection with preparation of such Returns, JBI shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of each JBI Entity for the period ending on the Closing Date. JBI shall provide a copy of such Returns to HCBF for its review at least 20 days before the filing of such Returns. JBI shall not file any amended Return for a period ending on or before the Closing without HCBF’s written consent (which consent shall not be unreasonably withheld) if the filing of any such amended Return may affect the Tax Liability of any JBI Entity or for which HCBF is or may become liable.

2. HCBF shall prepare and timely file all Tax Returns with respect to JBI other than the Tax Returns referred to in Section 6.6(b)1 above, that are required to be filed after the Closing.
6.7 REGISTRATION STATEMENT. HCBF will exercise commercially reasonable efforts to ensure that the Registration Statement complies in all Material respects with the applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that JBI shall exercise commercially reasonable efforts to ensure that any information provided by a JBI Entity for inclusion in the Registration Statement complies in all Material respects with the applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder and HCBF shall not have any liability with respect to any information provided by any JBI Entity for inclusion in the Registration Statement.
7. ADDITIONAL AGREEMENTS
7.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.
(a) As soon as reasonably practicable after execution of this Agreement, at a date determined by HCBF in its sole discretion, HCBF shall prepare and file the Registration Statement (which shall contain the Proxy Statement) with the SEC in connection with the registration under the 1933 Act of the aggregate number of shares of HCBF Common Stock to be issued pursuant to Section 2.1. The Parties shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of HCBF Common Stock upon consummation of the Mergers. JBI and Jefferson Bank shall each cooperate in the preparation and filing of the Registration Statement and the Proxy Statement forming a part thereof and shall furnish all information concerning the JBI Entities and the holders of JBI Capital Stock or Jefferson Bank Capital Stock as HCBF may reasonably request in connection with such action. HCBF and JBI shall make all necessary filings with respect to the Mergers under the Securities Laws.
(b) In connection with seeking shareholder approval of the Holding Company Merger, (i) JBI shall mail such Proxy Statement to the JBI shareholders as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, (ii) the Board of Directors of JBI shall recommend to JBI shareholders the approval of the matters submitted for approval (the “JBI Recommendation”), subject to Section 7.7 of this Agreement, and (iii) the Board of Directors and officers of JBI shall use their reasonable best efforts to obtain such shareholders’ approval, subject to Section 7.7 of this Agreement.
(c) JBI shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC and in any event not more than 45 days after the Registration Statement has become effective, for the purpose of voting upon approval of this Agreement, the transactions contemplated hereby, and such other related matters as JBI deems appropriate.
(d) HCBF and JBI shall promptly notify the other Parties if at any time it becomes aware that the Registration Statement contains any untrue statement of a Material fact or omits to state a Material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, JBI shall cooperate with HCBF in the preparation of a supplement or amendment to such Registration Statement that corrects such misstatement or omission, and HCBF shall file an amendment to the Registration Statement with the SEC, and JBI shall mail an amended Proxy Statement to the JBI shareholders. If requested by HCBF, JBI shall obtain, at HCBF’s expense, a “comfort” letter from its independent certified public accountant, dated as of the date of the Registration Statement and updated as of the date of consummation of the Mergers, with respect to certain financial information regarding JBI, in form and substance that is customary in transactions such as the Mergers.
7.2 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, HCBF shall prepare and file (but in no event later than 60 days following the date of this Agreement), and JBI and Jefferson Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. HCBF shall pursue in good faith the Consents necessary to consummate the transactions contemplated by this Agreement. In advance of any filing made pursuant to this Section 7.2, JBI and its counsel shall be provided with a reasonable opportunity to review and comment on all non-confidential portions thereof, including any amendments or supplements thereto or responses to requests for additional information, prior to the submission to the applicable Regulatory Authority. The Parties shall promptly deliver to each other copies of all applications, filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby; provided that HCBF may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information). Two directors or officers of JBI (but not to exceed two in total), and one attorney representing JBI, as designated by JBI, shall be invited by HCBF or Harbor, as applicable, and entitled to attend any meeting between Representatives of HCBF or Harbor, as applicable, on the one hand, and, on the other hand, representatives of any Regulatory Authority from which HCBF or Harbor must obtain a Consent, at which meeting an application, notice, or other filing for such an approval will be a matter of discussion; provided, however, that such individuals shall be excluded from any portions of such meetings involving: (i) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Regulatory Authority; (ii) discussion of matters that would result in a waiver of the attorney-client privilege; or (iii) discussion of matters that the Board of Directors of the HCBF Entity meeting with the Regulatory Authority reasonably believes would conflict with its fiduciary or regulatory requirements under applicable Law.
7.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, the Parties shall execute, and HCBF shall file, in connection with the Closing, the Articles of Merger, the Bank Plan, and such other required filings to effectuate the Mergers, with the Secretary of State of the State of Florida.
7.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 8; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.5 INVESTIGATION AND CONFIDENTIALITY.
(a) Prior to the Effective Time, each Party shall keep the other Parties advised of all Material developments relevant to its business and to consummation of the Mergers.
(b) Prior to the Effective Time, for the purpose of, among other things, conducting continuing due diligence and conversion preparation, each Party shall permit and allow the other Parties to make or cause to be made, at as such other Parties’ own expense, such investigation(s) of the business and properties of the Party and its Subsidiaries, and of their respective financial and legal conditions, as such other Parties may reasonably request, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.15, JBI and Jefferson Bank shall grant HCBF the right to gain reasonable access to the businesses and properties of each JBI Entity. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), HCBF shall grant JBI and Jefferson Bank the right to gain reasonable access to the businesses and properties of each HCBF Entity. No investigations by any Party shall affect the representations or warranties of any other Party. For the purposes of this Section 7.5(b), 48-hour advance notice shall be deemed to constitute reasonable notice and a Party’s normal business hours shall be deemed to be reasonable times for access to the businesses and properties of such Party and its Subsidiaries.
(c) (i) If any investigation(s) of HCBF conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have a JBI Material Adverse Effect

(a “JBI Adverse Finding”), HCBF shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to JBI such JBI Adverse Finding and to request its correction, cure, or other resolution, to HCBF’s complete satisfaction (which HCBF shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by HCBF pursuant to the foregoing sentence (1) shall not waive HCBF’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided JBI fails to cure the JBI Adverse Finding to HCBF’s satisfaction in the time granted to JBI, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to HCBF pursuant to this Agreement. (ii) If any investigation(s) of JBI conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have an HCBF Material Adverse Effect (an “HCBF Adverse Finding”), JBI shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to HCBF such HCBF Adverse Finding and to request its correction, cure, or other resolution, to JBI’s complete satisfaction (which JBI shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by JBI pursuant to the foregoing sentence (1) shall not waive JBI’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided HCBF fails to cure the HCBF Adverse Finding to JBI’s satisfaction in the time granted to HCBF, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to JBI pursuant to this Agreement.
(d) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party, if allowed by applicable Law or such court process, shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective Order or other appropriate remedy and/or waive compliance with this Section 7.5. If in the absence of a protective Order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without Liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party uses its reasonable best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(e) JBI shall use its reasonable best efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to any JBI Entity to preserve the confidentiality of the information relating to such JBI Entity provided to such Persons and their Affiliates and Representatives.
(f) Each Party agrees to give the other Parties notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Parties which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Parties or which has had or is reasonably likely to have a JBI Material Adverse Effect or a HCBF Material Adverse Effect, as applicable, subject to the provisions of Section 7.5(c).
(g) Upon request of HCBF, JBI and Jefferson Bank shall request within 10 days of the date thereof, that all third parties that received confidential information regarding JBI or any of its Subsidiaries since January 1, 2015 in connection with a possible sale or merger transaction involving JBI or any of its Subsidiaries promptly return such confidential information to JBI or Jefferson Bank.

7.6 PRESS RELEASES. Prior to the Effective Time, JBI, Jefferson Bank and HCBF shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
7.7 CERTAIN ACTIONS.
(a) Except with respect to this Agreement and the transactions contemplated hereby, no JBI Entity nor any Affiliate thereof nor any Representatives thereof retained by any JBI Entity shall directly or indirectly (i) solicit, initiate, induce, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person any information or data with respect to JBI or otherwise relating to an Acquisition Proposal, (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which any JBI Entity is a party, (iv) enter into any agreement regarding or that could reasonably be expected to lead to any Acquisition Proposal, or (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any JBI Entity or any Representatives thereof, whether or not such Representatives are so authorized and whether or not such Representatives are purporting to act on behalf of a JBI Entity or otherwise, shall be deemed to be a breach of this Agreement by JBI. JBI shall, and shall cause each of JBI’s Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
(b) JBI and Jefferson Bank shall promptly, but in no event more than 24 hours, advise HCBF following the receipt of any Acquisition Proposal and the details thereof  (including amendments or proposed amendments) and advise HCBF of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. JBI and Jefferson Bank shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. JBI and Jefferson Bank will take all actions necessary or advisable to inform the officers, directors, employees, agents, Representatives, and Affiliates of each JBI Entity of the obligations undertaken in this Section 7.7, and it is understood that any violation of this Section 7.7 by any such individuals or entities shall be deemed to be a breach of this Section 7.7 by JBI.
(c) Subject to Section 7.7(d) of this Agreement, neither the Board of Directors of any JBI Entity nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to HCBF, the approval of the Agreement, the Mergers or the JBI Recommendation or take any action or make any statement in connection with the Shareholders’ Meeting inconsistent with such approval or JBI Recommendation (collectively, a “Change in the JBI Recommendation”), (ii) approve or recommend, or propose to approve or recommend, or fail to recommend against, any Acquisition Proposal, or (iii) enter into (or permit JBI or Jefferson Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring JBI or Jefferson Bank to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement except in accordance with its terms. Subject to Section 7.7(d) of this Agreement, if JBI shall take a neutral position or no position with respect to an Acquisition Proposal in connection with any formal communications to shareholders or Regulatory Authorities, then such position shall be considered a breach of this Section 7.7(c).
(d) Notwithstanding anything to the contrary herein, prior to the time the approval by the JBI shareholders at the Shareholders’ Meeting is obtained, the JBI Board of Directors may, in connection with a bona fide written Acquisition Proposal, which Acquisition Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 7.7, make a Change in the JBI Recommendation or terminate this Agreement pursuant to Section 9.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Acquisition Proposal, if and only if, prior to taking such action, JBI has complied with its obligations under this Section 7.7 and the JBI Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that prior to taking any such action: (i) JBI has given HCBF at least five Business Days prior written notice of its intention to take such action (which notice shall specify the Material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy to HCBF of all written materials (including all transaction agreements and related documents) with or from the party making such Superior Proposal; (ii) JBI has negotiated, and has caused its Representatives to negotiate, in good faith with HCBF during such notice period to the extent HCBF wishes to negotiate, to enable HCBF to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; and (iii) following the end of such notice period, the JBI Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by HCBF, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect. In the event of any Material revisions to an Acquisition Proposal that could have an impact, influence or other effect on the JBI Board of Directors’ decision or discussion with respect to whether such proposal constitutes a Superior Proposal, JBI shall deliver a new written notice to HCBF pursuant to the foregoing clause (i) and again comply with the requirements of this Section 7.7(d) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.
(e) As used in this Agreement, the term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that the Board of Directors of JBI concludes in good faith to be more favorable from a financial point of view to its shareholders than the Mergers and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, and (iv) after taking into account all adjustments to the terms of this Agreement that are committed to in writing by HCBF; provided, however, that for purposes of the definition of  “Superior Proposal,” the references to fifteen percent (15%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).
7.8 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Mergers, and to use its reasonable best efforts to take no action which would cause the Mergers not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income Tax purposes.
7.9 STATE TAKEOVER LAWS. Each JBI Entity and its Affiliates shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 607.0901 and 607.0902 of the FBCA.
7.10 CHARTER PROVISIONS. Each JBI Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any JBI Entity or restrict or impair the ability of HCBF or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any JBI Entity that may be directly or indirectly acquired or controlled by them.
7.11 INTEGRATION.
(a) In order to facilitate the continuing interaction of HCBF with JBI and Jefferson Bank, and in order to keep HCBF fully advised of all ongoing activities of JBI and Jefferson Bank, subject to the limitations in this Section 7.11(a) and subject to no written objection from any applicable Regulatory

Authority, JBI and Jefferson Bank will provide to HCBF copies of all “Board packages” provided to members of JBI or Jefferson Bank’s respective Boards of Directors, at the same time such “Board packages” are provided to such members, subject to redacting (a) matters involving this Agreement, (b) information or Material that JBI or Jefferson Bank is required or obligated to maintain as confidential under applicable Laws, (c) pending or threatened Litigation or investigations if, in the opinion of counsel to JBI or Jefferson Bank, the presence of any such HCBF Designee could reasonably affect the confidential nature of or any privilege relating to any matters to be discussed, or (d) any other matter which is determined by the Chairman or a majority of the Board of Directors of JBI or Jefferson Bank as requiring only disclosure to directors and officers of JBI or Jefferson Bank.
(b) The Parties shall meet on a regular basis to discuss and plan for the conversion of JBI’s data processing and related electronic informational systems to those used by HCBF, which planning shall include, but not be limited to, discussion of the possible termination by JBI of third party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by JBI in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that JBI shall not be obligated to take any such action prior to the Effective Time and, unless JBI otherwise agrees, no conversion shall take place prior to the Effective Time.
(c) JBI shall provide HCBF, within fifteen (15) Business Days of the end of each calendar month, an update to Section 4.21(a) of the JBI Disclosure Memorandum.
(d) Notwithstanding any provision contained in this Agreement, neither HCBF nor any HCBF Subsidiary shall under any circumstance be permitted to exercise control of JBI or of Jefferson Bank prior to the Effective Time.
(e) The Parties shall consult with respect to JBI’s and Jefferson Bank’s major policies and practices, and JBI and Jefferson Bank shall make such modifications or changes to their policies and practices, if any, as of the Effective Time as may be mutually agreed upon, such agreement not to be unreasonably withheld, delayed or conditioned. Neither Party’s representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.11. Notwithstanding anything contained herein to the contrary, JBI shall not be required to seek the agreement or consent of HCBF for any changes requested or required by any Regulatory Authority or applicable Law.
7.12 EMPLOYEE BENEFITS AND CONTRACTS.
(a) Following the Effective Time, HCBF shall generally make available to the continuing officers and employees of the JBI Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of HCBF Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the HCBF Entities to their similarly situated officers and employees. HCBF shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents are covered by JBI plans as of Closing, to the extent that such pre-existing condition was covered under the corresponding plan maintained by the JBI Entity. For purposes of participation and vesting (but not benefit accrual) under HCBF’s employee benefit plans, the service of the employees of the JBI Entities with the JBI Entities prior to the Effective Time shall be treated as service with a HCBF Entity participating in such employee benefit plans.
(b) Concurrent with the execution of this Agreement, but effective at the Effective Time, Robert McGivney shall enter into a two-year employment agreement with Harbor and Jim Nelson shall enter into a one-year employment agreement with Harbor, in each case in the form attached hereto as Exhibit 2 (the “Executive Employment Agreements”).
(c) Other than the benefits contemplated by Section 7.12(f), nothing contained herein is intended to provide, or shall be construed or interpreted as providing, any officer or employee of the JBI Entities any right to continued employment or restrict HCBF from amending or terminating any employee benefit plan, program or policy of, or any agreement with, HCBF, JBI or any of their respective Subsidiaries, in accordance with the terms thereof. This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights for any current or former employees of the Parties or their respective Subsidiaries (including any beneficiaries or dependents thereof) under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement.
(d) Not later than the day immediately preceding the Closing Date, JBI and Jefferson Bank each agree to terminate each JBI ERISA Plan, including their 401(k) plans and supplemental employee retirement plans (“SERP”), if any, without any cost, Liability, or additional expense to any HCBF Entity. No HCBF Entity shall be a successor plan sponsor of any JBI ERISA Plan or SERP, and it shall be the sole responsibility and expense of the plan administrator (as in effect prior to the Closing Date) for the distribution of such plans’ assets as soon as administratively feasible subsequent to the Closing Date and for the filing of any final reports or forms attributable to such plans.
(e) Each employee of a JBI Entity shall receive credit under the HCBF Entities’ plans for co-pays, deductibles and other similar limits incurred under the JBI Entities’ plans during the year in which the former employees of the JBI Entities are integrated into the HCBF Entities’ plans.
(f) HCBF and JBI will offer mutually agreed “stay bonuses” to certain key employees of the JBI Entities as an incentive for such key employees to remain as employees through the Closing Date and/or the conversion date, as applicable, in each case as set forth in Section 7.12(f) of the HCBF Disclosure Memorandum. Each employee of JBI or Jefferson Bank, other than an employee who is a party to a separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination without cause within one (1) year following the Effective Time shall receive a lump sum severance payment from HCBF equal to one week of pay at the rate then in effect, for each full year of employment with JBI or Jefferson Bank, subject to a minimum of four weeks’ pay and a maximum of 12 weeks’ pay.
7.13 INDEMNIFICATION.
(a) Subject to the limitations in this Section 7.13(a), from and after the Effective Time, HCBF agrees that it will indemnify and hold harmless each director and executive officer of JBI and/or of Jefferson Bank (each, an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time pertaining to (i) the fact that he or she is or was a director or executive officer of a JBI Entity, or (ii) this Agreement or any of the transactions contemplated by this Agreement, in either case, whether asserted or claimed prior to, at or after the Effective Time, to the extent that JBI would have been allowed under Florida Law and its Articles of Incorporation and Bylaws as in effect on the date hereof to indemnify such Indemnified Parties (collectively “Claims”); provided, however, that HCBF’s indemnification obligations under this Section 7.13(a) shall be limited to Claims that are actually covered and paid by the Existing D&O Policies (as defined in, and as extended pursuant to, Section 7.13(c)), but only for the monetary responsibilities of the named insured under such policies (e.g., deductibles or self-insured retentions), and in addition for amounts in excess of the policy limits, but HCBF’s total indemnity obligations for any and all Claims shall not exceed $10,000,000 in the aggregate. HCBF’s obligations under this Section 7.13(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, that all rights to indemnification in respect of any Claim asserted or made prior to such period shall continue until the final disposition of such Claim.
(b) Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such Claim, shall promptly notify HCBF thereof. In the event of any such Claim (whether before or after the Effective Time) (i) HCBF shall have the right to assume the defense thereof and HCBF shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) HCBF shall not be liable for any settlement effected without its prior written consent; provided that HCBF shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(c) For a period of six (6) years from the Effective Time, HCBF shall maintain in effect, for the benefit of each Indemnified Party the existing policy or policies of directors’ and officers’ liability insurance maintained by JBI and Jefferson Bank as of the date of this Agreement in the form delivered by JBI to HCBF prior to the date of this Agreement (the “Existing D&O Policies”); provided, however, that: (i) HCBF may, in its sole discretion, substitute for the Existing D&O Policies a single six-year aggregate policy with coverage of  $5,000,000 in the aggregate, or multiple policies, of comparable coverage, including a “tail” insurance policy; and (ii) HCBF shall not be required to pay more than $100,000 in the aggregate for the premiums for the Existing D&O Policies (or for any substitute or “tail” policy or policies) (the “Maximum Premium”). In the event the aggregate premium or premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium, HCBF shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. The current annual premium for the Existing D&O Policies is disclosed in Section 7.13(c) of the JBI Disclosure Memorandum. The provisions of this paragraph shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 7.13 with the prior consent of HCBF, which policies provide the Indemnified Parties with coverage for an aggregate period of six (6) years after the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and the consummation of the transactions contemplated hereby), and nothing in Section 7.13 shall prohibit JBI or Jefferson Bank from obtaining such prepaid policies prior to the Effective Time with the prior consent of HCBF (which consent shall not be unreasonably withheld, conditioned, or delayed by HCBF), provided that the cost thereof shall not exceed the Maximum Premium in the aggregate for such policy or policies. If such prepaid policy or policies have been obtained prior to the Effective Time, HCBF shall maintain such policy or policies in full force and effect for its or their duration.
(d) If HCBF or any of its successors or assigns shall (i) consolidate with or merge into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any other Person or entity then, in each case, proper provision shall be made so that the successors and assigns of HCBF shall assume the obligations set forth in this Section 7.13.
7.14 SHAREHOLDER VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, JBI and Jefferson Bank agree to cause each of their directors to execute and deliver a Shareholder Voting Agreement in the form attached hereto as Exhibit 3 (“Shareholder Voting Agreement”).
7.15 REAL PROPERTY MATTERS. At its option and expense, HCBF may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by any JBI Entity as a banking or administrative office (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as HCBF shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) HCBF’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any JBI Entity, including any of its Participation Facilities or its Operating Properties, (ii) HCBF’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any JBI Entity, including its Participation Facilities or its Operating Properties, and (iii) HCBF’s right to request and to obtain from any JBI Entity any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any JBI Entity’s possession or control relating to the matters described in this Section 7.15. In order to perform or to conduct any such investigation(s) described in this Section 7.15, each JBI Entity shall grant HCBF the right to gain reasonable access to any businesses and properties of any JBI Entity, including access to its Participation

Facilities or its Operating Properties. Should HCBF elect to complete an Environmental Survey of any Real Property, it shall notify JBI or Jefferson Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with JBI and Jefferson Bank.
If, in the course of the Property Examination or Environmental Survey, HCBF discovers a “Material Defect” (as defined below) with respect to the Real Property, HCBF shall have the option, at its sole discretion, exercisable upon written notice to JBI (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct JBI to cure the Material Defect to HCBF’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).
If HCBF elects to direct JBI or Jefferson Bank to cure, then JBI or Jefferson Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the Parties in which to cure such Material Defect to HCBF’s satisfaction. If JBI or Jefferson Bank fails to cure a Material Defect to HCBF’s satisfaction within the period specified above, then HCBF may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a))
For purposes of this Agreement, a “Material Defect” shall consist of:
(a) the existence of any Lien (other than the Lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a Material breach of the representations and warranties contained in Sections 4.10 or 4.12, in either such case that HCBF reasonably believes could result in a Material Adverse Effect on its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property;
(b) the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that HCBF reasonably believes would cost more than $250,000 in the aggregate to repair, remove or correct as to all such Real Property; or
(c) the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Material on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which HCBF reasonably believes, based on the advice of legal counsel or other consultants, that a JBI Entity could become responsible or liable, or that HCBF could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or Liability which a JBI Entity could incur, or for which HCBF could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of  $250,000 or more as to all such Real Property.
7.16 FINANCIAL AND OTHER STATEMENTS.
(a) Promptly upon receipt thereof, JBI will furnish to HCBF copies of each annual, interim or special audit of the JBI Financial Statements made by its independent auditors and copies of all internal control reports submitted to JBI by such auditors in connection with each annual, interim or special audit of JBI Financial Statements made by such auditors.
(b) JBI will promptly furnish to HCBF, and HCBF shall promptly furnish to JBI, copies of all documents, statements and reports as it shall send to their respective shareholders or any Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, JBI will deliver to HCBF a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices. Within (i) 25 days after the end of each month, HCBF will deliver to JBI a balance sheet and a statement of income for Harbor, without related notes, for such month prepared in accordance with current financial reporting practices and (ii) 25 days after the end of each quarter, HCBF will deliver to JBI a consolidated balance sheet and consolidated statement of income, without related notes, for such quarter prepared in accordance with current financial reporting practices.
(c) JBI will advise HCBF promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of JBI.
(d) JBI shall book all adjustments to the JBI Financial Statements that are required by any Regulatory Authority in connection with any Regulatory Authority examination that occurs prior to Closing (“Examination Adjustments”), and each of these adjustments shall be reflected in the calculation of JBI Tangible Book Value. In the event that the Examination Adjustments reflect, in whole or in part, accounting procedures or policies of JBI or Jefferson Bank that are not consistent with GAAP, JBI agrees to modify immediately their accounting procedures and policies to conform with GAAP. JBI shall prepare the JBI Financial Statements, for periods as of or ending on a date that occurs subsequent to December 31, 2015, in accordance with such modified accounting procedures and policies.
(e) Promptly upon receipt thereof, HCBF will furnish to JBI copies of each annual, interim or special audit of the HCBF Financial Statements made by its independent auditors and copies of all internal control reports submitted to HCBF by such auditors in connection with each annual, interim or special audit of HCBF Financial Statements made by such auditors.
(f) HCBF will advise JBI promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of HCBF.
7.17 MAINTENANCE OF INSURANCE. JBI shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, but in no event shall the coverage be less than the insurance coverage set forth in Section 4.10(c) of the JBI Disclosure Memorandum.
7.18 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, JBI and HCBF shall promptly supplement or amend the JBI Disclosure Memorandum and HCBF Disclosure Memorandum, respectively, with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure memorandum or which is necessary to correct any information in such disclosure memorandum which has been rendered Materially inaccurate thereby. No supplement or amendment to such disclosure memorandum shall have any effect for the purpose of determining satisfaction of the conditions set forth in ARTICLE 8.
7.19 FAILURE TO FULFILL CONDITIONS. In the event that any Party determines that a condition to its obligation to complete the Mergers cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.
7.20 NON-COMPETITION AGREEMENTS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, JBI agrees to cause each non-employee director of JBI and Jefferson Bank to execute and deliver the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 4 (the “Non-Competition Agreement”).
7.21 CLAIMS LETTERS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, JBI agrees to cause each director and executive officer of JBI and Jefferson Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit 5 (the “Claims Letter”).
7.22 BOARD OF DIRECTORS. At or promptly following the Effective Time, HCBF shall increase the size of its Board of Directors to ten (10) and HCBF take all action necessary to appoint one (1) qualified, independent (non-employee) director from the current JBI Board of Directors to serve on the HCBF Board of Directors. No later than thirty (30) days after the execution of this Agreement, JBI shall provide to HCBF its recommendation as to the individual to serve on the HCBF Board of Directors. If required, such director shall promptly deliver his or her consent to be named as a director (or prospective director) of HCBF in the Registration Statement upon the request of HCBF.

7.23 HCBF COMMON STOCK LIQUIDITY. If within 24 months after the Effective Time, the HCBF Common Stock is not listed for trading on a national securities exchange or quoted over-the-counter on the OTCQB or OTCQX market, then HCBF shall use its commercially reasonable efforts to provide liquidity through a strategic alternative, including but not limited to causing the HCBF Common Stock to be listed or quoted as set forth above or through a merger or similar transaction with a publicly traded bank or bank holding company, in any case in HCBF’s sole discretion. Notwithstanding the foregoing, if HCBF’s Board of Directors reasonably determines (after consultation with its legal, financial or other advisors) that the implementation of a strategic alternative would not be in the best interest of the HCBF shareholders, then HCBF may delay such implementation for a reasonable period of time until such strategic alternative would be in the best interest of HCBF shareholders (as determined by the HCBF Board of Directors).
8. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:
(a) Shareholder Approval. The shareholders of JBI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Holding Company Merger, as and to the extent required by Law and by the provisions of any governing instruments.
(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of HCBF or JBI would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.
(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a JBI Material Adverse Effect or a HCBF Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of HCBF would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.
(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.
(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act relating to the issuance of the shares of HCBF Common Stock issuable pursuant to the Mergers shall have been received.
(f) Tax Matters. Gunster, Yoakley & Stewart, P.A., as counsel to HCBF, shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) each of the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Holding Company Merger of JBI Common Stock for HCBF Common Stock will not give rise to gain or loss to the shareholders of JBI with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of HCBF Common Stock received in the Holding Company Merger will include the holding period for the shares of JBI Common Stock exchanged therefor, (iv) the basis in the shares of HCBF Common Stock received in the Holding Company Merger will consist of the basis for the shares of JBI Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither JBI nor HCBF will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Gunster, Yoakley & Stewart, P.A. certificates containing appropriate representations reasonably satisfactory in form and substance to such counsel at such time or times as may be reasonably requested by such law firm in connection with its respective delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of JBI and HCBF.
8.2 CONDITIONS TO OBLIGATIONS OF HCBF. The obligations of HCBF to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HCBF pursuant to Section 10.6(a):
(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of JBI and Jefferson Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of JBI and Jefferson Bank set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a JBI Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of JBI and Jefferson Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.
(c) Certificates. JBI and Jefferson Bank shall have delivered to HCBF (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to JBI or Jefferson Bank and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by JBI’s and Jefferson Bank’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as HCBF and its counsel shall request.
(d) Executive Employment Agreement. HCBF shall have received an executed Executive Employment Agreement from each of Robert McGivney and Jim Nelson in the form of Exhibit 2.
(e) Shareholder Voting Agreements. HCBF shall have received from each director of JBI and Jefferson Bank the Shareholder Voting Agreement in the form of Exhibit 3.
(f) Non-Competition Agreement. HCBF shall have received from each non-employee director of JBI and Jefferson Bank an executed Non-Competition Agreement in the form of Exhibit 4.
(g) Claims Letters. HCBF shall have received from each director and executive officer of JBI and Jefferson Bank the executed Claims Letters, dated as of the Closing Date (“Claims Letter”), in the form of Exhibit 5.
(h) No JBI Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a JBI Material Adverse Effect, and (ii) no condition, event, fact,

circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a JBI Material Adverse Effect.
(i) Dissenters’ Rights. Holders of no more than ten (10) percent of the outstanding shares of JBI Common Stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333 of the FBCA.
(j) No Burdensome Condition. No Regulatory Authority shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, nor shall any Law have been enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement, which imposes any restriction, condition, requirement or limitation which HCBF determines, in its reasonable discretion, is Materially and unreasonably burdensome on HCBF or its Affiliates or that would Materially reduce the economic benefits of the transactions contemplated by this Agreement (but not taking into account any additional or different economic benefits of any Intervening Transaction) to HCBF or its Affiliates to such a degree that HCBF would not have entered into this Agreement had such restriction, condition, requirement or limitation been known to HCBF on the date of this Agreement (including requirements, conditions or limitations with respect to the raising of capital, the disposition of Assets, or the implementation of business plans or the lowering of HCBF’s composite rating or Harbor’s CAMELS rating) (any such restriction, condition, requirement or limitation, a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, neither HCBF nor its Affiliates shall have any obligation to take, or agree to take, or refrain, or agree to refrain, from any action that would constitute or would reasonably give rise to a Burdensome Condition.
(k) Minimum Tangible Book Value. The JBI Tangible Book Value shall be greater than or equal to $25,400,000.
8.3 CONDITIONS AND OBLIGATIONS OF JBI AND JEFFERSON BANK. The obligations of JBI and Jefferson Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by JBI or Jefferson Bank pursuant to Section 10.6(b):
(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of HCBF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of HCBF set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a HCBF Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of HCBF to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.
(c) Certificates. HCBF shall have delivered to JBI and Jefferson Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to HCBF and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by HCBF’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as JBI and Jefferson Bank and their counsel shall request.
(d) No HCBF Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a HCBF Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a HCBF Material Adverse Effect.

9. TERMINATION
9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of JBI, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:
(a) By mutual consent of HCBF and JBI in a written statement, if the Board of Directors of each so determines, by a vote of a majority of the members of the entire Board of Directors of each; or
(b) By HCBF or JBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a JBI Material Adverse Effect or a HCBF Material Adverse Effect, as applicable, on the breaching Party; or
(c) By HCBF or JBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or
(d) By HCBF or JBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of JBI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or
(e) By HCBF or JBI in the event that the Mergers shall not have been consummated by September 30, 2017, which date may be extended by HCBF through November 30, 2017 if necessary to receive the necessary Consents from Regulatory Authorities (the “End Date”) (provided, however, that HCBF shall not have the right to so extend the End Date if it has entered into any Contract for, publicly disclosed, or notified any Regulatory Authority of, any Intervening Transaction), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or
(f) By HCBF or JBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the End Date; or
(g) By HCBF, (i) in the event that the management of JBI or Jefferson Bank or their Board of Directors, for any reason, shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, whether or not permitted by the terms of this Agreement or (ii) in the event JBI or Jefferson Bank shall have violated Sections 7.1 or 7.7; or
(h) By HCBF, in the event of a JBI Adverse Finding and, if time is granted by HCBF to cure such JBI Adverse Finding pursuant to Section 7.5(c), such JBI Adverse Finding is not cured to the satisfaction of HCBF within the time specified in HCBF’s notice of such JBI Adverse Finding; or
(i) By JBI, in the event of an HCBF Adverse Finding and, if time is granted by JBI to cure such HCBF Adverse Finding pursuant to Section 7.5(c), such HCBF Adverse Finding is not cured to the satisfaction of JBI within the time specified in JBI’s notice of such HCBF Adverse Finding; or

(j) By JBI, without further action, if JBI, in accordance with Section 7.7(d), shall have either: (i) terminated this Agreement or (ii) entered into a definitive agreement (other than this Agreement or any amendment hereto) with respect to an Acquisition Proposal; provided, however, that termination under this Section 9.1(i) shall not be effective until JBI has made payment to HCBF of the Bust-Up Fee.
9.2 EFFECT OF TERMINATION.
(a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of Section 7.5(d), Section 7.6, Section 7.7, this Section 9.2, and ARTICLE 10 shall survive any such termination and abandonment indefinitely or otherwise in accordance with its terms, provided, however, that nothing herein shall relieve any Party from any Liability for any willful breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.
(b) In the event this Agreement is terminated by HCBF or JBI pursuant to Section 9.1(d)(ii) and (1) there shall have been a Third Party Public Event prior to any Shareholders’ Meeting and (2) JBI shall have: (x) entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or (y) consummated, any Acquisition Proposal within 18 months from the date of termination of this Agreement, in either case with the Person that was the subject of the Third Party Public Event giving rise to the termination of this Agreement, or any Affiliate of such Person, then JBI shall pay to HCBF, by wire transfer of immediately available funds, $2,000,000 (the “Bust-up Fee”) in full satisfaction of HCBF’s losses and damages resulting from such termination, within 10 days of the earlier of the date JBI executes or consummates such acquisition or other similar agreement in respect of an Acquisition Proposal.
(c) In the event this Agreement is terminated (i) by HCBF pursuant to Section 9.1(c) due to a breach of Section 7.7 or (pursuant to Section 9.1(g)) or (ii) by JBI pursuant to Section 9.1(i), then JBI shall, within 10 days of the date of such termination, pay to HCBF, by wire transfer of immediately available funds, an amount equal to the Bust-up Fee in full satisfaction of HCBF’s losses and damages resulting from such termination.
(d) In the event this Agreement is terminated by JBI or HCBF pursuant to Section 9.1(e) without the Shareholders’ Meeting having occurred and with the Registration Statement having been declared effective under the 1933 Act and, in either case, (1) at any time from the date hereof until such termination there shall have been a Third Party Public Event or a proposed Acquisition Proposal communicated to any of the executive officers or the Board of Directors of JBI or any of its Subsidiaries and (2) JBI shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, such Third Party Public Event or such Acquisition Proposal within 12 months from the date of termination of this Agreement with the party that originally submitted such Third Party Public Event or Acquisition Proposal, as the case may be, then JBI shall pay to HCBF, by wire transfer of immediately available funds, an amount equal to the Bust-up Fee in full satisfaction of HCBF’s losses and damages resulting from such termination, within 10 days of the earlier of the date JBI executes or consummates such acquisition or other similar agreement in respect of an Acquisition Proposal.
(e) JBI acknowledges and agrees that the agreements set forth in this Section 9.2 are an integral part of the transactions contemplated by the Agreement, and that, without these agreements, HCBF would not enter into this Agreement. JBI agrees that the Bust-up Fee is reasonable under the circumstances, that it would be impossible to exactly determine HCBF’s actual damages as a result of such a termination and that HCBF’s actual damages resulting from the loss of the transaction are in excess of the Bust-up Fee.
(f) Notwithstanding anything to the contrary in this Agreement, the payment by JBI of the Bust-Up Fee pursuant to this Section 9.2 shall fully discharge JBI from and shall be the sole and exclusive remedy for HCBF with respect to, any and all losses that may be suffered by HCBF based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall JBI be required to pay the Bust-Up Fee on more than one occasion.

9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Articles 1, 2, 3 and 10 and Sections 7.6, 7.12, 7.13, 7.22, and 7.23, and the Non-competition Agreements and the Claims Letters.
10. MISCELLANEOUS
10.1 DEFINITIONS.
(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“1933 ACT” shall mean the Securities Act of 1933, as amended.
“1934 ACT” shall mean the Securities Exchange Act of 1934, as amended.
“ACQUISITION PROPOSAL” with respect to a Party shall mean any proposal or offer, whether or not in writing, from any Person (other than HCBF and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of  (x) Assets of JBI and its Subsidiaries that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total Assets, of JBI and its Subsidiaries, taken as a whole; or (y) 15% or more of any class of JBI Capital Stock, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of JBI Capital Stock, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any JBI Entity, other than the transactions contemplated by this Agreement.
“AFFILIATE” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest, of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
“AGENCY” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the U.S. Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Department of Justice, the Office of the Attorney General of the State of Florida or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any JBI Entity or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.
“AGREEMENT” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.
“ARTICLES OF MERGER” shall mean the Articles of Merger to be executed by HCBF and JBI and filed with the Secretary of State of the State of Florida relating to the Holding Company Merger as contemplated by Section 1.1.
“ASSETS” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“AVAILABLE CASH ELECTION AMOUNT” shall mean the product of  (a) the number of shares of JBI Common Stock outstanding at the Effective Time, multiplied by (b) the Cash Election Consideration, and multiplied by (c) 20%.
“BHC ACT” shall mean the federal Bank Holding Company Act of 1956, as amended.
“BUSINESS DAY” shall mean any day other than a Saturday or Sunday or other day on which Jefferson Bank is authorized or required to be closed

“CASH ELECTION AMOUNT” shall mean the product of  (i) the number of Exchangeable Shares receiving the Cash Election Consideration, multiplied by (ii) the Cash Election Consideration.
“CLOSING DATE” shall mean the date on which the Closing occurs.
“CODE” shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign Tax law.
“CONFIDENTIALITY AGREEMENT” shall mean that certain Mutual Confidentiality Agreement, dated December 1, 2016, between JBI and HCBF.
“CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“CONTRACT” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
“DEFAULT” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
“DEPOSIT ACCOUNTS” means the deposit accounts held at JBI or Jefferson Bank or at HCBF or Harbor, as applicable, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.
“DEPOSITS” means all deposits (as defined in 12 U.S.C. § 1813(I)) held by JBI or Jefferson Bank or by HCBF or Harbor, as applicable, as of the Effective Time.
“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, whether currently in existence or hereafter enacted or promulgated, any of which govern (purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water, discharges of pollutants, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof.
“EQUITY RIGHTS” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA AFFILIATE” shall mean any Person, corporation, trade or business controlled by, controlling or under common control with JBI (within the meaning of Section 414 of the Code) or Section 4001(a)(14) or 4001(b) of ERISA)
“EXHIBITS” 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FBCA” shall mean the Florida Business Corporation Act, as amended.
“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied during the periods involved.
“Harbor” shall mean Harbor Community Bank, a Florida-chartered commercial bank and a HCBF Subsidiary.
“Harbor Capital Stock” shall mean, collectively, the Harbor Common Stock and any other class or series of capital stock of Harbor.
“Harbor COMMON STOCK” shall mean the common stock of Harbor, $1.00 par value per share.
“HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term “HAZARDOUS MATERIAL” shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or are otherwise regulated, pursuant to the requirements of governmental agencies or authorities.
“HCBF” shall mean HCBF Holding Company, Inc., a Florida corporation.
“HCBF CAPITAL STOCK” shall mean, collectively, the HCBF Common Stock, the HCBF Preferred Stock and any other class or series of capital stock of HCBF.
“HCBF COMMON STOCK” shall mean the common stock of HCBF, $0.001 par value per share.
“HCBF DISCLOSURE MEMORANDUM” shall mean the written information entitled “HCBF Holding Company, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to JBI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.
“HCBF ENTITIES” shall mean, collectively, HCBF and all HCBF Subsidiaries.
“HCBF FINANCIAL STATEMENTS” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of HCBF as of December 31, 2015 and 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2015, 2014 and 2013, and (ii) the consolidated statements of condition of HCBF (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) that are delivered to JBI with respect to periods ended subsequent to December 31, 2015.
“HCBF MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of HCBF and its Subsidiaries, taken as a whole, or (ii) the ability of HCBF to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers; provided that “HCBF MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of  (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) any Intervening Transaction, provided that HCBF can fulfill its obligations under this Agreement; (d) actions and omissions of HCBF (or any of its Subsidiaries) taken with the prior informed written Consent of JBI in contemplation of the transactions contemplated hereby, (e) the direct effects of compliance with this Agreement on the operating performance of HCBF, including expenses incurred by HCBF in consummating the transactions contemplated by this Agreement, and (f) actions and omissions of HCBF (or any of its Subsidiaries) taken with the prior informed written Consent of JBI in contemplation of the transactions contemplated hereby.
“HCBF PREFERRED STOCK” shall mean the preferred stock of HCBF.
“HCBF STOCK PLANS” shall mean the existing stock-based plans of HCBF designated as follows: Amended and Restated 2010 Stock Incentive Plan.
“HCBF SUBSIDIARIES” shall mean the Subsidiaries of HCBF, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of HCBF in the future and held as a Subsidiary by HCBF at the Effective Time.
“HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“INSURER” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower Default on any of the mortgage loans originated, purchased or serviced by any JBI Entity, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
“INTELLECTUAL PROPERTY” shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (h) all licenses to any of the foregoing.
“INTERVENING TRANSACTION” shall mean any publicly announced or consummated additional acquisitions (by merger or otherwise) by HCBF or Harbor beyond those contemplated by this Agreement.
“JBI” shall mean Jefferson Bankshares, Inc., a Florida corporation.
“JBI Capital Stock” shall mean, collectively, the JBI Common Stock and any other class or series of capital stock of JBI.
“JBI COMMON STOCK” shall mean the common stock of JBI, $0.01 par value per share.
“JBI DISCLOSURE MEMORANDUM” shall mean the written information entitled “Jefferson Bankshares, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to HCBF describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.
“JBI ENTITIES” shall mean, collectively, JBI and all JBI Subsidiaries.
“JBI FINANCIAL STATEMENTS” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of JBI as of December 31, 2015 and 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2015, 2014 and 2013, and (ii) the consolidated statements of condition of JBI (including related notes and schedules, if any) and related statements of income, and changes in shareholders’ equity (including related notes and schedules, if any) that are delivered to HCBF with respect to periods ended subsequent to December 31, 2015.
“JBI MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of JBI and its Subsidiaries, taken as a whole, or (ii) the ability of JBI to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “JBI MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of  (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of JBI (or any of its Subsidiaries) taken with the prior informed written Consent of HCBF in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of JBI, including expenses incurred by JBI in consummating the transactions contemplated by this Agreement, and (e) actions and omissions of JBI (or any of its Subsidiaries) taken with the prior informed written Consent of HCBF in contemplation of the transactions contemplated hereby.
“JBI STOCK PLANS” shall mean all stock-based plans of JBI.
“JBI SUBSIDIARIES” shall mean the Subsidiaries of JBI, which shall include the JBI Subsidiaries described in Section 4.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of JBI in the future and held as a Subsidiary by JBI at the Effective Time.
“JBI TANGIBLE BOOK VALUE” shall mean the total modified consolidated shareholders’ equity of JBI. The JBI Tangible Book Value shall equal the total of JBI’s total consolidated shareholders’ equity, as that term is calculated in accordance with GAAP and in accordance with applicatory regulatory requirements as determined on the last day of the calendar month immediately preceding the Effective Time (1) less goodwill and intangible assets, (2) excluding any unrealized gains or losses in any JBI Entity’s investment securities portfolio due to mark-to-market adjustments, and (3) subject to any Examination Adjustments pursuant to Section 7.16(d). In addition, expenses incurred by JBI in connection with the Mergers (including legal, accounting and investment banking fees), which shall not exceed $2,000,000 in the aggregate, will be added-back for the purposes of calculating JBI Tangible Book Value.
“Jefferson Bank” shall mean Jefferson Bank, a Florida-chartered commercial bank and a JBI Subsidiary.
“Jefferson Bank Capital Stock” shall mean, collectively, the Jefferson Bank Common Stock and any other class or series of capital stock of Jefferson Bank.
“Jefferson Bank COMMON STOCK” shall mean the common stock of Jefferson Bank, $5.00 par value per share.
“KNOWLEDGE” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and its Subsidiaries and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.
“LAW” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“LIEN” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure Deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not Materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 10.1 of the JBI Disclosure Memorandum or the HCBF Disclosure Memorandum, as applicable.
“LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
“LOAN INVESTOR” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by any JBI Entity or a security backed by or representing an interest in any such mortgage loan.
“MATERIAL” and “MATERIALLY” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“MATERIAL ADVERSE EFFECT” shall mean either a JBI Material Adverse Effect or a HCBF Material Adverse Effect, as applicable.
“MATERIALS OF ENVIRONMENTAL CONCERN” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“OPERATING PROPERTY” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
“ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.
“PARTICIPATION FACILITY” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.
“PARTY” shall mean either JBI and Jefferson Bank, collectively, or HCBF, and “PARTIES” shall mea JBI, Jefferson Bank, and HCBF.
“PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
“PERSON” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.
“PROXY STATEMENT” shall mean the proxy statement used by JBI to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of HCBF relating to the issuance of the HCBF Common Stock to holders of JBI Common Stock.

“REGISTRATION STATEMENT” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by HCBF under the 1933 Act with respect to the shares of HCBF Common Stock to be issued to the shareholders of JBI in connection with the transactions contemplated by this Agreement.
“REGULATORY AUTHORITIES” shall mean, collectively, the SEC, FINRA, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Florida Office of Financial Regulation, the Consumer Financial Protection Bureau and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.
“REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.
“Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.
“SEC” means the Securities and Exchange Commission.
“SECURITIES LAWS” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“SHAREHOLDERS’ MEETING” shall mean the meeting of the shareholders of JBI to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.
“SUBSIDIARY” shall mean each corporation, association, or other business entity of which the Person in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
“SURVIVING BANK” shall mean Harbor as the surviving bank resulting from the Bank Merger.
“SURVIVING CORPORATION” shall mean HCBF as the surviving corporation resulting from the Holding Company Merger.
“TAX” or “TAXES” shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, business receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by Law, agreement or otherwise) and (ii) interest, penalties and additions in connection therewith, in each case, for which JBI is or may be liable (including as a result of the application of Treas. Reg. Sections 1.1502-6).
“THIRD PARTY PUBLIC EVENT” shall be deemed to occur if, prior to the event giving rise to the right to terminate the Agreement, an Acquisition Proposal shall have been made known to JBI or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to JBI’s Board of Directors, an intention (whether or not conditional) to make an Acquisition Proposal.
“U.S. ANTI-MONEY LAUNDERING LAWS” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the Patriot Act), the Bank Secrecy Act, 31 U.S.C. § 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. § 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.
(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Allowance	Section 4.9
Bank Merger	Preamble
Bank Plan	Section 1.2
Benefit Plan	Section 4.18(a)
Burdensome Condition	Section 8.2(j)
Bust-Up Fee	Section 9.2(b)
Cancelled Shares	Section 2.2
Cash Fraction	Section 2.7(d)1
Cash Election	Section 2.1(b)
Cash Election Consideration	Section 2.1(b)
Cash Election Share	Section 2.7(c)
Certificates	Section 3.1(a)
Change in the JBI Recommendation	Section 7.7(c)
Claims	Section 7.13(a)
Claims Letter	Section 8.2(g)
Closing	Section 1.3
COBRA	Section 4.18(l)
CRA	Section 4.16(c)
Dissenting Shares	Section 2.3
Effective Time	Section 1.4
Election Deadline	Section 2.7(c)
Election Form	Section 2.7(a)
Election Form Record Date	Section 2.7(a)
Environmental Survey	Section 7.15
Examination Adjustments	Section 7.16(d)
Exchange Agent	Section 3.1(a)
Exchangeable Shares	Section 2.1(b)
Executive Employment Agreements	Section 7.12(b)
Existing D&O Policies	Section 7.13(c)
Finance Laws	Section 4.16(d)
FDIC	Section 4.16(f)
HCBF Adverse Finding	Section 7.5(c)
HIPPA	Section 4.18(l)
Holding Company Merger	Preamble
Indemnified Party	Section 7.13(a)
IRS	Section 4.10(f)
JBI Adverse Finding	Section 7.5(c)
JBI Benefit Plans	Section 4.18(a)
JBI Contracts	Section 4.16
JBI ERISA Plan	Section 4.18(a)
JBI Pension Plan	Section 4.18(a)

JBI Recommendation	Section 7.1(b)
Leased Real Property	Section 4.18(a)
Mailing Date	Section 2.7(a)
Material Defect	Section 7.15
Material Defect Notice	Section 7.15
Maximum Premium	Section 7.13(c)
Mergers	Preamble
Merger Consideration	Section 2.1(b)
No Election Shares	Section 2.7(c)
Non-Competition Agreement	Section 7.20
Notices	Section 4.12(f)
Owned Real Property	Section 4.10(f)
Participants	Section 4.18(a)
PGBC	Section 4.18(a)
Property Examination	Section 7.15
Real Property	Section 4.10(f)
Record Date	Section 3.2
Regulation O	Section 4.22
Stock Election	Section 2.1(b)
Stock Election Consideration	Section 2.1(b)
Takeover Laws	Section 4.32
Tax Opinion	Section 8.1(f)
Transmittal Deadline	Section 3.1(a)
Unlawful Gains	Section 4.14
(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
10.2 EXPENSES. Except as otherwise provided in this Section 10.2 or in Section 10.14, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.
10.3 BROKERS AND FINDERS. Except as disclosed in Section 10.3 of the JBI Disclosure Memorandum as to JBI and Jefferson Bank, and in Section 10.3 of the HCBF Disclosure Memorandum as to HCBF and Harbor, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by JBI, Jefferson Bank or by HCBF, each of JBI and HCBF, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.
10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.11(b), 7.12, and 7.13.
10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of JBI Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of JBI Common Stock; and further provided, that the provisions of this Agreement relating to the manner or basis in which shares of JBI Common Stock will be exchanged for shares of HCBF Common Stock shall not be amended after the Shareholders’ Meeting in a manner adverse to the holders of JBI Common Stock without any requisite approval of the holders of the issued and outstanding shares of JBI Common Stock entitled to vote thereon.
10.6 WAIVERS.
(a) Prior to or at the Effective Time, HCBF, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by JBI, to waive or extend the time for the compliance or fulfillment by JBI or Jefferson Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HCBF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HCBF.
(b) Prior to or at the Effective Time, JBI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HCBF, to waive or extend the time for the compliance or fulfillment by HCBF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of JBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of JBI.
(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.8 NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:
JBI:	Jefferson Bankshares, Inc. 3711 Tampa Road Oldsmar, FL 34677 Facsimile Number: 813-855-7510 Attention: Robert McGivney
Jefferson Bank:	Jefferson Bank of Florida 3711 Tampa Road Oldsmar, FL 34677 Facsimile Number: 813-855-7510 Attention: Robert McGivney

Copy to JBI and Jefferson Bank Counsel:	Igler and Pearlman, P.A. 2075 Centre Pointe Blvd., #100 Tallahassee, FL 32308 Facsimile Number: 850-878-1230 Attention: Richard Pearlman, Esq.
HCBF:	HCBF Holding Company, Inc. 200 S. Indian River Drive, Suite 101 Fort Pierce, FL 33432 Facsimile Number: (772) 461-7310 Attention: Michael Brown, Sr.
Copy to Counsel:	Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 West Palm Beach, Florida 33401 Facsimile Number: (561) 655-5677 Attention: Michael V. Mitrione, Esq.
or to such other address as any party may designate by notice complying with the terms of this Section 10.8. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.
10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida, without regard to any applicable conflicts of Laws.
10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
10.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, no Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof if it is entitled to receive the Bust-Up Fee or other termination or similar fee pursuant to this Agreement.
10.14 ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, Default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use Taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use Taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).
10.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
10.16 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as set forth in Sections 7.12 and 7.13 or as otherwise expressly contemplated by this Agreement.
10.17 JURISDICTION AND VENUE. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Orange County or the United States District Court, Middle District of Florida. Each Party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.
10.18 JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
HCBF HOLDING COMPANY, INC.
By:	Michael Brown, Sr.
Name:	Michael Brown, Sr.
Title:	Chairman and Chief Executive Officer
JEFFERSON BANKSHARES, INC.
By:	/s/ Robert McGivney
Name:	Robert McGivney
Title:	Chairman and Chief Executive Officer
JEFFERSON BANK OF FLORIDA
By:	/s/ Robert McGivney
Name:	Robert McGivney
Title:	Chairman and Chief Executive Officer

LIST OF EXHIBITS
Exhibit Number	Description
1.	Bank Plan of Merger (Section 1.2).
2.	Form of Executive Employment Agreement (Sections 7.12(b) and 8.2(d)).
3.	Form of Shareholder Voting Agreement (Sections 7.13(a) and 8.2(d)).
4.	Form of Non-Competition Agreement (Sections 7.20 and 8.2(f)).
5.	Form of Claims Letter (Sections 7.21 and 8.2(f)).

Exhibit 1
PLAN OF MERGER
AND MERGER AGREEMENT
Pursuant to the provisions of Section 658.42 of the Florida Statutes, the undersigned banks do hereby adopt and enter into this Plan of Merger and Merger Agreement (this “Agreement”) for the purpose of merging (the “Merger”) Jefferson Bank of Florida, a Florida-chartered commercial bank (“Jefferson Bank”), with and into Harbor Community Bank, a Florida-chartered commercial bank (“Harbor”):
(a)
The name of each constituent bank and the specific location of its main office are as follows:

1.
Harbor Community Bank
200 S. Indian River Drive, Suite 100
Fort Pierce, Florida 34950

The specific location of each of its branch offices is set forth on Schedule 1 attached hereto.
2.
Jefferson Bank of Florida
3711 Tampa Road
Oldsmar, FL 34677

The specific location of each of its branch offices is set forth on Schedule 2 attached hereto.
(b)
With respect to the resulting state bank:

1.
The name and the specific location of the proposed main office are:

Harbor Community Bank
200 S. Indian River Drive, Suite 100
Fort Pierce, Florida 34950
The name of each of its branch offices will be Harbor Community Bank. The specific location of each of its existing and proposed branch offices is set forth on Schedule 3 attached hereto.
2.
The name and address of each director who is to serve until the next meeting of the shareholders at which directors are elected are set forth on Schedule 4 attached hereto.

3.
The name and address of each executive officer are set forth on Schedule 5 attached hereto.

4.
The resulting bank will have a single class of common stock, par value $1.00 per share (“Resulting Bank Common Stock”), consisting of 10,000,000 authorized shares, of which 7,500,000 will be outstanding. The amount of the surplus fund will be $________ and the amount of retained earnings will be $________.

5.
The complete articles of incorporation under which the resulting bank will operate are attached hereto as Schedule 6.

(c)
The terms for the exchange of shares of the constituent banks are as follows:

1.
At the Effective Time (as defined below), each issued and outstanding share of the common stock of Jefferson Bank, par value $5.00 per share, shall, by virtue of the Merger and without any action by the holder thereof, be extinguished. At the Effective Time, each of the _____ issued and outstanding shares of the common stock of Harbor, par value $1.00 per share, shall continue to be outstanding and held by HCBF Holding Company, Inc., a Florida corporation, and shall constitute all of the issued and outstanding Resulting Bank Common Stock.

2.
The “Effective Time” shall mean 11:59 p.m. on the date requested by Harbor, as soon as practicable after the delivery of this Agreement and certified resolutions to the Florida Office of Financial Regulation (the “Office”).

(d)
This Agreement is subject to approval by the Office and by the shareholders of Jefferson Bank and Harbor.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the ___ day of ________ 2017.
Harbor Community Bank
By:
Name:	Michael Brown, Sr.
Title:	Chairman and Chief Executive Officer
Jefferson Bank OF FLORIDA
By:
Name:	Robert McGivney
Title:	Chairman and Chief Executive Officer

Exhibit 2
EXECUTIVE EMPLOYMENT AGREEMENT
[HARBOR LETTERHEAD]
January __, 2017
________________
________________
________________
Re: Employment Agreement
Dear ___________:
This letter (“Agreement”) sets forth the terms and conditions of your (the “Officer” or “you”) employment by Harbor Community Bank (the “Bank”) as our ___________________. The Bank and Officer hereby agree to the following terms and conditions.
1. Duties. Subject to the terms of this Agreement, during the Term (as defined in Section 3 below), the Officer will hold the title of ________________, and will in that capacity report directly to ___________________. The Officer will be expected to devote substantially all of his time and efforts during normal business hours to the business and affairs of the Bank.
2. Effective Date. This Agreement shall become effective upon the consummation of the merger of Jefferson Bank with and into the Bank (the “Effective Date”).
3. Term of Employment. The term of the Officer’s employment under this Agreement shall commence on the Effective Date and run until the ________ anniversary of the Effective Date, unless sooner terminated in accordance with the terms of this Agreement (the “Term”). If the Agreement expires on the _________ anniversary of the Effective Date, but the Officer continues to provide services to the Bank as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any reason and without any further obligation.
4. Working Facilities. Officer’s principal place of employment shall be at the Bank’s offices located in Oldsmar, Florida.
5. Compensation; Benefit Plans.
5.1 Base Salary. Officer’s initial annual base salary for the first year of employment shall be _____________________ and 00/100 Dollars ($___________) per annum. Thereafter, the base salary shall be subject to increase, but not decrease, by the Bank consistent with the annual compensation review process. Officer’s base salary shall be paid to Officer at periodic intervals in accordance with the Bank’s payroll policies for salaried employees.
5.2 Expenses. The Bank agrees to reimburse Officer for reasonable expenses incurred by Officer on behalf of the Bank in the course of Officer’s duties hereunder (including cell phone, auto and travel expenses) upon Officer’s presentation of appropriate receipts therefor, all in accordance with the Bank’s then policies.
5.3 Participation in Benefit Plans. During the Term, Officer will be entitled to participate in all bonus and benefit plans and programs for which all of the Bank’s officers are or shall become eligible, including, but not limited to, health, life, dental and vision insurance, 401(k), profit sharing, and bonus plans and programs to the extent permissible under the provisions of any such plan or program. In addition, on the Effective Date, HCBF Holding Company, Inc. (“HCBF”) shall grant to Officer stock options pursuant to HCBF’s existing stock option plan to acquire __________ shares of HCBF common stock with an exercise price equal to fair market value on the Effective Date. The options shall vest in four equal annual installments beginning on the first anniversary of the Effective Date.

5.4 Vacation. Officer will be entitled to four (4) weeks paid vacation each 12-month period during the Term.
5.5 Change in Control. If any of the following transactions are consummated on or prior to the _____ anniversary of the Effective Date, then Harbor shall pay a one-time payment to Officer in the amount of  $_______ upon or promptly following such consummation: (i) any direct or indirect acquisition or purchase by a person that is not an affiliate of HCBF or Harbor of: (x) assets of HCBF or the Bank that generate 50% or more of net income, or that represent 50% or more of the total assets, of HCBF on a consolidated basis; or (y) 50% or more of the voting power of HCBF capital stock, (ii) any tender offer or exchange offer that results in any person beneficially owning 50% or more of the voting power of HCBF or Harbor capital stock, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving HCBF or Harbor, where such entity is not the surviving entity.
6. Termination. This Agreement may be terminated as follows:
6.1 For Cause.
(a) By the Bank, at any time and immediately upon written notice to the Officer for cause (as defined below). Any of the following conditions shall be deemed to be grounds for termination for cause under this Section 6.1:
(i) If the Officer shall fail or refuse to comply with the obligations required of him as set forth in this Agreement or if the Officer shall fail to materially comply with the policies of the Bank;
(ii) If the Officer shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, which in any such case has adversely affected the business or reputation of the Bank;
(iii) If the Officer shall have willfully and materially violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;
(iv) If the Officer shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected the business or reputation of the Bank;
(v) If the Officer breaches any provision of this Agreement;
(vi) Upon the written request by a federal or state regulatory agency that the Officer’s employment be terminated or that the Officer be removed from an office held with the Bank; or
(vii) If the Officer shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws; or
(viii) The Officer’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime involving moral turpitude.
(b) In the event of termination for cause, the Bank shall pay the Officer only salary, vacation, and bonus amounts accrued and unpaid for the period through the Date of Termination and the Bank shall have no further obligations to the Officer hereunder.
6.2 Death. If the Officer’s employment is terminated by the death of the Officer, the Bank shall pay the Officer only salary, vacation, and bonus amounts accrued and unpaid for the period through the date of death and the Bank shall have no further obligations to the Officer hereunder.
6.3 Without Cause. If the Officer’s employment is terminated by the Bank without cause, the Bank shall, until the ______ anniversary of the Effective Date, as liquidated damages and in complete satisfaction of all obligations of HCBF or the Bank:

(a) continue to pay the annual rate of the Officer’s base annual salary in effect on the Date of Termination, payable in the same periodic intervals as the Bank normally pays its employees pursuant to its payroll policies; and
(b) reimburse the Officer for continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act under the Bank’s medical insurance plan, and the Bank shall have no further obligations to the Officer hereunder.
6.4 For Good Reason. By the Officer for good reason (as defined below). Any of the following conditions shall be deemed to be grounds for termination for “good reason” under this Section 6.4:
(a) a diminution of the Officer’s base salary;
(b) a material diminution of the Officer’s title, authority, duties, or responsibilities as Senior Vice President and Senior Lender for the Tampa Market of Harbor;
(c) a material diminution in the budget or lending authority (if any) over which the Officer retains authority as Senior Vice President and Senior Lender for the Tampa Market of Harbor;
(d) a material change in the geographic location at which the Officer must perform services for the Bank; or
(e) any other action or inaction that constitutes a material breach by the Bank of this Agreement.
The Officer must give written notice to the Bank of the existence of one or more of the conditions described above within 30 days after the initial existence of the condition, and the Bank shall have 30 days thereafter to remedy the condition. If the condition is not remedied within 30 days after the Bank’s receipt of such notice and the Officer thereafter terminates the Officer’s employment for good reason, the Bank shall, until the until the ______ anniversary of the Effective Date, as liquidated damages and in complete satisfaction of all obligations of HCBF or the Bank:
(x) continue to pay the annual rate of the Officer’s base annual salary in effect on the Date of Termination, payable in the same periodic intervals as the Bank normally pays its employees pursuant to its payroll policies; and
(y) reimburse the Officer for continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act under the Bank’s medical insurance plan, and the Bank shall have no further obligations to the Officer hereunder.
6.5 Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the effective date of termination of employment hereunder, or, in the case of termination due to Officer’s death, the date of death.
7. Non-Solicitation and Noncompetition.
7.1 Non-Competition. The Officer agrees that during the Restricted Period (as defined below), Officer will not enter the employ of, or have any interest in, directly or indirectly (either as Officer, partner, director, officer, consultant, principal, shareholder provided, however, that the Officer’s ownership of capital stock representing less than 5% of the voting power of the capital stock of any such institution or entity shall not be a violation of this Section 7.1, agent, or employee) any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within Hillsborough, Pinellas and Pasco Counties and will not solicit business in such counties for any such entity, provided, however, that Officer may work as a residential loan originator, broker or insurance representative following termination of this Agreement without violating this Section 7.1.

7.2 Nonsolicitation; Noninterference. The Officer agrees that during the Restricted Period, the Officer will not,
(a) Employ or solicit for employment by Officer, any employee of the Bank or any person who was an employee of the Bank within six months prior to such employment or solicitation of employment;
(b) induce, or attempt to induce, any employee of the Bank to terminate such employee’s employment;
(c) induce or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank;
(d) knowingly make any untrue statement concerning the Bank or its directors or officers to anyone; or
(e) permit anyone controlled by the Officer, or any person acting on behalf of the Officer or anyone controlled by an employee of the Officer to do any of the foregoing.
7.3 Restricted Period. For the purposes of this Agreement, “Restricted Period” means the 12-month period commencing on the Effective Date.
8. Confidentiality. Officer recognizes and acknowledges that the customer list, vendor list, shareholder list, contracts, programs, trade secrets, financial data, future plans, records and other information as they may exist from time to time relating to the operation of HCBF, the Bank, subsidiaries or profit centers undertaken by HCBF, the Bank or any of their affiliates, including all information covered by Regulation P (collectively “Confidential Information”), are valuable, special and unique assets of the Bank. At no time during or after the Term will Officer disclose any such Confidential Information, or any part thereof, to any person for any reason or purpose whatsoever.
9. Miscellaneous. This Agreement may not be modified or amended, and no provision hereof may be waived, except by an instrument in writing signed by the parties hereto. This Agreement has been executed and delivered in the State of Florida, and its validity, interpretation, performance, and enforcement shall be governed by the internal laws of Florida, except to the extent such laws are superseded by applicable federal law. This Agreement is personal to Officer and Officer may not assign or delegate any of Officer’s rights or obligations hereunder. Section headings are for convenience only and, being no part of this Agreement, shall not be used to interpret or modify the same. This Agreement represents our entire understanding with respect to the subject matter of this Agreement, and supersedes all other discussions.
10. Notices. Notices must be in writing and delivered by certified mail return receipt, a recognized national overnight courier service or by facsimile or email to:
If to the Bank:	If to Officer:
Harbor Community Bank	_____________________
200 S. Indian River Dr., Suite 101	_____________________
Fort Pierce, FL 34950	_____________________
Attention: J. Hal Roberts, Jr.	Email: __________________
Facsimile: (772) 287-3578
or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.
11. Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, or to a decree for specific performance of the provisions of this Agreement.
12. Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.
13. Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled.
14. Jurisdiction and Venue. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
EACH PROVISION OF SECTIONS 7, 8, 9, 10, 11, 12, 13, AND 14 SHALL SURVIVE THE TERM, BUT ONLY TO THE EXTENT THE TERMS OF ANY SUCH PROVISION EXPLICITLY EXTEND BEYOND THE TERM, AND EXCEPT IN THE EVENT THAT THE OFFICER BECOMES AN EMPLOYEE “AT WILL” PURSUANT TO SECTION 3.
If the foregoing accurately states the terms of our understanding, please sign this letter in the space provided below to so indicate, whereupon this letter shall become a binding agreement between you and the Bank.
Very truly yours,
HCBF Holding Company, Inc. Harbor Community Bank
By:
J. Hal Roberts, Jr., President
Accepted and Agreed to this __ day
of January, 2017.

Name: ________________________

Exhibit 3
SHAREHOLDER VOTING AGREEMENT
THIS SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 20, 2017, by and between the undersigned (the “Shareholder”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).
RECITALS
The Shareholder is a current member of the Board of Directors of either Jefferson Bankshares, Inc., a Florida corporation (“JBI”), or Jefferson Bank of Florida, a Florida-chartered commercial bank (“Jefferson Bank”), and is the beneficial owner of the number of shares of JBI Common Stock set forth on the signature page hereto (collectively the “Shares”). The Shareholder has agreed to enter into this Agreement with HCBF to induce HCBF to enter into the Agreement and Plan of Merger, dated January 20, 2017 (the “Merger Agreement”) with JBI and Jefferson Bank. Under the terms of the Merger Agreement, JBI will be acquired by HCBF pursuant to the merger of  (i) JBI with and into HCBF (the “Holding Company Merger”) and (ii) Jefferson Bank with and into a Florida-chartered bank subsidiary of HCBF, Harbor Community Bank (the “Bank Merger”) (collectively, the “Mergers”). All outstanding JBI Capital Stock will be converted into and exchanged for a combination of shares of  $0.001 par value common stock of HCBF (“HCBF Common Stock”), and cash as set forth in the Agreement.
The Shareholder has an economic interest in JBI and will derive substantial and material benefits from the closing of the transactions contemplated by the Merger Agreement. The Shareholder desires to enter into this Agreement with HCBF for the consideration set forth in the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
1. Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.
2. Voting.
(a) The Shareholder shall, at any Shareholder Meeting, however called, or in connection with any written consent of the shareholders of JBI, vote (or cause to be voted) all Shares then held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the sole right to vote or direct the voting of such Shares) and use his or her reasonable best efforts to vote (or cause to be voted) all Shares then held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the shared right to vote or direct the voting of such Shares) (i) in favor of the Mergers, and (ii) against any Acquisition Proposal for which HCBF or its Affiliates is not the acquiring entity (a “Competing Transaction”) and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of JBI or Jefferson Bank under the Merger Agreement or which would result in any of the conditions set forth in ARTICLE 8 (Conditions Precedent to Obligations to Consummate) of the Merger Agreement not being fulfilled.
(b) The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of HCBF, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that HCBF may decline to consent to any such transfer if the Person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement but will consent to any such transfer if the Person acquiring such Shares agrees to take such Shares subject to the terms of this Agreement), (ii) enter into any option or other contract with respect to any transfer of any or all of such Shares or any interest therein except as permitted in clause (i) of this Subsection, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares except to vote the Shares in accordance with the terms of this Agreement, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any Material respect or in any way restrict, limit or interfere in any Material respect with the performance of the Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement
(c) Shareholder hereby agrees that the Shareholder: (i) shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of JBI or any JBI subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than HCBF or any Affiliate or associate of HCBF) concerning any Competing Transaction, (ii) upon execution of this Agreement, will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Competing Transaction, and (iii) will immediately communicate to HCBF the terms of any Competing Transaction (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Competing Transaction or inquiry which the Shareholder may receive.
(d) Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and Material with respect to all filings made by such party with any governmental authority in connection with this Agreement and the transactions contemplated by this Agreement and the Merger Agreement.
(e) To the fullest extent permitted by applicable Law, the Shareholder hereby waives any rights of appraisal or rights to dissent from the Mergers that the Shareholder may have.
3. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to HCBF as follows:
(a) The Shareholder is the record and beneficial owner of the Shares. Such Shares constitute all of the shares owned of record and beneficially owned by the Shareholder on the date of this Agreement. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.
(b) The Shareholder has the power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated thereby.
(c) (i) No filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary for the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby and the compliance by the Shareholder with the provisions hereof and (ii) none of the execution and delivery of this

Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of the Shareholder to perform the Shareholder’s obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to the Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license or other contract of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound or (C) violate any order or Law applicable to the Shareholder or any of the Shareholder’s properties or assets.
(d) Except as permitted by this Agreement or as set forth on Exhibit A to this Agreement, the Shares beneficially owned by the Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Liens or proxies arising hereunder and except for Liens created prior to the date hereof with respect to which the obligations secured thereby are not currently in default.
4. Stop Transfer. The Shareholder shall request that JBI not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by the Shareholder, unless such transfer is made in compliance with this Agreement.
5. Termination. This Agreement shall terminate, and neither the Shareholder nor HCBF shall have any further rights or obligations hereunder, upon the earliest of: (a) the Effective Time or (b) the termination of the Merger Agreement. The representations and warranties of the Shareholder shall not survive the termination of this Agreement.
6. Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.
7. Entire Agreement. This Agreement and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.
8. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.
9. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, estates, other legal representatives, heirs and permitted assigns, whether so expressed or not.
10. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Shareholder:	With a copy to:
[_______________________]	[_______________________]
[_______________________]	[_______________________]
[_______________________]	[_______________________]
Facsimile Number: [___________________]
Attn: [________________]
If to HCBF:	With a copy to:
HCBF Holding Company, Inc.	Gunster, Yoakley & Stewart, P.A.
200 S. Indian River Blvd., Suite 101	777 South Flagler Drive, Suite 500
Fort Pierce, FL 34950	West Palm Beach, Florida 33401
Facsimile Number: (772) 461-7310	Facsimile Number: (561) 655-5677
Attn: Michael Brown, Sr.	Attn: Michael V. Mitrione, Esq.
or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.
11. Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.
12. Waivers. The failure or delay of HCBF at any time to require performance or observance by the Shareholder of any provision of this Agreement, even if known, shall not affect the right of HCBF to require performance or observance of that provision or to exercise any right, power or remedy hereunder. Any waiver by HCBF of any breach of any provision of this Agreement (which waiver shall only be effective if made by a written instrument, signed by HCBF, making specific reference to this Agreement and the breach being expressly waived by HCBF) shall not be construed as a waiver of any continuing or succeeding breach of such provision by the Shareholder, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.
13. Third Parties. Unless expressly stated herein to the contrary, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies hereunder or by reason of this Agreement on any Persons other than the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that any subsidiary or other affiliate of HCBF may enforce the terms and provisions of this Agreement for the benefit of HCBF or its subsidiaries or affiliates. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.
14. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in St. Lucie County or the

United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.
15. Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost and expenses billed by the attorney to the prevailing party.
16. Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No singular or partial exercise by any party of any right, power or remedy herein shall preclude any other or further exercise thereof.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
18. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without giving effect to principles of conflict of laws.
19. Independence of Claims. The covenants and obligations of the Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Shareholder, on the one hand, and HCBF or any of its subsidiaries, on the other.
20. Acquisition Proposals. Notwithstanding the provisions of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with a Change in the JBI Recommendation pursuant to Section 7.7(d) of the Merger Agreement, provided that JBI has complied with the terms and conditions of Section 7.7 of the Merger Agreement.
21. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Name:
HCBF HOLDING COMPANY, INC.
By:
Name:	Michael Brown, Sr.
Title:	Chairman and Chief Executive Officer

Exhibit 4
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of January 20, 2017, by and between the undersigned director (“Director”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).
RECITALS
The Director is a current member of the Board of Directors of either Jefferson Bankshares, Inc., a Florida corporation (“JBI”), or Jefferson Bank of Florida, a Florida-chartered commercial bank (“Jefferson Bank”). The Director has agreed to enter into this Agreement with HCBF to induce HCBF to enter into Agreement and Plan of Merger, dated January 20, 2017 (the “Merger Agreement”) with JBI and Jefferson Bank. Under the terms of the Merger Agreement, JBI will be acquired by HCBF pursuant to the merger of  (i) JBI with and into HCBF (the “Holding Company Merger”) and (ii) Jefferson Bank with and into a Florida-chartered bank subsidiary of HCBF, Harbor Community Bank (the “Bank Merger”) (collectively, the “Mergers”). All outstanding JBI capital stock will be converted into and exchanged for shares of  $0.001 par value common stock of HCBF (“HCBF Common Stock”) and cash; and
The Director has an economic interest in JBI and will derive substantial and material benefits from the closing of the transactions contemplated by the Merger Agreement. The Director desires to enter into an agreement of non-competition with HCBF for the consideration set forth in the Merger Agreement.
NOW THEREFORE, for and in consideration of the consideration described in the Merger Agreement and the mutual covenants and agreements hereinafter set forth which are deemed to be made for the purpose of inducing HCBF to enter into the transaction contemplated by the Merger Agreement, the parties agree as follows:
1. Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement
2. Acknowledgments of Director. The Director acknowledges, understands and agrees that:
(a) the Director has the full power and capacity to execute and deliver this Agreement and to make the acknowledgments, agreements, representations and warranties herein and to perform the Director’s obligations hereunder;
(b) the agreements and covenants the Director is providing in this Agreement are reasonable and necessary to HCBF’s protection of its legitimate interests in the transactions contemplated by the Merger Agreement;
(c) the Director may possess certain knowledge of the business operations of JBI and such knowledge may be required to ensure the effective and successful conduct of the business of HCBF and its subsidiaries, the Director may have access to trade secrets and confidential business methods, plans and practices considered confidential by JBI, this information may have commercial value in the business in which HCBF and its subsidiaries will be engaged after the consummation of the transaction contemplated by the Merger Agreement, HCBF will be irreparably damaged and its investment in the transaction contemplated by the Merger Agreement Materially impaired if the Director were to enter into an activity competing or interfering with the business of HCBF and its subsidiaries in violation of the terms of this Agreement or if the Director were to disclose or make unauthorized use of any confidential information concerning the business of JBI, except as provided in Section 4; and
(d) the scope and length of the term of this Agreement and the geographical restrictions contained herein are fair and reasonable and not the result of overreaching, duress or coercion of any kind and the Director’s full, uninhibited and faithful observance of each of the agreements and covenants contained in this Agreement will not cause the Director any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in this Agreement will not impair the Director’s ability, if the Director so desires, to obtain employment commensurate with the Director’s abilities and on terms fully acceptable to the Director or otherwise obtain income required for the comfortable support of the Director and the Director’s family and the satisfaction of the needs of the Director’s creditors.
3. Non-Competition.
(a) Director shall not, after the Effective Time of the Holding Company Merger or at any time during the two-year period thereafter (the “Restricted Period”), directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other entity, own, manage, operate, control, conduct or assist in any way any business competing with any of the HCBF Entities in the Restricted Territory.
(b) For purposes of this Agreement, “Restricted Territory” shall mean the territory which consists of the total of Pinellas, Pasco, and Hillsborough Counties, Florida.
(c) For purposes of this Agreement, “compete” or “competing” shall mean any situation where the Director: (w) enters into, engages in, becomes an employee of or acquires an ownership of more than five percent (5%) of any business that competes with any of the HCBF Entities’ businesses in the Restricted Territory; (x) directly or indirectly solicits, diverts, entices, or accepts any customers, clients, business patronage or orders from any customers, clients, or businesses with whom Director has had contact, involvement or responsibility during Director’s employment or affiliation with any of the JBI Entities’ businesses on behalf of any person (including Director) or entity, that competes with any of the HCBF Entities’ businesses; (y) directly or indirectly solicits, diverts, entices, or takes away any potential customer identified, selected or targeted by any HCBF Entity with whom the Director has had contact, involvement or responsibility during Director’s employment or affiliation with any JBI Entity, or attempts to do so, for the sale of any product or service that is the same as, similar to, or a substitute for, any product or service offered by any of the HCBF Entities’ businesses; and/or (z) promotes or assists, financially or otherwise, any person or entity, engaged in any business that is the same as, similar to, or a substitute for, any product or service offered any of the HCBF Entities’ businesses. This Section 3(c) shall not be deemed to be violated by the mere making of any general, non-targeted solicitation in media of general circulation (e.g., newspapers, magazines, and internet websites).
(d) Notwithstanding any other provision, this Agreement shall not preclude or prohibit the Director from providing professional non-banking services to any business competing with any of the HCBF Entities in the Restricted Territory provided that such services are in accordance with the services regularly provided by the Director to other businesses including, but not limited to, the provision of legal or real estate-related services.
4. Non-Interference. The Director covenants and agrees that the Director will not, for a period of two (2) years after the effective time of the Holding Company Merger, (i) interfere with HCBF’s business by soliciting, inducing, attempting to solicit or induce, by combining or conspiring with, or attempting to do so, or in any other manner, to influence in the first instance any associates, officers, directors, agents, consultants, or representatives (collectively, the “Business Affiliates”) of HCBF or any of its subsidiaries to terminate the Business Affiliate’s position as an employee, officer, director, agent, consultant, or representative of HCBF or any of its subsidiaries as such in order to become an employee, officer, director, agent, consultant, or representative, to or for any company with which the Director is associated in any way or to compete with HCBF or any of its subsidiaries, (ii) induce or attempt to induce any third party to terminate or Materially and adversely modify its relationship with HCBF or any of its subsidiaries after the date hereof, or (iii) in any other manner interfere with, disturb, disrupt, decrease, or otherwise jeopardize HCBF’s business relationships. This Section 4 shall not be deemed to be violated by the mere making of any general, non-targeted solicitation in media of general circulation (e.g., newspapers, magazines, and internet websites).
5. Confidentiality. The Director covenants and agrees that the Director will not, for a period of two (2) years after the effective time of the Holding Company Merger, disclose any information concerning JBI’s or HCBF’s methods of operation, advertising, publicity, training, business, prospects, clients or contacts, or any other information relating or useful to JBI’s or HCBF’s business; provided, however, that such information may be disclosed (i) to third parties if such information was then generally known to the public; (ii) to third parties if such information became known to the public through no fault of the Director or any of the Director’s agents or representatives; or (iii) as required by law.
6. Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.
7. Entire Agreement. This Agreement, the Merger Agreement, and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.
8. Survival. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger Agreement.
9. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.
10. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, estates, other legal representatives, heirs, successors and permitted assigns, whether so expressed or not.
11. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:
If to Director:	[_______________________] [_______________________] [_______________________]
With a copy to:	Igler Pearlman, P.A. 2075 Centre Point Blvd., #101 Tallahassee, FL 32308 Facsimile Number: _________________ Attn: Richard Pearlman, Esq.
If to HCBF:	HCBF Holding Company, Inc. 200 S. Indian River Drive, Suite 101 Fort Pierce, Florida 34950 Facsimile Number: (772) 461-7310 Attn: Michael Brown, Sr.
With a copy to:	Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 West Palm Beach, Florida 33401 Facsimile Number: (561) 655-5677 Attn: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.
12. Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.
13. Waivers. The failure or delay of HCBF at any time to require performance or observance by the Director of any provision of this Agreement, even if known, shall not affect the right of HCBF to require performance or observance of that provision or to exercise any right, power or remedy hereunder. Any waiver by HCBF of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision by the Director, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.
14. Third Parties. Unless expressly stated herein to the contrary, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies hereunder or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that any subsidiary or other affiliate of HCBF may enforce the terms and provisions of this Agreement for the benefit of HCBF or its subsidiaries or affiliates. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.
15. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.
16. Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost and expenses billed by the attorney to the prevailing party.
17. Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No singular or partial exercise by any party of any right, power or remedy herein shall preclude any other or further exercise thereof.
18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
19. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.
20. Independence of Claims. The covenants and obligations of the Director set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Director, on the one hand, and HCBF or any of its subsidiaries, on the other. The existence of any claim or cause of action by Director against HCBF or any of its subsidiaries shall not constitute a defense to the enforcement of the covenants and obligations of the Director under this Agreement against the Director.
21. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Director Name:
HCBF HOLDING COMPANY, INC.
By:
Name:
Title:

Exhibit 4
CLAIMS LETTER
___________, 2017
HCBF Holding Company, Inc.
200 S. Indian River Blvd., Suite 101
Fort Pierce, FL 34950
Attention: Michael Brown, Sr.
Re: Jefferson Bankshares, Inc.
Gentlemen:
This letter is delivered pursuant the Agreement and Plan of Merger, dated as of January 20, 2017 (the “Merger Agreement”), by and among Jefferson Bankshares, Inc. (“JBI”), Jefferson Bank (“Jefferson Bank”), and HCBF Holding Company, Inc. (“HCBF”). Capitalized terms not defined herein shall have the meanings ascribed in the Merger Agreement.
Concerning claims which the undersigned may have against JBI or any of its Subsidiaries in my capacity as an officer, director, employee, partner or Affiliate of JBI or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, I hereby affirm the following in each and every such capacity of the undersigned:
1. Claims. The undersigned does not have, and is not aware of, any claims the undersigned might have against any JBI Entity, except for (i) compensation for services (including, without limitation salaries, wages, or rental payments) rendered that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment which have been disclosed in writing to HCBF on or prior to the date of the Merger Agreement, (ii) contract rights, under loan commitments and agreements between the undersigned and a JBI Entity, specifically limited to possible future advances in accordance with the terms of such commitments or agreements, and (iii) certificates of deposits, consistent with and subject to the terms and conditions of the Merger Agreement.
2. Releases. The undersigned hereby releases and forever discharges HCBF, JBI, and their respective directors, officers, associates, agents, attorneys, representatives, subsidiaries, partners, affiliates, controlling persons and insurers, and their respective successors and assigns, and each of them, (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment which have been disclosed in writing to HCBF on or prior to the date of the Merger Agreement, (ii) contract rights, under loan commitments and agreements between the undersigned and a JBI Entity, specifically limited to possible future advances in accordance with the terms of such commitments or agreements, (iii) certificates of deposit, consistent with and subject to the terms and conditions of the Merger Agreement (individually a “Claim,” and collectively, the “Claims”), and (iv) consideration and benefits to be received by the undersigned pursuant to the terms of the Merger Agreement and any obligations to be performed by any JBI Entity or HCBF pursuant to the Merger Agreement. The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3. Indemnity. The undersigned shall indemnify and hold harmless, to the fullest extent permitted by law, the Releasees from and against any and all Claims which are released hereby and all claims, damages, losses, liabilities, actions and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising from, out of, or in connection with the breach, performance or nonperformance of any representation or obligation of the undersigned hereunder or any action or proceeding in respect thereof.
4. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.
5. Miscellaneous.
a. This Claims Letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).
b. This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
c. This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releases and their respective heirs, legal representatives, successors and assigns.
d. This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Releasees, it being the express understanding of the undersigned and the Releases that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.
f. This Claims Letter is effective when signed by the undersigned and delivered to HCBF and acknowledged by HCBF, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.
g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Claims Letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Claims Letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL

SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Claims Letter occurred or shall occur in St. Lucie County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Claims Letter shall be brought in the courts of record of the State of Florida in St. Lucie County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Claims Letter, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.
Sincerely,
Signature of Officer or Director
Name of Officer or Director
On behalf of HCBF Holding Company, Inc., I hereby acknowledge receipt of this Claims Letter as of this ___ day of __________________, 2017.
HCBF HOLDING COMPANY, INC.
By:
Name:
Title:

ANNEX B
Florida BUSINESS CORPORATION ACT Appraisal Rights Statute
607.1301   Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:
(1)   ”Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
(2)   ”Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3)   ”Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.
(4)   ”Fair value” means the value of the corporation’s shares determined:
(a)   Immediately before the effectuation of the corporate action to which the shareholder objects.
(b)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c)   For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.
(5)   ”Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6)   ”Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(7)   ”Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(8)   ”Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(9)   ”Shareholder” means both a record shareholder and a beneficial shareholder.
607.1302   Right of shareholders to appraisal.—
(1)   A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)   Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;
(b)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(c)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)   An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
(e)   Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;
(f)   With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1.   Altering or abolishing any preemptive rights attached to any of his or her shares;
2.   Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
3.   Effecting an exchange, cancelation, or reclassification of any of his or her shares, when such exchange, cancelation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancelation of accrued dividends or other arrearages in respect to such shares;
4.   Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;
5.   Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
6.   Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
7.   Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;
(g)   An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;
(h)   An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;
(i)   A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or
(j)   A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.
(2)   Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:
(a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.   Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
2.   Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)   The applicability of paragraph (a) shall be determined as of:
1.   The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
2.   If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
(c)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.
(d)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:
1.   Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:
a.   Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or
b.   Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or
2.   Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a.   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b.   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or
c.   In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
(e)   For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(3)   Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
(4)   A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:
(a)   Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or
(b)   Was procured as a result of fraud or material misrepresentation.
607.1303   Assertion of rights by nominees and beneficial owners.—
(1)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)   Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
(b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
607.1320   Notice of appraisal rights.—
(1)   If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(2)   In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)   If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.
607.1321   Notice of intent to demand payment.—
(1)   If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.
(b)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(2)   A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
607.1322   Appraisal notice and form.—
(1)   If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2)   The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1.   The shareholder’s name and address.
2.   The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3.   That the shareholder did not vote for the transaction.
4.   Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
5.   If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.
(b)   State:
1.   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.
2.   A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3.   The corporation’s estimate of the fair value of the shares.
4.   An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.   That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6.   The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)   Be accompanied by:
1.   Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.
2.   A copy of ss. 607.1301-607.1333.
607.1323   Perfection of rights; right to withdraw.—
(1)   A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2)   A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.
607.1324   Shareholder’s acceptance of corporation’s offer.—
(1)   If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2)   Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
607.1326   Procedure if shareholder is dissatisfied with offer.—
(1)   A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.
(2)   A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.
607.1330   Court action.—
(1)   If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)   The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(3)   All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)   Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
(6)   The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
607.1331   Court costs and counsel fees.—
(1)   The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4)   To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
607.1332   Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333   Limitation on corporate payment.—
(1)   No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a)   Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
(b)   Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)   The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

ANNEX C
January 18, 2017
Board of Directors
Jefferson Bankshares, Inc.
3711 Tampa Road
Oldsmar, FL 34677
Ladies and Gentlemen:
Hovde Group, LLC (“we” or “Hovde”) understand that HCBF Holding Company, Inc., a Florida corporation (“HCBF”) and Jefferson Bankshares, Inc., a Florida corporation (“JBI”) and Jefferson Bank of Florida, a Florida-chartered commercial bank (“Jefferson Bank”) are about to enter into an Agreement and Plan of Merger to be dated on or about January 20, 2017 (the “Agreement”). Pursuant and subject to the terms of the Agreement, HCBF will acquire JBI pursuant to (i) the merger of JBI with and into HCBF (the “Holding Company Merger”), with HCBF being the Surviving Corporation resulting from the Holding Company Merger; and (ii) the merger of Jefferson Bank with and into a Florida-chartered bank subsidiary of HCBF, Harbor Community Bank (“Harbor”) (the “Bank Merger”), with Harbor being the Surviving Bank resulting from the Bank Merger (collectively, the “Mergers”). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.
Pursuant to and subject to the terms, conditions, and limitations set forth in the Agreement, by virtue of the Holding Company Merger and without any action on the part of HCBF, Harbor, JBI, or Jefferson Bank, or the shareholders of any of the foregoing, at the Effective Time, subject to Section 2.4 of the Agreement, each share of JBI Common Stock issued and outstanding immediately prior to the Effective Time, other than any Canceled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares” and each an “Exchangeable Share”), shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in the Agreement (including the proration procedures in Section 2.7 of the Agreement), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) (such election, a “Cash Election”) $14.03 in cash (the “Cash Election Consideration”), or (ii) (such election, a “Stock Election”) 0.9676 validly issued, fully paid and nonassessable shares of HCBF Common Stock (such number of shares of HCBF Common Stock, the “Stock Election Consideration”).
We note that if the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of HCBF Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction. If the Available Cash Election Amount is greater than the Cash Election Amount, then no proration shall be applied.
We further note that pursuant to the Agreement, immediately prior to the Effective Time, contingent upon consummation of the transactions contemplated by the Agreement, each outstanding Equity Right to acquire shares of JBI Capital Stock or Jefferson Bank Capital Stock shall be canceled and automatically converted into the right to receive an amount of cash, without interest, equal to the product of  (x) the aggregate number of shares of JBI Common Stock subject to the Equity Right multiplied by (y) the excess, if any, of  $14.03 over the exercise price per share of such Equity Right. For purposes of our opinion, we have assumed that 376,147 outstanding Equity Rights will be canceled, and Buyer will pay the holders thereof, an amount in cash at Closing equal to approximately $2,136,590 (which is the in-the-money value of the Equity Rights assuming a weighted average exercise price of  $8.35 as of the date of this opinion).

We have been advised that the parties used $14.50 as the estimated per share value of the common stock of Buyer in determining the Stock Election Consideration to be paid in the Holding Company Merger. In the course of our review, nothing came to our attention that would lead us to conclude that this was not a reasonable estimate.
Accordingly, based on the foregoing, we have assumed that HCBF will pay Merger Consideration (in the form of cash and/or stock) of  $14.03 per share value for each share of JBI Common Stock.
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of JBI. This opinion addresses only the fairness of the Merger Consideration to be paid in connection with the Holding Company Merger, and we are not opining on any individual stock, cash, option, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated January 17, 2017, as provided to Hovde by JBI;

(ii)
reviewed unaudited financial statements for JBI and HCBF for the year ended December 31, 2016;

(iii)
reviewed certain historical annual reports of each of JBI and HCBF, including audited annual reports for the year ending December 31, 2015;

(iv)
reviewed certain historical publicly available business and financial information concerning each of JBI and HCBF;

(v)
reviewed certain internal financial statements and other financial and operating data concerning of JBI and HCBF;

(vi)
reviewed financial projections prepared by certain members of senior management of JBI and HCBF;

(vii)
discussed with certain members of senior management of JBI and HCBF, the business, financial condition, results of operations and future prospects of JBI and HCBF; the history and past and current operations of JBI and HCBF; JBI’s and HCBF’s historical financial performance; and their assessment of the rationale for the Mergers;

(viii)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)
assessed general economic, market and financial conditions;

(x)
reviewed the pro forma impact of the Mergers on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations and financial and other information included in the Agreement or otherwise provided to us by JBI or HCBF are true and complete. Hovde has relied upon the management of JBI and HCBF as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by JBI and HCBF, and Hovde assumed such forecasts and projections have been reasonably prepared by JBI and HCBF on a basis reflecting the best currently available information and JBI’s and HCBF’s judgments and estimates. We have assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and we do not in any respect assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by JBI to rely upon such forecasts and projections and other information and data, including without limitation the projections, and we express no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by JBI or HCBF or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of JBI and HCBF that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for JBI and HCBF are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of JBI or HCBF, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of JBI or HCBF.
We have assumed that the Mergers will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by JBI or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Mergers will be consummated in compliance with all applicable laws and regulations. JBI has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Mergers. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on JBI or HCBF or would have a material adverse effect on the contemplated benefits of the Mergers.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Mergers on JBI, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or JBI; (iii) any other strategic alternatives that might be available to JBI; or (iv) whether HCBF has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Mergers.
Our opinion does not constitute a recommendation to JBI as to whether or not JBI should enter into the Agreement or to any shareholders of JBI as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Mergers. Our opinion does not address the underlying business decision to proceed with the Mergers or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of JBI relative to the amount of consideration to be paid with respect to the Mergers. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. The common stock of Buyer is not listed or traded on any exchange and is not subject to regular price quotations on any recognized market. Accordingly, we do not express any opinion as to the value of HCBF’s common stock following the announcement of the proposed Mergers, or the value of HCBF’s common stock following the consummation of the Mergers, or the prices at which shares of HCBF’s common stock may be purchased or sold at any time, if at all.
Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of JBI or HCBF.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of JBI and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of JBI’s common stock in connection with the Mergers if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by JBI to act as their financial advisor in connection with the Mergers.
In connection with our services, we will receive from JBI a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Mergers. JBI has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. We or our affiliates may presently or in the future, seek or receive compensation from HCBF in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. Certain owners and/or employees of Hovde are beneficial owners of shares of JBI common stock. Other than the receipt of the completion fee by Hovde upon the consummation of the Mergers, such persons’ interests in the Mergers, including the consummation thereof, is the same as any other shareholder of JBI, and the foregoing beneficial ownership has been disclosed to JBI. In the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to HCBF and their affiliates. We may also trade the securities of HCBF and their affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and JBI or HCBF.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Holding Company Merger is fair to the shareholders of JBI from a financial point of view.
Sincerely,
HOVDE GROUP, LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof  (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.
Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.
Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.
The HCBF Articles of Incorporation provide for indemnification of the HCBF’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of HCBF and each person who is or was serving at the request of HCBF as a director, officer, employee or agent of another corporation to the full extent authorized by law. HCBF’s Articles of Incorporation also set forth certain conditions in connection with any advancement of expenses and provision by HCBF of any other indemnification rights and remedies. HCBF also is authorized to purchase insurance on behalf of any person against liability asserted whether or not HCBF would have the power to indemnify such person under the HCBF Articles of Incorporation.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to HCBF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, HCBF has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
(a) Exhibits
The exhibits set for under “Exhibit Index” below are hereby incorporated by reference into this Item 21.
(b) Financial Statement Schedules
Not applicable.
Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.
(c) Reports, Opinions or Appraisals
(1) Opinion of Hovde Group LLC (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Fort Pierce, Florida, on April 20, 2017.
HCBF HOLDING COMPANY, INC.
/s/ Michael J. Brown, Sr.

Michael J. Brown, Sr.
Chairman and Chief Executive Officer
/s/ Randall A. Ezell

Randall A. Ezell
Executive Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Michael J. Brown, Sr., J. Hal Roberts, Jr. and Randall A. Ezell, for himself and not for one another, and each and any of them and his or her substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.
In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on April 20, 2017.
Signature	Title
/s/ Michael J. Brown, Sr. Michael J. Brown, Sr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Randall A. Ezell Randall A. Ezell	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Elwood B. Coley, Jr. Elwood B. Coley, Jr.	Director
/s/ Christopher Collins Christopher Collins	Director
/s/ Christopher Doody Christopher Doody	Director
/s/ Frank H. Fee, III. Frank H. Fee, III	Director
/s/ Raymond Gustini Raymond Gustini	Director
/s/ Seth Hendon Seth Hendon	Director
/s/ Richard Lynch Richard Lynch	Director
/s/ J. Hal Roberts, Jr. J. Hal Roberts, Jr.	Director

INDEX TO EXHIBITS
Exhibit No.	Description
2.1*	Agreement and Plan of Merger, by and among HCBF Holding Company, Inc. Jefferson Bankshares, Inc. and Jefferson Bank, dated as of January 20, 2017 (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement).
2.2*	Purchase and Assumption Agreement — Whole Bank, All Deposits, dated as of June 15, 2012, among the Federal Deposit Insurance Corporation as receiver for Putnam State Bank, the Federal Deposit Insurance Corporation and Harbor Community Bank.
2.3*	Agreement and Plan of Merger, by and among HCBF Holding Company, Inc., OGS Investments, Inc. and Florida Citizens Bank, dated as of July 14, 2015.
2.4*	Agreement and Plan of Merger, by and among HCBF Holding Company, Inc., First America Holdings Corporation and First America Bank, dated as of October 14, 2014.
3.1*	Amended and Restated Articles of Incorporation, dated as of June 3, 2010.
3.2*	Bylaws of HCBF Holding Company, Inc.
4.1*	Shareholders’ Agreement, dated as of June 3, 2010, by and among HCBF Holding Company, Inc. and the shareholders named therein.
4.2*	Indenture, dated as of October 31, 2005, by and between BSA Financial Services, Inc. and U.S. Bank National Association.
4.3*	First Supplemental Indenture, dated as of August 28, 2013, by and between HCBF Holding Company, Inc. as successor to BSA Financial Services, Inc., and U.S. Bank National Association.
4.4*	Indenture, dated as of June 28, 2006, between MRCB Holdings, Inc. and U.S. Bank National Association.
4.5*	Second Supplemental Indenture, dated as of May 8, 2015, by and among U.S. Bank National Association, HCBF Holding Company, Inc. as successor to First America Holdings Corporation, and First America Holdings Corporation as successor to MRCB Holdings, Inc.
5.1*	Opinion of Gunster, Yoakley & Stewart, P.A. re legality of securities being registered.
8.1*	Opinion of Gunster, Yoakley & Stewart, P.A. re certain U.S. tax matters.
10.1+*	Employment Agreement, dated as of February 17, 2011, by and between Michael J. Brown, Sr. and Harbor Community Bank (formerly First Bank and Trust of Indiantown, FSB).
10.2+*	Employment Agreement, dated as of February 17, 2011, by and between J. Hal Roberts, Jr. and Harbor Community Bank (formerly First Bank and Trust of Indiantown, FSB).
10.3+*	Employment Agreement, dated as of February 17, 2011, by and between Randall A. Ezell and Harbor Community Bank (formerly First Bank and Trust of Indiantown, FSB).
10.4+*	Employment Agreement, dated as of February 17, 2011, by and between Michael J. Brown, Jr. and Harbor Community Bank (formerly First Bank and Trust of Indiantown, FSB).
10.5+*	HCBF Holding Company, Inc. 2010 Amended and Restated Stock Incentive Plan, dated as of July 24, 2015.
10.6+*	Form of 2010 Stock Incentive Plan Incentive Agreement.
10.7+*	Employment Agreement, dated as of February 17, 2011, by and between Michael J. Brown, Sr., HCBF Holding Company, Inc.
16.1*	Letter re change in certifying accountant.
21.1*	Subsidiaries of HCBF Holding Company, Inc.
23.1*	Consent of Gunster, Yoakley & Stewart, P.A. — included in Exhibits 5.1 and 8.1.
23.2*	Consent of Crowe Horwath, LLP, independent registered public accounting firm of HCBF Holding company, Inc.

Exhibit No.	Description
23.3*	Consent of Hacker, Johnson & Smith, P.A.
24.1	Power of Attorney (included on the Signature Page hereto).
99.1*	Form of Proxy Card.
99.2#	Form of Election Form of Jefferson Bankshares, Inc.
99.3*	Consent of Person Named as About to Become a Director.
99.4*	Consent of Hovde Group, LLC.

+
Management contract or compensatory plan.

*
Filed electronically herewith.

#
To be filed by amendment